Exhibit 10.1

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 5, 2024 (the “Effective Date”), is made by and between Trinity Place Holdings Inc., a Delaware corporation (the “Company”) TPHS Lender LLC, a Delaware limited liability company (the “Company Investor” and TPHS Investor LLC, a Delaware limited liability company (the “JV Investor”, and together with the Company Investor, the “Investor”). Any reference to the “Investor” in this Agreement shall refer to the Company Investor and/or the JV Investor as the context may require.

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, 25,112,245 shares (the “Investor Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in a private placement transaction on the terms set forth herein;

WHEREAS, at the closing of the purchase and sale of the Investor Shares hereunder (the “Closing”), the Company will enter into (i) a Registration Rights Agreement with Investor, substantially in the form of Exhibit A hereto (the “Registration Rights Agreement”), which provides for the registration by the Company of the Investor Shares, and (ii) an amended and restated limited liability company operating agreement of TPHGreenwich Holdings LLC (“TPHGreenwich Holdings”) with the Investor, substantially in the form of Exhibit B hereto (the “JV Operating Agreement”); and

WHEREAS, at the Closing, the Company will cause (i) TPHGreenwich Holdings to enter into an amended and restated credit agreement, by and among TPHGreenwich Holdings, as borrower, certain subsidiaries of TPHGreenwich Holdings, as guarantors, and the Investor, as lender and as administrative agent, substantially in the form of Exhibit C hereto (the “CCF Amendment”), which amends and restates that certain Credit Agreement, dated as of December 19, 2019, by and among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the initial lender named therein, as lender, and the Investor, as administrative agent, as amended and restated from time to time (the “CCF”), and (ii) a newly formed wholly-owned subsidiary of the Company (the “TPH Manager”) to enter into an Asset Management Agreement with TPHGreenwich Holdings, substantially in the form of Exhibit D hereto (the “Management Agreement”, and together with this Agreement, the Registration Rights Agreement, the JV Operating Agreement and the CCF Amendment, the “Transaction Agreements”), pursuant to which TPH Manager will agree to provide certain management and advisory services to TPHGreenwich Holdings and its Subsidiaries.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:

1.             Purchase and Sale of the Investor Shares.

(a)            Subject to the terms and conditions of this Agreement, the Company will issue and sell to the Investor, and the Investor will purchase from the Company, the Investor Shares at a price of $0.30 per Investor Share (the “Purchase Price”).

(b)            The Investor shall have the right to arrange for one or more of its Affiliates (each, an “Affiliated Purchaser”) to purchase any Shares issuable to the Investor pursuant to this Agreement, by written notice to the Company at or prior to the Closing Date (defined below), which notice shall be signed by the Investor and each Affiliated Purchaser, and shall contain a confirmation by the Affiliated Purchaser of the accuracy in all material respects with respect to it of the representations set forth in Section 5. In no event will any such arrangement relieve the Investor from its obligations under this Agreement. The term “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in effect on the date hereof. “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

(c)            The Closing will occur at 10:00 a.m., New York City time, as soon as practicable following the date on which all conditions to the Closing identified in this Agreement have been satisfied or waived (other than such conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions by the party to whose benefit such conditions inure), or on such other date as is mutually agreed upon by the Company and Investor (the date of the Closing, the “Closing Date”). In no event shall the closing occur later than January 31, 2024 (as same may be extended, the “Outside Closing Date”). Investor shall have the right, but not the obligation, to extend the Outside Closing Date in its sole discretion.

(d)            Delivery to the Investor of the Investor Shares acquired by the Investor pursuant to this Agreement will be made by the Company to the account of the Investor (or to such other accounts, including the account of an Affiliated Purchaser, as the Investor may designate in accordance with this Agreement), against payment of the Purchase Price made by wire transfer in immediately available United States funds for deposit into the Purchase Price Reserve Account (as defined below) and to be used solely for Permitted Purchase Price Reserve Account Purposes (as defined below). At the Closing, the Investor Shares shall be issued and held in book-entry form with the Company’s transfer agent and registered in the name of the Investor, and as soon as practicable and in any event within one (1) Business Day after the Closing Date, the transfer agent shall have issued a Direct Registration System (DRS) statement evidencing that the shares of Common Stock have been issued and are held in book-entry form. The documents to be delivered on the Closing Date by or on behalf of the parties hereto will be delivered at the offices of Kramer Levin Naftalis & Frankel LLP or as directed by the Investor, on the Closing Date.

The term “Permitted Purchase Price Reserve Account Purposes” means (i) payment of the transaction expenses set forth on the Closing Statement in accordance with Section 1(e), (ii) payment of any operating costs less than $25,000 individually, or $75,000 in the aggregate (including any payments from any cash sources of the Company or its Subsidiaries that are not made from funds on deposit in the Purchase Price Reserve Account), or (iii) any other payments with the Investor’s prior written consent (which may be by email); provided that the parties agree that, from and after the Closing until the occurrence of a Dissolution Event (as hereinafter defined), $200,000 of the amount deposited into the Purchase Price Reserve Account shall at all times be available to the Company (without reservation or condition) from time to time for purposes of timely fulfilling any obligations of the Company to indemnify or advance expenses to any current or former directors or officers or their respective heirs, executors or administrators pursuant any agreements or organizational documents of the Company.

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The term “Purchase Price Reserve Account” means a “deposit account” as defined in Article 9 of the Uniform Commercial Code of New York (the “UCC”) into which the purchase price described in this Section 1(d) is deposited, which shall be subject to an account control agreement the terms and conditions of which are reasonably satisfactory to Investor and that is sufficient for Investor to obtain “control” (within the meaning of Article 9 of the UCC).

The requirements to maintain the Purchase Price Reserve Account and comply with the Permitted Purchase Price Reserve Account Purposes shall survive the Closing.

(e)            At Closing, Investor shall pay or cause to be paid from the Purchase Price Reserve Account, on behalf of the Company, the transaction expenses as set forth on the closing statement attached hereto as Schedule 1(e) (the “Closing Statement”) in accordance with the payment instructions as set forth on the Closing Statement. The Company acknowledges and agrees that at Closing each of Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), The Ackman-Ziff Real Estate Group LLC (“Ackman-Ziff”) and Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”, and together with Houlihan Lokey and Ackman-Ziff, the “Company Advisors”), and BDO shall be paid $1,533,484.42, $270,000.00, $1,102,040.00 and $60,952.50, respectively, as set forth on the Closing Statement. At the Closing, the Company shall cause TPHGreenwich Owner LLC (the “77G Owner”) to pay to the Company project loan proceeds in an amount equal to $499,719 disbursed by Macquarie PF Inc. (“Macquarie”) to reimburse the Company for (indirect) equity contributions made to 77G Owner for certain operating costs for the 77G Property.

(f)            All Investor Shares will be delivered with any and all issue, stamp, transfer, sales and use, or similar taxes or duties payable in connection with such delivery duly paid by the Company.

(g)            At the Closing, Investor and the Company shall enter into, execute and deliver, or cause to be entered into, executed and delivered, the following agreements:

(i)              the Registration Rights Agreement,

(ii)             CCF Amendment,

(iii)             the JV Operating Agreement,

(iv)            the Management Agreement,

(v)             an agreement providing for the assignment of five percent (5%) of the membership interests in TPHGreenwich Holdings to JV Investor, in form acceptable to Investor,

(vi)            all transfer tax forms required in connection with the consummation of the Transactions contemplated herein, if any, and

(vii)           such other documentation as shall be reasonably required to close the transactions contemplated by this Agreement.

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In furtherance of the foregoing, at the Closing each of Investor and the Company shall deliver or cause to be delivered to the other party a duly executed counterpart of each such agreement to which Investor or the Company, or an Affiliate thereof, as the case may be, is a party.

2.             Representations and Warranties of the Company. Except (i) as provided in Section 4, or (ii) as set forth in the Company disclosure schedules, dated as of the date hereof, relating to this Agreement that have been provided to Investor (the “Company Disclosure Schedules”) (collectively, the “R&W Exceptions”), the Company represents and warrants to, and agrees with Investor, as set forth below.

(a)            Organization and Qualification. The Company and each of its Subsidiaries (defined below) has been duly organized and is validly existing in good standing under the laws of its respective jurisdiction of incorporation, with the requisite power and authority to own its properties and conduct its business as currently conducted. Each of the Company and its Subsidiaries has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For the purpose of this Agreement, “Material Adverse Effect” means (x) any material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company or its Subsidiaries, taken as a whole, (y) any material adverse effect on the ability of the Company, subject to the approvals and other authorizations set forth in Section 2(g), to consummate the transactions contemplated by this Agreement, or (z) any material default under any material agreement, debt financing arrangement, construction agreement, real estate sale-purchase agreement (including, without limitation, any material default under pending condominium unit sale agreements), zoning agreement, or any condominium offering plans, disclosure documents, or agreements related thereto, in each case, to which the Company or any Subsidiary is a party; provided, however, that “Material Adverse Effect” shall not include the impact on such business, condition (financial or otherwise), results of operations or ability to consummate the transactions contemplated by this Agreement arising out of or attributable to, either alone or in combination with any other change, effect, circumstance, occurrence, event, condition or fact (“Effects”) of the following: (i) Effects that generally affect the industry in which the Company and its Subsidiaries operate, (ii) general economic conditions, (iii) Effects resulting from changes affecting financial, banking, securities or commodities markets (including in each of clauses (i), (ii) and (iii) above, any Effects resulting from an outbreak or escalation of hostilities, acts of war or terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (iv) Effects arising from changes in laws, rules, regulations or accounting principles, or (v) any change in the price or trading volume of the Company’s outstanding securities (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect); except if such Effect results from, or is attributable to, any of the matters described in clauses (i), (ii), (iii), or (iv) above and disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other businesses in the industry in which the Company and its Subsidiaries operate (but taking into account for purposes of determining whether a Material Adverse Effect has occurred only the disproportionate portion of such adverse effect). For the purposes of this Agreement, a “Subsidiary” of any person means, with respect to such person, any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has the power to direct the business and policies.

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(b)            Corporate Power and Authority. The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Agreements to which it is a party, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby, including the issuance of the Investor Shares. The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Investor Shares.

(c)            Execution and Delivery; Enforceability. Each Transaction Agreement to which the Company is a party has been, or prior to its execution and delivery at the Closing will be, duly and validly executed and delivered by the Company, and each such document constitutes, or will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(d)            Authorized and Issued Capital Stock. The authorized capital stock of the Company consists of 79,999,997 shares of Common Stock, two shares of a class of preferred stock (one each of Series A Preferred Stock, par value $0.01 per share, and Series B Preferred Stock, par value $0.01 per share, both of which were previously issued and redeemed), one share of a class of special stock, par value $0.01 per share, and 40,000,000 shares of a class of designation preferred stock, par value $0.01 per share. At the close of business on the Effective Date, (i) 45,358,854 shares of Common Stock were issued and 38,562,646 shares of Common Stock were outstanding, (ii) 6,796,208 shares of Common Stock were held by the Company in its treasury, (iii) 948,168 shares of Common Stock were reserved for issuance upon settlement of outstanding restricted stock units (each, an “RSU” and, collectively, the “RSUs”) granted under the Trinity Place Holdings Inc. 2015 Stock Incentive Plan, as amended (the “Stock Plan”) and pursuant to that certain employment agreement by and between the Company and Matthew Messinger, dated October 1, 2013 and as amended on September 11, 2015 (the “Messinger Employment Agreement”), (iv) one (1) share of special stock, par value $0.01 per share, was issued and outstanding. All capital stock or equity interests of each of the Company’s Subsidiaries is owned as set forth in Section 3(a). The issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, and are not subject to any preemptive rights. Except as set forth in this Section 2(d), at the close of business on the Effective Date, no shares of capital stock or other equity securities or voting interest in the Company or any of its Subsidiaries were issued, reserved for issuance or outstanding. Since the close of business on the Effective Date, no shares of capital stock or other equity securities or voting interest in the Company or any of its Subsidiaries have been issued or reserved for issuance or become outstanding, other than Shares described in this Section 2(d) that have been issued upon the vesting and settlement of RSUs granted under the Stock Plan, the Messinger Employment Agreement and other than the shares to be issued hereunder. Other than as set forth in (i) this Section 2(d), (ii) the Company’s certificate of incorporation, (iii) the Warrant Agreement, dated as of December 19, 2019, by and between the Company and the Company Investor, as amended (the “Company Investor Warrant Agreement”), and (iv) this Agreement, neither the Company nor any of its Subsidiaries is party to or otherwise bound by or subject to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (w) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (x) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (y) restricts the transfer of any shares of capital stock of the Company or (z) relates to the voting of any shares of capital stock of the Company or any of its Subsidiaries.

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(e)            Issuance. The Investor Shares to be issued and sold by the Company to Investor or any Affiliated Purchasers hereunder, when such Investor Shares are issued and delivered against payment therefor in accordance with the terms hereof, will be duly and validly authorized, fully paid and non-assessable, free and clear of all taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights.

(f)             No Conflict. The execution and delivery by the Company of the Transaction Agreements to which it is a party and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and in the other Transaction Agreements (including issuance and sale of Investor Shares to Investor) (i) will not, conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries, and (iii) subject to the receipt of the consents and approvals contemplated in Section 2(g), will not result in any violation of, or any termination or impairment of any rights under, any law, rule or regulation, any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, in each case, that is material to the operations of the Company and its Subsidiaries.

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(g)            Consents and Approvals. No consent, approval, authorization, order, registration, notice, filing, recording or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the execution and delivery by the Company of the Transaction Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and by the other Transaction Agreements, including the sale, issuance and delivery of the Investor Shares to Investor hereunder, except such consents, approvals, authorizations, registrations or qualifications listed on Schedule 2(g) as may be required by the NYSE American LLC exchange (the “NYSE American”) or the filing of a Form D (Notice of Exempt Offering of Securities) in connection with the sale and issuance of the Investor Shares.

(h)            Company SEC Documents. Since January 1, 2020, the Company has filed or submitted all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) (“Company SEC Documents”) with the Securities and Exchange Commission (the “SEC”). As of their respective dates, each of the Company SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. The Company has filed with the SEC all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents and there are no contracts or other documents that are required under the Exchange Act to be described in the Company SEC Documents that are not so described. No Company SEC Document filed after January 1, 2020, when filed, or, in the case of any Company SEC Document amended or superseded prior to the date of this Agreement, then on the date of such amending or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any Company SEC Documents filed with the SEC prior to the Closing Date, when filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(i)             Financial Statements. The financial statements and the related notes of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Shelf Registration Statement (as defined in the Registration Rights Agreement), comply or will comply, as the case may be, with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates indicated and for the periods specified, subject, in the case of the unaudited financial statements, to absence of disclosure normally made in footnotes and to customary year-end adjustments which shall not be material; such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, and the supporting schedules included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Shelf Registration Statement, present fairly the information required to be stated therein in all material respects; and the other financial information included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Shelf Registration Statement, has been or will be derived from the accounting records of the Company and its Subsidiaries and presents fairly or will present fairly the information shown thereby in all material respects.

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(j)             Shelf Registration Statement. The Shelf Registration Statement will comply with the Securities Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, the Company makes no representation and warranty with respect to any statements or omissions made in reliance on and in conformity with information relating to Investor furnished to the Company in writing by Investor expressly for use in the Shelf Registration Statement and any amendment or supplement thereto.

(k)             Absence of Certain Changes. Since January 1, 2023, other than as disclosed in the Company SEC Documents prior to the date hereof and as set forth on Schedule 2(k), and except for actions to be taken pursuant to the Transaction Agreements:

(i)              there has not been any change in the capital stock from that set forth in Section 2(d) or in long-term debt of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock;

(ii)             the Company has not incurred any material liability other than in the ordinary course of business; and

(iii)            no event, fact or circumstance has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)             No Violation or Default; Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation of its charter or by-laws or similar organizational documents. Except as provided on Schedule 2(l), neither the Company nor any of its Subsidiaries is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is, or has been at any time since January 1, 2020 in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority that is material to the operations of the Company and its Subsidiaries.

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(m)            Legal Proceedings. Except as described in the Company SEC Documents filed prior to the date hereof, there are no (i) actions, suits, litigations, claims, disputes, inquiries, arbitrations or other proceedings (“Actions”) pending against the Company or any of its Subsidiaries, or (ii) pending or threatened investigations or audits by any governmental or regulatory authority, in each case that are that required under the Exchange Act to be described in the Company SEC Documents or that if determined adversely to the Company or any of its Subsidiaries, would be material to the operations of the Company and its Subsidiaries taken together as a whole. Except as described in the Company SEC Documents filed prior to the date hereof, there are no outstanding orders, writs, injunctions, decrees, stipulations, determinations or awards entered by or with any governmental entity or addressed to or naming as a party the Company or any of its Subsidiaries, and there are no unsatisfied judgments, penalties or awards against, relating to or affecting the Company or any of its Subsidiaries.

(n)             Employee Benefit Matters.

(i)             The Company has made available to Investor a true, correct and complete copy of each material welfare plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), pension plan (as defined in Section 3(2) of ERISA), benefit, retirement, employment, consulting, compensation, incentive, profit sharing, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom equity, deferred compensation, bonus, change in control, severance, retiree medical, vacation, disability, life insurance, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), covering one or more current or former directors, officers, employees, and individual service providers of the Company or any of its Subsidiaries (each, a “Relevant Service Provider”) and/or the beneficiaries or dependents of any such Relevant Service Provider, that is maintained, sponsored, contributed to, or required to be maintained, sponsored or contributed to by the Company, any trade or business, whether or not incorporated, that, together with the Company, is (or, to the extent the Company has any ongoing liability with respect thereto, was) treated as a single employer for purposes of Section 414 of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their respective Subsidiaries, or under which the Company or any of its Subsidiaries has or may reasonably be expected to have any liability thereunder (contingent or otherwise), in each case, whether written or unwritten, funded or unfunded, whether or not subject to ERISA (each, a “Benefit Plan”), each of which are described and/or set forth on Schedule 2(n)(i).

(ii)            Each Benefit Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and in all respects in compliance with applicable Law, including ERISA and the Code.

(iii)           Except as disclosed on Schedule 2(n)(iii), no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment or service with the Company.

(iv)           Except as disclosed on Schedule 2(n)(iv), there have not been, nor are there presently, any benefits or other amounts paid or payable to any current or former director of the Company or any Affiliate thereof.

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(v)            There is no pending or threatened Actions relating to a Benefit Plan, and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a governmental entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any governmental entity.

(vi)            With respect to each Benefit Plan subject to Title IV of ERISA (each, a “Pension Plan”): (A) no liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been incurred (other than for premiums not yet due); (B) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (C) no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last twenty-four months; (D) no Lien has arisen or would reasonably be expected to arise as a result of actions or inactions under ERISA or the Code on the assets of the Acquired Companies; and (E) no such Pension Plan has failed to satisfy the “minimum funding standard” (as defined in Section 412 of the Code). The Company has no liability, contingent or otherwise, under Title IV of ERISA by reason of being an ERISA Affiliate with any Person.

(vii)          Neither the Company, nor any of its ERISA Affiliates, sponsors, maintains, contributes to or is required to sponsor, maintain or contribute to, or has any liability with respect to (including on account of any of their respective ERISA Affiliates), any “multiemployer plan” as defined in Section 3(37) of ERISA.

(viii)         Except as set forth on Schedule 2(n)(viii), neither the execution of, nor the consummation of the transactions contemplated by, this Agreement, whether alone or combined with the occurrence of any other event, will, (A) entitle any Relevant Service Provider to any change in control, transaction bonus or retention payment, (B) accelerate the time of payment, funding or vesting of any amounts due, or materially increase the amount of compensation payable, to any Relevant Service Provider, (C) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan or otherwise or (D) limit the right to merge, amend, modify or terminate any Benefit Plan.

(o)             Employee Matters.

(i)             The Company has made available to Investor a complete and accurate list of all employees of, and individual independent contractors engaged by, the Company, along with the following information with respect to each: (A) name; (B) title or position; (C) current annual or hourly base compensation rate; (D) commission, bonus, incentive compensation, or other similar compensation paid for calendar year; (E) full-time or part-time status; (F) exempt or non-exempt status; and (G) employment location.

(ii)            The Company is not a party to or bound by any collective bargaining agreement or other agreement with any union or other labor organization. The Company has not experienced any picketing, strike, slowdown, work stoppage, lockout or material grievance, claim of unfair labor practices or other collective bargaining dispute at any time. To the Company’s Knowledge, no union organizing effort with respect to any employees of the Company is underway or has occurred within the past three (3) years.

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(iii)           The Company is, and during the past three (3) years has been, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such applicable Laws relating to wages (including minimum wage and overtime wages), discrimination, harassment, retaliation, workers’ compensation, safety and health, immigration, work authorization, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law.

(iv)           No employee or contractor of the Company has within the past three (3) years filed any Action (as defined herein) against the Company alleging misclassification as an independent contractor rather than an employee or a exempt rather than non-exempt under the Fair Labor Standards Act or any state or local equivalent. There are no, and within the last three (3) years there have been no, Actions or material internal complaints or investigations with respect to employment or labor matters (including allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) against the Company.

(v)            The Company has not at any time implemented a “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws).

(vi)           Within the last three (3) years: (A) no officer, director or management-level employee of the Company has been the subject of any allegation of sexual harassment relating to or arising from such person’s employment with the Company; and (B) the Company has not entered into any settlement agreements related to any such allegations of sexual harassment or misconduct by any employee.

(vii)         None of the Company Additional Entities, TPHGreenwich Holdings, TPH 470, the Holdings Additional Entities, the Intermediate Entities or the Property Owners now have, or ever have had, any employees.

(p)            No Broker’s Fees. Except as disclosed on Schedule 2(p), neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to any brokerage commission, finder’s fee or like payment in connection with the sale of the Investor Shares or the assignment to the JV Investor of the interests in TPHGreenwich Holdings.

(q)            No Registration Rights. Except as provided for pursuant to the Transaction Agreements, and except as disclosed on Schedule 2(q), no person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act.

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(r)             Charter; Take-Over Statutes. The board of directors of the Company (the “Company Board”) has taken (or shall have taken by the Closing) all necessary action to waive and/or approve the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby and for purposes of Article Fourteenth of the Company’s certificate of incorporation. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (a “Takeover Statute”) is applicable to the Company, the Common Stock and the sale and issuance of the Investor Shares or the other transactions contemplated by the Transaction Agreements.

(s)           Transactions with Affiliates. Except as set forth on Schedule 2(s), (i) there are no contracts, agreements, arrangements, understandings (in each case whether written or oral), liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and any current or former officer or director of the Company or any of its Subsidiaries (or any of their respective Affiliates or immediate family members), on the other hand, (ii) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any person described in clause (i) of this Section 2(s), (iii) no person described in clause (i) of this Section 2(s) provides or causes to be provided any assets, services or facilities to the Company or any of its Subsidiaries, or derives any benefit from any assets, services or facilities of the Company or any of its Subsidiaries (other than as explicitly contemplated by the terms of such person’s employment by the Company or any of its Subsidiaries).

(t)             No Material Misstatements. No representation or warranty made by the Company in this Agreement or any other Transaction Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

(u)             No Solicitation. Neither the Company nor any agent acting on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Investor Shares to any Person or Persons so as to bring the sale of such Investor Shares to Investor within the registration provisions of the Securities Act or any state securities laws. The term “Person” (but not “person”) means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity

(v)           Sarbanes-Oxley Act. The Company and each Subsidiary is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder.

(w)           No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the 1933 Act (“Regulation D Securities”), none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Investor a copy of any disclosures provided thereunder.

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(x)            Cybersecurity. To the Company’s knowledge, the Company and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants that would reasonably be expected to have a Material Adverse Effect on the Company’s business. The Company and its Subsidiaries have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including “Personal Data,” used in connection with their businesses. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679); (iv) any information which would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act; and (v) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. Since January 1, 2020, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person or such, nor any incidents under internal review or investigations relating to the same except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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(y)            Privacy. The Company and its Subsidiaries are in compliance with all applicable state and federal data privacy and security laws and regulations, and the Company and its Subsidiaries have taken commercially reasonable actions to prepare to comply with, and since May 25, 2018, have been and currently are in compliance with, the GDPR (EU 2016/679) (collectively, the “Privacy Laws”) except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To ensure compliance with the Privacy Laws, the Company and its Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of Personal Data (the “Policies”). The Company and its Subsidiaries have made all disclosures to users or customers required by applicable laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, to the knowledge of the Company, been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect. The Company further certifies that neither it nor any Subsidiary: (i) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law.

(z)             Shareholder Count. The Common Stock is not held of record by either (1) 2,000 or more Persons, or (2) 500 or more Persons who are not accredited investors and accordingly, the Company is not required to register its Common Stock pursuant to Section 12(g) of the Exchange Act, and the rules and regulations promulgated thereunder, including Rule 12g-1, and as interpreted by the SEC in its guidance.

(aa)          Deregistration. The Company is not subject to any governmental or stock exchange rules or regulations which would inhibit its ability to complete Deregistration (as hereinafter defined) with the SEC, other than such securities laws that relate to the process with respect to filing and notifications for Deregistration.

3.             Additional Representations and Warranties of the Company. Subject to the R&W Exceptions, the Company represents and warrants to, and agrees with Investor, as set forth below.

(a)            Membership Interests. The Company owns one hundred percent (100%) of the membership interests in each of TPH 250 N 10 Investor LLC, TPH 223 N 8th Investor LLC, TPH IP LLC, Filene’s Basement LLC (collectively, the “Company Additional Entities”) and TPHGreenwich Holdings. TPHGreenwich Holdings owns (i) one hundred percent (100%) of the membership interests in each of TPH Merrick LLC and TPH Forest Hill LLC (the “Holdings Additional Entities”); (ii) one hundred percent (100%) of the membership interests in TPHGreenwich Subordinate Mezz LLC (“77G Subordinate Mezz”), which entity owns one hundred percent (100%) of the membership interests in TPHGreenwich Mezz LLC (“77G Mezz”), which entity owns one hundred percent (100%) of the membership interests (the “77G Membership Interests”) in 77G Owner); (iii) one hundred percent (100%) of the membership interests (the “Paramus Membership Interests”) in TPH Route 17 LLC (the “Paramus Owner”); and (iv) one hundred percent (100%) of the membership interests in TPH 470 4th Avenue Investor LLC (“TPH 470”), which entity owns one hundred percent (100%) of the membership interests in 470 4th Avenue Owner, LLC (the “237 11th Intermediate Entity”), which entity owns one hundred percent (100%) of the membership interests (the “237 11th Membership Interests”, and together with the 77G Membership Interests and the Paramus Membership Interests, the “Membership Interests”) in 470 4th Avenue Fee Owner, LLC (the “237 11th Owner”, and collectively with the 77G Owner and the Paramus Owner, the “Property Owners”), each free and clear of all liens, charges and encumbrances whatsoever, other than restrictions on transfers of securities under applicable securities law and the terms and conditions of the applicable operating agreements.

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(b)             Leases, Rents, Tenant Matters, Title, etc.

(i)             All of the tenants, subtenants, licenses and other parties having rights of occupancy (collectively, the “Tenants”) in any portion of either (x) those certain residential condominium units owned by 77G Owner located on the property known generally as “77 Greenwich Street, New York, New York” together with the undivided interest in the common elements appurtenant to such units (such units together with the common interest, the “77G Property”), (y) the land and improvements located thereon known generally as “237 11th Street, Brooklyn, New York” (the “237 11th Property”), or (z) the land and improvements located thereon known generally as “330 Route 17 North, Paramus, New Jersey” (collectively, the “Paramus Property”, together with the 77G Property and the 237 11th Property, individually referred to as “Property” and collectively, “Properties”), are listed on the rent rolls attached hereto as Schedule 3(b)-1, Schedule 3(b)-2 and Schedule 3(b)-3 (“Rent Rolls”), which includes a description of the space leased to each Tenant, the expiration dates of the leases, licenses and other agreements for the occupancy of space (collectively, “Leases”), the security and other deposits, any prepaid rents, the rental (whether fixed, minimum, escalation, percentage or additional) for leased space or, alternatively, the proposed rental for unleased space identified as such, and a complete index of all Leases and all amendments thereto. The data set forth on the Rent Rolls is true and correct. All Tenants are in possession of the premises leased by them unless otherwise noted on the Rent Rolls. Except as set forth on Schedule 3(b)-1, Schedule 3(b)-2 or Schedule 3(b)-3, (A) each of the Leases is valid and enforceable in accordance with its terms, is in full force and effect, and (B) neither the lessor under the Leases nor any of the Tenants is in default of any of its obligations under any of the Leases. Except as set forth on Schedule 3(b)-1, Schedule 3(b)-2 and Schedule 3(b)-3, no notice of any default of the lessor under the Leases is incipient or remains uncured, and no Tenant has given notice (written or oral) of its intention to vacate its premises prior to expiration of its Lease or otherwise.

(ii)            The rents and additional rents shown in the Rent Rolls are actually being paid, and no Tenant has borrowed money from either any Property Owner or the Company to pay rent. Except as set forth on Schedule 3(b)-1, Schedule 3(b)-2 and Schedule 3(b)-3, (w) no Tenant has paid any rent for more than one (1) month in advance, (x) no Tenant claims or is entitled to “free” rent, rent concessions, tenant allowances, rebates, rent abatements, set-offs or offsets against rent, (y) no Tenant contests the pro-rata shares of tax or maintenance increases shown in the Rent Rolls or their obligations to pay any common area charges or cost-of-living increases as required by their Leases, and (z) no Property is subject to any statute or other legal requirement of any kind which limits the right to increase rents, requires the renewal of any Leases or grants a right to purchase to any Tenant.

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(iii)            All work required to be performed by the lessor under the Leases for initial occupancy of the tenants thereunder has been completed and full payment for such work has been tendered. No tenant allowances are due to the Tenants pursuant to the Leases (other than such as have been paid in full).

(iv)          Each Lease is the entire agreement between the Property Owner and the Tenant under such Lease, including all representations and warranties, and there are no other agreements between the Property Owner and such Tenants of any kind. Each Property Owner or the Company has paid in full all obligations for brokerage commissions and finders’ fees incurred in entering into each Lease, whether payable before or after Closing. No brokerage commissions or finders’ fees are payable upon the renewal of any existing Leases.

(v)           The Company has delivered or otherwise made available to Investor a true, correct and complete copy of each Lease (including, without limitation, any and all modifications, extensions and amendments thereto).

(vi)          The Tenants named in Section 6(d)(i) are the only commercial tenants with rights of occupancy in any portion of any Property.

(vii)          Each Property is owned by the Property Owner described on Schedule 3(a)(vii), in fee, subject to no exceptions other than those shown on the title reports for each such Property attached hereto as Schedule 3(b)(vii) (except to the extent that the existence of such exceptions would not cause the Company to fail to satisfy the condition set forth in Section 9(a)(xiv)), as more fully described on Schedule 3(i) attached hereto.

(c)            Contracts. Schedule 3(c)-1, Schedule 3(c)-2 and Schedule 3(c)-3 contain a true and complete list of all contracts and agreements affecting the 77G Property, 237 11th Property and Paramus Property, respectively, to which the Company, TPHGreenwich Holdings, TPH 470, or any Property Owner is a party (collectively, the “Contracts”).

(d)            No Litigation. Except for the 237 11th Litigation (defined below), and the litigation matters at 77G Property disclosed to Investor as more particularly described on Schedule 3(d), there is no action or proceeding (zoning or otherwise) or governmental investigation (including, without limitation, any eminent domain or similar proceeding) pending, or to the knowledge of the Company, threatened in writing, against or relating to (i) any Property, (ii) the transactions contemplated by the Transaction Agreements, or (iii) the Membership Interests, and, in any such case, to which the Company, TPHGreenwich Holdings, TPH 470 or any Property Owner is a party which would affect Investor or any Property after the Closing, nor, to the best knowledge of such parties, is there any basis for such action. The list of documents set forth on Schedule 3(d) (the proceedings listed thereon, collectively, “237 11th Litigation”) is a true, correct and complete list of all motions and pleadings filed in connection with, and other material documents related to, the 237 11th Litigation.

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(e)            No Foreign Status. None of the Company, TPHGreenwich Holdings, TPH 470, any Intermediate Entity (as hereinafter defined) or Property Owner is a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

(f)             No Options to Purchase. None of the Company, TPHGreenwich Holdings, TPH 470 nor any of 77G Subordinate Mezz, 77G Mezz (together with 77G Subordinate Mezz, the “77G Intermediate Entities”) or the 237 11th Intermediate Entity (together with the 77G Intermediate Entities, the “Intermediate Entities”) or any other Property Owner has granted to any person or entity any option or other right to purchase any Property and no person or entity has any option or other right to purchase any Property, provided that the Paramus Owner has executed and delivered the Real Estate Purchase Letter of Intent, dated December 8, 2023 with Glickman-Fuerst, Inc. (the “Paramus LOI”).

(g)            [Intentionally Omitted.]

(h)            Compliance with Legal Requirements. Except as set forth on Schedule 3(h) attached hereto, none of the Company, the Company Additional Entities, TPHGreenwich Holdings, TPH 470, the Holdings Additional Entities, the Intermediate Entities or the Property Owners (collectively, the “Company Entities”) has received any written notices from any department of buildings, fire, labor, health or other federal, state, county, municipal or other departments and governmental agencies, authorities, courts, and officers (collectively, the “Governmental Authorities”) that any Property and its present use and condition are in violation of any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations, urban redevelopment plans, laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions or requirements of any Governmental Authority governing or regulating the use and operation, or otherwise applicable to, any Property, as modified by any duly issued variances disclosed to Investor in writing before the execution of this Agreement (collectively, the “Legal Requirements”). Except as set forth on Schedule 3(h), no Company Entity has entered into any agreements with any Governmental Authority in connection with compliance with any of the Legal Requirements. Except as set forth on Schedule 3(h), no notes or notices of violation of any Legal Requirements or any of the Company Entities’ respective insurance requirements have been entered or received by such parties, and such parties have no reason to believe that any such note or notice may or will be entered. Except as set forth on any survey received by Investor or its Affiliates or their respective counsel, the improvements located on each Property do not lie in the high water mark of any 100 year flood plain. The improvements located on each Property do not constitute a non-conforming use under current applicable zoning laws and regulations and upon a casualty with respect to all or a portion of the improvements located on each Property, the improvements located on each Property could be rebuilt thereon in their entirety under current applicable zoning laws.

(i)             Insurance Policies. The Company has furnished to Investor an accurate schedule of all insurance policies now covering each Company Entity and affecting each Property, copies of which are included in Schedule 3(i) attached hereto and made a part hereof. These policies are in compliance with, and fulfill all insurance obligations under, the Leases, and each of these polices permits any waiver of subrogation contained in, or required by, the Leases, except as set forth on Schedule 3(i). Each such insurance policy shall remain unmodified (except for modifications resulting from the sale of any Property or as otherwise provided in Section 6(d)(viii)) and in full force and effect, including as to matters first arising before the Closing, notwithstanding the consummation of the transactions contemplated by this Agreement.

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(j)             Pending Tax Proceedings. Except as set forth on Schedule 3(j) attached hereto and a part hereof, there are no currently pending tax certiorari proceedings with respect to the Properties. Schedule 3(j) contains (i) a list and description of all actions taken by the Company Entities to file notices of protest against, or to commence actions to review, real property tax assessments against any Property, and the status of all such proceedings, and (ii) true and complete copies of all agreements between the Company’s tax counsel relating to any such proceedings.

(k)            ERISA. No Company Entity is acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a “plan” within the meaning of Section 4975 of the Code or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

(l)             Single Asset Entity. Each Property Owner and each Intermediate Entity is and has always been a single asset entity, owning the applicable Property and each Property Owner owns no other real estate or other assets (other than assets incidental to the ownership and operation of the Property). Each Property Owner and each Intermediate Entity was formed solely for the purpose of owning the applicable Property or entities owned by it as of the date hereof, and each Property Owner and each Intermediate Entity has never owned an interest in any real estate or other property or an interest in any entity that owns or owned an interest in real estate or other property other than the applicable Property, and each Property Owner and each Intermediate Entity does not have any equity or other interest in any other entity, other than, in the case of the Intermediate Entities, the Property Owners.

(m)            Material Liabilities and Obligations. Other than (w) as set forth on Schedule 3(m), (x) as, individually or in the aggregate, have been incurred in the ordinary course of business, (y) as expressly permitted or contemplated by this Agreement, and (z) as are fully and specifically reflected or reserved against, in accordance with GAAP, in the Company’s balance sheets (or notes thereto), no Company Entity has material liabilities or obligations, contingent or otherwise which have not been disclosed to Investor.

(n)           Organizational Documents. The Company has heretofore delivered to Investor true, correct and complete copies of the organizational documents (limited liability company operating agreement, articles of organization, certificate of formation and any amendments or modifications to any such document) governing or otherwise associated with each Property Owner and each Intermediate Entity, each of which is described on Schedule 3(n) attached hereto, all of which documents are unmodified (except as reflected on Schedule 3(n)) and are in full force and effect. The Intermediate Entities are the sole members of the applicable Property Owner and no other person (other than independent directors, if any) is a member of any Property Owner. All of the Membership Interests have been duly issued in accordance with applicable laws (including, without limitation, all securities and “blue-sky” laws) and the organizational documents of each Property Owner, and are each fully paid and non-assessable.

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(o)            Tax Matters.

(i)             Each Company Entity has filed or caused to be filed all Tax Returns (as hereinafter defined), if any, that are or were required to be filed by it. All such Tax Returns were (or in the case of Tax Returns to be filed, will upon such filing be) correct and complete in all material respects.

(ii)             All Taxes owed by each Company Entity (whether or not shown on any Tax Return) have been paid.

(iii)            Each Company Entity (A) has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of such entity or other Person, and (B) has complied in all material respects with applicable Laws relating to the reporting, withholding, and payment of such Taxes.

(iv)           No Company Entity is currently the beneficiary of any extension of time within which to file any Tax Return.

(v)            No Company Entity has received any notice of any claim by any Governmental Authority in a jurisdiction where such entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(vi)           There is no material lien for the failure to pay any material Taxes upon any material asset of any Company Entity.

(vii)           Schedule 3(o) sets forth the U.S. federal income tax classification of each Company Entity.

(viii)         To the Company’s knowledge, there is no basis for any Governmental Authority to assess any additional Taxes in respect of any Company Entity for any period for which Tax Returns have been filed by such entity. There is neither any pending Tax audit with respect to any Company Entity, nor any dispute or claim concerning any liability for Taxes of such entity either (A) claimed or raised by any Governmental Authority in writing or (B) as to which the Company has knowledge. The Company has delivered to Investor true, correct and complete copies of all federal income tax returns (including all federal returns) filed with respect to each Company Entity for the three (3) year period ending on the date hereof.

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(ix)            No Company Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(x)             No Company Entity provides any services to the Tenants that are primarily for the convenience of the Tenants and that are other than those “usually or customarily” provided in connection with the rental of apartments within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5).

(xi)            Rents attributable to personal property will not exceed ten percent (10%) of the total rents paid to Investor.

(xii)           No Company Entity is or has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(xiii)         During the two (2) years prior to the date of this Agreement, no Company Entity was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 or 361 of the Code.

(xiv)         No Company Entity (A) has requested or received any Tax ruling or clearance from any Governmental Authority, or (B) granted any power of attorney with respect to Taxes, in each case that would have a continuing effect after the Closing Date.

(xv)           No Company Entity is liable for any Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Laws) or as a transferee or successor, or is a party to any Tax allocation or sharing agreement or any Tax indemnity agreement (other than commercial contracts that do not relate primarily to Taxes).

(xvi)          No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) deferred revenue or prepaid amount received on or prior to the Closing Date.

(xvii)         No Company Entity has a net operating loss or other Tax attribute that is presently, or that will become as a result of the transactions contemplated by this Agreement, subject to limitation under Sections 382, 383 or 384 of the Code.

(xviii)        No real estate, transfer and similar Taxes are contemplated to arise in connection with the transactions contemplated by this Agreement.

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For purposes of this Section 3(o), any reference to any Company Entity shall be deemed to include any Person that was merged with or was liquidated into such Company Entity, as applicable.

For purposes of this Agreement:

(i)             The term “Tax” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(ii)            The term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(p)            Financial Statements. The financial statements for the Company Entities heretofore delivered to Investor were prepared based on the books and records of the Company Entities, as applicable, and fairly present in all material respects the financial condition of the Company Entities, as applicable, as of the respective dates they were prepared.

(q)            Accounting Matters. All of the Company Entities’ tax, accounting and financial books and records have been kept in accordance with a cash or accrual basis of accounting, as applicable, and have been maintained on a current and consistent basis.

(r)             Bankruptcy Matters. There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of any Company Entity, or the debts of any Company Entity, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for any Company Entity or any Property.

(s)            Existing Loans. The list of loan documents on Schedule 3(s) attached hereto and made a part hereof (the “Existing Loan Documents”) is a true, accurate and complete list of all of the documents executed by any of the Company, TPHGreenwich Holdings, TPH 470, the Paramus Owner and/or the guarantors and indemnitors in connection with any of the Company’s, TPHGreenwich Holdings’, TPH 470’s or the Paramus Owner’s indebtedness in connection with the any Property or any Property Owner (the “Existing Loans”). Except as set forth on Schedule 3(s) attached hereto and made a part hereof, there are no outstanding Events of Defaults (as defined therein) under any Existing Loan Documents.

(t)             77G Condominium Documents. All of the documents listed on Schedule 3(t) attached hereto (the “77G Condominium Documents”) are accurate, true, correct and complete in all material respects.

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(u)            77G Condominium Matters. Except as set forth herein, and subject to acceptance for filing of that certain Ninth Amendment to Condominium Offering Plan for 77 Greenwich Street (a copy of which has already been provided to Investor) by the New York State Department of Law, the Company represents that:

(i)             all material disclosures with respect to the 77G Property and the 42 Trinity Place Condominium located at the 77G Property (the “77G Condominium”) have been included in the Condominium Offering Plan for 77 Greenwich Street, filed under File Number CD18-0179 with the New York State Department of Law, and/or any amendments thereto (the “77G Condominium Offering Plan”);

(ii)            all information contained in the 77G Condominium Offering Plan, including any amendments thereto, is accurate and truthful in all respects;

(iii)           any and all information submitted to the New York State Department of Law by 77G Owner and/or its principal(s) is accurate and truthful in all respects, and 77G Owner and/or its principal(s) have not breached any covenants contained within any such materials;

(iv)            it is not aware of any fact or information that would require an updated disclosure to be set forth in an amendment to the 77G Condominium Offering Plan;

(v)            it has not received any notices (written or oral), alleging that 77G Owner and/or its principal(s) have breached any obligation under the 77G Condominium Documents and or any purchase and sale agreement with respect to condominium units at the 77G Condominium;

(vi)             it is not aware of any facts or information that would give rise to any third-party alleging that 77G Owner and/or its principal(s) have breached any obligation under the 77G Condominium Documents and or any purchase and sale agreement with respect to condominium units at the 77G Condominium; and

(vii)             77G Owner is current with respect to all obligations owed to the board of managers of the 77G Condominium, as well as all other unit owners at the 77G Condominium.

(v)             Condition of Improvements. Except as described on Schedule 3(v), the buildings and other improvements on each Property are in good operating condition and repair, without structural or mechanical defects of any kind (in the case of the 77G Property only, taking into account the fact that construction is ongoing), and at Closing will be in the same condition as they are now, reasonable wear and tear excepted.

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(w)             Environmental Matters. Except as set forth in the environmental reports described on Schedule 3(w), no Property contains asbestos, polychlorinated biphenyls (PCBs), or any Hazardous Substances. No underground storage tanks are located on any Property. Neither the Company, TPHGreenwich Holdings, TPH 470, any Intermediate Entity or any Property Owner has caused or permitted any Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process pollutants, dangerous substances, toxic substances, hazardous wastes, hazardous materials or hazardous substances as defined in or pursuant to the Resource Conservation and Recovery Act (42 U.S.C. §6901, et seq.) as amended, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601, et seq.) as amended, or any other related Legal Requirement (other than those customarily involved in the construction, operation or use of mixed-use properties such as the Properties in compliance with applicable law (collectively, “Hazardous Substances”).

(x)             Financial Obligations. No Company Entity has (i) made a general assignment for the benefit of its creditors or (ii) had an attachment, execution or other judicial seizure of any property interest which remains in effect.

(y)             Equipment. All of the equipment located in the improvements at each Property are the property of the Property Owners, except for equipment that is owned by tenants, employees or third parties that is located at the Properties.

(z)             No Other Adverse Facts. There are no facts known to any Company Entity, other than any facts which have been disclosed to Investor and as set forth on Schedule 3(z), which are reasonably likely to have a material adverse effect on the Membership Interests or on the condition, repair, value, expense of operation or income potential of any Property. No representation or warranty made by the Company in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

(aa)          Consents and Approvals. There are no consents or approvals of any third persons, or any federal, state or local governmental authorities, including, without limitation, any internal board of directors or other approval process, that are required in connection with the performance by the Company of its obligations under this Agreement, other than such of the foregoing as have been obtained or are contemplated to be obtained by the Closing Date.

(bb)          237 11th Rent Stabilization. None of the Company, TPHGreenwich Holdings, TPH 470 or the 237 11th Owner is aware of or has received any notices of Violations from the New York State Division of Housing and Community Renewal or the New York City Rent Guidelines Board with respect to the rent stabilized status of the 237 11th Property. The 237 11th Property and the 237 11th Owner is and has always been in full compliance with the New York Real Property Tax Law Section 421-a and Title 9 of the Rules of the City of New York with respect to the 421-a program, also known as “The Affordable New York Housing Program”. All increases in rent payable by any tenant under any Lease at the 237 11th Property have been made in accordance with the legal limits promulgated by the Rent Guidelines Board and any increased rents based on major capital improvements or individual apartment improvements have been calculated correctly in accordance with all applicable guidelines and applicable Law.

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(cc)          Landmark Preservation. The portion of the 77G Property known as the “Dickey House” is in full compliance with the regulations of and has received no Violations from the New York City Landmarks Preservation Commission (the “NYC Commission”). All architectural plans and specifications and other deliverables required in connection with the development and construction of the Dickey House were submitted to the NYC Commission and, except for a Notice of Compliance application for COFA 19-4229 (docket #19-0465) submitted to the NYC Commission on September 26, 2023, have been approved by the NYC Commission in all material respects and in accordance with applicable Law.

(dd)         NYCSCA Agreement. The only outstanding obligations under that certain School Design, Construction, Funding and Purchase Agreement (“NYCSCA Agreement”) dated as of December 22, 2017 between 77G Owner and the New York City School Construction Authority (as amended, the “NYCSCA”) are the items set forth as “Additional Construction Work” as that term is defined under the Fourth Amendment to the NYCSCA Agreement dated as of March 16, 2023 (the “Fourth Amendment”). The transactions contemplated by this Agreement will not constitute a default under the NYCSCA Agreement, or otherwise give rise to any right or remedy under the NYCSCA Agreement. The sole remedy of the NYSCA for a breach of the foregoing outstanding obligation is set forth in the Fourth Amendment.

(ee)         Transit Improvement Agreement. Except as set forth on Schedule 3(ee), there are no surviving obligations under the Transit Improvement Agreement by and between 77G Owner and New York City Transit Authority dated as of March 28, 2019, as amended, and such agreement has been terminated (and the termination fee required in connection with such termination has been paid in full to the New York City Transit Authority) and is of no further force and effect.

(ff)           Obligations under Agreements. There are no surviving obligations of any Company Additional Entity or Holdings Additional Entity under any agreement (including, but not limited to, any real estate purchase and sale agreement) with any Company Additional Entity, Holdings Additional Entity or Affiliate named as a party thereunder or who is a successor in interest thereto.

4.             Certain Limitations on the Company’s Representations and Warranties. The representations and warranties of the Company set forth in this Agreement are subject to the following express limitations:

(a)            Leases and Service Contracts. The Company does not represent or warrant that: (i) other than that certain Construction Management Agreement, dated as of March 16, 2017, as amended by that certain Amendment No. 1 and Amendment No. 2 thereto, dated as of October 24, 2017 and February 1, 2023, respectively, by and between 77G Owner and Gilbane Residential Construction LLC (the “Construction Management Agreement”) (including Change Orders, if any, executed in accordance with the terms of the Construction Management Agreement), any particular Lease or service contracts, maintenance contracts, equipment leases, warranties, guarantees, management contracts and bonds, and any other obligations, commitments or arrangements, together with all supplements, amendments and modifications thereto, relating to the construction, development, marketing, operation, maintenance or enjoyment of any Property (collectively, “Service Contracts”) will be in force or effect as of the Closing; or (ii) the Tenants and the parties to the Service Contracts will not be in default under their respective Leases or Service Contracts as of the Closing Date. The termination or expiration of any Lease or Service Contract shall not affect the obligation of Investor under this Agreement.

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(b)            The Company’s Knowledge. All references in this Agreement and/or in any other document or instrument executed by the Company in connection with or pursuant to this Agreement, to the “Company’s knowledge” or “to the knowledge of the Company” and words of similar import shall refer solely to facts within the actual knowledge (without independent investigation or inquiry) of Matthew Messinger, and shall not be construed to refer to the knowledge of any other employee, officer, director, shareholder or agent of the Company or any Affiliate of the Company, and shall in no event be deemed to include imputed or constructive knowledge. The individual named above shall have no personal liability merely by virtue of being described herein as the Company’s knowledge party.

5.             Representations and Warranties of Investor. Investor represents and warrants to, and agrees with the Company, as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof and as of the Closing Date:

(a)             Authority. The Investor has the requisite power and authority to enter into, execute and deliver each Transaction Agreement to which it will be a party as contemplated by this Agreement and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby, including the purchase by Investor of the Investor Shares. The Investor has taken or, as applicable, by Closing will have taken, all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement, including the purchase of the Investor Shares by Investor.

(b)            Execution and Delivery; Enforceability. Each Transaction Agreement to which Investor is a party as contemplated by this Agreement has been, or prior to its execution and delivery at the Closing will be, duly and validly executed and delivered by Investor, and each such document constitutes, or will constitute, the valid and binding obligation of Investor, enforceable against Investor in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)             No Registration. The Investor understands that the Investor Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Investor’s representations as expressed herein or otherwise made pursuant hereto.

(d)             Investment Intent. The Investor is acquiring the Investor Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws.

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(e)            Securities Laws Compliance. The Investor Shares will not be offered for sale, sold or otherwise transferred by Investor except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act and any applicable state securities laws.

(f)             Sophistication. The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Investor Shares being acquired hereunder. The Investor is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. The Investor understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Investor Shares for an indefinite period of time). Without derogating from or limiting the representations and warranties of the Company, Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the information contained herein.

(g)            Legended Securities. The Investor understands and acknowledges that upon the original issuance thereof, and until such time as the same is no longer required under any applicable requirements of the Securities Act or applicable state securities laws, the Investor Shares shall bear the following legend (the “Securities Act Legend”):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY PURSUANT TO (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”

The Investor further understands and acknowledges that upon the original issuance thereof, and until such time as the Company Board deems it no longer necessary or advisable under the Company’s charter or otherwise, the Investor Shares shall also bear the following legend (the “NOL Legend”):

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“THE CERTIFICATE OF INCORPORATION, AS AMENDED (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF ANY STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A HOLDER OF 4.75% OR MORE OF THE OUTSTANDING STOCK, AS DETERMINED UNDER THE CODE AND SUCH TREASURY REGULATIONS (A “SUBSTANTIAL STOCKHOLDER”). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE DELAWARE GENERAL CORPORATION LAW (“INDIRECT SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE INDIRECT SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT INDIRECT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CERTIFICATE OF INCORPORATION TO CAUSE THE SUBSTANTIAL STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE RELEVANT GOVERNING DOCUMENTS, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

The foregoing Securities Act Legend shall be promptly removed from Investor Shares and the Company shall issue, or cause to be issued, to Investor such Investor Shares without such legend or any other legend (other than the NOL Legend), or, if so requested by Investor, by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if one of the following conditions is met: (a) such Investor Shares are eligible for resale pursuant to Rule 144 of the Securities Act without regard to any volume limitations; (b) in connection with a sale, assignment or other transfer of such Investor Shares, Investor provides the Company with an opinion of counsel, in a generally acceptable form to the Company and its transfer agent, to the effect that such sale, assignment or transfer of such Investor Shares may be made without registration under the applicable requirements of the Securities Act and that the legend can be removed from the Investor Shares; or (c) the Investor Shares are registered and sold pursuant to an effective registration statement for resale under the Securities Act (including pursuant to the Shelf Registration Statement).

Any fees (with respect to the transfer agent or otherwise) associated with the removal of such legend shall be borne by the Company. Following the effective date of the Shelf Registration Statement, or at such time as a Securities Act Legend is no longer required for any Investor Shares, the Company will use its commercially reasonable efforts to no later than three (3) trading days following the delivery by Investor to the Company or its transfer agent (with notice to the Company) of legended Investor Shares (endorsed or with stock powers attached and otherwise in form necessary to effect the reissuance and/or transfer), deliver or cause to be delivered to Investor such Investor Shares free from all restrictive and other legends (other than the NOL Legend). The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 5(g). Investor Shares subject to legend removal hereunder may be transmitted by the transfer agent to Investor by crediting the account of Investor’s prime broker with DTC as directed by Investor.

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(h)            No Conflict. The execution and delivery by the Investor of each of the Transaction Agreements to which it is a party and the compliance by the Investor with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including the purchase of the Investor Shares by the Investor) (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of the property or assets of the Investor (to the extent owned by the Investor on the day immediately preceding the Closing Date) is subject; (ii) will not result in any violation of the provisions of the certificate of incorporation or bylaws or comparable organizational documents of the Investor; and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any law, rule or regulation, any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Investor or any of its properties, except in any such case described in subclause (i) for any conflict, breach, Violation, default, acceleration or lien which has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

(i)             Consents and Approvals. No consent, approval, authorization, order, registration, notice, filing, recording or qualification of or with any court or governmental agency or body having jurisdiction over the Investor or any of its or his properties is required for the execution and delivery by the Investor of the Transaction Agreements to which it is a party, performance by the Investor of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except for any consent, approval, authorization, order, registration or qualification which, if not made or obtained, has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor’s performance of its or his obligations under this Agreement.

(j)             Information Furnished. Information relating to the Investor furnished to the Company in writing by the Investor expressly for use in the Shelf Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

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(k)            OFAC; Anti-Money Laundering. Neither Investor nor any Person who controls Investor (collectively, an “Investor Party”) is now nor at any time prior to or at the Closing will be, a Person with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”) including, without limitation, a “financial institution” as defined in 31 U.S.C. 5312 (a)(z), as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders or lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC) or otherwise (collectively, “Sanctions Lists”). Investor does not intend to use the Property to violate OFAC or to benefit any entity or individual on any Sanctions Lists, and (e) neither Investor nor any Investor Party, nor any Person providing funds to Investor: (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined in this Section); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. For purposes of this Subsection (e), the term “Anti-Money Laundering Laws” shall mean all applicable laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act of 1970, as amended, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

6.             Covenants of the Company. Without derogating from the obligations of the Company set forth elsewhere in this Agreement, the Company agrees with the Investor as set forth below.

(a)            Company Expenses.  The Company will pay all of its expenses associated with the issuance of the Investor Shares, preparation, negotiation and execution of all Transaction Agreements and the transactions contemplated hereby and thereby, including, without limitation, filing fees, fees and expenses of its counsel and accounting fees and expenses, listing expenses, costs associated with the Shelf Registration Statement and with clearing the Investor Shares offered thereby for sale under applicable state securities laws. The Company shall be obligated to pay (i) all transfer taxes due at Closing, if any (including any sales tax arising out of any transfer of any personal property hereunder), (ii) all recording fees, if any, (iii) any escrow fees, if any, (iv) except as expressly provided in Section 1(e) and in Section 9(a)(xiv), all of its own legal fees, and (v) any other costs or expenses stated in this Agreement to be the obligation of the Company. Except as otherwise provided in this Section 6(a) and elsewhere in this Agreement, the Company and the Investor shall allocate all other expenses in connection with this Agreement in accordance with the custom and practices of the respective jurisdiction in which each Property is located.

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(b)            Commercially Reasonable Efforts. The Company shall use its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to cooperate with the Investor and to consummate and make effective the transactions contemplated by this Agreement, including:

(i)              preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or governmental entity; and

(ii)             executing, delivering and filing, as applicable, any additional ancillary instruments or agreements reasonably necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and the transactions contemplated hereby and thereby.

For purposes herein, “Law” means all laws, statutes, rules, regulations, codes, injunctions, decrees, orders, ordinances, registration requirements, disclosure requirements and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any (i) government, (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case, whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

(c)             Registration Rights Agreement. At or prior to the Closing, the Company shall enter into the Registration Rights Agreement with the Investor pursuant to which the Company agrees to register the Investor Shares, if requested by Investor, following the consummation of the transactions contemplated by this Agreement.

(d)            Interim Operating Covenants. Except as required by this Agreement and the transactions contemplated herein, during the period from the date of this Agreement until the Closing Date, the Company covenants as follows:

(i)             Performance Under Leases; Estoppel Certificates. The Company shall perform or cause the Property Owners to perform all of their obligations as landlord under the Leases and enforce all of the obligations of the Tenants under the Leases, in each case, in all material respects. The Company shall use commercially reasonable efforts to obtain and deliver or cause to be obtained and delivered an estoppel certificate, (a) with respect to the 77G Property, from (i) Anand Isher Inc. d/b/a Ateaz Organic Coffee & Tea, and (ii) the board of managers of the 77G Condominium; (b) with respect to the 237 11th Property, from (i) Starbucks Corporation, (ii) Mana Bienetre Corp d/b/a Massage Envy, and (iii) Jesal Shah, D.M.D., P.C. (d/b/a Sunset Park Oral Surgery); and (c) with respect to the Paramus Property, from (i) Restoration Hardware, Inc. and (ii) Tonymo LLC, each in a form acceptable to Investor (each, an “Estoppel Certificate”), which shall not in any case be dated earlier than the date that is thirty (30) days prior to the Closing Date, and which each show no claims, inconsistencies with the Company’s representations contained in this Agreement or with the applicable Rent Roll, or any other adverse matter; provided, however, that Investor acknowledges and agrees that the receipt of any Estoppel Certificate prior to the Closing Date shall not be a condition to the consummation of the transactions contemplated herein.

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(ii)             Modification to Leases. Without Investor’s consent, the Company shall not (and shall not permit Property Owners to) enter into, amend, modify or terminate any Leases or any other occupancy agreements affecting any Property (except for renewals of residential Leases at the 237 11th Property that are entered into in the ordinary course of business and consistent with past practices; provided, however, that the entering into of any non-residential Lease or the amendment, modification or termination thereof shall be subject to Investor’s prior consent in its sole discretion). The Company shall, promptly after execution by the Company or the Property Owners provide to Investor true, correct and complete copies of all new Leases (and Lease amendments) entered into after the date hereof.

(iii)             No Modification to Contracts and Service Contracts. Without Investor’s consent, except to the extent required under applicable law, the Company shall not in any material respect (i) modify, cancel, extend, renew or otherwise change or (ii) permit the Company Entities to modify, cancel, extend, renew or otherwise change in any manner any of the terms, covenants or conditions of any of the material Contracts or Service Contracts affecting any Property or enter into any new agreement affecting any Property (other than a purchase and sale agreement for the Paramus Property consistent with the Paramus LOI and which has been approved by Investor (a “Paramus PSA”)), or grant any consent to any matter requiring the consent of any Company Entity under any Contract.

(iv)           No Employment Contracts. The Company shall not cause or permit the Company Entities to enter into any employment contract or collective bargaining agreement in respect of any Property without the prior written consent of Investor, not to be unreasonably withheld, conditioned or delayed.

(v)            Cause Conditions to be Met.          The Company shall cooperate in a commercially reasonable manner with Investor to cause the conditions of any title insurance company issuing an endorsement to or date down of an existing title policy, or issuance of new title policy, with respect to any Property, to be met in all material respects.

(vi)           Operation of Property. The Company shall cause the Property Owners to operate each Property in a manner consistent with current practices (subject to Paramus Owner’s right to enter into a Paramus PSA).

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(vii)          Maintain Improvements. The Company shall maintain and shall cause the Property Owners to maintain the improvements located on the Properties in compliance with the Existing Loan Documents applicable to each Property.

(viii)         Maintain Insurance. The Company shall use best efforts to cause the Company Entities to keep each Property and each Company Entity insured in compliance with the Existing Loan Documents applicable to each Property and each Company Entity. The Company shall use best efforts to cause (i) Investor and Investor’s direct and indirect members, partners, managers, equity holders and lenders to be named or continue to be named as additional insureds and loss payees on such existing insurance policies after the Closing with respect to claims arising after the Closing, and (ii) the Company Entities’ insurers to agree to continue to cover, to the extent coverage exists, the Company Entities and the Properties under such existing insurance with respect to matters accruing prior to the Closing Date, notwithstanding the change of control of the Company Entities which shall occur at Closing.

(ix)             Make Records Available. Subject to the terms hereof, the Company shall make available to Investor all records, statements and accounts bearing on or relating to the Membership Interests and each Property, including, without limitation, the operation thereof, in each case, in the Company’s possession. In conducting such review, Investor shall not unreasonably interfere with the Company’s use or operation of any Property.

(x)            Cooperation with Investor’s Due Diligence. The Company shall reasonably cooperate, at no cost or liability to the Company or any Affiliate thereof, with Investor in connection with Investor’s due diligence. For the avoidance of doubt, Investor shall not have the right to terminate this Agreement as the result of its diligence findings or, except as otherwise expressly set forth herein, otherwise (it being understood that nothing set forth in this clause (x) is intended to limit Investor’s remedies under this Agreement with respect to any breach by the Company or any subsidiary thereof of any of the terms of this Agreement, including any breach of any representation or warranty set forth in this Agreement).

(xi)            No Marketing of the Membership Interests or any Property. The Company shall (i) terminate all negotiations with any other parties concerning the Membership Interests or any Property (other than with respect to the sale of the Paramus Property pursuant to a Paramus PSA, leasing of apartments at 237 11th Property, sale of residential units at 77G Property, and sale or lease of retail space at 77G Property, provided that Investor’s consent shall not be required for the execution of any sales contract for any 77G Condominium unit that is permitted under the Existing Loan Documents); (ii) not commit, agree to, or acquiesce in, any act which would reasonably be expected to impair Investor’s intended use and occupancy of any Property (other than a sale of the Paramus Property pursuant to a Paramus PSA), including, but not limited to, leasing space or contracting for service or property improvements or encumbering any Property (other than a sale of the Paramus Property pursuant to a Paramus PSA), and (iii) not take or permit to be taken any action which would encumber or affect the marketability of the ownership of the Membership Interests or title to any Property, including, without limitation, leasing space or contracting for services or property improvements (other than as provided in the immediately preceding clause (ii)).

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(xii)           Cooperation with Investor’s Audit. If Investor so requests, the Company will reasonably cooperate, at Investor’s expense, with an audit of the Property Owners’ financial and other records pertaining to the Property for the prior three (3) full calendar years preceding the year in which occurs the Closing, such cooperation to include, without limitation, causing the Property Owners’ or the Company’s accounting firm or auditor to furnish information and attend meetings with Investor or Investor’s accountants, auditors or other agents.

(xiii)          Performance Under the Existing Loans. Subject to the terms of the that certain (A) Forbearance Agreement (as amended, extended or otherwise modified, the “77G Mortgage Forbearance Agreement”) dated as of September 1, 2023, by and among 77G Owner, the Company and Macquarie, (B) Forbearance Agreement (as amended, extended or otherwise modified) dated as of August 24, 2023, by and among 77G Subordinate Mezz, the Company, 77G Mezz, and TPHS Lender II LLC (the “77G Mezz Forbearance Agreement”) and (C) Forbearance Agreement (as amended, extended or otherwise modified) dated as of August 24, 2023, by and among the Company, each subsidiary of the Company listed on the signature pages thereto and the Company Investor (the “CCF Forbearance Agreement”, and together with the 77G Mortgage Forbearance Agreement and the 77G Mezz Forbearance Agreement, the “Forbearance Agreements”), the Company shall cause the Property Owners to observe and perform, in all material respects, their obligations under the Existing Loan Documents and deliver to Investor notice of any receipt or delivery of any material notice thereunder (including, without limitation, any notice of default of any type or nature thereunder). Except as otherwise contemplated under this Agreement, the Company shall not cause or permit the Property Owners or any Intermediate Entities to, in any material respect, modify, amend, renew, extend, otherwise alter the Existing Loans or the Existing Loan Documents except as otherwise expressly consented to by Investor (which consent shall not be unreasonably withheld, conditioned or delayed) or as contemplated hereby.

(xiv)          Existence and Good Standing of the Property Owners. The Company shall maintain the existence and good standing of the Property Owners and the Intermediate Entities in the State of Delaware.

(xv)           Violation Notices. The Company shall promptly upon the Company’s receipt thereof provide Investor with a copy of all violations of law or municipal ordinances, orders or requirements issued by the departments of buildings, fire, labor, health or other federal, state, county, municipal or other departments and governmental agencies having jurisdiction against any Property, and any outstanding work orders, whether any of the foregoing are outstanding as of the Effective Date or noticed after the Effective Date (“Violations”) affecting any Property or the business of any Company Entity.

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(xvi)          Financial Statements. From time to time as reasonably requested by Investor, the Company shall deliver to Investor updated balance sheets, income statements and other financial statements with respect to the Property Owners, the Intermediate Entities, and/or each Property.

(xvii)         77G Condominium Items.

1.	The Company shall cause 77G Owner to adhere to all duties and obligations that it has as a Unit Owner, Declarant, and Sponsor with respect to the 77G Condominium and/or the 77G Condominium Offering Plan;

2.	The Company shall provide Investor with a copy of any proposed amendment to the 77G Condominium Documents (including any proposed amendment to the 77G Condominium Offering Plan), and the Company shall not submit any such amendment to the New York State Department of Law, the New York State Department of Finance, and/or the City Register’s Office of New York City without the Investor’s prior written approval, which shall not be unreasonably withheld, (but to the extent that any such amendment must be submitted to the New York State Department of Law in order to comply with applicable Law, then the Investor’s prior approval shall not be required, so long as a draft of such legally-required amendment has first been delivered to Investor for review and comment, which comments shall be reasonably accepted by the Company so long as they do not prevent such amendment from complying with applicable Law);

3.	The Company shall promptly notify the Investor if any representation or warranty made under this clause (xvii) no longer continues to be true;

4.	The Company shall promptly notify the Investor of any alleged default of any obligations of 77G Owner with respect to the 77G Condominium and/or the 77G Condominium Offering Plan;

5.	The Company shall cause its designated members of the 77G Condominium’s board of managers to adhere to all duties and obligations that the Company has under this Agreement, however, for the avoidance of doubt, the Company shall not be required to cause such designated members of the 77G Condominium’s board of managers to take any action or inaction that would cause such member to breach its fiduciary duties to the 77G Condominium and/or the owners of condominium units in the 77G Condominium;

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6.	Without Investor’s prior written approval, the Company shall cause its designated members of the 77G Condominium’s board of managers to refrain from adopting any material increases to the 77G Condominium’s annual budget, voting in favor of any material capital improvements or expenses, and/or any issuing any special assessments to the unit owners, except as may be required in order to not breach their fiduciary duties to the 77G Condominium and/or the owners of condominium units in the 77G Condominium; and

7.	Except as required by such purchase and sale agreement or Law, without Investor’s prior written approval, the Company shall not enter into, amend or modify (other than in an immaterial respect), or terminate any purchase and sale agreement for any 77G Condominium unit.

(xviii)        Property Owners Business, etc. Without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion, the Company shall not cause or permit the Property Owners or the Intermediate Entities to engage in any business other than the construction and development of the improvements located and to-be located on 77 Greenwich Street, New York, NY and ownership and operation of the Properties, including taking any action that would result (or would result if the Property Owners or the Intermediate Entities were a party to this Agreement) in a breach of any of the Company’s representations, warranties or covenants contained in this Agreement, provided that the Paramus Owner may enter into a Paramus PSA and perform its obligations thereunder.

(xix)          Organizational Documents. Without Investor’s prior written consent, which consent may be granted or withheld in the Investor’s sole and absolute discretion, the Company shall not amend or otherwise alter or permit any Company Entity to amend or otherwise alter its certificate of formation, limited liability company operating agreement or other organizational documents or issue (or agree to issue) any securities or equity interests (or securities convertible into or that otherwise give any person the right to acquire equity interests) in any Company Entity.

(xx)           Personal Property. Without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion, the Company shall not remove or permit the Property Owners to remove from any Property any article of personal property owned by a Property Owner, except as may be necessary for repairs, or the discarding of worn out or useless items that are replaced by (and at the expense of) the Company.

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(xxi)          Disposition of the Membership Interests and each Property. Without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion, the Company shall not and shall not permit any Company Entity to sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Membership Interests or any Property, or any direct or indirect interest therein (excluding, for the avoidance of doubt, any transfers of direct or indirect equity interests in the Company), except in the case of the sale of condominium units at 77G Property as described herein (but subject to the terms of Section 6(d)(x)(vii) with respect thereto) and the sale of the Paramus Property pursuant to a Paramus PSA. Notwithstanding the foregoing to the contrary, Investor shall be deemed to have consented to any condominium unit sale at the Property which is conducted in compliance with the applicable Existing Loan Documents.

(xxii)         Zoning. Without Investor’s prior written consent, the Company shall not and shall not permit the Property Owners (other than the Paramus Owner, to the extent required under a Paramus PSA) or any Intermediate Entities to initiate, consent to, approve or otherwise take any action with respect to the zoning, or any other governmental rule or regulation, presently applicable to all or any part of any Property.

(xxiii)        New Liabilities. Without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion, except to the extent contemplated by the budgets attached hereto as Schedule 6(d)(xxiii), the Company shall not engage and shall not permit any Company Entity to engage in any transaction or series of related transactions that creates or results in any Company Entity incurring liabilities in excess of $50,000, in the aggregate, in any calendar year. Without limiting any of Investor’s other remedies set forth elsewhere in this Agreement, in the event that any Company Entity creates liabilities in excess of $50,000, in the aggregate, in any calendar year, in violation of this Agreement, then Investor may offset against any amount payable to Investor under any other provision of this Agreement or under the JV Operating Agreement any unpaid amount due to Investor from any Company Entity under this Agreement (whether as a result of a breach by the Company of this Agreement or otherwise). The terms of this subclause (xxiii) shall survive the Closing.

(xxiv)       Tax Matters. No Company Entity shall (A) make, change or revoke any material Tax election, (B) change any Tax accounting period, or adopt or change any material method of Tax accounting, (C) amend any material Tax Return, (D) fail to file on a timely basis any material Tax Return (taking into account applicable extensions), (E) file a Tax Return that is materially inconsistent with a previously filed Tax return of the same type for a prior taxable period with respect to such entity, (F) settle or compromise any material Tax proceeding, or (G) surrender any right to claim a material refund of Taxes, in each case, without Investor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company acknowledges that from and after the Closing Date, the Property Owners (as controlled by Investor) shall have the sole right to prosecute and/or settle any pending Tax proceedings, and any proceeds received by or on behalf of the Property Owners in connection therewith shall inure to the Property Owner’s benefit, to the extent that such proceeds relate to the period of time following the Closing Date. Notwithstanding the foregoing, Investor may offset against any amount payable to the Company under this subclause (xxiv) any unpaid amount due to Investor from the Company, the Intermediate Entities or the Property Owners under this Agreement (whether as a result of a breach by the Company of this Agreement or otherwise) or under the JV Operating Agreement. The terms of this subclause (xxiv) shall survive the Closing.

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(xxv)         237 11th Litigation. The Company shall not and shall not permit any Company Entity that is a party to the 237 11th Litigation to take any action (including, without limitation, entering into any settlement) with respect to the 237 11th Litigation without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion. the Company acknowledges that from and after the Closing Date, the Property Owners (as controlled by Investor subject to, and in accordance with, the provisions of the JV Operating Agreement) shall have the sole right to prosecute and/or settle such pending proceedings, and any proceeds received by or on behalf of the Property Owners in connection therewith shall be applied in accordance with the terms of the JV Operating Agreement. The terms of this subclause (xxv) shall survive the Closing.

(xxvi)       Title IV Plan. The Syms defined benefit pension plan (the “Title IV Plan”) is in the process of a standard termination in accordance with ERISA, the Code and the terms of the Title IV Plan. Any future materials, resolutions, notices, communications or other documentation issued, adopted, distributed or executed in connection with the implementation of this subclause (xxvi) shall be subject to Investor’s reasonable prior review and comment. The terms of this subclause (xxvi) shall survive the Closing.

(xxvii)      Purchase Price Reserve Account. The Company shall open a deposit account with a deposit account bank that is reasonably satisfactory to the Investor and cause such deposit account to be subject to an account control agreement as described in the definition of Purchase Price Reserve Account.

(e)            Preparation of Consent Solicitation Statement. To the extent required, the Company shall exercise its reasonable best efforts to obtain, as promptly as reasonably practicable following the date hereof, the affirmative written consent of holders of a majority of the shares of Common Stock entitled to vote on the Stockholder Proposals (as defined below) to adopt the Stockholder Proposals (the “Stockholder Approval”). In furtherance thereof, and without limiting the generality of the foregoing:

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(i)             as promptly as practicable after the date hereof, the Company shall prepare and shall, no later than ten (10) Business Days after the date hereof, cause to be filed with the SEC a preliminary form of consent solicitation statement relating to a solicitation (the “Consent Solicitation”) of written consents of stockholders of the Company (together with any amendments thereof or supplements thereto, the “Consent Solicitation Statement”). Except as expressly contemplated by clause (vii) below, the Consent Solicitation Statement shall include a recommendation by the Company Board to adopt the Stockholder Proposals. The Company will cause the Consent Solicitation Statement and any amendments or supplements thereto, and all other documents that the Company files with the SEC in connection with the Stockholder Proposals, at the time of the mailing thereof, and at the time the Company has received a sufficient number of written consents to approve the Stockholder Proposals, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, no representation or warranty is made by the Company with respect to information supplied by Investor for inclusion or incorporation by reference in the Consent Solicitation Statement. The Company shall cause the Consent Solicitation Statement, together with any amendments or supplements thereto, and all other documents that the Company files with the SEC in connection with the Stockholder Proposals, to comply as to form in all material respects with the applicable provisions of the Exchange Act and to satisfy all applicable rules of the NYSE American. The Company shall promptly notify Investor upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Consent Solicitation Statement, and shall provide Investor with copies of all written correspondence between the Company and its Affiliates and such its and such Affiliates’ respective directors, employees, attorneys, accountants, investment bankers, financial advisors, consultants and other advisors (the “Representatives”), on the one hand, and the SEC or the staff of the SEC, on the other hand, relating to or affecting the Consent Solicitation Statement. The Company shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Consent Solicitation Statement, and the Company shall provide Investor and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Consent Solicitation Statement or the dissemination thereof to the holders of Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Investor and its counsel a reasonable opportunity to review and to propose comments on such document or response and, unless it is unreasonable to do so, shall incorporate any and all additions, deletions or changes requested by Investor.

(ii)            Investor shall provide to the Company all information concerning Investor as may be reasonably requested by the Company in connection with the preparation of the Consent Solicitation Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Consent Solicitation Statement and resolution of comments of the SEC or its staff related thereto. Investor will cause the information supplied by it expressly for inclusion in the Consent Solicitation Statement, at the time of the mailing of the Consent Solicitation Statement or any amendments or supplements thereto, and at the time the Company has received a sufficient number of written consents to approve the Stockholder Proposals, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by Investor with respect to any information included or incorporated by reference in the Consent Solicitation Statement, other than the information supplied by Investor expressly for inclusion or incorporation by reference in the Consent Solicitation Statement.

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(iii)           The Company shall (A) submit to the stockholders of the Company for approval through the Consent Solicitation the following: (1) the issuance of Common Stock pursuant to this Agreement, and (2) the JV Operating Agreement (collectively, the “Stockholder Proposals”), and (B) mail to the holders of Common Stock determined as of the record date established for the Consent Solicitation a Consent Solicitation Statement (the date the Company elects to take such action or is required to take such action, the “Mailing Date”).

(iv)           The Company shall set a deadline for written consents to be received from holders of Common Stock (the “Consent Deadline”) within thirty (30) days of the Mailing Date; provided, however, that such thirty (30) day deadline shall be automatically shortened to the extent that it would end on a date that is beyond the “Forbearance Period” as such term is defined in the 77G Mortgage Forbearance Agreement. Any extension of the Consent Deadline shall require the prior written consent of Investor (which shall not be unreasonably withheld). Notwithstanding anything to the contrary contained in the foregoing, the Company (i) shall be permitted to extend the Consent Deadline, if such extension is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure (x) which the SEC or its staff (or the NYSE American or its staff) has instructed the Company is necessary under applicable Law or stock exchange rule or (y) as required under applicable Law or stock exchange rule for any supplemental or amended disclosure to be disseminated and reviewed by the holders of Common Stock prior to the deadline or (z) which discloses an Adverse Recommendation Change (as defined below), and (ii) shall be permitted to, and shall, if requested by Investor, extend the Consent Deadline if within two (2) Business Days prior to the Consent Deadline, the Company has not received a sufficient number of written consents for the adoption of the Stockholder Proposals, which have not been withdrawn, to obtain the Stockholder Approval. Nothing set forth in this clause (iv) is intended to extend the Outside Closing Date.

(v)            The Company shall not change the record date or establish a different record date for the Consent Solicitation without the prior written consent of Investor, not to be unreasonably withheld, unless required to do so by applicable Law or the governing documents of the Company. The Company shall use its commercially reasonable efforts to solicit written consents in favor of the adoption of the Stockholder Proposals and shall ensure that all written consents solicited in connection with the Consent Solicitation are solicited in compliance with applicable Laws and rules of the NYSE American. The Company shall submit the Stockholder Proposals to the holders of Common Stock through the Consent Solicitation even if the Company Board shall have effected an Adverse Recommendation Change or proposed or announced any intention to do so. The Company shall advise Investor at least once per each of the last five (5) Business Days prior to the Consent Deadline as to the aggregate tally of written consents received by the Company with respect to the Stockholder Approval, and otherwise upon request of Investor.

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(vi)           If at any time prior to the Consent Deadline, any event or circumstance relating to the Company, any of its Subsidiaries or any of their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Consent Solicitation Statement, the Company shall (w) promptly inform Investor of such event or circumstance, (x) provide Investor and its counsel with a draft of such amendment or supplement and a reasonable opportunity to review and to propose comments on such document, (y) incorporate any and all changes requested by Investor unless unreasonable to do so, and (z) to the extent necessary distribute said amendment or supplement to the holders of the Common Stock (and to the extent required by applicable Law, extend the Consent Deadline). Each of Investor and the Company agrees to correct any information provided by it for use in the Consent Solicitation Statement which shall have become false or misleading in any material respect.

(vii)          Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Stockholder Approval, the Company Board may withdraw, rescind, modify or qualify, or propose to publicly withdraw, modify or qualify, in a manner adverse to Investor its recommendation to adopt the Stockholder Proposals (any of the foregoing, an “Adverse Recommendation Change”) only if the Company Board concludes in good faith, after consultation with and upon the advice of its outside legal counsel, based on events or circumstances that the Company Board did not have knowledge of as of the date of this Agreement, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable Law. Notwithstanding the foregoing, the Company Board shall not be entitled to make an Adverse Recommendation Change unless (x) the Company shall have provided prior written notice to Investor, at least five (5) Business Days in advance, or such shorter period of time if the Company Board concludes in good faith, after consultation with and upon the advice of its outside legal counsel, that such shorter period of time is necessary in connection with the discharge by the Company Board of its fiduciary obligations under applicable Law, that the Company Board will effect an Adverse Recommendation Change and specifying with reasonable particularity the reasons therefor, (y) during such five (5) Business Day (or shorter) period, if requested by Investor, the Company shall have engaged in good faith negotiations with Investor to amend this Agreement, any other Transaction Agreement or any documents, agreements, or instruments executed by Investor or any of its Affiliated Purchasers in favor of the Company or its Affiliates delivered in connection with any of the foregoing (collectively, the “Transaction Documents”) in such a manner that would obviate the need for such Adverse Recommendation Change (it being agreed that nothing set forth in this clause shall be deemed to require Investor to agree to any such amendment), and (z) the Company Board shall have considered in good faith any adjustments to this Agreement and/or any other Transaction Document that may be proposed by Investor no later than 5:00 p.m., New York City time, on the fifth (5th) Business Day of such five (5) Business Day period (or at the conclusion of such shorter period) and shall have determined, after consultation with and upon the advice of its outside legal counsel, that no adjustment has been made that would obviate the need for such Adverse Recommendation Change. Except as otherwise expressly provided herein, the Company’s obligations under the Transaction Documents (including this subsection (e)) shall not be affected by any Adverse Recommendation Change.

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(f)            Stock Delisting; SEC Deregistration. Following the Closing, the Company will pursue, as promptly as practicable, (a) the delisting of its publicly traded Common Stock from the NYSE American (“Delisting”) and (b) deregistration from the reporting obligations under Sections 12 and 15 of the Exchange Act, including all associated reporting obligations (“Deregistration”). The Delisting and the Deregistration will occur on a timeline mutually agreed upon by the Investor and the Company, but, in the case of the Delisting process, shall be completed (including filing the Form 15 with the SEC) not later than forty-five (45) days following the Closing, and, in the case of the Deregistration process, the Company shall use reasonable efforts to complete the process no later than one hundred thirty-five (135) days following the Closing absent agreement otherwise from Investor, to be granted or withheld in the Investor’s sole discretion; provided, however, that in the event a proposed third-party investor in the Company (a “TopCo Strategic Investor”) desires the Company to maintain its listing with the NYSE American and registration with the SEC as part of a strategic transaction with the Company (a “TopCo Strategic Transaction”), and if such TopCo Strategic Investor posts at least a $750,000 nonrefundable deposit and commits to close such proposed TopCo Strategic Transaction within 30 days after posting such deposit, as such date is reasonably extended to the extent shareholder approval is required, then the Delisting and Deregistration process shall be paused, to be resumed as promptly as practicable if the proposed TopCo Strategic Transaction terminates. The parties acknowledge that such reasonable efforts include reasonable efforts to obtain the termination or waiver of any outstanding registration rights agreements between the Company and any third parties. The terms of this Section 6(f) shall survive the Closing.

(g)            Board of Directors. The Company will take all action necessary to cause the Company Board to be constituted as set forth on Schedule 6(g) hereto, effective upon the Closing. Upon the earlier of (i) the date on which the Delisting occurs and (ii) the date that is three (3) months following the Closing Date, the Company will take all action reasonably necessary to cause the Company Board to be reduced to five (5) members, constituted as follows: (i) two (2) members appointed by Investor, each of which may either be independent or interested, as determined by the Investor; (ii) two (2) members appointed by the Company, either or both of which may be current members of the Board; and (iii) one (1) member to be mutually agreed upon and appointed by, the Company and Investor. The terms of this Section 6(g) shall survive the Closing.

(h)            Adjustment to Shares. The Company shall not effect a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction with respect to any shares of its capital stock without the prior written consent of Investor in its sole and absolute discretion. The terms of this Section 6(h) shall survive the Closing.

(i)            Paramus Matters. Immediately following the consummation of the sale of the Paramus Property pursuant to a Paramus PSA (the “Paramus Property Sale”), all representations, warranties and covenants regarding Paramus Owner and the Paramus Property set forth herein shall be of no further force or effect, provided that the Company shall take all action necessary to cause all net proceeds received by the Paramus Owner in connection with the Paramus Property Sale (less all reasonable out of pocket transaction expenses reasonably approved by Investor, and amounts payable in satisfaction of the Paramus Owner’s existing obligations under that certain Credit Agreement, dated as of February 21, 2017, as amended, by and between Webster Bank (successor-in-interest to Sterling National Bank) and Paramus Owner, in accordance with the terms thereof) to be applied to prepayment of the CCF. Investor shall reasonably cooperate with the Company in taking all action necessary to consummate the transactions contemplated by this Section 6(i). The terms of this Section 6(i) shall survive the Closing.

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(j)            Net Operating Losses. The Company shall use commercially reasonable efforts to not take (and not cause any Company Entity to take) or fail to take (or cause any Company Entity to fail to take) any action that would impair or otherwise subject to limitation any net operating loss or other Tax attribute that exists as of the Effective Date, or that will exist as a result of the transactions contemplated by this Agreement, under Sections 382, 383 or 384 of the Code or under any other applicable Law. The terms of this Section 6(j) shall survive the Closing.

(k)            Section 280G Analysis. Prior to the Closing, if requested by Investor, the Company shall conduct or engage a third party to conduct an analysis under Section 280G of the Code to determine whether payments made or to be made to any “disqualified individual” (within the meaning of Section 280G of the Code) would reasonably be expected to constitute excess parachute payments (within the meaning of Section 280G of the Code). The Company agrees to provide to Investor written drafts of the calculations and analysis and take into account reasonable comments thereon provided by Investor prior to the Closing.

7.            Covenants of Investor. Without derogating from the obligations of the Investor set forth elsewhere in this Agreement, the Investor agrees with the Company that:

(a)            Information. The Investor shall provide the Company with such information regarding the Investor for inclusion in the Shelf Registration Statement as is necessary to comply with federal or state securities laws or as necessary to avoid or correct a misstatement or omission in the Shelf Registration Statement or is otherwise required to be disclosed in such registration statement pursuant to the 1933 Act.

(b)            Cooperation. The Investor shall cooperate with the Company in taking all action necessary to consummate the transactions contemplated by this Agreement, including executing, delivering and filing, as applicable, any additional ancillary instruments or agreements necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and the transactions contemplated hereby and thereby.

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(c)            R&W Insurance Policy. Investor shall have the right (but not the obligation) to obtain a buyer-side representation and warranty insurance policy issued to Investor in connection with the transactions contemplated by the Transaction Agreements (a “R&W Insurance Policy”). The Company shall, at no material cost or liability to the Company, reasonably cooperate with Investor’s efforts, and provide assistance as reasonably requested by Investor, to obtain and bind the R&W Insurance Policy. The R&W Insurance Policy shall provide that the insurer may not seek to or enforce, and to the fullest extent waives, any subrogation rights it might have against the Company or any of its Affiliates, or any past, present or future direct or indirect parent, shareholder, member, director, officer, attorney, partner, employee, third-party counsel, financial advisor, auditor (or the functional equivalent of any such position), agent or other representative of any of the foregoing, arising out of, as a result of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, except in the case of Fraud (defined below) by such party. Additionally, and without limiting the generality of the foregoing, Investor agrees that any rights of any issuer of the R&W Insurance Policy, including any rights of subrogation, shall not affect, expand or increase any liability or obligation of the Company in connection with this Agreement or the transactions contemplated by the Transaction Agreements. After Closing, Investor and its Affiliates shall not amend, permit to be amended, waive or otherwise modify the R&W Insurance Policy in any manner that is or could reasonably be expected to be material and adverse to the Company, without the Company’s prior written consent, in each instance. The covenants in this Section 7(c) shall survive the Closing without termination. At the Closing, Investor shall deliver to the Company, if obtained by Investor, a copy of the binder for any R&W Insurance Policy (it being understood that Investor is not required to obtain any R&W Insurance Policy). For purposes of this Agreement, “Fraud” means an actual and intentional fraud under Delaware law with the specific intent to deceive and mislead a party to this Agreement with respect to any material statement in any representation or warranty by such party set forth in this Agreement or any other Transaction Agreement.

8.            Additional Covenants of the Parties. Without derogating from the obligations of the parties set forth elsewhere in this Agreement, the parties agree that:

(a)            TopCo Strategic Transaction. In the event that the Company desires to complete a TopCo Strategic Transaction, the parties will reasonably cooperate at the Company’s sole cost and expense to effectuate such TopCo Strategic Transaction. In connection with any TopCo Strategic Transaction, the Investor will consider any proposals to sell its shares of Common Stock to such TopCo Strategic Investor; provided that any decision to sell or to not sell all or any portion of such shares may be made in the Investor’s sole and absolute discretion, unless the purchase price for Investor’s shares is in excess of what the Investor paid for such shares and all reasonable costs incurred by Investor in connection therewith up to a maximum amount of $500,000 or includes other terms that the Investor reasonably determines to be adverse to the Investor or its Affiliates, in which case the Investor will reasonably consider any proposal. The parties acknowledge that the Investor’s obligation to be reasonable as set forth in the preceding sentence shall be limited to its consideration of non-economic TopCo Strategic Transaction terms that do not restrict (i) the transfer, financing or other disposition of the Investor’s interest in the Company; (ii) the enforcement of the loans evidenced by the CCF and the Amended and Restated Mezzanine Loan Agreement, dated as of October 22, 2021, by and among 77G Subordinate Mezz, as borrower, 77G Mezz, as additional pledgor, TPHS Lender II LLC, as lender, and TPHS Lender II LLC, as administrative agent, as amended and restated from time to time (the “MezzCo Loan Agreement”); or (iii) the entering into of any future transaction (whether related or unrelated to the Company or the TopCo Strategic Transaction) by the Investor or any Affiliate of Investor (it being acknowledged, for the avoidance of doubt, that the Investor may approve or disapprove any terms relating to the matters described in clauses (i) through (iii) in its sole and absolute discretion). If, in connection with a TopCo Strategic Transaction, the Investor sells all of its shares of Common Stock in the Company, or any lesser number of such shares such that the Investor beneficially owns less than 4.75% of the Common Stock of the Company on a pro forma basis, the Investor shall be granted a number of penny warrants such that the aggregate beneficial ownership interest of the Investor shall equal 4.75% of the total Company shares of Common Stock outstanding, taking into account any shares and other interests beneficially owned by the Investor or any Affiliate thereof at such time, the form of agreement relating to such penny warrants to be approved by the Investor in its reasonable discretion, provided that in any event such form shall contain terms customary for penny warrants. In addition, with respect to any covenants in this Agreement that survive the Closing, and pertain primarily to the Company (rather than the Property Owners), Investor shall in good faith evaluate the termination or modification of such covenants taking into account its reduced equity ownership and the totality of the circumstances. The terms of this Section 8(a) shall survive the Closing.

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(b)            Loan Modifications. The parties agree to cooperate to modify each of the (i) the Master Loan Agreement, dated as of October 22, 2021, by and between 77G Owner, as borrower and Macquarie, as lender and administrative agent (the “Mortgage Loan Agreement”), (ii) the MezzCo Loan Agreement, (iii) the Loan Agreement (the “237 11th Loan Agreement”), by and between 470 4th Avenue Fee Owner, LLC, as borrower, Natixis, New York Branch, a branch of Natixis S.A., a public limited company organized and existing under the laws of France (“Natixis”), individually as a co-lender and Natixis, acting as agent for and on behalf of the lender and the other lenders, if any, from time to time party thereto, and (iv) the Mezzanine Loan Agreement (the “237 11th Mezzanine Loan Agreement”, and together with the Mortgage Loan Agreement, the MezzCo Loan Agreement and 237 11th Street Mezzanine Loan Agreement, the “Loan Agreements), by and between 470 4th Avenue Owner, LLC, as borrower, Natixis, individually as a co-lender (the “Mezz Lender”) and Natixis, acting as agent for and on behalf of the Mezz Lender and the other lenders, if any, from time to time party thereto to, among other things, cause such Loan Agreements to be coterminous with the MezzCo Loan Agreement (in the case of the Mortgage Loan Agreement), to reflect the terms in the applicable term sheets (if any) with such parties and to reflect the occurrence of and to cause the respective lenders thereunder to grant their consent to the transactions contemplated by the JV Operating Agreement and the other Transaction Agreements (collectively, the “Loan Modification Agreements”).

9.            Conditions to the Obligations of the Parties.

(a)            The obligations of the Investor hereunder to purchase the Investor Shares and enter into, or cause its applicable Affiliates to enter into, the Transaction Agreements to which it or such Affiliates are a party shall be subject to the satisfaction prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by the Investor in its sole discretion):

(i)            Consents. All governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement shall have been made or received.

(ii)            No Legal Impediment to Issuance. No statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that prohibits the issuance of the Investor Shares to the Investor or the consummation of the transactions contemplated by this Agreement.

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(iii)            Good Standing. The Investor shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company in the State of Delaware, in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdiction.

(iv)            Representations and Warranties. The representations and warranties of the Company contained in this Agreement, taken as a whole, shall be true and correct in all material respects (or, to the extent representations and warranties are qualified by materiality, in all respects). For the avoidance of doubt, changes in representations and warranties resulting from actions taken by the Company or any other Company Entity that do not violate the terms of this Agreement shall not be deemed to cause a failure of the condition set forth in this clause (iv) to be satisfied.

(v)            Covenants. The Company shall have performed and complied in all material respects with all of its respective covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement through the Closing Date.

(vi)           Certificate. The Company shall have furnished to the Investor a certificate, dated as of the Closing Date, of an officer of the Company, on behalf of the Company, confirming the matters set forth in subsections (iv) and (v).

(vii)          No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any changes or events that, individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

(viii)         No Market Adverse Event. There shall not have occurred (i) a material adverse change in the financial markets in the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, or (ii) a suspension or material limitation on trading, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any securities exchange or by any such system or by order of the SEC, the New York Stock Exchange or any other governmental authority, or (iii) a material disruption in commercial banking or securities settlement or clearance services in the United States, or (iv) a declaration of a banking moratorium by either Federal or New York authorities.

(ix)            Stockholder Approval. The Stockholder Approval shall have been obtained.

(x)             Transaction Agreements. The Transaction Agreements shall have been executed and delivered by the parties thereto (other than Investor, if applicable).

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(xi)            Loan Modification Agreements. The Loan Modification Agreements shall have been executed and delivered by the parties thereto, released from escrow (to the extent in escrow), and shall be unmodified and in full force and effect.

(xii)           R&W Insurance Policy. If Investor has elected to purchase an R&W Insurance Policy, then Investor shall have obtained such R&W Insurance Policy in a form and amount acceptable to Investor.

(xiii)          Title. The title to each Property shall be vested in the applicable Property Owner and shall be in the same condition as exists on the Effective Date, subject to changes thereto approved by the Investor (which approval shall not be unreasonably withheld, conditioned or delayed), and if the Investor has elected to purchase an owner’s policy of title insurance for any Property, such policy shall have been issued in form reasonably acceptable to Investor.

(xiv)          Additional Amounts Payable to Company Advisors. The Company and each of the Company Advisors shall have entered into separate agreements, each in form acceptable to Investor in its sole discretion, providing that the remaining compensation due to each Company Advisor in respect of any contract, agreement or understanding between such Company Advisor and the Company that would give rise to any brokerage commission, finder’s fee, fee for service or other like payment in connection with the consummation of the transactions contemplated by this Agreement and/or a TopCo Strategic Transaction (such remaining amounts being $2,635,000 for Houlihan Lokey, $465,000 for Ackman-Ziff, and $1,897,960 for Kramer Levin), shall not be deemed earned by, due or payable to such Company Advisor unless and until a TopCo Strategic Transaction has been consummated following the Closing, with the counterparty to such TopCo Strategic Transaction having agreed to pay (and actually having paid) such brokerage commission, finder’s fee, fee for service, or other like payment to such Company Advisor.

(xv)           Purchase Price Reserve Account. The Purchase Price Reserve Account shall have been established in accordance with Section 6(d)(xxvi).

(xvi)          D&O Insurance. The Company and Investor shall have reached agreement on the terms for which D&O insurance coverage (and a D&O insurance run off or tail) shall be purchased and/or maintained for the members of the Board, which terms shall be acceptable to both the Company and to Investor in their respective sole and absolute discretion.

(b)           The obligation of the Company to issue and sell the Investor Shares and enter into, or cause TPHGreenwich Holdings and TPH Manager to enter into, as applicable, the Transaction Agreements is subject to the following conditions (which may be waived in whole or in part by the Company in its sole discretion):

(i)             No Legal Impediment to Issuance. No statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that prohibits the issuance of the Investor Shares to Investor or the consummation of the transactions contemplated by this Agreement.

(ii)            Representations and Warranties. The representations and warranties of Investor and each Affiliated Purchaser contained in this Agreement shall be true and correct in all material respects (disregarding all qualifications and exceptions contained therein relating to materiality or similar qualifications).

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(iii)           Covenants. Investor shall have performed and complied in all material respects with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement through the Closing Date.

(iv)           No Market Adverse Event. There shall not have occurred (i) a material adverse change in the financial markets in the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, or (ii) a suspension or material limitation on trading, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any securities exchange or by any such system or by order of the SEC, the New York Stock Exchange or any other governmental authority, or (iii) a material disruption in commercial banking or securities settlement or clearance services in the United States, or (iv) a declaration of a banking moratorium by either Federal or New York authorities.

(v)            Stockholder Approval. The Stockholder Approval shall have been obtained.

(vi)           Transaction Agreements. The Transaction Agreements shall have been executed and delivered by Investor and the other parties thereto (other than the Company, TPHGreenwich Holdings and TPH Manager, if applicable).

(vii)          Loan Modification Agreements. The Loan Modification Agreements shall have been executed and delivered by the parties thereto, released from escrow (to the extent in escrow), and shall be in full force and effect.

(viii)         Company Investor Warrant Agreement. The warrants issued under the Company Investor Warrant Agreement shall have been cancelled at (and subject to) Closing.

(ix)            D&O Insurance.  The Company and Investor shall have reached agreement on the terms for which D&O insurance coverage (and a D&O insurance run off or tail) shall be purchased and/or maintained for the members of the Board, which terms shall be acceptable to both the Company and to Investor in their respective sole and absolute discretion.

10.           Condemnation and Destruction.

(a)            Takings. If, prior to the Closing Date, a Non-Material Taking (as hereinafter defined) occurs, then (a) the Company shall notify Investor of such fact, (b) Investor shall not have any right or option to terminate this Agreement and this Agreement shall continue in effect, (c) at the Closing, Investor shall accept the applicable Property Owner having its interest in the applicable Property subject to such Non-Material Taking or so much of the applicable Property as remains after such Non-Material Taking, as the case may be, and (d) at the Closing, the Company shall cause to be retained by the Property Owners, and the Property Owners shall be entitled to receive and keep, all of the Property Owners’ interest in and to all awards for such Non-Material Taking. If, prior to the Closing Date, a Material Taking (as hereinafter defined) occurs, then (i) the Company shall notify Investor of such fact and (ii) Investor shall have the right to terminate this Agreement by delivering notice of such termination to the Company within ten (10) days after it receives such notice from the Company (and the Closing shall be automatically adjourned for such ten (10) day period if all conditions precedent to Investor’s obligation to close have otherwise been satisfied). In the event that Investor fails to exercise such termination right due to such Material Taking within such ten (10) day period, Investor shall be deemed to have waived such termination right, in which event the provisions of the first sentence of this Section 10(a) shall apply to such Material Taking. In the event that Investor delivers a notice of termination within such ten (10) day period, this Agreement shall terminate and no party shall have any further rights or obligations hereunder except for the Surviving Obligations (as defined below), which shall survive such termination.

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(b)            Casualties. If, prior to the Closing Date a Non-Material Casualty (as hereinafter defined) occurs, then (a) the Company shall notify Investor of such fact, (b) Investor shall not have any right or option to terminate this Agreement and this Agreement shall continue in effect, (c) at the Closing Investor shall accept its interest in the applicable Property subject to such Non-Material Casualty, and (d) at the Closing, the Company shall cause to be retained by the Property Owners, and the Property Owners shall be entitled to receive and keep, all of the Property Owners’ interest in and to all insurance proceeds payable in connection with such Casualty. If, prior to the Closing Date, a Material Casualty (as hereinafter defined) occurs, then (i) the Company shall notify Investor of such fact and (ii) Investor shall have the right to terminate this Agreement by delivering notice of such termination to the Company within ten (10) days after it receives such notice from the Company (and the Closing shall be automatically adjourned for such ten (10) day period if all conditions precedent to Investor’s obligation to close have otherwise been satisfied). In the event that Investor fails to exercise such termination right within such ten (10) day period, Investor shall be deemed to have waived such termination right, in which event the provisions of the first sentence of this Section 10(b) shall apply to such Material Casualty. In the event that Investor delivers a notice of termination within such ten (10) day period, this Agreement shall terminate and no party shall have any further rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination.

(c)            Certain Definitions. As used herein, the following terms shall have the following meanings:

“Casualty” means the destruction of all or a portion of a Property by fire or other casualty.

“Material Casualty” means a Casualty that would cost more than Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) to repair.

“Material Taking” means a Taking (a) affecting more than one percent (1%) percent of the land on the 77G Property or the 237 11th Property or affecting any portion of the improvements on the 77G Property or the 237 11th Property, (b) affecting the parking areas or driveways thereon, (c) affecting any means of ingress thereto or egress therefrom, (d) affecting any other portion of the land on which improvements have not yet been constructed, (e) in which any lender to either Property or Property Owner is entitled to receive condemnation awards and is not required to distribute such awards, or (f) which would result in any reduction or abatement of rent payable under any Lease or a termination of any Lease.

“Non-Material Casualty” means any Casualty other than a Material Casualty.

“Non-Material Taking” means any Taking other than a Material Taking.

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“Taking” means any taking of any portion of the land or the improvements by condemnation or eminent domain.

11.           Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)            by the mutual written consent of the Company and Investor;

(b)            by (i) Investor upon written notice to the Company, if the Closing shall not have occurred on or prior to the Outside Closing Date, or (ii) the Company upon written notice to Investor, if the Closing shall not have occurred on or prior to the Outside Closing Date; provided, however, that the right to terminate this Agreement under this Section 11(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its covenants under this Agreement has been the principal cause of or primarily resulted in the events specified in this Section 11(b);

(c)            by any party if any action, suit, investigation, proceeding, order, judgment, decree, injunction or other legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall be in effect and shall have become final and non-appealable prior to the Closing Date; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 11(c) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 6(b) and Section 7(a), as applicable;

(d)            by Investor if the Company shall have breached any of its representations or warranties or failed to perform (or cause to be performed) any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9(a)(iv) and (ii) is incapable of being cured prior to the Outside Closing Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Outside Closing Date) (a “Company Breach”) following receipt by the Company of written notice of such breach or failure to perform from Investor stating Investor’s intention to terminate this Agreement pursuant to this Section 11(d) and the basis for such termination; or

(e)            by the Company if Investor shall have breached any of its representations or warranties or failed to perform (or cause to be performed) any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8(b)(ii) and (ii) is incapable of being cured prior to the Outside Closing Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Outside Closing Date) (an “Investor Breach”) following receipt by Investor of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 11(e) and the basis for such termination; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 9(a)(iv).

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12.            Effect of Termination; Default.

(a)            In the event of the termination of this Agreement as provided in Section 10, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 12 and Sections 16-23 (the “Surviving Obligations”)), all of which shall survive termination of this Agreement), and, subject to Section 11(b), there shall be no liability on the part of Investor or the Company or their respective directors, officers and Affiliates in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful and material breach of this Agreement prior to the date of termination or from Fraud.

(b)            Without limiting the foregoing,

(i)              in the event of a Company Breach, in addition to any other remedy available to Investor at law or in equity, Investor may either (x) terminate this Agreement in accordance with Section 11(d), in which case Investor will have the right to commence a proceeding against the Company for damages (including reasonable attorney’s fees, diligence fees and third-party costs incurred by Investor in connection with the transactions contemplated herein); or (y) bring an action against the Company to seek specific performance of the Company’s obligations hereunder; and

(ii)            in the event of an Investor Breach, the Company may as its sole and exclusive remedy terminate this Agreement in accordance with Section 11(e), in which case the Company will have the right to commence a proceeding against Investor for its actual out of pocket expenses and damages incurred in connection with the transaction contemplated by this Agreement (including reasonable attorney’s fees and third-party costs incurred by the Company in connection with the transactions contemplated herein), such damages not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate.

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13.           Non-Survival of Representations and Pre-Closing Covenants. Except in the case of Fraud (a) none of the representations and warranties of the Company or Investor as set forth in this Agreement or in any certificate or other document delivered in connection herewith or therewith, shall survive the Closing and following the Closing no claims (whether in contract, in tort, in strict liability, at law or in equity, or granted by any Law) may be made against any Person as a result of a breach of representations or warranties, and (b) no Person shall have any liability, with respect to any of the foregoing representations and warranties other than insurers and reinsurers under the R&W Insurance Policy, if any. In addition, none of the covenants and agreements that are required to be performed at or prior to the Closing shall survive the Closing. Covenants and agreements that contemplate performance after the Closing or otherwise expressly by their terms survive the Closing shall survive the Closing indefinitely in accordance with their respective terms and if there are no stated terms, then such covenants and agreements shall survive until fully performed or complied with; provided, however, the foregoing shall not limit or prohibit the rights of Investor to pursue recoveries under the R&W Insurance Policy, if any. If a breach of any covenant by the Company is also a breach of a representation and warranty in Section 2 or Section 3, Investor agrees to use commercially reasonable efforts to make and shall diligently pursue a claim therefor under the R&W Insurance Policy and Investor agrees to reimburse the Company for any amounts paid to Investor in connection with such covenant breach if Investor has recovered (taking into account all amounts actually recovered by Investor both from the Company and the provider of such R&W Insurance Policy) more than the amount necessary to make it whole in connection with such breach. Investor hereby acknowledges that, following the Closing, and except in the case of Fraud, the R&W Insurance Policy, if any, shall be the sole and exclusive source of recovery and remedy for any losses sustained, suffered or incurred by Investor, its Affiliates, or any of their respective successors or assigns, resulting from any breach, misstatement, misrepresentation, inaccuracy or omission by the Company of its representations and warranties contained in this Agreement. No decision on the part of Investor not to purchase the R&W Insurance Policy, or to have such R&W Insurance Policy bound as of Closing, shall be deemed to amend, modify or undermine, in whole or in part, the limitations set forth in this Section 13.

Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, the parties hereby agree that the provisions in this Section 13 shall not preclude (i) claims against the parties hereto for Fraud, (ii) claims against the parties hereto for breaches or violations of the covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing or (iii) making claims under or receiving any proceeds from the R&W Insurance Policy; provided that, except as otherwise set forth herein, (A) nothing in this Agreement shall obligate the Investor to take action to recover under any such policy, it being understood that any such decision shall be in the sole discretion of the Investor; and (B) the Company shall not be entitled to any proceeds from such policy or to any credit or offset with respect to any such proceeds.

14.            Expense Reimbursement. Except as set forth on the Closing Statement and in Section 6(a) of this Agreement, each party shall be responsible for any fees and expenses incurred by it in connection with the preparation, negotiation and delivery of this Agreement and the other Transaction Agreements.

15.           Adjustment to Shares. If, prior to the Closing Date, and in accordance with Section 6(h), the Company effects a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction with respect to any shares of its capital stock, references to the numbers of such shares and the prices therefore shall be equitably adjusted to reflect such change and, as adjusted, shall, from and after the date of such event, be subject to further adjustment in accordance herewith.

16.            Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given if delivered personally (and will be deemed to have been duly given upon receipt), sent via electronic transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the addresses set forth on Schedule 16 (or at such other address for a party as will be specified by like notice).

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17.            Assignment; Third Party Beneficiaries. This Agreement and the rights and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto and any permitted assignees any rights or remedies under this Agreement. Any Indemnified Persons shall be entitled to enforce and rely on the provisions listed in the immediately preceding sentence as if they were a party to this Agreement. No direct or indirect partner, officer, director, shareholder, member, manager, employee, agent, or Affiliate of (i) the Investor or (ii) the Company shall have any liability of any kind or nature arising out of this Agreement.

18.            Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as exhibits to and the documents and instruments referred to in this Agreement, including the Existing Confidentiality Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect.

19.            GOVERNING LAW; VENUE. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE INVESTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

20.            Prevailing Party Fees. In the event of any litigation arising out of this Agreement, the Prevailing Party (as hereinafter defined) shall be entitled to receive from the losing party an amount equal to the Prevailing Party’s costs incurred in such litigation, including, without limitation, the prevailing party’s attorneys’ fees, costs and disbursements. For purposes of this Section 20, (a) the term “Prevailing Party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment, or otherwise and (b) the term “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal, and any other legal proceeding, including mediation and arbitration. The provisions of this Section 20 shall survive the termination of this Agreement.

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21.            Counterparts. This Agreement may be executed in counterparts, all of which will be considered one and the same Agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

22.            Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

23.            Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

24.            Publicity. Upon execution of this Agreement, the Company will issue a press release (and provide Investor a reasonable opportunity to review, comment upon and approve such release prior to its public issuance and shall incorporate any and all reasonable changes requested by such other party). Except as contemplated by the preceding sentence and Section 6(e)(vii), each of the Company and Investor agrees that neither of them will, and each of them will cause its respective controlled Affiliates to not, issue any public release, disclosure or announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other party (which shall not be unreasonably withheld), except to the extent such release, disclosure or announcement may be required by Law or the rules or regulations of any securities exchange on which the securities of the Company or Investor, respectively, are listed, in which case the party required to make the release, disclosure or announcement shall provide the other party reasonable time to comment on such release or announcement in advance of such issuance and, unless it is unreasonable to do so, shall incorporate any and all changes requested by such other party. The Company shall consult with the Investor prior to making any filings (and provide the Investor a reasonable opportunity to review and comment on such filings) with any third party or any governmental entity (including any national securities exchange or interdealer quotation service) with respect to the transactions contemplated by the Transaction Agreements.

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25.            Interpretation. All headings are inserted in this Agreement only for convenience and ease of reference and are not to be considered in the construction or interpretation of this Agreement. Unless the context clearly requires otherwise: (a) words such as “include,” “including,” or “such as” shall be interpreted as if followed by the words “without limitation”; (b) words such as "herein", "hereof", "hereunder," and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (c) any reference to an Article, Section, or other subdivision, or Exhibit or Schedule, is intended to refer to an Article, Section, or other subdivision, or Exhibit or Schedule, of this Agreement. In the event of any inconsistency between the text of this Agreement and any Exhibit or Schedule attached hereto, the text of this Agreement shall govern.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the Effective Date.

TRINITY PLACE HOLDINGS INC.

By:	/s/ Matthew Messinger
Name: Matthew Messinger
Title: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

TPHS LENDER LLC

By: Midtown Acquisitions GP LLC, its Manager

By:	/s/ Joshua D. Morris
Name: Joshua D. Morris
Title: Manager

TPHS INVESTOR LLC

By: Madave Management LLC, its Manager

By:	/s/ Joshua D. Morris
Name: Joshua D. Morris
Title: Manager

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (“Agreement”), dated as of [__], is made by and between Trinity Place Holdings Inc., a Delaware corporation (the “Company”) and the investor set forth on Schedule A hereof (the “Investor”).

W I T N E S S E T H

WHEREAS, the Company has entered into that certain Stock Purchase Agreement dated as of [__] (the “Stock Purchase Agreement”) between the Company and Investor, pursuant to which the Company has agreed to issue to Investor, and Investor has agreed to purchase from the Company, 25,112,245 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) on the terms set forth therein; and

WHEREAS, in connection with the Stock Purchase Agreement, the Company has agreed to provide registration rights to the Investor with respect to the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Article I

Certain Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

(a)            The term “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)            The term “Board” means the Board of Directors of the Company.

(c)            The term “Commission” means the United States Securities and Exchange Commission or any successor agency.

(d)            The term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(e)            The term “Person” (but not “person”) means any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

(f)            The term “Purchase Price” means $0.30 per Share.

(g)            The term “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any terms used in this Agreement and not defined herein shall have the meanings given such terms in the Stock Purchase Agreement.

Article II

Registration of Common Stock; Indemnification

Section 2.01    Registrable Securities.   For the purposes of this Agreement, “Registrable Securities” means the Shares; provided that (i) any Shares of Common Stock will cease to be Registrable Securities, and (ii) the Company will not be obligated to maintain the effectiveness of the Shelf Registration Statement (as defined below), and the Company’s obligations under Section 2.02 hereof will cease, with respect to the Registrable Securities of a holder thereof (a “Holder”) following the date on which (a) all such securities have been sold or otherwise transferred by the Holders thereof pursuant to an effective registration statement; or (b) all such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act.

Section 2.02    Registration.   Upon the written request of Holder(s) of at least 25% of the Registrable Securities, the Company shall, within 90 days following the date on which such request is received by the Company (the “Registration Notice Date”), prepare and file a resale registration statement on Form S-3 or another applicable form, if Form S-3 is not then available, registering offers and sales of Registrable Securities held by the Investor and any Affiliated Purchasers pursuant to Rule 415 under the Securities Act (such registration statement together with all exhibits thereto and any post-effective amendment thereto that becomes effective, the “Shelf Registration Statement”). The Company may supplement the Shelf Registration Statement from time to time to register securities other than Registrable Securities for sale for the account of any Person; provided, however, that such supplement will be permitted only so long as the Commission rules provide that such supplement does not give the Commission the right to review the Shelf Registration Statement; provided further that such supplement does not adversely affect the rights of any Holder. Notwithstanding the foregoing or anything to the contrary in this Article II, if the Company grants registration rights to one or more other holders of its Common Stock that are more favorable to such holders than the registration rights granted hereunder, with respect to underwritten offerings or otherwise, the Company and holders of a majority of the Registrable Securities hereunder shall in good faith amend this Agreement to reflect such more favorable terms as reasonably as practicable.

Section 2.03    Registration Procedures.   In connection with the registration of any Registrable Securities under the Securities Act as provided in this Article II, the Company will use its best efforts to:

(a)            cause the Shelf Registration Statement (and any other related registrations, qualifications or compliances as may be reasonably requested and as would permit or facilitate the sale and distribution of all Registrable Securities until the distribution thereof is complete) to become effective as soon as practicable following the filing thereof but not later than 180 days after the Registration Notice Date (the “Scheduled Effective Date”);

(b)            prepare and file with the Commission the amendments and supplements to the Shelf Registration Statement and the Prospectus (as defined below) used in connection therewith and take all other actions as may be necessary to keep the Shelf Registration Statement continuously effective until the disposition of all securities in accordance with the intended methods of disposition by the Holder or Holders thereof set forth in the Shelf Registration Statement is completed, and to comply with the provisions of the Securities Act (to the extent applicable to the Company) with respect to the dispositions;

(c)            (i) at least five (5) Business Days before filing with the Commission, furnish to each Holder and its counsel (if any) copies of all documents proposed to be filed with the Commission in connection with such registration, which documents will be subject to the review and reasonable comment of such Holder and its counsel; (ii) furnish to each Holder of Registrable Securities a reasonable number of copies of the Shelf Registration Statement, of each amendment and supplement thereto, and of the Prospectus included in the Shelf Registration Statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and the other documents (including exhibits to any of the foregoing), as the Holder may reasonably request, in order to facilitate the disposition of the Registrable Securities owned by such Holder; (iii) respond as promptly as practicable to any comments received from the Commission with respect to each Shelf Registration Statement or any amendment thereto and, as promptly as reasonably possible; and (iv) provide the Holders true and complete copies of all correspondence from and to the Commission relating to such Shelf Registration Statement that pertains to the Holders as “Selling Stockholders” but not any comments that would result in the disclosure to the Holders of material and non-public information concerning the Company.

(d)            register or qualify the Registrable Securities covered by the Shelf Registration Statement under the securities or “blue sky” laws of the various states as any Holder reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable a Holder to consummate the disposition in such states of the Registrable Securities owned by such Holder, except that the Company will not be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not, but for the requirements of this Section 2.03(d), be obligated to be qualified, or to subject itself to taxation in any such jurisdiction;

(e)            provide a transfer agent and registrar for the Registrable Securities covered by the Shelf Registration Statement not later than the effective date of the Shelf Registration Statement;

(f)            notify the Holders promptly, and confirm such notice in writing, (i)(A) when a prospectus as contained in the Shelf Registration Statement (a “Prospectus”) or any Prospectus supplement or post-effective amendment has been filed, and (B) with respect to a Shelf Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Shelf Registration Statement or the initiation of any proceedings for that purpose, (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (iv) of the existence of any fact or the happening of any event that makes any statement made in such Shelf Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in such Shelf Registration Statement, Prospectus or documents so that, in the case of the Shelf Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (v) of the Company’s reasonable determination that a post-effective amendment to a Shelf Registration Statement would be appropriate, or (vi) of any request by the Commission or other governmental authority for amendments or supplements to a Shelf Registration Statement or related Prospectus or for additional information that pertains to the Holders as “Selling Stockholders” or the “Plan of Distribution”;

(g)            enter into customary agreements (including, in the event the Holders elect to engage an underwriter in connection with the Shelf Registration Statement, an underwriting agreement containing customary terms and conditions) and take all other actions as may be reasonably required in order to expedite or facilitate the disposition of Registrable Securities; provided, however, that the Company will not be liable for any underwriter’s fees, commissions and discounts or similar expenses; and

(h)            make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement or any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible time.

Section 2.04    Rule 144.   With a view to making available to the Holders the benefits of certain rules and regulations of the Commission that at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a)            make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act;

(b)            file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act;

(c)            so long as a Holder owns any unregistered Registrable Securities, furnish to the Holder upon any reasonable request a written statement by the Company as to its compliance with the public information requirements of Rule 144 promulgated under the Securities Act and/or the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and any other reports and documents of the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any Registrable Securities without registration (excluding any reports or documents of the Company that the Company, in its sole discretion, deems confidential); and

(d)            take such further action as any Holder may reasonably request to enable such Holder to sell such Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions relating to such sale pursuant to Rule 144.

Section 2.05    Registration and Selling Expenses.   All expenses incurred by the Company in connection with the Company’s performance of or compliance with this Article II, including, without limitation, (i) all Commission registration and filing fees, (ii) blue sky fees and expenses, (iii) all necessary printing and duplicating expenses, and (iv) all fees and disbursements of counsel and accountants retained on behalf of the Company, will be paid by the Company. Each Holder may, at its election, retain its own counsel and other representatives and advisors as it chooses at its own expense; provided that the Company will pay the reasonable fees and expenses of one counsel to the Holders incurred as part of reviewing the Shelf Registration Statement and any Prospectuses and amendments related thereto.

Section 2.06    Registration Statement Not Declared Effective.   The Company and the Holders agree that the Holders will suffer damages if (i) a Shelf Registration Statement is not declared effective by the Commission on or prior to the Scheduled Effective Date, or (ii) the length or frequency of Black-Out Periods (as defined below) exceed the limits set forth in Section 2.07(a) hereof. The Company and the Holders further agree that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, (x) if the Shelf Registration Statement is not declared effective by the Commission on or prior to the Scheduled Effective Date and on such date or at any time thereafter the Company is not diligently and in good faith making commercially reasonable efforts to have the Shelf Registration Statement declared effective, the Company shall pay an amount in cash as liquidated damages to each Holder equal to one percent (1%) of the Purchase Price of the Shares held by such Holder for each thirty (30) day period after the Scheduled Effective Date during which the Company is failing to make such efforts, up to a maximum of four percent (4%); and (y) during the continuance of a Black-Out Period beyond the limits set forth in Section 2.07(a) hereof, the Company shall pay an amount in cash as liquidated damages to each Holder equal to one percent (1%) of the Purchase Price of the Shares held by such Holder for each thirty (30) day period during the continuance of a Black-Out Period beyond such limits, pro-rated as applicable for any partial month, up to a maximum of four percent (4%).

Section 2.07    Certain Obligations of Holders.

(a)            Each Holder agrees that, upon receipt of any notice from the Company of (i) the happening of any event of the kind described in Sections 2.03(f)(i)(A), 2.03(f)(ii), 2.03(f)(iii), 2.03(f)(iv), 2.03(f)(v) or 2.03(f)(vi) hereof, or (ii) a determination by the Board that it is advisable to suspend use of the Prospectus for a discrete period of time due to pending corporate developments such as negotiation of a material transaction which the Company in its sole discretion after consultation with legal counsel, determines it would be obligated to disclose in the Shelf Registration Statement, which disclosure the Company believes would be premature or otherwise inadvisable at such time or would have a material adverse effect on the Company and its stockholders, such Holder will forthwith discontinue disposition of such Registrable Securities pursuant to the Shelf Registration Statement or Prospectus until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.03(b) hereof, or until such Holder is advised in writing by the Company that the use of the applicable Prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus. The period of time in which the use of a Prospectus or Shelf Registration Statement is so suspended shall be referred to as a “Black-Out Period.” The Company agrees to so advise such Holder promptly of the commencement and termination of any such Black-Out Period, and the Holders agree to keep the fact of such Black-Out Period confidential. The Company shall not impose a Black-Out Period under this Section 2.07 for more than ninety (90) consecutive days and not more than twice in any given twelve (12) month period; provided, that at least sixty (60) days must pass between Black-Out Periods and the total aggregate length of all Black-Out Periods within any twelve (12) month period shall not exceed one hundred and twenty (120) days. Notwithstanding the foregoing, the Company may suspend use of any Shelf Registration Statement if the Commission’s rules and regulations prohibit the Company from maintaining the effectiveness of a Shelf Registration Statement because its financial statements are stale at a time when its fiscal year has ended or it has made an acquisition reportable under Item 2.01 of Form 8-K or any other similar situation until the Company’s Form 10-K has been filed or a Form 8-K, including any required pro forma or historical financial statements, has been filed, respectively (provided that the Company shall use its reasonable best efforts to cure any such situation as soon as possible so that the Shelf Registration Statement can be used at the earliest possible time).

(b)            As a condition to the closing and to the inclusion of its Registrable Securities, each Holder will furnish to the Company the information regarding the Holder as is legally required in connection with any registration, qualification or compliance referred to in this Article II.

(c)            Each Holder hereby covenants with the Company not to make any sale of the Registrable Securities pursuant to the Shelf Registration Statement without effectively causing the prospectus delivery requirements under the Securities Act to be satisfied.

(d)            Each Holder acknowledges and agrees that the Registrable Securities sold pursuant to the Shelf Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing the Registrable Securities, if applicable, is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Registrable Securities have been sold in accordance with this Agreement and the Shelf Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

(e)            Each Holder is hereby advised that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to sales of the Registrable Securities offered pursuant to the Shelf Registration Statement and agrees not to take any action with respect to any distribution deemed to be made pursuant to the Shelf Registration Statement that constitutes a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

(f)            The rights to cause the Company to register Registrable Securities granted to the Holders by the Company under Section 2.02 hereof may be assigned in whole or in part by a Holder in connection with the transfer of such Registrable Securities; provided, that: (i) the transfer of the Registrable Securities and the rights to register such Registrable Securities are effected in accordance with applicable securities laws, (ii) the transfer involves not less than fifty percent (50%) of the Shares, (iii) the Holder gives prior written notice to the Company, and (iv) the transferee agrees to comply with the terms and provisions of this Agreement in a written instrument reasonably satisfactory in form and substance to the Company and its counsel. Except as specifically permitted by this Section 2.07, the rights of a Holder with respect to Registrable Securities will not be transferable to any other Person, and any attempted transfer will cause all rights of the Holder to registration of Registrable Securities under this Article II to be forfeited, void ab initio and of no further force and effect.

(g)            With the written consent of the Company and each Holder affected or potentially affected by such proposed waiver, any provision of Sections 2.01, 2.02, 2.03, 2.04, 2.05, 2.06, 2.07 or 2.08 hereof may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Upon the effectuation of each waiver, the Company will promptly give written notice thereof to such Holders.

Section 2.08    Indemnification.

(a)            By the Company. The Company agrees to indemnify, to the fullest extent permitted by law, each Holder of Registrable Securities being sold, its directors, officers, employees, members, managers, partners, agents, and each other Person, if any, who controls (within the meaning of the Securities Act and the rules and regulations thereunder) such Holder (each, an “Indemnified Person”) against all losses, claims, damages, liabilities, and expenses (including legal fees and expenses and all costs incident to investigation or preparation with respect to such losses, claims, damages, liabilities, and expenses and to reimburse such Indemnified Person for such costs as incurred) (collectively, the “Losses”) caused by, resulting from, or relating to any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, Prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to the Company by or on behalf of such Holder in writing expressly for use therein or by such Holder’s failure to deliver a copy of the Shelf Registration Statement or Prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same and notified such Holder of such obligation. In connection with an underwritten offering and without limiting any of the Company’s other obligations under this Agreement, the Company shall indemnify such underwriters, their officers, directors, employees, and agents and each Person who controls (within the meaning of the Securities Act and the rules and regulations thereunder) such underwriters or such other Indemnified Person to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities being sold.

(b)            By the Investor. In connection with any registration statement in which a Holder of Registrable Securities is participating pursuant to this Agreement, each such Holder will, if requested, furnish to the Company in writing information regarding such Holder’s ownership of Registrable Securities and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors, and each Person who controls (within the meaning of the Securities Act and the rules and regulations thereunder) the Company against all Losses caused by, resulting from, or relating to any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, Prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished to the Company in writing by or on behalf of such Holder expressly for use therein; provided, however, that each Holder’s obligation to indemnify the Company hereunder shall be apportioned between each Holder based upon the net amount received by each Holder from the sale of Registrable Securities, as compared to the total net amount received by all of the Holders of Registrable Securities sold pursuant to such registration statement, no such Holder being liable to the Company in excess of such apportionment; and provided further that each Holder’s obligation to indemnify the Company hereunder shall be apportioned between each Holder as is appropriate to reflect the relative fault of such Holder on the one hand, and of each other Holder on the other, in connection with the statements or omissions that resulted in such Losses. The relative fault of each Holder on the one hand, and each other Holder on the other, shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Holder and the parties’ relevant intent, knowledge, information and opportunity to correct or prevent such statement or omission.

(c)            Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which its seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice.

(d)            Defense of Actions. In any case in which any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate, and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision, and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it that are different from or in addition to the defenses available to such indemnifying party or if a conflict or potential conflict of interest exists, in either of which event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnifying party shall lose its right to defend, contest, litigate, and settle a matter if it shall fail diligently to contest such matter (except to the extent settled in accordance with the next following sentence). The indemnifying party shall not, without the prior written consent of an indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity has been sought hereunder by such indemnified party unless (i) such settlement includes an unconditional release of such indemnified party in form and substance satisfactory to such indemnified party from all liability on the claims that are the subject matter of such proceedings and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(e)            Jointly Indemnifiable Claims. Given that an Indemnified Person may be entitled to indemnification (a “Jointly Indemnifiable Claim”) from both the Company, pursuant to this Agreement, and from any other Person, whether pursuant to applicable law, any indemnification agreement, the organizational documents of such Person or otherwise (the “Indemnitee-Related Entities”), the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to the Indemnified Person in respect of indemnification and advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnified Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of recovery the Indemnified Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnified Person or the obligations of the Company hereunder. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnified Person in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Person against the Company, and the Indemnified Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 2.08(e), entitled to enforce this Section 2.08(e) against the Company as though each such Indemnitee-Related Entity were a party to this Agreement.

(f)            Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

(g)            Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances, including the relative fault of such Person, in connection with the statements or omissions that resulted in Losses. The relative fault of each Person shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Person and the parties’ relevant intent, knowledge, information and opportunity to correct or prevent such statement or omission. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the Investor and any Affiliate of such Investor shall not be required to make a contribution in excess of (i) the net amount received by such Investor (or their respective Affiliates) from the sale of Registrable Securities.

Article III

Miscellaneous

Section 3.01    Inconsistent Agreements.   Without the prior written consent of the Investor, the Company shall not enter into any registration rights agreement that conflicts, or is inconsistent, with the provisions of Article II hereof.

Section 3.02    Specific Performance.   Each of the Investor and the Company acknowledge and agree that, in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. The Investor and the Company hereby agree that, in addition to any other remedy to which the Investor may be entitled at law or in equity, the Investor shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction for such action.

Section 3.03    Headings.   The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

Section 3.04    Entire Agreement.   This Agreement (a) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein, and (b) amends and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

Section 3.05    Notices.   All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier, by electronic or facsimile transmission, or telecopied with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered, delivered by electronic or facsimile transmission, or telecopied, or one day after delivery to a courier for next-day delivery.

If to the Company, to:

Trinity Place Holdings Inc.

340 Madison Avenue

New York, New York 10173
Attention: Chief Executive Officer and Chief Financial Officer

Email: matt.messinger@tphs.com and steven.kahn@tphs.com

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: John Bessonette
Email: jbessonette@kramerlevin.com

If to the Investor or the Holder(s), to:

The names and addresses on Schedule A, or at such other address as such Investor or Holder shall have specified to the Company in writing.

Section 3.06    Governing Law; Venue.   THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH HOLDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.06.

Section 3.07    Severability.   The invalidity, illegality, or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 3.08    Successors; Assigns.   The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, and permitted assigns, including, without limitation and without the need for an express assignment or assumption, any successor in interest to an Investor, whether by a sale of all or substantially all of its assets, merger, consolidation, or otherwise. Neither this Agreement nor the rights or obligations of any party hereunder may be assigned, except as otherwise provided in this Agreement. Any such attempted assignment in contravention of this Agreement shall be void and of no effect.

Section 3.09    No Third-Party Beneficiaries.   Nothing in this Agreement creates in any Person not a party to this Agreement (other than permitted assignees and a Person indemnified pursuant to Section 2.08 hereof with respect to such indemnification rights and any Holders of the Registrable Securities with respect to the rights to which they are entitled hereunder) any legal or equitable right, remedy or claim under this Agreement, and this Agreement is for the exclusive benefit of the parties hereto.

Section 3.10    Amendments.   This Agreement may not be amended, modified, or supplemented unless such modification is in writing and signed by the Company and each Investor.

Section 3.11    Waiver.   Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

Section 3.12    Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Registration Rights Agreement as of the date first above written.

TRINITY PLACE HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

[COMPANY INVESTOR]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT B

AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

OF

TPHGREENWICH HOLDNGS LLC,
a Delaware limited liability company,

by and among

TPHS INVESTOR LLC,
a Delaware limited liability company,
as a Member and as the initial Manager,

and

TRINITY PLACE HOLDINGS INC.,
a Delaware corporation,
as a Member.

DATED AS OF [__________ __], 2024.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF TPHGREENWICH HOLDINGS LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (together with the schedules and exhibits attached hereto and as amended and/or restated from time to time, this “Agreement”) of TPHGREENWICH HOLDINGS LLC, a Delaware limited liability company (the “Company”), is dated as of the [__] day of [________], 2024 (the “Effective Date”), by and between TPHS Investor LLC, a Delaware limited liability company (“Investor Member”), as a member and as the initial Manager, and TRINITY PLACE HOLDINGS INC., a Delaware corporation, as a member (“TPH Member”).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, Del Code, title 6, Sections 18-101, et. seq., as amended from time to time (the “Act”) by the filing of its Certificate of Formation with the Secretary of State of the State of Delaware on January 21, 2015 (as amended or amended and restated from time to time, the “Certificate”);

WHEREAS, the TPH Member, as the sole member of the Company, executed that certain Limited Liability Company Agreement of the Company dated as of February 9, 2015 (the “Original Agreement”);

WHEREAS, pursuant to that certain [_____________], dated as of [the date hereof], the TPH Member is transferring a five percent (5%) limited liability company interest in the Company to the Investor Member contemporaneously with entering into this Agreement;

WHEREAS, the Members (as hereinafter defined) wish to set out their respective rights, obligations and duties regarding the Company and its assets and liabilities; and

WHEREAS, the Members hereto now desire to amend and restate in its entirety the Original Agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS; FORMATION; NAME

Section 1.1.            Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth on Schedule B attached hereto.

Section 1.2.            Formation and Operation of the Company. The Company has been formed as a limited liability company pursuant to the Act. The Investor Member shall be admitted to the Company as a member of the Company upon the execution and delivery of a counterpart signature page to this Agreement by the Investor Member and shall be appointed as the Manager of the Company as of the date hereof.

Section 1.3.            Name. The name of the Company shall be “TPHGreenwich Holdings LLC”, and all business of the Company shall be conducted under that name or under any other name as the Manager may determine from time to time; provided, however, that the words “Limited Liability Company” or the initials “L.L.C.” or “LLC” shall be included in the name where necessary.

Section 1.4.            Certificate of Formation. The Company shall exist under and shall be governed by the Act and this Agreement. The Certificate has been filed in the appropriate office of the Secretary of State of the State of Delaware. If necessary in the future, the Manager, as the designated “authorized person” within the meaning of the Act, shall execute such further documents (including amendments to the Certificate) and take such further action as shall be appropriate to comply with the requirements of law for the formation and operation of a limited liability company pursuant to the laws of the State of Delaware and to qualify the Company to do business in such other state in which the Company may elect to do business. Amanda Grimes is hereby designated as an “authorized person”, within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware, and each action taken by said designated “authorized person” prior to the Effective Date in furtherance of the execution, delivery and filing of the Certificate is hereby ratified and confirmed by the Manager and the Members. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, the powers of Amanda Grimes as an “authorized person” ceased and the Manager thereupon became the designated “authorized person”. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in accordance with the Act.

Section 1.5.            Nature of the Company.

Section 1.5.1.            Formation for Limited Purpose. The Company shall be a limited liability company formed only for the purpose specified in Article II, and this Agreement shall not be deemed to create an agreement among the Manager or the Members with respect to any activities whatsoever other than the activities within the business purposes of the Company as specified in Article II.

Section 1.5.2.            Limited Power of Manager and Members to Bind Company; Limited Liability of Manager, Members, and the Company. Neither the Manager nor any Member shall have any power to bind the Company or the Manager or any other Member, as applicable, except as specifically provided in this Agreement. None of the Manager, or any Member shall be responsible for any indebtedness or obligation of any other Member or the Manager, as applicable, incurred either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, indebtedness or obligations incurred pursuant to, and as limited by, the terms of this Agreement. The Company shall not be responsible for any indebtedness or obligation of any Member or the Manager, as applicable, incurred either before or after the execution of this Agreement.

Section 1.5.3.            Assets of Company Owned by Company. The Assets shall be owned directly or indirectly by the Company as an entity, and no Member or the Manager individually shall own any interest in the Assets.

Section 1.5.4.            Manager Does Not Have Ownership Interest. The Manager shall not, by virtue of its appointment as the manager hereunder, have any ownership interest in the Company.

Section 1.6.            Further Assurances. Each Member agrees to take such further actions and to furnish to the Manager such further information and to execute such further instruments as are reasonably requested by the Manager in connection with the furtherance of Company business.

Article II
PURPOSE; TERM

Section 2.1.            Purpose.

(a)               The purpose of the Company is, to (i) directly or indirectly, acquire, own, hold, finance and sell the Assets, and in connection therewith, to sell, assign, transfer, manage, develop, operate, lease, hypothecate, pledge or otherwise deal with all or any part of the Assets, (ii) own and hold one hundred percent (100%) of the direct or indirect membership, partnership or other interests in the Subsidiary Companies (the “Subsidiary Interests”), and in connection therewith, to sell, assign, transfer, operate, lease, hypothecate, pledge or otherwise deal with such Subsidiary Interests, and (iii) act as the member, managing member, partner, manager or stockholder of the Subsidiary Companies (as applicable) and in connection therewith cause the Subsidiary Companies to assign, transfer, operate, manage, hypothecate, pledge, sell and otherwise deal with the Subsidiary Company Assets (including, without limitation, the Property) owned by such Subsidiary Company. In furtherance of the foregoing purposes and businesses, the Company, and the Manager on behalf of the Company, shall have and exercise all of the powers now or hereafter conferred under the laws of the State of Delaware on limited liability companies formed under such laws and may do any and all things necessary or incidental to such purposes or businesses.

Section 2.2.            Term. The Company shall have a term commencing on the Effective Date and continuing in perpetuity, unless the Company is dissolved earlier pursuant to Section 9.1 (the “Term”).

Article III
PRINCIPAL OFFICE; REGISTERED AGENT

Section 3.1.            Principal Office. The principal office of the Company shall be located at the address set forth on Schedule 3.1 attached hereto. The Manager shall be responsible for maintaining at the Company’s principal place of business any records required to be maintained by the Act and by this Agreement. The Manager may change the principal office of the Company from time to time.

Section 3.2.            Registered Office and Agent. The address of the registered office of the Company for service of process on the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington (New Castle County), Delaware 19808, and the name of the registered agent of the Company at such address is Corporation Service Company. The Manager may change the registered office or registered agent of the Company from time to time in accordance with the Act.

Article IV
DESCRIPTION OF THE TRANSACTION1

Section 4.1.            Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, the TPH Member agreed to contribute to the Company, and the Company agreed to acquire from the TPH Member, the [Contributed Membership Interests].

Section 4.2.            Matters Occurring Concurrently with the Effective Date. The parties acknowledge that the following matters are occurring concurrently with the Effective Date:

(a)            the Company is executing and delivering (or causing the applicable Subsidiary Company to execute and deliver) an amendment to the Subsidiary Company Operating Agreement of the applicable Subsidiary Company substantially in the form attached hereto as Schedule 4.2(a);

(b)            [the Company is acquiring the Contributed Membership Interests pursuant to the terms of the Stock Purchase Agreement;]

1 NTD: this Section to be updated to reflect final transaction structure.

(c)            the Company is assuming the Investor Member Affiliate Holdco Loan and all obligations of the “borrower” under the Investor Member Affiliate Holdco Loan Documents, and the TPH Member and any of its subsidiaries that are not owned by the Company are being released from all obligations other than the [________]2, in each case, pursuant to and in accordance with that certain [__________]3;

(d)           the Members are making their respective Initial Capital Contributions to the Company in accordance with Article V;

(e)            the Company and the TPH Asset Manager are entering into the TPH Management Agreement;

(f)            [_______] is executing and delivering certain amendments to the 77 Greenwich Mortgage Loan Documents each in form and substance approved by the Company prior to the Effective Date;

(g)           [_______] is executing and delivering certain amendments to the Investor Member Affiliate 77 Greenwich Mezz Loan Documents each in form and substance approved by the Company prior to the Effective Date;

(h)           [_______] is executing and delivering certain amendments to the 237 11th Mortgage Loan Documents each in form and substance approved by the Company prior to the Effective Date;

(i)             [_______] is executing and delivering certain amendments to the 237 11th Mezz Loan Documents each in form and substance approved by the Company prior to the Effective Date; and

(j)             Each applicable Investor Member Guaranty Party is executing and delivering the 77 Greenwich Mortgage Loan Guaranty, the 77 Greenwich Mortgage Loan Environmental Indemnity, the 237 11th Mortgage Loan Guaranty and the 237 11th Mezz Loan Guaranty.

Article V
CAPITAL CONTRIBUTIONS, PERCENTAGE INTERESTS

Section 5.1.            Capital Contributions.

Section 5.1.1.          Initial Capital Contributions. Concurrently with the Effective Date:

(a)            The Investor Member shall [be deemed to have made] [make] a capital contribution to the Company (such capital contribution, the “Investor Member Initial Capital Contribution”) in the amount set forth on Schedule A attached hereto.

2 NTD: to reference defined term for any remaining obligations of the TPH Member under the holdco loan documents.

3 NTD: to describe assignment and assumption agreement pursuant to which the Company will assume the Holdco Loan.

(b)            the TPH Member shall [be deemed to have made] [make] a capital contribution to the Company (the “TPH Member Initial Capital Contribution”) in the amount set forth on Schedule A attached hereto.

Section 5.1.2.         Additional Capital Contributions.

(a)            The Manager may, from time to time, call upon each Member to make additional cash capital contributions to the Company, pro rata to each Member’s Percentage Interest in such amount as the Manager determines is reasonably required to satisfy the capital needs of the Company and the Subsidiary Companies (each, an “Additional Capital Contribution”), including, without limitation, for purposes of funding any amounts payable to the applicable Third Party Lender in connection with the extension of the maturity date under the 77 Greenwich Mortgage Loan. The Manager shall do so by delivering to each Member a notice (“Capital Call Notice”; the date of the Capital Call Notice is referred to herein as the “Capital Call Notice Date”) setting forth (i) the total of all Additional Capital Contributions the Members are being called to make, (ii) the date by which such Additional Capital Contribution shall be made to the Company (such date, the “Capital Contribution Date”), which date shall not be sooner than ten (10) days after the Capital Call Notice Date, and (iii) the Additional Capital Contribution to be paid by the Member to which the notice is addressed, which shall equal the product of (x) the aggregate Additional Capital Contributions times (y) such Member’s Percentage Interest as of the Capital Call Notice Date. Notwithstanding anything herein to the contrary, (A) each Member shall have the right, but not the obligation, to make an Additional Capital Contribution in the amount set forth in the applicable Capital Call Notice or in such other amount as the applicable Member elects to make in its sole discretion, (B) if a Termination For Cause has occurred, at the Manager’s discretion, such Additional Capital Contribution may be called solely from the Investor Member and (C) provided no Termination For Cause has occurred, the Manager shall not request an Additional Capital Contribution from the Members pursuant to this Section 5.1.2(a) (but, for the avoidance of doubt, shall be permitted to cause the Company and/or any Subsidiary Company to enter into Additional Company Debt Financing pursuant to Section 5.1.2(b) at all times) for the period commencing on the Effective Date and ending on the one (1) year anniversary of the Effective Date.

(b)            Without limiting any rights of the Manager pursuant to Section 5.1.2(a), the Manager shall have the right, in its sole discretion and without the consent or approval of any other Member, to cause the Company and/or any Subsidiary Company to borrow from time to time from the Investor Member, any Affiliate of the Investor Member or any third party, any amounts that would otherwise be covered by a Capital Call Notice pursuant to Section 5.1.2(a), in lieu of requesting an Additional Capital Contribution from the Members (each such borrowing shall be referred to as “Additional Company Debt Financing”). The economic and other terms of any such Additional Company Debt Financing shall be consistent with the then-current market for debt financing having the same purpose as the then-applicable proposed Additional Company Debt Financing, in each case, as reasonably determined by the Manager; provided that a third party finance broker reasonably selected by the Manager (the “Finance Broker”) has confirmed in writing (which may be in the form of an email) that such terms are “market” prior to the incurrence of such Additional Company Debt Financing. Notwithstanding the foregoing, (i) any Additional Company Debt Financing required for the 77 Greenwich Property shall be on the same general economic terms as the Investor Member Affiliate 77 Greenwich Mezz Loan and (ii) any Additional Company Debt Financing required in connection with the 237 11th Litigation shall have an all-in interest rate that does not exceed fifteen percent (15%) per annum for the first $1,000,000 of 237 11th Financing costs incurred after the date hereof by the Company or the applicable Subsidiary Company. The Manager shall have the sole right, without the approval of any other Member, to cause the Company or the applicable Subsidiary Company to execute and deliver all of the documents evidencing, securing or otherwise memorializing any Additional Company Debt Financing, in each case, provided that such documents reflect the applicable terms provided herein and are otherwise on commercially reasonable third-party terms. For the avoidance of doubt, the TPH Member and its Affiliates may provide introductions to potential sources of capital to the Manager and/or the Finance Broker (it being agreed that the Company shall not be obligated to enter into any transaction with any such potential sources of capital). Without limiting in any manner the Manager’s right to request Additional Capital Contributions pursuant to Section 5.1.2(a) or to cause the Company and/or any Subsidiary Company to enter into Additional Company Debt Financing pursuant to Section 5.1.2(b), the Manager agrees to take into consideration the amount of transfer taxes that may be payable by the Company and/or any Subsidiary Company as a result of the funding of any Additional Capital Contributions when determining whether to request that the Members fund an Additional Capital Contribution.

Section 5.1.3.         Non-Funding Member; Inter-Member Loan. If (a) a Member (the “Non-Funding Member”) elects not to fund its pro rata share of any Additional Capital Contribution and (b) the other Member (the “Funding Member”) elects to fund both the Funding Member’s and the Non-Funding Member’s pro rata share of such Additional Capital Contribution, the portion of such Additional Capital Contribution funded on behalf of the Non-Funding Member shall, at the Funding Member’s election in its sole and absolute discretion, be in the form of either (i) a Capital Contribution from the Funding Member to the Company in lieu of the Non-Funding Member (a “Disproportionate Contribution”) or (ii) a loan (an “Inter-Member Loan”) to the Non-Funding Member. If the Funding Member elects to make an Inter-Member Loan to the Non-Funding Member, the Funding Member shall be deemed to have made an Inter-Member Loan to the Non-Funding Member in an amount equal to the amount of the Additional Capital Contribution that was not made by the Non-Funding Member. Such Inter-Member Loan shall (x) bear interest at a fixed per annum rate equal to the lesser of (A) fifteen percent (15%) per annum and (B) the highest rate permitted by applicable law, which interest shall be compounded monthly, (y) be payable solely out of distributions that would otherwise be thereafter payable to the Non-Funding Member pursuant to Article VII or Article IX, or pursuant to any other provision of this Agreement and (z) notwithstanding the provisions of clause (y), be prepayable by the Non-Funding Member in whole or in part at any time, without premium or penalty. All payments made on account of an Inter-Member Loan shall be allocated first, to any outstanding charges, second, to accrued interest and third, to repayment of principal. The proceeds of any Inter-Member Loan shall be used by the Non-Funding Member solely to make its pro rata share of the applicable Additional Capital Contribution. If the Funding Member elects to make a Disproportionate Contribution to the Company, then on the date of such Disproportionate Contribution by such Funding Member (1) the Capital Contributions of the Funding Member making such Disproportionate Contribution in lieu of the Non-Funding Member (for all purposes under this Agreement, including, without limitation, the making of computations under Article VII and Article IX) shall be deemed to be increased by an amount equal to one hundred percent (100%) of the Disproportionate Contribution and (2) the Percentage Interest of the Members shall be adjusted to take into consideration the increase in such Funding Member’s Capital Contributions (for all purposes under this Agreement, including, without limitation, the making of computations under Article VII and Article IX). The parties acknowledge, for the avoidance of doubt, that this Section 5.1.3 shall be inapplicable with respect to any transaction contemplated by Section 5.1.2(b).

Section 5.1.4.         Limited Liability of Members.

(a)            Except as otherwise specifically provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Manager nor any Member shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a manager or member of the Company. In addition, except as otherwise specifically provided herein, in no event shall any Member, by reason of its admission as a member of the Company, be obligated to fund any amount beyond the Initial Capital Contribution actually made by it pursuant to Section 5.1.1 and any Additional Capital Contribution actually made by it pursuant to Section 5.1.2 or be obligated to restore any negative Capital Account balance to the Company, whether before or after liquidation of the Company under Section 9.2 whether or not any Member has a positive Capital Account.

(b)           The Manager and Members acknowledge and agree that the sole remedy of the Company and the other Members for the failure of a Member to make an Additional Capital Contribution pursuant to this Section 5.1 shall be as expressly set forth in this Section 5.1. No Member or Manager, and no partner, employee, Affiliate, member, manager, principal (disclosed or undisclosed), shareholder, director or officer of any Member or Manager, shall have any personal liability to make such Additional Capital Contribution; provided, however, the Manager and Members agree that it shall be a condition precedent to the effectiveness of this Agreement that each Member shall be deemed to have made its Initial Capital Contribution concurrently with the execution and delivery hereof.

Section 5.1.5.         Members Not Obligated to Make Any Capital Contributions; Manager Not Required to Make Any Capital Contributions. The Members acknowledge that (a) none of the Members has by this Agreement made any commitment or obligation of any kind or nature to make any Capital Contributions, other than the Initial Capital Contributions (it being acknowledged that each Member shall have the right to determine not to fund any or all proposed Additional Capital Contributions for any reason or for no reason) and (b) the Manager shall not be required to make any capital contribution or other advance of funds to the Company.

Section 5.1.6.         No Right to Return of Capital Contribution. No Member shall have the right to withdraw from the Company or to demand a return of all or any part of its Capital Contribution during the Term of the Company and any return of any such Capital Contribution shall be made solely from the distributions pursuant to the provisions of Article VII and Article IX.

Section 5.2.            Capital Accounts; Allocations; Other Tax Matters. The establishment of Capital Accounts and all allocations of Profits and Losses (and items of income gain, loss, deduction, and credit therefor) shall be made in accordance with Schedule E attached hereto and made a part hereof.

Section 5.3.            No Interest on Capital. No interest shall be paid by the Company on any Capital Contributions.

Section 5.4.            Percentage Interests. As of the Effective Date, the Percentage Interest of a Member shall be the percentage interest of such Member set forth opposite the name of such Member under the heading “Percentage Interest” on Schedule A attached hereto and made a part hereof and if, pursuant to the definition of Percentage Interest, the Percentage Interests of the Members change, then the Manager is hereby authorized and shall have the right to amend Schedule A to reflect such change. If the Percentage Interests of such Members are changed pursuant to the terms of this Agreement during any Fiscal Year, then the amount of all items allocable to such entire Fiscal Year which are to be credited or charged to, or which are to be distributed to, the Members for such entire Fiscal Year in accordance with their respective Percentage Interests shall be allocated between the portion of such Fiscal Year which precedes the date of such change (and, if there shall have been a prior change in such Fiscal Year, which commences on the date of such prior change) and the portion of such Fiscal Year which occurs on and after the date of such change (and, if there shall be a subsequent change in such Fiscal Year, which precedes the date of such subsequent change), based upon an interim closing of the books of the Company or such other permitted method selected by the Manager.

Article VI
EXPENSES; GUARANTY CLAIMS

Section 6.1.            Reimbursement of Expenses.

(a)            Except as set forth below in this Section 6.1, the Company shall not be required to reimburse the Manager for any expenses incurred in connection with its acting as manager hereunder. All costs and expenses incurred by the Company in connection with the operations of the Company shall be paid by the Company, and the Manager shall be entitled to reimbursement by the Company for any costs and expenditures incurred by the Manager on behalf of the Company (and not on behalf of itself) which are made or incurred other than out of funds of the Company. For the avoidance of doubt, any costs and expenses incurred by Manager on behalf of the Company (and not on behalf of itself) in connection with the 237 11th Litigation shall be paid by the Company or any applicable Subsidiary Company, and the Manager shall be entitled to reimbursement by the Company for any costs and expenditures made or incurred by the Manager on behalf of the Company (and not on behalf of itself) in connection with the 237 11th Litigation which are made or incurred other than out of funds of the Company.

(b)            In the event any litigation is commenced against the Manager that arises out of the business of the Company, then the Company shall reimburse the Manager for its out-of-pocket expenses arising therefrom unless such litigation arises as a result of the fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period) by the Manager, its Affiliates or any Person claiming by, through or under Manager or any such Affiliate, in which event the Company shall not be obligated to so reimburse the Manager for such expenses; provided, however, in the event of litigation that is not between the Manager, on the one hand, and a Member or the Company, on the other hand, if the Manager disputes the determination that such litigation is the result of the fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period) by the Manager, its Affiliates or any Person claiming by, through or under Manager or any such Affiliate, then, pending the resolution by a court of competent jurisdiction of the issue of whether such litigation arose as a result of the fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period) by the Manager, its Affiliates or any Person claiming by, through or under Manager or any such Affiliate, the Company shall reimburse the Manager for its expenses arising out of such litigation; provided, further, that if a court of competent jurisdiction ultimately determines that such litigation arose as a result of the fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period) by the Manager, its Affiliates or any Person claiming by, through or under Manager or any such Affiliate, then the Manager shall repay to the Company any expenses reimbursed to the Manager by the Company as hereinabove provided.

Section 6.2.            Reimbursement under Guaranties.

(a)            Notwithstanding any other provision contained herein, the TPH Member shall be liable for any liability, loss, cost or expense (including, but not limited to, reasonable attorneys’ fees and expenses) (collectively, the “Carveout/EIA Losses”) which may be incurred from time to time by the Investor Member (or its Affiliate(s), including, without limitation, the Investor Member Guaranty Party) under any Non-Recourse Carveout Guaranty or Environmental Indemnity to the extent such Carveout/EIA Losses were caused solely by the acts or omissions of the TPH Member, the TPH Asset Manager or any of their respective Affiliates without the prior written consent of the Investor Member or any Affiliate of the Investor Member.

(b)            Without duplication of clause (a) above, and notwithstanding any other provision contained herein, if the Investor Member (or any of its Affiliate(s), including, without limitation, the Investor Member Guaranty Party) makes a payment required under any Third Party Loan Guaranty (other than a Non-Recourse Carveout Guaranty or an Environmental Indemnity) provided to a Third Party Lender in connection with a Third Party Loan (each, a “Guaranty Payment”), the Investor Member shall be entitled to indemnification, contribution and reimbursement from the TPH Member, and the TPH Member agrees that it shall indemnify the Investor Member (and its Affiliate(s)) for, and contribute and reimburse to the Investor Member (and its Affiliate(s)), the amount of any Guaranty Payment to the extent that such Guaranty Payment is required (i) solely as a result of an act or omission of the TPH Member (or any of its Affiliates) occurring after the date hereof without the prior written consent of the Investor Member or any Affiliate of the Investor Member or (ii) as a result of any action or omission of the TPH Member (or any of its Affiliates) that arose or occurred prior to the date hereof, including, without limitation, any action or omission that results in a Guaranty Payment being payable under the 77 Greenwich Mortgage Loan Completion Guaranty or any Environmental Indemnity. Any contribution payment required to be made by the TPH Member under this Section 6.2(b) shall be made by the TPH Member within ten (10) Business Days after written demand therefor by the Investor Member. If the TPH Member fails to timely pay all or any portion of such contribution payment, the amount of such contribution payment that is not paid timely shall bear interest at a rate equal to five percent (5%) above the Prime Rate set forth in The Wall Street Journal from the expiration of such ten (10) Business Day period until paid in full to the Investor Member.

Article VII
DISTRIBUTIONS

Section 7.1.            Distributions of Available Cash.

(a)            During the period commencing on the Effective Date and ending upon the dissolution of the Company pursuant to the provisions of Article IX, the Manager shall cause the Company to make distributions of Available Cash in accordance with the provisions of this Article VII in the order of priority set forth on Schedule 7.1 attached hereto.

(b)            Notwithstanding the foregoing provisions of this Section 7.1, in the event a Termination For Cause occurs, then, at the option of the Manager, the Percentage Distribution payable to the TPH Member under this Agreement shall be forfeited and any distributions that would otherwise have been made in respect thereof shall instead be distributed to the Investor Member; provided, however, the foregoing shall not limit any other right or remedy available to the Manager (or the Company or the Investor Member) at law or in equity (including, without limitation, injunctive or other equitable relief) as a result of the occurrence of such Termination For Cause.

Section 7.2.            Timing and Amount of Distributions. The Manager shall cause the Company to make distributions of Available Cash to the Members at such time or times as is determined by the Manager in its sole discretion. Nothing contained in this Agreement shall in any manner be construed to imply that any Member has any claim or right whatsoever to require that distributions of Available Cash or distributions on winding up of the Company be made at any particular time or in any particular amount. The Members further agree that in determining whether to make a distribution of such Available Cash or other distribution to the Members at any time, or in determining the amount of any Available Cash or other distribution, neither the Manager nor any Member shall have any fiduciary, or trustee or other obligation or duty to any Member other than a contractual obligation or duty pursuant to the terms of Section 7.1.

Section 7.3.            Distributions for Indemnities. Notwithstanding anything set forth in this Agreement to the contrary, (a) distributions otherwise payable to a Member under this Agreement shall be applied first to satisfy amounts due and payable on account of the indemnity and/or contribution obligations of such Member under this Agreement and/or any other agreement delivered by such Member to the Company or any other Member, including, without limitation, any indemnity and/or contribution obligations of the TPH Member and any Affiliate thereof pursuant to the Stock Purchase Agreement and the TPH Management Agreement (collectively, the “TPH Other Agreement Obligations”), but in each case shall be deemed distributed to such Member for purposes of this Agreement, and (b) to the extent there are any outstanding TPH Other Agreement Obligations at the time any distribution of Available Cash is made pursuant to this Agreement, the Manager shall have the sole and absolute right to offset (or cause the Company to offset) any such TPH Other Agreement Obligations against any distributions that would otherwise be payable to the TPH Member in accordance with this Agreement, and any such amounts so offset shall be deemed distributed to the TPH Member for purposes of this Agreement.

Section 7.4.            Distributions in Kind. If any Assets shall be distributed in kind to the Members, such Assets shall be distributed to the Members entitled thereto, as tenants-in-common, in the same proportions in which such Members would have been entitled to cash distributions under Section 7.1 or as otherwise determined by the Manager.

Section 7.5.            Limitations on Distributions. No Member shall be entitled to demand and receive property other than cash in return for its Capital Contributions to the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Manager shall not be required to cause the Company to make a distribution of Available Cash to the Members if such distribution would violate the Act.

Section 7.6.            Withholdings.

(a)            The Manager shall (i) cause the Company to withhold from any distributions, any monetary payments provided in this Agreement or any allocations to the Members and (ii) pay over to any federal, state, local, or foreign government any and all amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local, or foreign law. The Manager shall cause the Company to allocate any such withheld amounts to the Members, as applicable. All amounts withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 7.6 for all purposes under this Agreement.

(b)            If the Manager determines, in its sole discretion, that there is insufficient Available Cash to cause the Company to fund any amounts required to be paid to any federal, state, local, or foreign government pursuant to Section 7.6(a) on behalf of any Member, the Manager may call upon such Member to make a cash capital contribution to the Company in order to fund such amounts (any cash capital contribution that is contributed pursuant to this sentence being referred to as a “Withholding Capital Contribution”); provided, however, if a Member has funded a Withholding Capital Contribution any funds contributed through such Withholding Capital Contribution shall be solely for tax purposes and such funds shall not be deemed to be a capital contribution for any other purposes under this Agreement. To the extent that any Member fails to make any capital contribution required to be made by such Member pursuant to this Section 7.6, any amounts to be withheld pursuant to this Section 7.6 shall be offset against any rights such Member may have to receive distributions or any other monetary payments provided in this Agreement.

Section 7.7.            Intentionally Omitted.

Section 7.8.            Treatment of Inter-Member Loans.

(a)            In connection with the distribution of Available Cash, in the event there is an outstanding Inter-Member Loan to a Member pursuant to the provisions hereof, all distributions under this Article VII that would otherwise be payable to the Non-Funding Member shall be deemed distributed to the Non-Funding Member but will be paid instead to the Funding Member until the Inter-Member Loan has been paid in full.

(b)            In the event that there is more than one Inter-Member Loan during the Term hereof which relate to separate Capital Call Notices, each such Inter-Member Loan shall be repaid based upon the relative priority of each such Inter-Member Loan (i.e., the oldest Inter-Member Loan shall be repaid in full first, with any subsequent Inter-Member Loans being repaid in the order same were advanced).

Article VIII
CONTROL AND MANAGEMENT

Section 8.1.            Appointment and Responsibility of the Manager. The Investor Member shall have the sole right to designate the Manager or replace a resigning Manager hereunder pursuant to Section 8.14. Effective as of the Effective Date, the Investor Member has been designated as the Manager hereunder, to act as such, pursuant to the terms and conditions of this Agreement. The Manager shall have the sole and exclusive right to manage, control and conduct the affairs of the Company and to do any and all acts on behalf of the Company (including the exercise of rights to elect to adjust the tax basis of the Assets and to revoke such elections and to make such other tax elections as the Manager shall deem appropriate); provided, however, (a) so long as a Termination For Cause has not occurred, the Manager shall not take any action or implement any decision on the matters set forth on Schedule C (collectively, the “Major Decisions”) without the prior written approval of the TPH Member (such approval not to be unreasonably withheld, conditioned or delayed and shall be deemed granted by the TPH Member if the Deemed Approval Requirements are satisfied) and (b) subject to Section 8.2 hereof, the Manager shall consult with the TPH Member with respect to any material modification to the Business Plan (it being acknowledged, for the avoidance of doubt, that the TPH Member’s consultation shall not constitute the right to approve such material modification). Subject to the TPH Member’s rights with respect to Major Decisions and the express provisions of this Agreement, the Manager shall have the following powers and rights:

(a)            the power and authority to bind the Company with respect to all affairs of the Company within the scope of purpose set forth in Article II; and

(b)            the power and authority to execute and deliver any and all documents, contracts and agreements (including, without limitation, deeds and other conveyancing documents, notes, loan agreements, mortgages, pledges, guarantees and other financing documents, and leases and other leasing documents) on behalf of the Company.

Section 8.2.            Authority of Manager. Subject to the TPH Member’s rights with respect to Major Decisions and the express provisions of this Agreement, the Manager shall have all the rights and powers permitted under the applicable provisions of the Act. Nothing herein contained shall impose any obligation on any Person or firm doing business with the Company to inquire as to whether or not the Manager has exceeded its authority in executing any contract, agreement, lease, mortgage, note, guaranty, loan agreement, pledge, security agreement or other evidence of indebtedness, deed, assignment, conveyance or other transfer instrument, or any other document or instrument of any kind or nature on behalf of the Company and any such Person shall be fully protected in relying upon such authority. Without limiting the generality of the foregoing but subject to the TPH Member’s rights with respect to Major Decisions and the express provisions of this Agreement, the Manager shall have the absolute power to (a) sell, exchange, lease, convey, venture, mortgage, pledge, hypothecate, or otherwise deal in or with any and all of the Assets; to cause the Company to issue any guarantees; to borrow funds to finance the conduct of Company activities, and in connection with such borrowing, to retain, hypothecate, mortgage, pledge or use so much of the revenues and other property (whether real or personal) of the Company as, in the Manager’s judgment, is necessary to satisfy the anticipated present and future obligations of the Company attributable to those activities; to repay, in whole or in part, refinance, recast, increase, modify or extend any mortgage or other secured or unsecured indebtedness, and in connection therewith, to execute for and on behalf of the Company any extensions, renewals or modifications of mortgages, pledges, security agreements or other evidences of indebtedness in lieu of such existing mortgages, pledges, security agreements or other evidences of indebtedness; to execute any and all other evidence or evidences of indebtedness; and to invest and reinvest any or all of the Assets in such other property, whether real or personal, incident to or necessary for the operations of the Company, (b) cause the Company to (i) cause each Subsidiary Company to sell, exchange, convey, venture, mortgage, pledge, hypothecate or otherwise deal in or with any and all of the assets of such Subsidiary Company (including, without limitation, the Property owned by such Subsidiary Company); (ii) cause each Subsidiary Company to own, hold, finance, operate, manage, assign, transfer, operate, renovate, develop, redevelop, subdivide, improve, lease, hypothecate, pledge, sell, and otherwise deal with all or any part of the Property; (iii) cause each Subsidiary Company to borrow funds to finance the conduct of such Subsidiary Company’s activities, and in connection with such borrowing, cause such Subsidiary Company to retain, hypothecate, mortgage, pledge or use so much of the revenues and other property (whether real or personal) of such Subsidiary Company (including, without limitation, the Property) as, in the Manager’s judgment, is necessary to satisfy the anticipated present and future obligations of such Subsidiary Company attributable to those activities; (iv) cause each Subsidiary Company to repay, in whole or in part, refinance, recast, increase, modify or extend any mortgage or other secured or unsecured indebtedness of such Subsidiary Company, and in connection therewith, to execute for and on behalf of the Company in its capacity as member, partner, managing member, manager, stockholder or beneficial owner of such Subsidiary Company any extensions, renewals or modifications (or consents thereto) of mortgages, pledges, security agreements or other evidences of indebtedness in lieu of such existing mortgages, pledges, security agreements or other evidences of indebtedness; (v) execute any and all other evidence or evidences of indebtedness of each Subsidiary Company in its capacity as member, partner, managing member, manager, stockholder or beneficial owner of each Subsidiary Company; and (vi) cause each Subsidiary Company to invest and reinvest any or all of the assets of such Subsidiary Company in such other property, whether real or personal, incident to or necessary for the operations of such Subsidiary Company, (c) cause the Company to comply with any tax law or undertaking with any tax authority, including, without limitation, to FATCA and (d) prepare, or cause the preparation of (including preparation by the TPH Member, the TPH Asset Manager, or any Third Party Property Manager) of an annual budget (the “Annual Budget”) and a business plan with respect to the Company and the Assets (the “Business Plan”), and approve such Annual Budget and Business Plan and any material modifications to such Annual Budget and Business Plan in its sole and absolute discretion (except to the extent any such modification would constitute a Major Decision hereunder). The initial Annual Budget and the initial Business Plan are attached as Schedule G hereto. Notwithstanding anything in this Agreement to the contrary, the TPH Member (and not the Manager or the Investor Member) shall have the sole and exclusive right to manage, control and conduct the affairs of the Company with respect to the Paramus Property, the Paramus Property Owner and the Paramus Credit Agreement, and the TPH Member shall have the same decision making powers and control with respect to the Paramus Property, the Paramus Property Owner and the Paramus Credit Agreement as it would have had if the Investor Member had not become a Member of the Company and the Members hereunder had not amended and restated the Original Agreement; provided that, (x) the TPH Member shall be required to comply with all applicable terms and provisions of the Stock Purchase Agreement relating to the Paramus Property, and (y) the TPH Member shall cause all Paramus Net Sale Proceeds to be remitted to the Company and distributed as “Available Cash” in accordance with Article VII hereof (and, for the avoidance of doubt, the TPH Member shall have no right to control or determine the timing or frequency of any such distributions of Paramus Net Sale Proceeds, notwithstanding its rights to make decisions with respect to the Paramus Property and the Paramus Property Owner pursuant to this sentence). The TPH Member hereby expressly acknowledges and agrees that, notwithstanding the immediately preceding sentence, without the Investor Member’s prior written consent, the TPH Member shall not (I) make any material modification or material amendment to that certain purchase and sale agreement for the Paramus Property by and between the Paramus Property Owner, as seller, and Islamic Education Foundation of NJ, as purchaser, or (II) dissolve the Paramus Property Owner.

Section 8.3.            Bank Accounts. The Manager shall have the right to open one or more bank accounts for and in the name of the Company or any Subsidiary Company. The Manager shall designate a representative or representatives of the Manager (or other third parties as determined by the Manager from time to time) to execute checks on any such Company or Subsidiary Company bank account.

Section 8.4.            Proscriptions. Without the written consent or ratification of all of the Members, the Manager shall have no authority to expend or use Company money or property other than on the account and for the benefit of the Company or any Subsidiary Company or to pledge any of the Company’s credit or property for other than Company or Subsidiary Company purposes. However, the foregoing shall not affect the rights of the Manager as set forth in Section 8.1 and Section 8.2.

Section 8.5.            Payments to Manager. During the Term, unless specifically so provided herein, the Manager shall not be entitled to any fees or other remuneration for its services as Manager of the Company; provided, however, that the foregoing shall not affect the right of the Manager to be reimbursed for its expenses and costs as herein provided, except to the extent arising out of the fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period) by the Manager, its Affiliates or any Person claiming by, through or under Manager or any such Affiliate.

Section 8.6.            Potential Conflicts. The Manager shall cause so much time to be devoted to the business of the Company as, in its judgment, taking into account its responsibilities described hereunder, the conduct of the Company’s business shall reasonably require.

Section 8.7.            Affiliate Transactions Not Restricted. The Manager may cause the Company to (or cause the Company to cause a Subsidiary Company to) (a) retain the services of a professional or nonprofessional firm or entity controlled by or Affiliated with a Member or the Manager to render services or supply goods to the Company or any Subsidiary Company and may pay reasonable compensation for such services or goods, (b) enter into transactions with or otherwise deal with an entity controlled by or Affiliated with a Member or the Manager, or (c) borrow money from an Affiliate of the Company or a Member or the Manager on such terms as are determined by the Manager; provided, however, that all such transactions under clause (a), (b) and/or (c) shall be on an arm’s-length basis and at market rates.

Section 8.8.            Liability of Manager. The Manager shall not be liable to any Member, the Company or any Subsidiary Company for honest mistakes of judgment, or for any action or inaction taken in good faith for a purpose that was reasonably believed to be in the best interests of the Company or any Subsidiary Company (even if such decisions ultimately turn out to not be beneficial to the Company or any Subsidiary Company), or for losses due to such mistakes, action, or inaction, or for the negligence, dishonesty, or bad faith of any employee, broker, or other agent of the Manager, the Company or any Subsidiary Company. Without limitation of the foregoing, but subject to the Manager’s obligations with respect to Major Decisions, (a) the Manager shall be entitled to make such decisions as are determined by the Manager in its discretion and none of the Manager, Investor Member, the Company or any Subsidiary Company shall have any liability to any Member for the results of its decisions and (b) if actions by the Manager in regard to the Company, any Subsidiary Company, the Assets, any Subsidiary Company Assets or the Company’s or any Subsidiary Company’s operations, have the effect of reducing the amount of the Percentage Distribution ultimately payable to the TPH Member, the TPH Member hereby waives any right to make a claim against the Manager, the Company, any Subsidiary Company or the Investor Member in respect thereof. The Manager may consult with third-party counsel and accountants in respect of Company and Subsidiary Company affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants. The Members shall look solely to the Assets for the return of their capital and, if the Assets remaining after payment or discharge of the debts and liabilities of the Company are insufficient to return such capital, they shall have no recourse against the Manager (or any Manager Exculpated Party) for such purpose. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 8.8 shall not be construed to relieve (or attempt to relieve) the Manager of any liability by reason of its fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period).

Section 8.9.            Restrictions on Duties. Notwithstanding anything to the contrary contained in this Agreement or otherwise applicable provision of law or equity, the Manager and each Member agrees that, to the fullest extent permitted by the Act, neither the Manager nor any Member shall have any duties or obligations (including fiduciary duties) to the Company, any Member, or any other Person except as expressly set forth in this Agreement.

Section 8.10.          Indemnification of Manager. The Company agrees to indemnify the Manager and each Manager Exculpated Party to the fullest extent permitted by law and to save and hold them harmless from and in respect of all (a) fees, costs and expenses paid in connection with or resulting from any claim, action, or demand against the Company, the Manager, or any Manager Exculpated Party that arises out of or in any way relates to the Company, its properties, business, or affairs and (b) such claims, actions, and demands and any losses or damages resulting from such claims, actions, and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action, or demand; provided, however, that the Company shall not indemnify or hold harmless the Manager or a Manager Exculpated Party with respect to any of the foregoing which arises from the fraud, misappropriation of funds, gross negligence, willful misconduct or material breach of this Agreement (beyond any applicable notice and cure period) by the Manager or such Manager Exculpated Party, in which event the Company shall not be obligated to so reimburse the Manager (or the Manager Exculpated Party) seeking indemnification or to be held harmless. If a claim is raised against the Manager as to which the Manager reasonably believes that it is entitled to indemnification as aforesaid, then, pending any determination as to whether the Manager is in fact entitled to such indemnification, the Manager shall have the right to utilize the Assets to reimburse the Manager for the cost of defending against such claim, including, without limitation, the cost of legal counsel in connection therewith; provided, however, that if it is eventually determined that the Manager was not entitled to such indemnification, then the Manager shall promptly reimburse the Company for any payments made to it on account of such indemnification.

Section 8.11.          Non-Liability. Notwithstanding anything to the contrary contained in this Agreement, no direct or indirect partner, officer, director, shareholder, member, manager, employee, agent, or Affiliate of (i) the Manager (any such Person, a “Manager Exculpated Party”) or (ii) either Member shall have any liability of any kind or nature arising out of this Agreement.

Section 8.12.          Temporary Investments. The Manager may temporarily invest funds of the Company on hand which exceed the Company’s immediate cash needs in such investments as the Manager may determine appropriate.

Section 8.13.          Intentionally Omitted.

Section 8.14.          Resignation of Manager. Notwithstanding anything to the contrary contained herein, the Manager may resign at any time for any reason or for no reason and, in the event of such resignation, the Investor Member shall promptly designate another Affiliate of the Investor Member to act as manager of the Company.

Section 8.15.          Right of Manager to Delegate Duties. The Manager shall have the right to delegate all or a portion of its duties and responsibilities under this Agreement from time to time to the TPH Asset Manager, any third party property manager or asset manager, and/or to other third parties as are determined by the Manager from time to time. Any expenses arising from any such delegation shall be expenses of the Company.

Section 8.16.          Intentionally Omitted.

Section 8.17.          New Subsidiary Companies. Without limiting the other provisions of this Article VIII, the Members acknowledge and agree that the Manager shall be vested with the power and authority to cause the Company to cause one or more Subsidiary Companies to be formed and, in connection therewith to do the following:

(a)            cause any such Subsidiary Company to be admitted as a member, managing member, partner, or other beneficial owner of another Subsidiary Company;

(b)            cause the Company (on its own behalf or on behalf of another Subsidiary Company) to transfer title to a Subsidiary Company Asset to one or more newly-formed Subsidiary Companies (and, in respect thereof, execute and deliver (and from time to time amend or modify) the Subsidiary Company Operating Agreement of any such Subsidiary Company in such form and on such terms as is determined by the Manager in its discretion);

(c)            cause any such Subsidiary Company to take such actions and/or enter any agreements of any kind or nature as determined by the Manager in its discretion; and

(d)            without limiting the foregoing, directly or indirectly, admit additional members to a Subsidiary Company on such terms as is determined by the Manager in its discretion (including, without limitation, admitting so-called “springing members”, “independent members”, “independent managers”, and/or “independent directors” to a Subsidiary Company in connection with the requirements of a Third Party Lender making a Third Party Loan to a Subsidiary Company and admitting a third party as a member, partner, or other beneficial owner of interests in such Subsidiary Company and granting such third party a promote or other incentive fee on such arms-length terms as are determined by the Manager in its discretion).

Article IX
DURATION

Section 9.1.            Dissolution Events. The Company shall dissolve and its affairs shall be wound-up upon the earliest to occur of:

(a)            the last day of the Term;

(b)            the sale, transfer or other disposition of all or substantially all of the Assets and the distribution of all proceeds thereof, and the determination of the Manager to dissolve the Company;

(c)            the entry of a decree of judicial dissolution of the Company under the Act;

(d)            the determination of the Manager to dissolve the Company; or

(e)            the happening of any of the events set forth in Section 18-801(a)(4) of the Act.

Section 9.2.            Liquidation and Termination.

(a)            Upon dissolution of the Company, the Manager shall act as liquidating trustee of the Company (in such capacity, the “Liquidating Manager”) and shall proceed to wind up the affairs of the Company, liquidate the remaining Assets and wind-up the business of the Company. The Liquidating Manager shall cause a full accounting of the Assets and liabilities of the Company to be taken and shall cause the Assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods: (i) selling the Assets and distributing the net proceeds therefrom in accordance with Section 9.2(b) or (ii) if the Liquidating Manager shall so determine, distributing the Assets in kind in accordance with Section 9.2(b).

(b)            The proceeds of liquidation shall be applied in the following order of priority: (i) first, to the satisfaction of debts and liabilities (including expenses of liquidation) of the Company (whether by payment or the reasonable provision for payment thereof), if any, in the order of priority provided by the Act (including any reserve the Liquidating Manager determines necessary to provide for any contingent, conditional or unmatured liabilities or obligations of the Company to third parties to be held and disbursed as directed by the Liquidating Manager, by an escrow agent selected by the Liquidating Manager and at the expiration of such period as the Liquidating Manager may deem advisable and in accordance with the Act, the balance remaining in such reserve shall be distributed as provided herein) and (ii) second, to the Members, in accordance with Section 7.1.

(c)            The Company shall terminate when (i) all of the Assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

Section 9.3.            Rights and Obligations of Manager and Members during Winding Up Period. During the period of the winding up of the affairs of the Company, the rights and obligations of the Manager and Members set forth in this Agreement with respect to the management of the Company shall continue.

Section 9.4.            Integrity of Manager and Members/Waiver of Other Rights. Neither the Manager nor any Member shall retire, resign, or withdraw from the Company except as expressly permitted under this Agreement. Except as otherwise consented to by the Manager, each Member shall, to the fullest extent permitted by law, (a) maintain its existence as a legal entity throughout the Term of this Agreement and during any wind-up period and (b) not terminate or dissolve without concurrently being reconstituted or reincorporated. The Members agree that (x) the Members have no right (and hereby waive any right) under Section 18-604 of the Act to withdraw or resign and receive the fair value of their limited liability company interests in the Company and (y) the Members have no right (and hereby waive any right) under the first sentence of Section 18-606 of the Act.

Section 9.5.            Post Liquidation Liability. If (a) either (i) the Company is in the process of winding-up its affairs, liquidating the remaining Assets and dissolving the Company or (ii) the Company has been liquidated and dissolved and (b) an unknown liability arises for which adequate reserves were not or have not been established, then the Manager shall have the right to deliver a Capital Call Notice to the Members for the funding of such liability, which amount shall be contributed by the Members pro rata based on the distributions of Available Cash that were made to the Members under the last applicable subclause of Section 7.1(a) until an amount has been contributed that is equal to the amount distributed under such last applicable subclause of Section 7.1(a) and then any remaining amounts shall be contributed under the previous subclause of Section 7.1(a) and so on until the required amount has been contributed by the Members pro rata to their respective Percentage Interests. In addition, the Members acknowledge and agree that if the Company has been dissolved and liquidated, and any action is required to be taken (or decision made) with respect to the Company after such dissolution, then the Manager shall control all such decisions as if the Company had not been dissolved and as if the Members were members of the Company pursuant to the provisions of this Agreement. For the avoidance of doubt, the Members and Manager acknowledge and agree that the provisions of this Section 9.5 shall survive any dissolution of the Company.

Article X
TRANSFER OF INTEREST IN THE COMPANY

Section 10.1.          Consent Requirement for Transfer of Interest by Members. Except as otherwise provided in this Article X:

(a)            Without first obtaining the consent of the Manager, no Member shall, directly or indirectly, (i) sell, transfer, assign, or otherwise dispose of its direct or indirect right, title or interest in the Company, or any portion thereof or any interest therein (including, without limitation, its rights to receive distributions of Available Cash), to any other Person or (ii) permit such Member’s right, title or interest in the Company (including, without limitation, its rights to receive distributions of Available Cash) to be encumbered, hypothecated, or pledged as collateral security for any obligation in favor of any other Person (any of the foregoing under clause (i) or clause (ii), a “Transfer”).

(b)            Any Transfer in contravention of any of the provisions of this Article X shall be void and ineffective, and shall not bind, or be recognized by, the Company. A Change in Control shall be deemed a Transfer for purposes of this Section 10.1.

(c)            If the Manager’s consent is required to a Transfer, and any Member requests the consent of the Manager to a Transfer, the Manager may withhold its consent in its sole and absolute discretion.

Section 10.2.          Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, the provisions of Section 10.1:

(a)            Investor Member (in its capacity as a Member and as the initial Manager of the Company) shall have the right, without the consent of the Manager or any other Member, to freely Transfer (i) its direct right, title or interest in the Company, or any portion thereof or any interest therein, and the right to cause each applicable purchaser, transferee or assignee to be admitted as an additional or substitute Member after complying with the requirements of Section 10.3 below or (ii) the stock, partnership interest, limited liability company interest, or other beneficial interest in Investor Member or any corporation, partnership, limited liability company, or other entity that directly or indirectly holds an interest in Investor Member, in the case of each of clause (i) and clause (ii), to any Person that is Controlled by the Investor Member Parent or any Affiliate thereof;

(b)            Any other direct or indirect Transfer by Investor Member of a direct right, title or interest in the Company, or any portion thereof or interest therein, including without limitation, any Transfer of direct or indirect interests in Investor Member, shall not be made without the prior written consent of the TPH Member, which consent shall not be unreasonably withheld, conditioned or delayed; and

(c)            Transfers of direct or indirect interests in the TPH Member shall be permitted without the consent or approval of any Member, the Manager or other party, provided such Transfer does not result in a Change in Control. Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, in no event shall a Change in Control constitute a default or breach of this Agreement by TPH Member, and Investor Member’s sole and exclusive remedy in connection therewith shall be a right to terminate the Asset Management Agreement pursuant to Section 10.2(d) of the Asset Management Agreement.

If Investor Member determines to Transfer less than its entire direct limited liability company interest in the Company to a transferee in accordance with the terms of this Agreement (a “Partial Transferee”), then, if requested by the Manager or Investor Member, the TPH Member will consent to an amendment to this Agreement to accommodate the requirements of such Partial Transferee, provided, however, that such amendment does not materially adversely affect the rights of the TPH Member hereunder.

Section 10.3.          Additional Transfer Related Requirements. If a Member proposes to make a Transfer (the “Transferor”) to another Person (the “Transferee”) in accordance with the terms hereof (i.e., in compliance with, and subject to the restrictions provided in Section 10.1 and Section 10.2), no such Transfer shall be made or shall be effective until:

(a)            if such Transfer is a Transfer of a Member’s direct limited liability company interest in the Company, the Transferee shall have agreed in writing, which may be by execution of a counterpart signature page to this Agreement, with a duplicate original delivered to the Manager, to assume and be bound by this Agreement and all the obligations of the Transferor with respect to the direct limited liability company interest in the Company transferred arising from and after the date of such transfer, and to be subject to all the restrictions to which the Transferor is subject under the terms of this Agreement;

(b)            all required consents to such Transfer of any Third Party Lender or other Person or entity, if any, shall have been obtained in writing and delivered to the Manager;

(c)            in respect of a Transfer by either Member, the Transferee shall have delivered all documents and instruments reasonably requested by the Manager or the non-transferring Member, including, without limitation, (i) all necessary withholding tax documentation, if applicable, (ii) a certificate in favor of the Company and the Manager containing the representations, warranties and covenants set forth in Section 11.1, if applicable, or Section 11.2, if applicable, (iii) the documents required under Section 10.3(a) (if applicable) and Section 10.3(b) (if applicable) above, and (iv) if such Transfer is a direct Transfer of a Member’s limited liability company interest in the Company, any other documents or instruments reasonably requested by the Manager or the non-transferring Member to evidence the assignment by Transferor of its direct limited liability company interest in the Company and the assumption by Transferee of the Transferor’s obligations and duties hereunder arising from and after the effective date of such Transfer; and

(d)            to the extent a direct or indirect Transferee is subject to the fractions rule of Section 514(c)(9)(E) of Code, the Manager shall have the right to amend this Agreement to provide allocations for U.S. federal income tax purposes that comply with the requirements of such section and the Treasury Regulations promulgated thereunder.

The failure of any Transferee, including a Transferee by operation of law or otherwise, to fulfill the requirements set forth in the previous sentence shall entitle the Manager to exercise any remedies available to it or the Company at law or in equity, including, without limitation, the remedy of injunction.

Section 10.4.          Involuntary Transfers.

(a)            In the event any Member shall be adjudged bankrupt, enter into proceedings for reorganization or into an assignment for the benefit of creditors, have a receiver appointed to administer such Member’s interest in the Company, be the subject of a voluntary or involuntary petition for bankruptcy, apply to any court for protection from its creditors or have its interest in the Company seized by a judgment creditor (such Member being referred to as a “Bankrupt Member” as the case may be), the personal representative or trustee (or successor-in-interest) of Bankrupt Member shall be an assignee of such Member’s interest in the Company having the rights set forth in Section 10.6 and shall not become an additional or substitute Member unless and until the conditions set forth in Section 10.3 are satisfied; and any such Member’s successor-in-interest shall be liable for all of its obligations as a Member as the case may be.

(b)            If either (i) the TPH Member does not timely provide any requested information, documentation or waiver, as applicable, pursuant to a request by the Company for FATCA purposes or (ii) in the reasonable discretion of the Manager, the ongoing participation of the TPH Member in the Company would cause the Company to be non-compliant with FATCA, the Manager may, in its sole discretion, and in addition to all other remedies available at law or in equity, immediately or at such other time or times (x) prohibit in whole or in part the TPH Member from participating in additional capital contributions to the Company and/or (y) deduct from the TPH Member’s account and retain amounts sufficient to indemnify and hold harmless the Company, the Manager, any Manager Exculpated Party, and/or any executor, heir, assign, successor, or other legal representative of any of the foregoing Persons, from any and all withholding taxes, interest, penalties and other losses, or liabilities suffered by any such Person on account of TPH Member’s failure to timely provide any requested information, documentation, or waiver to the Company.

Section 10.5.          Dissolution or Termination of Members. In the event of the dissolution of a Member that is a corporation, partnership, or limited liability company or the termination of a Member that is a trust, the successors-in-interest of the dissolved or terminated Member shall, for the purposes of winding up the affairs of the dissolved or terminated Member, have the rights of an assignee of such Member’s interest in the Company, as described in Section 10.6, and shall not become additional or substituted Members as the case may be unless and until the conditions set forth in Section 10.3 are satisfied.

Section 10.6.          Status of Assignee. Any Person who acquires all or any portion of the direct limited liability company interest of a Member in the Company in any manner shall not be a Member of the Company, unless and until all of the applicable conditions set forth in this Article X are satisfied. Unless and until such conditions are satisfied, such Person shall, to the extent of the interest acquired, be entitled only to the transferor Member’s rights, if any, in the Profits, Losses, other items of income, gain, loss and deduction, Available Cash, and other distributions to the Members pursuant to this Agreement, subject to the liabilities and obligations of the transferor Member hereunder; but such Person shall have no right to participate in the management of the business and affairs of the Company and shall be disregarded in determining whether the approval, consent or any other action has been given or taken by the Members.

Article XI
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 11.1.          Representations and Warranties of the TPH Member. The TPH Member represents and warrants to each of the other Members as follows, as of the date hereof:

(a)            The TPH Member is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and duly authorized and qualified to do all things required of it under this Agreement and any agreement executed in connection with the transactions herein contemplated.

(b)            The TPH Member is duly authorized to enter into, join in, and deliver this Agreement and the TPH Asset Manager is duly authorized to enter into, join in, and deliver the TPH Management Agreement. The Person executing this Agreement on behalf of the TPH Member, and the Person executing the TPH Management Agreement on behalf of the TPH Asset Manager, is duly authorized to do so. Each of the TPH Member and the TPH Asset Manager has the capacity and authority to enter into this Agreement and the TPH Management Agreement executed by such TPH Member or TPH Asset Manager, and to consummate the transactions herein or therein provided. Nothing prohibits or restricts the right or ability of such TPH Member or TPH Asset Manager to close the transaction contemplated under this Agreement or the TPH Management Agreement, and to carry out the terms hereof or thereof. None of this Agreement, the TPH Management Agreement, or any agreement, document or instrument executed or to be executed in connection with this Agreement, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, any contract, agreement, lease or easement to which the TPH Member or the TPH Asset Manager is a party.

(c)            [Intentionally Omitted].

(d)            The TPH Member is Controlled by a board of directors comprised of the following individuals: [_________]. The TPH Principal is (i) a member of the board of directors of the TPH Member and (ii) subject to the oversight of such board of directors, responsible for the day-to-day operations of the TPH Asset Manager.

(e)            This Agreement and the TPH Management Agreement constitute the legal, valid, and binding obligations of the TPH Member and the TPH Asset Manager, as applicable, enforceable against the TPH Member and the TPH Asset Manager, as applicable, in accordance with their respective terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(f)             Other than as set forth on Schedule 11.1(f) attached hereto, there are no consents or approvals of governmental authorities or third parties that are required for the execution and delivery of this Agreement or the TPH Management Agreement by the TPH Member, or the TPH Asset Manager. The execution of this Agreement by the TPH Member shall not constitute a default under any material contract or agreement to which any of such TPH Member or the TPH Asset Manager is bound. The execution of the TPH Management Agreement by the TPH Asset Manager shall not constitute a default under any material contract or agreement to which the TPH Asset Manager is bound. To the TPH Member’s knowledge, no agreement or obligation exists that has the effect of materially restricting the ability of the TPH Member or the TPH Asset Manager to perform their respective obligations under this Agreement or the TPH Management Agreement, as applicable.

(g)            There is no litigation, action, or proceeding pending or, to the knowledge of the TPH Member, threatened in writing, to which the TPH Member or the TPH Asset Manager is party that, if adversely determined, could have a material adverse effect on, or enjoin, restrict, or otherwise prevent, the consummation of the transactions contemplated by this Agreement or the TPH Management Agreement, or the ability of any of the foregoing parties to perform their respective obligations under this Agreement or the TPH Management Agreement, as applicable.

(h)            The TPH Member has disclosed to the Manager all material information in its possession that it has obtained or which it is aware of pertaining to the Assets or the transactions contemplated hereby.

(i)             The TPH Member is not (and, for so long as the TPH Member owns an equity interest in the Company, will not be) and is not acting on behalf of (and, for so long as the TPH Member owns an equity interest in the Company, will not be acting on behalf of) (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, subject to Title I of ERISA, (ii) a “plan” within the meaning of, and subject to, Section 4975 of the Code, or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan. None of the transactions contemplated by this Agreement are in violation of any state statutes applicable to the TPH Member that regulate the investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

(j)             To the TPH Member’s knowledge, no funds used by the TPH Member in connection with the transactions contemplated hereby are funds of any pension, retirement or similar fund.

(k)             [Intentionally Omitted].

(l)             Neither the TPH Member, nor, to the TPH Member’s actual knowledge, any Person who owns any direct or indirect equity interest in or controls the TPH Member is (i) identified on any Governmental List, or otherwise qualifies as a Prohibited Person or (ii) in violation of any applicable law, rule or regulation relating to anti-money laundering or anti-terrorism, including, without limitation, any applicable law, rule, or regulation related to transacting business with Prohibited Persons or the requirements of any Anti-Terrorism Law. No funds or assets directly invested in the TPH Member constitute the property of or are beneficially owned, directly or indirectly, by any Person which is (A) identified on any Governmental List, or otherwise qualifies as a Prohibited Person or (B) in violation of any applicable law, rule or regulation relating to anti-money laundering or anti-terrorism, including, without limitation, any applicable law, rule, or regulation related to transacting business with Prohibited Persons or the requirements of any Anti-Terrorism Law.

(m)           The TPH Member has implemented procedures to ensure that (i) no Person who now or hereafter owns any direct or indirect equity interest in the TPH Member is a Prohibited Person or is directly or indirectly controlled by a Prohibited Person and/or (ii) no funds or assets invested directly in the TPH Member constitute the property of or shall be beneficially owned, directly or indirectly, by any Prohibited Person.

(n)            The TPH Member is a “United States person” within the meaning of Code Section 7701(a)(30).

Section 11.2.          Representations and Warranties of the Investor Member. The Investor Member represents and warrants to the TPH Member as follows:

(a)            The Investor Member is duly formed, validly existing, and in good standing under the laws of the State of Delaware and duly authorized and qualified to do all things required of it under this Agreement and any agreement executed in connection with the transactions herein contemplated.

(b)            The Investor Member is duly authorized to enter into, join in, and deliver this Agreement. The Person executing this Agreement on behalf of the Investor Member is duly authorized to do so. The Investor Member has the capacity and authority to enter into this Agreement and to consummate the transactions herein or therein provided. Nothing prohibits or restricts the right or ability of the Investor Member to close the transaction contemplated under this Agreement and to carry out the terms hereof. None of this Agreement, any agreement, document, or instrument executed or to be executed in connection with this Agreement by the Investor Member, or anything provided in or contemplated by this Agreement, or any such other agreement, document or instrument, does now or shall hereafter breach, invalidate, cancel, make inoperative, or interfere with, or result in the acceleration or maturity of, any contract, agreement, lease, easement, right, or interest, affecting or relating to the Investor Member.

(c)            This Agreement constitutes the legal, valid and binding obligations of the Investor Member enforceable against the Investor Member in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(d)            There are no consents or approvals of governmental authorities or third parties that are required for the execution and delivery of this Agreement by the Investor Member; the execution of this Agreement by the Investor Member shall not constitute a default under any material contract or agreement to which any of the Investor Member is bound; and no agreement or obligation exists that that has the effect of restricting the ability of the Investor Member to perform its obligations under this Agreement.

(e)            There is no litigation, action or proceeding pending or, to the best knowledge of the Investor Member, threatened, to which the Investor Member is a party that, if adversely determined, could have a material adverse effect on, or enjoin, restrict, or otherwise prevent the consummation of any of the transactions contemplated by this Agreement, or the ability of the Investor Member to perform its obligations under this Agreement.

Section 11.3.          Covenants of the TPH Member.

(a)            The TPH Member covenants and agrees to reasonably cooperate with the Manager by providing any requested information within its possession or control that the Manager may reasonably require from time to time in order to ensure compliance by the Company and any Subsidiary Company with any Applicable Entity Disclosure Laws.

(b)            The TPH Member covenants and agrees to (i) cooperate with the Manager by providing any requested tax forms or other documentation it has or can readily generate that will enable the Manager to cause the Company to comply with any tax law or undertaking by any tax authority including, without limitation, FATCA and (ii) provide such information and/or documentation concerning itself and its direct and indirect beneficial owners (if any), as and when requested by the Company, the Manager, or any of the Company’s other agents, as the Company or any of its agents, in its sole discretion, determines is necessary or advisable for the Company to comply with its obligations under FATCA.

(c)            The TPH Member covenants to indemnify and hold harmless the Company, the Manager, any Manager Exculpated Party and any executor, heir, assign, successor, or other legal representative of any of the foregoing Persons, from any and all withholding taxes, interest, penalties, and other losses or liabilities suffered by any such Person on account of TPH Member’s failure to timely provide any requested information, documentation or waiver requested by the Company, the Manager or any of the Company’s other agents for purposes of the Company’s compliance with its obligations under FATCA.

(d)            The TPH Member covenants and agrees to (i) provide the Company, the Manager, and the Company’s other agents, from time to time in order to comply with the provisions of FATCA and avoid the imposition of U.S. federal withholding tax, with any information and/or documentation regarding the TPH Member, which information and/or documentation (A) may include, but is not limited to, information and/or documentation relating to or concerning the TPH Member and its jurisdiction of formation and income tax status and (B) shall be certified by the TPH Member under penalties of perjury and (ii) cooperate with the Company, the Manager, and the Company’s other agents in connection with the disclosure of any such information and/or documentation to the Internal Revenue Service, other governmental agencies of the United States, or to any applicable jurisdiction under the terms of a relevant intergovernmental agreement (including any implementing legislation enacted as a result thereof) and to certain withholding agents.

(e)            The TPH Member covenants and agrees to waive any provision of law of any non-U.S. jurisdiction that would, absent a waiver, prevent the Company’s compliance with FATCA including, without limitation, the TPH Member’s provision of any requested information and/or documentation.

For the avoidance of doubt, the TPH Member acknowledges that (i) the Manager will determine in its sole discretion, whether and how to comply with FATCA, and any such determinations shall include, without limitation, an assessment of the possible burden to the Members, the Company and the Manager of timely collecting information and/or documentation and (ii) the TPH Member shall have no claim against the Company, the Manager, any Manager Exculpated Party or any executor, heir, assign, successor or other legal representative of any of the foregoing Persons, for any damages or liabilities attributable to any FATCA compliance related determinations.

Section 11.4.          Securities Laws Representations. The following provisions shall apply in respect of the acquisition of the limited liability company interests in the Company by a Member or the issuance of the limited liability company interests in the Company to a Member, as applicable:

(a)            No registration statement relating to the limited liability company interests in the Company or otherwise has been or shall be filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, or with any other governmental or regulatory agency under any securities laws or so-called “blue-sky” laws of any state (together with the Securities Act of 1933, as same may be amended from time to time, the “Securities Laws”).

(b)            Each Member represents and warrants to each other Member, to the Manager and to the Company that:

(i)              Such Member has the power and authority to execute and comply with the terms and provisions hereof.

(ii)             Such Member’s interest in the Company has been or will be acquired solely by and for the account of such Member for investment purposes only and is not being purchased for subdivision, fractionalization, resale or distribution; such Member has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or anyone else such Member’s interest in the Company (or any portion thereof); and such Member has no present plans or intentions to enter into any such contract, undertaking or arrangement.

(iii)            Such Member’s interest in the Company has not and will not be registered under the Securities Act of 1933, as amended, or the Securities Laws of any state, and cannot be sold or transferred without compliance with the registration provisions of said Securities Act of 1933, as amended, and the applicable state Securities Laws, or compliance with exemptions, if any, available thereunder. Such Member understands that neither the Company nor any Member nor the Manager has any obligation or intention to register the limited liability company interests under any Securities Laws, or to file the reports to make public the information required by Rule 144 under the Securities Act of 1933, as amended.

(iv)            Such Member expressly represents that (A) it has such knowledge and experience in financial and business matters in general, and in investments of the type to be made by the Company in particular; (B) it is capable of evaluating the merits and risks of an investment in the Company; (C) its financial condition is such that it has no need for liquidity with respect to its investment in the Company to satisfy any existing or contemplated undertaking or indebtedness; (D) it is able to bear the economic risk of its investment in the Company for an indefinite period of time, including the risk of losing all of such investment, and loss of such investment would not materially adversely affect it; and (E) it has either secured independent tax advice with respect to the investment in the Company, upon which it is solely relying or it is sufficiently familiar with the income taxation of partnerships and limited liability companies that it has deemed such independent advice unnecessary.

(v)             Such Member acknowledges that the Manager has made all documents pertaining to the transaction available and has allowed it an opportunity to ask questions and receive answers thereto and to verify and clarify any information contained in the documents. Such Member is aware of the provisions of this Agreement providing for additional capital contributions and dilution of its interest in the Company.

(vi)            Such Member has relied solely upon the documents submitted to it and independent investigations made by it and its legal and other representatives in making the decision to purchase its limited liability company interest in the Company and is not relying on any representation made by any other Member, the Company, or the Manager other than the representations as are specifically set forth in this Agreement.

(vii)           Such Member expressly acknowledges that (A) no federal or state agency has reviewed or passed upon the adequacy or accuracy of the information set forth in the documents submitted to such Member or made any finding or determination as to the fairness for investment, or any recommendation or endorsement of an investment in the Company; (B) there are restrictions on the transferability of such Member’s limited liability company interest in the Company; (C) there will be no public market for the limited liability company interest of such Member, and, accordingly, it may not be possible for such Member to liquidate its investment in the Company; and (D) any anticipated federal or state income tax benefits applicable to such Member’s limited liability company interest in the Company may be lost through changes in or adverse interpretations of, existing laws and regulations.

Article XII
BOOKS AND RECORDS; FINANCIAL STATEMENTS;
TAXATION; PARTNERSHIP AUDIT PROCEDURES

Section 12.1.          Maintenance of Books and Records; Financial Statements. At all times during the continuance of the Company, the Manager shall keep or cause to be kept, at the principal office referred to in Article III, full and complete books of account pertaining to the Company. The books of account shall be maintained, and the financial statements shall be prepared, in accordance with an accrual basis of accounting used for U.S. federal income tax purposes, unless otherwise determined by the Manager. The Manager shall be permitted to delegate the foregoing responsibilities to an asset manager or other third party retained by the Company, including, without limitation, the TPH Asset Manager, and in such event, the Manager shall not have any liability or obligation to any of the Members if such asset manager or other third party fails to perform such obligations.

Section 12.2.          Access to Books of Account. The Manager and each Member shall have the right at all reasonable times during usual business hours to audit, examine, and make copies or extracts of or from the books of account of the Company. Such rights may be exercised through any agent or employee of the Manager and such Member designated by it or by independent certified public accountants designated by the Manager and such Member.

Section 12.3.          Taxation.

(a)            The taxable year of the Company shall be the same as its Fiscal Year, unless the Manager shall determine otherwise (subject to compliance with applicable laws).

(b)            The Manager and the Members intend that the Company shall be treated as a “partnership” for U.S. federal, state, and local income and franchise tax purposes and agree to take all actions, including the amendment of this Agreement and the execution of other documents, as may be required to qualify for and receive such treatment as a “partnership” for U.S. federal, state, and local income and franchise tax purposes. All elections by the Company for U.S. federal, state, and local income and franchise tax purposes shall be determined by the Manager on a basis consistent with the terms of this Agreement, except where law provides that the election shall be made by all the Members. The Manager shall have the Accountants provide assistance in the preparation of U.S. federal, state, and local tax returns required of the Company and shall file the same, or cause the same to be filed on a timely basis (including extensions). Upon request, the Manager shall deliver to the Members, or cause to be delivered to the Members, to the extent within the reasonable control of the Manager, copies of the U.S federal, state, and local income and franchise tax returns of the Company. A Schedule K-1 shall be provided to each Member within one hundred twenty (120) days after the end of each Fiscal Year.

Section 12.4.          Partnership Audits.

(a)            Partnership Representative. The Manager shall designate a partnership representative of the Company (the “Partnership Representative”), within the meaning of Section 6223(a) of the Code, as amended by the Revised Partnership Audit Procedures, as well as for purposes of any state, local, or non-U.S. tax law.

(i)              The Partnership Representative shall notify the Members upon the receipt of a notice of final partnership adjustment, and shall make any relevant elections taking into account the best interests of the Company, current Members and former Members to comply with the Revised Partnership Audit Procedures. The Partnership Representative shall have all of the rights and powers of a partnership representative as set forth in the Revised Partnership Audit Procedures.

(ii)              If the Company pays any imputed adjustment amount under Code Section 6225, as amended by the Revised Partnership Audit Procedures, the Manager shall allocate the amount of the payment among the Members (including any former Members) for the “reviewed year” to which such liability relates in a manner that reflects the current or former Members’ respective interests in the Company for that reviewed year. Such apportionment of liability shall also take into account the extent to which the Company’s imputed underpayment was modified by adjustments under Section 6225(c) of the Code (to the extent approved by the IRS) and attributable to (x) a particular Member’s tax classification, tax rates, tax attributes, the character of tax items to which the adjustment relates, and similar factors, or (y) the Member’s filing of an amended return for the Member’s taxable year that includes the end of the Company’s reviewed year and payment of required tax liability in a manner that complies with Section 6225(c)(2) of the Code. Each Member (or former Member) for the reviewed year hereby agrees to pay such amount to the Company, and any amount so contributed to the Company shall not be treated as a Capital Contribution. Any amount not paid under the preceding sentence by a Member (or former Member) at the time requested by the Manager shall accrue interest at a rate equal to the lower of the fifteen percent (15%) per annum, compounded monthly, or the maximum rate of interest permitted by applicable law until paid, and such Member (or former Member) shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is requested by the Manager. To the extent that any Member fails to make any contribution required pursuant to this paragraph, such amounts shall be applied to and reduce the next distributions or any other monetary payments otherwise payable to the Member under this Agreement.

(iii)            The Members agree to cooperate in good faith, including by timely providing information, making elections and filing amended returns and paying any tax due with such amended returns, each as reasonably requested by the Partnership Representative. The Members agree to file all U.S. federal, state, and local tax returns on a basis consistent with any returns filed by the Company and the terms of this Agreement.

(iv)            The provisions contained in this Section 12.4(a) shall survive the dissolution of the Company, the withdrawal of any Member or the transfer of any Member’s interest in the Company.

(b)            Indemnification of the Partnership Representative. The Company shall bear any reasonable expenses, including fees and disbursements of counsel, of the Partnership Representative incurred pursuant to their acting as such. The Company shall indemnify, defend, and hold the Partnership Representative harmless from and against any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees and costs) sustained or incurred as a result of their acting as the Partnership Representative hereunder, provided that the foregoing shall not insulate the Partnership Representative from liability for any action constituting fraud, misappropriation of funds, gross negligence, willful misconduct or a material breach of this Agreement (beyond any applicable notice and cure period). The provisions contained in this Section 12.4(b) shall survive the dissolution of the Company, the withdrawal of any Member, or the transfer of any Member’s interest in the Company.

Article XIII
MISCELLANEOUS

Section 13.1.          Other Agreements Superseded. This Agreement supersedes in its entirety all prior agreements between the Manager and the Members, and their respective Affiliates, pertaining to the subject matter of this Agreement. If any Affiliate of the TPH Member, the Manager, or Investor Member has executed a term sheet or other agreement pertaining to the subject matter of this Agreement (including, without limitation, that certain (i) Indicative Term Sheet dated August 24, 2023, executed by TPHS Lender LLC, TPHS Lender II LLC and the TPH Member and (ii) Indicative Term Sheet dated December 1, 2023, executed by TPHS Lender LLC, TPHS Lender II LLC and the TPH Member), such parties have each executed this Agreement to confirm that such term sheet or other agreement has been superseded hereby as hereinabove provided.

Section 13.2.          Counterpart Execution; Execution by Facsimile Transmission/.PDF Format; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tie” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The parties hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of the signature, and hereby agree that such electronically transmitted or signed signatures shall be conclusive proof, admissible in judicial proceedings, of the parties’ execution of this Agreement. This Agreement shall become effective on the Effective Date.

Section 13.3.          Integration, Modification and Waiver. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties are merged in and are contained in this Agreement. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom any waiver, change, modification, or discharge is sought. Failure on the part of the Manager or any Member to complain of any act or failure to act by the Manager or any Member or to declare the Manager or any Member in default, irrespective of how long such failure continues, shall not constitute a waiver by the Manager or such Member of its rights hereunder. The giving of consent (to the extent any such consent is required) by the Manager or any Member in any one instance shall not limit or waive the necessity to obtain the Manager’s or such Member’s consent in any future instance.

Section 13.4.          Headings. The captions or titles and the table of contents contained in or appended to this Agreement are for convenience of reference only and shall not be deemed a part of the context of this Agreement.

Section 13.5.          Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any payments required to be made under this Agreement shall be in excess of the amounts allowed by law, the amounts of such payments shall be reduced to the maximum amounts allowable by law.

Section 13.6.          Meaning of “hereof”, etc. The terms “hereof”, “herein”, “hereunder” and “hereinafter” and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular paragraph or provision, unless expressly so stated.

Section 13.7.          Number and Gender. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

Section 13.8.          Information Requests. Each Member shall, at the request of the Manager, promptly supply reasonable evidence or information reasonably requested to confirm such Member’s compliance with the transfer or other restrictions contained herein, including, without limitation, the restrictions on transfers and changes of control herein provided.

Section 13.9.          Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without regard for conflict of laws principles).

Section 13.10.        WAIVER OF JURY TRIAL. THE PARTIES HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM, OR OTHER ACTION ARISING IN CONNECTION HEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER PARTY, AS APPLICABLE. THE PROVISIONS OF THIS Section 13.10 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

Section 13.11.        VENUE AND JURISDICTION. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE MANAGER AND INVESTOR MEMBER MAY, AT THEIR DISCRETION, ELECT THE STATE OF NEW YORK, NEW YORK COUNTY, OR THE UNITED STATES OF AMERICA, SOUTHERN DISTRICT OF NEW YORK, AS THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING, IN THE EVENT THE ACT REQUIRES THAT A SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BE SUBMITTED TO THE COURT OF CHANCERY OR ANY OTHER COURT OF THE STATE OF DELAWARE, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURT WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PROVISIONS OF THIS SECTION 13.11 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

Section 13.12.        No Third Party Beneficiaries. Except as provided for herein, this Agreement is for the sole benefit of the parties hereto and the Company, and nothing herein, express or implied, shall give or be construed to give to any Person, other than the parties hereto, and the Company, any legal or equitable rights hereunder.

Section 13.13.        Confidentiality. The parties agree to keep the terms and provisions of this Agreement confidential and not to disclose the terms thereof to third parties other than (a) their auditors, attorneys, investors, accountants, and other Persons having similar need to be cognizant of such terms, (b) as required by any applicable law, rule, or regulation, including as to enable the Manager to cause the Company to comply with any tax law or undertaking with any tax authority, including, without limitation, FATCA, (c) as necessary or appropriate for the TPH Member or its Affiliates to comply with the Securities Act or the Exchange Act and applicable state securities laws, (d) as may be required by obligations pursuant to any listing agreement with any national securities exchange, or (e) to the extent that the TPH Member or its Affiliate is a public company making such disclosures consistent with the TPH Member’s or such Affiliate’s past practices that are customary for public companies; provided that, in the case of any disclosure described in the foregoing clauses (a) through (e) made (or to be made) by the TPH Member and/or its Affiliates: (x) neither the Investor Member Parent nor any of its Affiliates other than the Investor Member, the Company and the Subsidiary Companies, shall be named in such disclosure without the prior written approval of the Manager (which shall not be unreasonably withheld, in the case of clauses (c) and (d)) and (y) the TPH Member shall deliver to the Manager not less than three (3) Business Days’ prior written notice of any such disclosure that names the Investor Member, the Company and/or any Subsidiary Company.

Section 13.14.        Other Business; Competition; Etc. Notwithstanding any duty otherwise existing at law or in equity, the Manager and each of the Members understands and acknowledges that Affiliates of the Manager or Members may be interested, directly or indirectly, in various other businesses and undertakings not included in the Company or any Subsidiary Company and such businesses and undertakings may compete, either directly or indirectly, with the conduct of the business of the Company or any Subsidiary Company. The Manager and Members hereby agree that (a) the creation of the Company or any Subsidiary Company and the assumption by each of the Manager or Members of its duties hereunder shall be without prejudice to its rights (or the rights of its Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom; (b) the Manager and each Member waives any rights it might otherwise have to share or participate in such other interests or activities of the Manager or the other Members or their Affiliates; (c) the Manager and each Member consents to the pursuit of other ventures by the Manager and the other Members, even if such other ventures are competitive with the business of the Company or any Subsidiary Company, (d) neither the Manager nor any Member or Affiliate of the Manager or Member shall be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character which, if presented to the Company or any Subsidiary Company, could be taken by the Company or any Subsidiary Company, and (e) the Manager and each Member and each Affiliate of the Manager or each Member shall have the right to take for its own account or to recommend to others, any such particular investment opportunity.

Section 13.15.        Notices. Any notice or request required or permitted to be given hereunder (each, a “Notice” or a “notice”) and any approval by the Manager or any Member shall be in writing and shall be (as elected by the Manager or Member giving such notice or granting such approval) (a)  transmitted by certified or registered mail, return receipt requested, postage prepaid, (b) transmitted by personal delivery, (c) transmitted by nationally recognized overnight courier service, or (d) transmitted by email. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given (i) three (3) Business Days after the date of posting if transmitted by certified or registered mail, (ii) the date of delivery if transmitted by personal delivery, (iii) the first Business Day after the date of posting if delivered by recognized national overnight courier service, or (iv) if transmitted by email, on the day of sending such email, if sent before 5:00 p.m. New York time on a Business Day (and otherwise, on the next Business Day). The Manager and any Member may change its address for purposes hereof by notice given to the other Members. Notices hereunder shall be directed to the parties at their respective addresses set forth on Schedule 13.15 attached hereto.

Section 13.16.        Successors and Assigns. This Agreement shall be binding upon and, subject to the restrictions on transfer set forth in Article X, shall inure to the benefit of the successors and assigns of the parties hereto.

Section 13.17.        Broker. Each party to this Agreement represents and warrants to each other party to this Agreement that it has not dealt with any Person acting as a broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, other than Houlihan Lokey and Ackman Ziff (collectively, the “TPH Transaction Broker”). The execution and delivery of this Agreement by a party is conclusive evidence that such party has relied on the foregoing representation and warranty. Each party to this Agreement shall indemnify and hold each other party to this Agreement, and such other party’s members, partners, shareholders, officers, employees, Affiliates, and agents (as the case may be), harmless from and against any damage, loss, cost, or expense (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation and warranty. Any fees or commissions payable to the TPH Transaction Broker shall be paid as set forth in the Stock Purchase Agreement. The provisions of this Section 13.17 shall survive the expiration or termination of this Agreement.

Section 13.18.        Approvals. To the fullest extent permitted by law and notwithstanding any other provision of this Agreement, any agreement contemplated in this Agreement, or applicable provisions of law or equity or otherwise, the Members and Manager agree as follows:

(a)            unless otherwise specifically stated herein any approval or consent, to be effective for any purpose, shall be in writing;

(b)            whenever in this Agreement a decision, determination, exercise of a right, election, judgment, or approval right of a Person shall be subject to a “good faith” or other express standard, the Person shall act under such express standard and shall not be subject to any other or different standard;

(c)            whenever in this Agreement a matter, arrangement or thing is to be satisfactory or not satisfactory to a Person or a Person is permitted or required to make a decision or determination, exercise a right given to it to approve or disapprove a matter, or make an election or judgment (whether in any such instance, such matter, decision, determination, exercise of a right, election, judgment, or approval right is in such Person’s “discretion” or “sole discretion” or under a grant of similar authority or latitude), then the decision, determination, exercise of a right, election, judgment, approval right, or election to withhold an approval, of such Person shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of such Person, shall be final and conclusive, and such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person and shall not be subject to any other or different standard;

(d)            to the extent that, at law or in equity, a Person has duties (including fiduciary duties) and liabilities under this Agreement in respect of the Company or to any Member, the Person acting under this Agreement shall not be liable to the Company or to any Member if such Person has carried out its duties in its good faith reliance on the express terms and provisions of this Agreement; and

(e)            the provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Person.

Section 13.19.        Limitation on Right to Acquire Third Party Loan. The TPH Member hereby covenants and agrees that no TPH Restricted Party shall enter into any direct or indirect agreement with any Third Party Lender with respect to any Third Party Loan, any Property, any Subsidiary Company Asset or any Asset until the date which is one (1) year after any foreclosure, deed in lieu, conveyance, or other direct or indirect transfer pursuant to which a Third Party Lender acquires a direct or indirect ownership interest in an Asset or Subsidiary Company Asset (the foregoing restriction to include any brokerage, commission, fee, participation, management, servicing, or other agreement pursuant to which a TPH Restricted Party provides services to or receives from or with respect to the Property).

(a)            This Section 13.19 shall survive the termination of this Agreement.

Section 13.20.        No Right to Partition. The Members, on behalf of themselves and their successors and assigns, if any, hereby specifically renounce, waive, and forfeit all rights, whether arising under contract or statute or by operation of law to seek, bring or maintain any action in any court of law or equity for partition of the Company, any Asset, any Subsidiary Company Assets, any Subsidiary Company, or any interest which is considered to be Company or Subsidiary Company property, regardless of the manner in which title to such property may be held.

Section 13.21.        Legal Counsel. The Manager and Investor Member have engaged Dechert LLP as legal counsel to the Manager, the Investor Member and the Company (“Investor Member Legal Counsel”), and the TPH Member has engaged Kramer Levin Naftalis & Frankel LLP as legal counsel to the TPH Member (“TPH Legal Counsel” and together with Investor Member Legal Counsel, collectively, “Legal Counsel”). Investor Member Legal Counsel has not been engaged to protect or represent the interests of the TPH Member vis-à-vis the Company, the Manager, the Investor Member, or the preparation of this Agreement (or any document referenced herein) and no other legal counsel has been engaged by the Manager, the Investor Member or the Company to act in such capacity. TPH Legal Counsel has not been engaged to protect or represent the interests of the Investor Member vis-à-vis the TPH Member, or the preparation of this Agreement (or any document referenced herein) and no other legal counsel has been engaged by the TPH Member to act in such capacity. The TPH Member further agrees that (i) none of this Agreement, the transactions and Company operations contemplated hereby, or Investor Member Legal Counsel’s representation of the Company (whether now or in the future) shall be deemed or is intended to create an attorney/client or other relationship between Investor Member Legal Counsel and the TPH Member and (ii) in the event of a dispute between the TPH Member, on the one hand, and the Manager or Investor Member, on the other hand, Investor Member Legal Counsel may represent the Manager, the Investor Member, or one or more equityholders thereof, or the Company. The Investor Member also agrees that (i) none of this Agreement, the transactions and Company operations contemplated hereby, or TPH Legal Counsel’s representation of the Company (whether now or in the future) shall be deemed or is intended to create an attorney/client or other relationship between TPH Legal Counsel and the Investor Member and (ii) in the event of a dispute between the Investor Member, on the one hand, and the TPH Member, on the other hand, TPH Legal Counsel may represent the TPH Member, or one or more equityholders thereof. Nothing in this Section 13.21 shall be deemed to create a right under this Agreement on the part of the TPH Member to approve the Manager’s, Investor Member’s or the Company’s selection of legal counsel to the Manager, Investor Member, or the Company. The TPH Member represents and warrants that it has the level of knowledge and sophistication (either alone or with the assistance of its own counsel) necessary to provide its informed consent to the provisions of this Section 13.21, without additional guidance or information from Investor Member Legal Counsel, the Manager, the Investor Member or the Company. Notwithstanding the provisions of Section 13.21, it is intended that Legal Counsel shall be entitled to obtain enforcement of this Section 13.21.

Section 13.22.        Prevailing Party Fees. In the event of any litigation arising out of this Agreement, the Prevailing Party (as hereinafter defined) shall be entitled to receive from the losing party an amount equal to the Prevailing Party’s costs incurred in such litigation, including, without limitation, the prevailing party’s attorneys’ fees, costs and disbursements. For purposes of this Section 13.22, (a) the term “Prevailing Party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment, or otherwise and (b) the term “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal, and any other legal proceeding, including mediation and arbitration. The provisions of this Section 13.22 shall survive the termination of this Agreement.

Section 13.23.       Limited Liability of TPH Member. Notwithstanding anything to the contrary contained herein, but expressly excluding Section 6.2, in no event shall the TPH Member, by reason of its admission as a member of the Company or otherwise, have any liability beyond its interest in the Company and the sole recourse of the Company, Investor Member, the Manager or any other Person against the TPH Member for any default, breach, obligation or liability of the TPH Member under this Agreement shall be to the TPH Member’s interest in the Company. For the avoidance of doubt, with respect to any other provision of this Agreement other than Section 6.2, no other assets of the TPH Member shall be subject to any claim by the Company, the Investor Member, the Manager or any other Person. No partner, employee, Affiliate, member, manager, principal (disclosed or undisclosed), shareholder, director or officer of the TPH Member shall have any personal liability under this Agreement. The provisions of this Section 13.23 shall survive the termination of this Agreement

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Manager:

TPHS INVESTOR LLC, a Delaware limited liability company

By:	Madave Management LLC, its Manager

By:
Name: Joshua D. Morris
Title: Manager

Investor Member:

TPHS INVESTOR LLC, a Delaware limited liability company

By:	Madave Management LLC, its Manager

By:
Name: Joshua D. Morris
Title: Manager

TPH Member:

TRINITY PLACE HOLDINGS INC., a Delaware corporation

By:
Name:
Title:

Schedule A

PERCENTAGE INTERESTS AND INITIAL CAPITAL CONTRIBUTIONS

Member		Percentage Interests	Initial Capital Contributions
Investor Member:	TPHS Investor LLC, a Delaware limited liability company	5.00%	$	[______________]
TPH Member:	Trinity Place Holdings Inc., a Delaware corporation	95.00%	$	[______________]
TOTAL:		100.00%

Schedule A - Page 1

Schedule B

DEFINED TERMS

The following terms (whether or not underscored) when used in this Agreement, including its preamble, recitals, exhibits, and schedules, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“237 11th Litigation” has the meaning given to such term in the TPH Management Agreement.

“237 11th Mezz Loan” means the “Loan” as defined in the 237 11th Mezz Loan Agreement..

“237 11th Mezz Loan Agreement” means that certain Mezzanine Loan Agreement, dated as of June 10, 2021, between 470 4th Avenue Owner, LLC, as borrower, and Natixis, New York Branch, as a co-lender, and Natixis, New York Branch, as agent for one or more co-lenders, as amended, restated, supplemented and/or otherwise modified from time to time.

“237 11th Mezz Loan Documents” means the “Loan Documents” as defined in the 237 11th Mezz Loan Agreement..

“237 11th Mezz Loan Guaranty” means [_____]4.

“237 11th Mortgage Loan” means the “Loan” as defined in the 237 11th Mortgage Loan Agreement.

“237 11th Mortgage Loan Agreement” means that certain Loan Agreement, dated as of June 10, 2021, between 470 4th Avenue Fee Owner, LLC, as borrower, and Natixis, New York Branch, as a co-lender, and Natixis, New York Branch, as agent for one or more co-lenders, as amended, restated, supplemented and/or otherwise modified from time to time.

“237 11th Mortgage Loan Documents” means the “Loan Documents” as defined in the 237 11th Mortgage Loan Agreement.

“237 11th Mortgage Loan Guaranty” means [_____]5.

“77 Greenwich Mortgage Loan” means the “Loan” as defined in the 77 Greenwich Mortgage Loan Agreement.

“77 Greenwich Mortgage Loan Agreement” means, collectively, that certain (i) Amended and Restated Building Loan Agreement, dated as of October 22, 2021, between TPHGreenwich Owner LLC, as borrower, and Macquarie PF Inc., as lender, (ii) Master Loan Agreement, dated as of October 22, 2021, between TPHGreenwich Owner LLC, as borrower, and Macquarie PF Inc., as lender, and (iii) Project Loan Agreement, dated as of October 22, 2021, between TPHGreenwich Owner LLC, as borrower, and Macquarie PF Inc., as lender, in each case, as amended, restated, supplemented and/or otherwise modified from time to time.

4 NTD: to include all replacement guaranties required to be delivered.

5 NTD: to include all replacement guaranties required to be delivered.

Schedule B - Page 1

“77 Greenwich Mortgage Loan Completion Guaranty” means [____].

“77 Greenwich Mortgage Loan Documents” means the “Loan Documents” as defined in the 77 Greenwich Mortgage Loan Agreement.

“77 Greenwich Mortgage Loan Environmental Indemnity” means that certain [_____]6.

“77 Greenwich Mortgage Loan Guaranty” means each of (i) [_______], (ii) [_______] and (iii) the 77 Greenwich Mortgage Loan Completion Guaranty7.

“Accountants” means [________] or such other firm of independent certified public accountants as is appointed by the Manager pursuant to the provisions hereof.

“Act” is defined in the first whereas clause.

“Additional Capital Contribution” is defined in Section 5.1.2(a).

“Additional Company Debt Financing” is defined in Section 5.1.2(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” is defined in the preamble.

“Annual Budget” is defined in Section 8.2.

“Anti-Terrorism Law” means (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Pub. Law No. 107-56, 115 Stat. 296 (2001); (b) the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et. seq. (2003); (c) the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et. seq. (2003); and (d) other similar laws enacted or promulgated from time to time; in each case, together with any executive orders, rules or regulations promulgated thereunder, including, without limitation, temporary regulations, all as amended or otherwise modified from time to time.

“Applicable Entity Disclosure Laws” means (a) [the Corporate Transparency Act]8, as amended or otherwise modified or replaced from time to time, (b) [the NY LLC Transparency Act]9, as amended or otherwise modified or replaced from time to time, and (c) any rules or regulations promulgated from time to time in respect of the laws described in clauses (a) and (b), and any similar statute, rule or regulation now or hereafter existing in any jurisdiction applicable to the Company or to any Subsidiary Company from time to time.

6 NTD: to describe replacement environmental indemnity required to be delivered.

7 NTD: to include all replacement guaranties required to be delivered.

8 NTD: description to follow.

9 NTD: description to follow.

Schedule B - Page 2

“Assets” means any asset of the Company, including, without limitation, the Subsidiary Interests and the indirect interests in the Property.

“Available Cash” means, as determined by the Manager, cash paid to or in the possession of, the Company from whatever source (including, without limitation, Paramus Net Sale Proceeds and any other cash received from the sale of Assets and cash received from a Subsidiary Company) after deducting therefrom (a) all funds necessary to pay for the currently payable expenses incurred in connection with the normal operations of the Company in accordance with and subject to the terms hereof, including, without limitation, expenses under Article VI, subject to the provisions of said Article VI, (b) the payment of all currently payable debt service, reserve and escrow amounts for all Outstanding Loans when and as they become due and payable and/or are required to be reserved or escrowed, (c) the payment of all other currently payable obligations of the Company and the Subsidiary Companies to third parties, including, without limitation, obligations in connection with the Assets and the Subsidiary Company Assets, and (d) an amount equal to the Working Capital Reserve.

“Bankrupt Member” is defined in Section 10.4(a).

“Business Day” means a day of the year on which banks are open for business in the State of New York other than a (a) Saturday, (b) Sunday or (c) legal holiday in the State of New York.

“Business Plan” is defined in Section 8.2.

“Capital Accounts” is defined in Section E.1 of Schedule E.

“Capital Call Notice” is defined in Section 5.1.2(a).

“Capital Call Notice Date” is defined in Section 5.1.2(a).

“Capital Contribution” means (a) with respect to the Investor Member, the sum of the Investor Member Initial Capital Contribution, any Additional Capital Contributions and other capital contributions made (or deemed made) by the Investor Member to the Company and (b) with respect to the TPH Member, the sum of the TPH Member Initial Capital Contribution, any Additional Capital Contributions, and other capital contributions made (or deemed made) by the TPH Member to the Company, as each of the foregoing under clause (a) and/or (b) may be adjusted (proportionately or disproportionately), from time to time, in accordance with the terms of this Agreement.

“Capital Contribution Date” is defined in Section 5.1.2(a).

“Carveout/EIA Losses” is defined in Section 6.2(a).

“Certificate” is defined in the first whereas clause.

“Change in Control” means (a) any change to the composition or size of the board of directors of the TPH Member, including, without limitation, any removal of the TPH Principal from such board of directors (other than (i) any removal and replacement of a director by the Investor Member or any Affiliate of the Investor Member, (ii) a change to the composition or size of such board of directors due to the retirement, resignation, death or disability of a director and any replacement of such director, and (iii) a change to the size or composition of such board of directors in connection with a Topco Strategic Transaction (as defined in the Stock Purchase Agreement) effectuated in accordance with the terms and provisions of the Stock Purchase Agreement), or (b) any other change to the provisions of the TPH Member’s organizational documents regarding management or control of the TPH Member that adversely effects the rights of the Investor Member or any Affiliate of the Investor Member.

Schedule B - Page 3

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company” is defined in the preamble.

“Contributed Membership Interests” means the “[Membership Interests]” as defined in the Stock Purchase Agreement.

“Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), means, with respect to any Person, possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract.

“Deemed Approval Requirements” means, with respect to any applicable Major Decision for which the TPH Member’s approval is requested under Section 8.1, that (a) the Manager shall have sent the TPH Member a written request for approval with respect to such Major Decision in accordance with the applicable terms and conditions of this Agreement, (b) the TPH Member shall have failed to either approve or deny such request within five (5) Business Days after receipt of the foregoing initial notice, (c) the Manager shall have submitted a second request for approval with respect to such Major Decision in accordance with the applicable terms and conditions of this Agreement and (d) the TPH Member shall have failed to respond to such second notice with a disapproval within five (5) Business Days after receipt of the foregoing second notice.

“Disproportionate Contribution” is defined in Section 5.1.3.

“Effective Date” is defined in the preamble.

“Environmental Indemnity” means an environmental indemnity or similar agreement that a Third Party Lender requires a third party execute and deliver in favor of such Third Party Lender in connection with a Third Party Loan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Finance Broker” is defined in Section 5.1.2(b).

“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on December 31 of any calendar year, unless otherwise designated by the Manager. Notwithstanding the foregoing, the Members hereby acknowledge that (a) the Fiscal Year for 2023 shall commence on the Effective Date and end on December 31, 2023 and (b) the Fiscal Year for the year of dissolution of the Company shall commence on the immediately preceding January 1 and end on the date on which all of the proceeds of liquidation are distributed pursuant to Article IX.

Schedule B - Page 4

“Funding Member” is defined in Section 5.1.3.

“Governmental List” means (a) the List of Specially Designated Nationals and Blocked Persons promulgated by OFAC from time to time and (b) any other similar list (including, without limitation, any list of Prohibited Persons) promulgated by any governmental authority from time to time.

“Herein” is defined in Section 13.6.

“Hereinafter” is defined in Section 13.6.

“Hereof” is defined in Section 13.6.

“Hereunder” is defined in Section 13.6.

“Initial Capital Contributions” means (a) with respect to a Member, as the context requires, either the Investor Member Initial Capital Contribution or the TPH Member Initial Capital Contribution made by such Member and (b) with respect to all Members, the Investor Member Initial Capital Contribution and the TPH Member Initial Capital Contribution, collectively.

“Inter-Member Loan” is defined in Section 5.1.3.

“Investor Member” is defined in the preamble.

“Investor Member Affiliate 77 Greenwich Mezz Loan” means the “Loan” as defined in the Investor Member Affiliate 77 Greenwich Mezz Loan Agreement.

“Investor Member Affiliate 77 Greenwich Mezz Loan Agreement” means that certain Amended and Restated Mezzanine Loan Agreement, dated as of October 22, 2021, by and among TPHGreenwich Subordinate Mezz LLC (“MezzCo”), as borrower, TPHGreenwich Mezz LLC (“MezzCo Additional Pledgor”), as additional pledgor, TPHS Lender II LLC, as lender, and TPHS Lender II LLC, as administrative agent, as amended by that certain First Amendment to Amended and Restated Mezzanine Loan Agreement and Loan Documents, dated as of November 30, 2022, among TPHS Lender II LLC, as lender, TPHS Lender II LLC, as administrative agent, MezzCo, MezzCo Additional Pledgor and the TPH Member, as further amended by that certain [Second Amendment to Amended and Restated Mezzanine Loan Agreement and Loan Documents, dated as of the date hereof, among TPHS Lender II LLC, as lender, TPHS Lender II LLC, as administrative agent, MezzCo, MezzCo Additional Pledgor and the TPH Member], and as the same may be further amended, restated, supplemented or modified from time to time.

“Investor Member Affiliate 77 Greenwich Mezz Loan Documents” means the “Loan Documents” as defined in the Investor Member Affiliate 77 Greenwich Mezz Loan Agreement.

“Investor Member Affiliate Holdco Loan” means the “Loan” as defined in the Investor Member Affiliate Holdco Loan Agreement.

Schedule B - Page 5

“Investor Member Affiliate Holdco Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of [_________ __], 202[__], among [the TPH Member, certain subsidiaries of the TPH Member from time to time party thereto, the initial lenders named therein, and Trimont Real Estate Advisors, LLC], as amended, restated, supplemented and/or otherwise modified from time to time.

“Investor Member Affiliate Holdco Loan Documents” means the “Loan Documents” as defined in the Investor Member Affiliate Holdco Loan Agreement.

“Investor Member Guaranty Party” means the Investor Member and/or any Affiliate of the Investor Member that executes a Third Party Loan Guaranty. As of the Effective Date, each of [***] shall constitute an Investor Member Guaranty Party.

“Investor Member Initial Capital Contribution” is defined in Section 5.1.1(a).

“Investor Member Initial Distribution Amount” means, as of any date of determination, the sum of the following amounts: (a) all amounts due under the Investor Member Affiliate Holdco Loan Documents and the Investor Member Affiliate 77 Greenwich Mezz Loan Documents (including, without limitation, all principal at par, interest (accrued and/or payable-in-kind, in each case, before and after the Effective Date, at the non-default rate specified in the Investor Member Affiliate Holdco Loan Documents and the Investor Member Affiliate 77 Greenwich Mezz Loan Documents, as applicable), fees (other than late fees), charges, and protective and additional loan advances, together with interest accrued on such protective and/or additional loan advances at the applicable non-default rate specified in the Investor Member Affiliate Holdco Loan Documents and the Investor Member Affiliate 77 Greenwich Mezz Loan Documents, as applicable, and all reasonable attorneys’ fees of the administrative agent and lenders thereof incurred after the Effective Date); (b) all Additional Company Debt Financing provided by the Investor Member or an Affiliate of the Investor Member (including, without limitation, all principal at par, interest (accrued and/or payable-in-kind, at the non-default rate specified in the applicable loan documents for such Additional Company Debt Financing), fees (other than late fees), charges, and protective and additional loan advances, together with non-default interest accrued on such protective and/or additional loan advances at the non-default rate specified in the applicable loan documents for such Additional Company Debt Financing, and all reasonable attorneys’ fees of the lender under such Additional Company Debt Financing); (c) the Investor Member Initial Capital Contribution; and (d) all Additional Capital Contributions (including, without limitation, any Disproportionate Contributions) made by the Investor Member to the extent the TPH Member does not simultaneously make such Additional Capital Contributions (plus, with respect to such Additional Capital Contributions (and any Disproportionate Contributions) (i) related to the 77 Greenwich Property, a rate of return the same as the economics set forth from time to time in the Investor Member Affiliate 77 Greenwich Mezz Loan Documents, and (ii) for any other reason or related to any Asset other than the 77 Greenwich Property, a market rate of return on such Additional Capital Contribution (and any Disproportionate Contributions), as reasonably determined by the Manager in accordance with Section 5.1.2(b)). The parties acknowledge that Available Cash to repay that portion of the Investor Member Initial Distribution Amount under clauses (c) and (d) of the immediately preceding sentence shall not exist until all amounts described under clauses (a) and (b) of the immediately preceding sentence shall have been repaid in full to the parties entitled to receive such payments, and each of the 77 Greenwich Mortgage Loan, the 237 11th Mortgage Loan and the 237 11th Mezz Loan have all been repaid in full, in each case, in accordance with the terms of the 77 Greenwich Mortgage Loan Documents, the 237 11th Mortgage Loan Documents and the 237 11th Mezz Loan Documents, respectively. For the avoidance of doubt, nothing herein shall be deemed or construed to constitute a waiver of any default or event of default under the Investor Member Affiliate Holdco Loan or the Investor Member Affiliate 77 Greenwich Mezz Loan, or a waiver of any default interest that may be charged by the applicable lender under the Investor Member Affiliate Holdco Loan Documents or the Investor Member Affiliate 77 Greenwich Mezz Loan Documents.

Schedule B - Page 6

“Investor Member Legal Counsel” is defined in Section 13.21.

“Investor Member Parent” means [***].

“Legal Counsel” is defined in Section 13.21.

“Liquidating Manager” is defined in Section 9.2(a).

“Major Decisions” is defined in Section 8.1.

“Manager” means, as of the Effective Date, TPHS Investor LLC, a Delaware limited liability company, and subsequent to the date hereof, such entity as is designated to be the Manager by the Investor Member pursuant to the terms of Section 8.14.

“Manager Exculpated Party” is defined in Section 8.11.

“Members” means the Investor Member and the TPH Member, together with any Person who becomes a substituted or additional member of the Company as herein provided, and who is listed as a member of the Company in the books and records of the Company, in such Person’s capacity as a member of the Company. Each such party is referred to herein as a “Member”.

“Non-Funding Member” is defined in Section 5.1.3.

“Non-Recourse Carveout Guaranty” means a guaranty of so-called “recourse carveout” provisions including, without limitation, fraud, misrepresentation, misappropriation or misapplication of funds, misapplication of rents after default, waste, gross negligence and willful misconduct, that a Third Party Lender requires a third party execute and deliver in favor of such Third Party Lender in connection with a Third Party Loan.

“Notice” is defined in Section 13.15.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control, and any successor thereto.

“Outstanding Loan” means any loan obligation of the Company that has not been satisfied, including, without limitation, any loan obligation to any Affiliate of any Member or Manager. The parties acknowledge that the Third Party Loans, the Investor Member Affiliate 77 Greenwich Mezz Loan and the Investor Member Affiliate Holdco Loan are Outstanding Loans for purposes of this Agreement.

“Paramus Credit Agreement” has the meaning given to such term in the Stock Purchase Agreement.

“Paramus Net Sale Proceeds” means all net proceeds received by the Paramus Property Owner in connection with the Paramus Property Sale (less all reasonable out-of-pocket transaction expenses reasonably approved by the Investor Member and any amounts payable in satisfaction of the Paramus Property Owner’s existing obligations under the Paramus Credit Agreement in accordance with the terms thereof).

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“Paramus Property” means the land and improvements located thereon known generally as “330 Route 17 North, Paramus, New Jersey” which are owned by the Paramus Property Owner.

“Paramus Property Owner” means TPH Route 17 LLC, a Delaware limited liability company.

“Paramus Property Sale” has the meaning given to such term in the Stock Purchase Agreement.

“Partial Transferee” is defined in Section 10.2.

“Partnership Representative” is defined in Section 12.4(a).

“Percentage Distribution” means any right of the TPH Member to receive distributions under clause (ii) of Schedule 7.1(a)(ii).

“Percentage Interest” means, with respect to any Member and as of any date of determination, the percentage obtained by dividing (a) the total Capital Contributions made to the Company by such Member by (b) the total Capital Contributions made to the Company by all Members as of such date, as same may be adjusted (proportionately or disproportionately) as of any date pursuant to the terms of this Agreement (it being acknowledged that on the Effective Date, the Percentage Interest of each Member shall be the percentage interest set forth opposite the name of such Member under the heading “Percentage Interest” on Schedule A attached hereto and made a part hereof); provided, however, solely for purposes of calculating Percentage Interests, Withholding Capital Contribution shall not be deemed to be a Capital Contribution.

“Person” means any natural person, partnership, corporation, limited liability company and any other form of business or legal entity.

“Profits and Losses” is defined in Schedule E.

“Prohibited Person” means any Person who is (a) designated by the United States federal government as a terrorist or as a suspected terrorist, whether on a Governmental List, or otherwise or (b) otherwise subject to trade, anti-money laundering or anti-terrorism restrictions under United States federal or state law from time to time, including, without limitation, under any Anti-Terrorism Law.

“Property” means, collectively, (i) those certain residential condominium units and the retail condominium unit relating to that certain residential condominium building known as 42 Trinity Place Condominium, located at 77 Greenwich Street, in the Borough of Manhattan, County of New York, City and State of New York, and more particularly described on Schedule H-1 attached hereto and made a part hereof (such condominium units together with the related common interests, the “77 Greenwich Property”), and (ii) that certain real property, known as 237 11th Street, located in the Borough of Brooklyn, County of New York, City and State of New York, and more particularly described on Schedule H-2 attached hereto and made a part hereof, together with that certain mixed-use building located thereon containing residential apartment units, retail/commercial space and a parking garage, and other improvements erected thereon (the “237 11th Property”).

“Regulatory Allocations” is defined in Section E.5 of Schedule E.

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“Revised Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof).

“Securities Laws” is defined in Section 11.4(a).

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of [_______ __], 202[_], by and between the TPH Member, TPHS Lender LLC and the Investor Member, as amended, restated, supplemented and/or otherwise modified from time to time.

“Subsidiary 237 11th Mezz Borrower” means 470 4th Avenue Owner, LLC, a Delaware limited liability company.

“Subsidiary 77 Greenwich Additional Pledgor” means TPHGreenwich Mezz LLC, a Delaware limited liability company.

“Subsidiary 77 Greenwich Mezz Borrower” means TPHGreenwich Subordinate Mezz LLC, a Delaware limited liability company.

“Subsidiary Company Assets” means with respect to each Subsidiary Company, the assets of such Subsidiary Company (including, without limitation, the Property) owned by such Subsidiary Company, and with respect to all the Subsidiary Companies, the assets of all of the Subsidiary Companies.

“Subsidiary Companies” means (a) the Subsidiary Property Owners, (b) the Subsidiary 77 Greenwich Mezz Borrower, (c) the Subsidiary 77 Greenwich Additional Pledgor, (d) the Subsidiary 237 11th Mezz Borrower, (e) the Subsidiary Former Property Owners and (f) any partnership, corporation, limited liability company, or other form of business or legal entity that is, directly or indirectly, formed by the Company from time to time and in which the Company holds a direct or indirect ownership, beneficial, management, or other interest (including, without limitation, a partnership, corporation, limited liability company, or other form of business entity that is formed to act as manager, member, general partner, limited partner, stockholder, or beneficial owner of any other, directly or indirectly, wholly-owned partnership, corporation, limited liability company, or other form of business or legal entity); and each of them is from time to time referred to as a “Subsidiary Company”.

“Subsidiary Company Operating Agreements” means, collectively, the limited liability company operating agreement, limited partnership agreement, or any similar agreement or other document or instrument governing the formation, operation, and/or existence of any Subsidiary Company and all amendments, restatements, supplements and/or modifications thereof (the terms and provisions of which, subject to any applicable provisions relating to Major Decisions, in each case, shall be decided in the sole discretion of the Manager). Each such limited liability company operating agreement, limited partnership agreement, or other document or instrument is referred to herein, from time to time, individually, as a “Subsidiary Company Operating Agreement”.

“Subsidiary Former Property Owners” means, collectively, the entities listed on Schedule J attached hereto under the heading “Former Property Owner”; from time to time, individually, as a “Subsidiary Former Property Owner”.

“Subsidiary Property Owners” means, collectively, the entities listed on Schedule J attached hereto under the heading “Property Owner”; from time to time, individually, as a “Subsidiary Property Owner”.

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“Term” is defined in Section 2.2.

“Termination For Cause” means the termination of the TPH Management Agreement with Cause (as defined in the TPH Management Agreement) in accordance with the terms of the TPH Management Agreement.

“Third Party Lender” means (a) a lender making a Third Party Loan to the Company and/or (b) a lender making a Third Party Loan to a Subsidiary Company. As of the Effective Date, (i) the Third Party Lender with respect to the 77 Greenwich Mortgage Loan is Macquarie PF Inc., (ii) the Third Party Lender with respect to the 237 11th Mortgage Loan is each of Natixis, New York Branch and Blue Foundry Bank, and (iii) the Third Party Lender with respect to the 237 11th Mezz Loan is Lexington 11th Street, LLC.

“Third Party Loan” means (a) a loan made to the Company that is secured by a lien on the Subsidiary Interests or the other assets of the Company or that is senior to other indebtedness of the Company or (b) a loan made to any or all of the Subsidiary Companies that is secured by a lien on the Subsidiary Company Assets of such Subsidiary Company (including, without limitation, a lien on any or all of the Property owned by such Subsidiary Company). As of the Effective Date, each of the 77 Greenwich Mortgage Loan, the 237 11th Mortgage Loan and the 237 11th Mezz Loan is a Third Party Loan.

“Third Party Loan Guaranty” means a guaranty made in connection with a Third Party Loan in favor of a Third Party Lender, including, without limitation, any Non-Recourse Carveout Guaranty or Environmental Indemnity. The parties acknowledge that each of the 77 Greenwich Mortgage Loan Guaranty, the 77 Greenwich Mortgage Loan Environmental Indemnity, the 237 11th Mortgage Loan Guaranty and the 237 11th Mezz Loan Guaranty is a Third Party Loan Guaranty for purposes of this Agreement.

“Third Party Property Manager” means a property manager which is not an Affiliate of a Member and which is retained by any Subsidiary Company to act as property manager of a Property. The parties acknowledge that, as of the Effective Date, (i) FirstService Residential New York, Inc., a New York corporation, is the Third Party Property Manager for the 77 Greenwich Property and (ii) FirstService Residential New York, Inc., a New York corporation, is the Third Party Property Manager for the 237 11th Property.

“TPH Asset Manager” means TPH Asset Manager LLC, a [Delaware limited liability company], as asset manager under the TPH Management Agreement.

“TPH Legal Counsel” is defined in Section 13.21.

“TPH Management Agreement” means the Asset Management Agreement, dated as of the Effective Date, between the TPH Asset Manager, as manager, and the Company, as company, as same may be hereafter amended or modified.

“TPH Member” is defined in the preamble.

“TPH Member Initial Capital Contribution” is defined in Section 5.1.1(b).

“TPH Other Agreement Obligations” is defined in Section 7.3.

“TPH Principal” means Matthew Messinger, an individual.

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“TPH Restricted Party” means (a) the TPH Member, (b) the TPH Asset Manager, (c) any Affiliate of the TPH Member or the TPH Asset Manager, or (d) any entity in which either of the TPH Member or the TPH Asset Manager owns or holds any direct or indirect beneficial or management interest.

“TPH Transaction Broker” is defined in Section 13.17.

“Transfer” is defined in Section 10.1.

“Transferee” is defined in Section 10.3.

“Transferor” is defined in Section 10.3.

“Treasury Regulations” is defined in Schedule E.

“Withholding Capital Contribution” is defined in Section 7.6(b).

“Working Capital Reserve” means a reserve for the working capital and other needs of the Company and/or the Subsidiary Companies as is determined by the Manager in good faith (it being agreed and acknowledged that the Working Capital Reserve may include a reserve for future anticipated liabilities of the Company and/or Subsidiary Companies if so determined by the Manager in good faith). The parties acknowledge that a portion of the funds contributed by the Members on the Effective Date equal to $[____] shall remain with the Company as the initial Working Capital Reserve until the Manager determines the disposition thereof.

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Schedule C

MAJOR DECISIONS

A “Major Decision” means any of the following circumstances or events:

1.	The Company’s or any Subsidiary Company’s entering into of any transaction or agreement with or for the benefit of, or the employment or engagement of, the Investor Member, the Manager, or any Affiliate of the Investor Member or the Manager, other than (A) any such transaction or agreement involving the Investor Member or an Affiliate thereof providing debt and/or equity capital to the Company or any Subsidiary Company in accordance with the terms and provisions of this Agreement or (B) any such transaction or agreement that is on arm’s-length terms;

2.	The Company’s or any Subsidiary Company’s entering into of any amendment or modification of (A) this Agreement, (B) any operating agreement of a Subsidiary Company or (C) any other agreement to which the Company or any Subsidiary Company is a party, in each case, only if such amendment or modification would materially adversely affect the rights or obligations of the TPH Member under this Agreement in a manner that is disproportionate to the Investor Member;

3.	The making of any decision, or the entering into of any agreement by or on behalf of the Company or any Subsidiary Company, with respect to any tax or accounting matters relating to net operating losses that would be materially adverse to the TPH Member but not to the Investor Member; and

4.	The admission of any other member to the Company or any Subsidiary Company, except as permitted by Article X.

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Schedule E

TAX MATTERS

I.            Defined Terms: As used in this Schedule E, the following terms shall have the following meaning (and any capitalized term not defined in this Schedule E shall have the meaning ascribed thereto in the Agreement to which this Schedule E is attached):

“Adjusted Capital Account Deficit” means, with respect to any member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)             credit to such Capital Account any amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)            debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-(1)(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

“Book Value” means, with respect to any Asset, such Asset’s adjusted basis as of the relevant date for U.S. federal income tax purposes, except as follows:

(a)            The initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset as of the time of such contribution.

(b)            The Book Value of the Assets shall be adjusted, at the election of the Investor Member, to equal their respective fair market values as of the following times:

(i)              the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution;

(ii)             the distribution by the Company to a Member of more than a de minimis amount of any Asset of the Company including cash as consideration for an interest in the Company;

(iii)            the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and

(iv)           the grant of an interest in the Company of more than a de minimis amount as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member.

(a)             The Book Value of any Asset distributed to any Member shall be adjusted to equal the fair market value of such Asset on the date of distribution as determined by the Manager.

Schedule E - Page 1

(b)             The Book Value of the Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (i) Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and (ii) subparagraph (f) of the definition of “Profits” and “Losses” or Section E.3(g) of this Schedule E; provided, however, that Book Values shall not be adjusted pursuant to this subparagraph (b) to the extent an adjustment pursuant to subparagraph (f) (ii)(b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (b).

(c)              If the Book Value of an Asset has been determined or adjusted pursuant to clause (ii)(a), (ii)(b) or (b) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Profits and Losses.

The foregoing definition of Book Value is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Depreciation” means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deductions allowable for U.S. federal income tax purposes with respect to an Asset for such year or other period, except if the Book Value of an Asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an Asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

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“Profits” and “Losses” means, for each Fiscal Year or other applicable period, an amount equal to the Company’s taxable income or loss for such period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments (without duplication):

(a)              any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b)              any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(c)              Depreciation for such period shall be taken into account in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss;

(d)             gain or loss resulting from any disposition of any Asset with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property;

(e)              if the Book Value of any Asset is adjusted pursuant to the provisions of clause (b) or (c) of the definition of Book Value, such adjustment shall be treated as Profit or Loss, as the case may be, recognized by the Company;

(f)              to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis of the Asset) from the disposition of such Asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)             notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section E.3 or Section E.4 of this Schedule E shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section E.3 or Section E.4 of this Schedule E shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Treasury Regulations” means the regulations issued under the Code, in effect as of the Effective Date, as same may be amended, restated, revised or otherwise reissued from time to time.

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II.            Tax Provisions.

Section E.1.            Capital Accounts. The Company shall maintain capital accounts (“Capital Accounts”) for each Member in accordance with the following provisions:

E.1.1.       Positive Adjustments. Each Member’s Capital Account shall be increased by:

(a)            the amount of its Capital Contributions to the Company, including the Book Value of Capital Contributions of property contributed by a Member to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to); and

(b)            the amount of Profits and items of income or gain allocated to it pursuant to this Agreement, including, without limitation, Section E.2, Section E.3, and Section E.4.

E.1.2.       Negative Adjustments. Each Member’s Capital Account shall be decreased by:

(a)            the amount of Losses and items of loss or deduction allocated to it pursuant to this Agreement, including without limitation Section E.2, Section E.3, and Section E.4; and

(b)            all amounts of money and the Book Value of property distributed to a Member by the Company (net of liabilities securing such distributed property that such Member is considered to assume or take subject to) pursuant to Article VII and Article IX.

E.1.3.       Additional Adjustments. Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member for purposes of this Agreement, the Capital Account of the Member shall be determined after giving effect to the allocation for the Company’s current year to date of gross income, net income, net gains, and net losses under this Agreement. Loans by any Member to the Company shall not be considered Capital Contributions. Any Member, including any substitute Member, who shall receive an interest in the Company or whose interest in the Company shall be increased by means of a transfer to him of all or part of the interest of another Member, shall succeed to the Capital Account (or portion thereof) corresponding to the interest in the Company which was transferred.

E.1.4.       Compliance with Treasury Regulations. The foregoing provisions of this Section E.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Manager shall determine that, in order to comply with these regulations, it is prudent to modify the manner in which the Capital Accounts are maintained, or the amount of any increases or decreases thereto, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article IX upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

Section E.2.            Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, deduction, or credit) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section E.3 and Section E.4, the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Members pursuant to Section 7.1 if the Company were dissolved, its affairs wound up and its Assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the Assets securing such Nonrecourse Liability), and the net Assets of the Company were distributed in accordance with Section 7.1 to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of Assets.

Schedule E - Page 4

Section E.3.            Special Allocations. Notwithstanding the provisions of Section E.2, the following special allocations shall be made:

(a)            Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Schedule E, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section E.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)            Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Schedule E, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section E.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)            Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section E.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Schedule E have been tentatively made as if this Section E.3(c) were not in this Agreement.

(d)            Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section E.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Schedule E have been made as if Section E.3(c) and this Section E.3(d) were not in this Agreement.

Schedule E - Page 5

(e)            Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

(f)            Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

(g)            Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Asset, pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)            Loss Limitation. Losses allocated pursuant to Section E.2 thereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section E.2, the limitation set forth in this Section E.3(h) shall be applied on a Member by Member basis and Losses not allocated to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(i)            Depreciation Recapture. If Profits to be allocated pursuant to Section E.2 or items of gross income to be allocated pursuant to Section E.3(a) includes income treated as ordinary income or “unrecaptured section 1250 gain” (as defined in Section 1(h)(6) of the Code) for U.S. federal income tax purposes because it is attributable to the recapture of Depreciation, such Profits or items of gross income shall be allocated to the Members, to the extent possible, in proportion to their prior Depreciation allocations which gave rise to such recapture.

Section E.4.            Curative Allocations. The allocations set forth in Section E.3(a) through Section E.3(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section E.4. Therefore, notwithstanding any other provision of this Schedule E (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting, allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section E.2 and Section E.3(h)3(i).

Schedule E - Page 6

Section E.5.            Other Allocation Rules.

(a)            Allocations With Respect to Transferred Interests. Any Profit or Loss allocable to an interest in the Company which has been transferred during any year shall be allocated among the Persons who were holders of such interest during such year pursuant to any method under the Code or Treasury Regulations agreed upon by the Members.

(b)            Excess Non-Recourse Liabilities. Solely for purposes of allocating “excess nonrecourse liabilities” of the Company among the Members, within the meaning of Treasury Regulation Section 1.752-3(a)(3), the Members agree that their respective interests in the Profits of the Company are equal to their respective Percentage Interests, unless otherwise agreed upon by all of the Members.

(c)            The allocation and capital account provisions of this Schedule E are intended to comply with Section 514(c)(9)(E) of the Code and Treasury Regulations promulgated pursuant to such section, and shall be interpreted and applied in a manner consistent with such provisions. No allocation shall be made that would violate Section 514(c)(9)(E) of the Code.

(d)            The Members are aware of the income tax consequences of the allocations made by this Schedule E and hereby agree to be bound by the provisions of this Schedule E in reporting their shares of the Company income, gain, loss, and deduction for income tax purposes.

Section E.6.            Qualified Liabilities. All liabilities of the Company and the Subsidiary Companies that are treated for federal income tax purposes as contributed to the Company in connection with the issuance of an interest in the Company to the Investor Member shall be treated by the Company and the Members as “qualified liabilities” of the TPH Member within the meaning of Treasury Regulation Section 1.707-5(a)(6).

Section E.7.            Tax Allocations.

(a)            Except as otherwise provided by this Section E.7, each item of income, gain, loss, deduction and credit of the Company shall be allocated, for U.S. federal, state, and local income and franchise tax purposes, among the Members in accordance with the allocation of such items for Capital Account purposes under this Schedule E.

(b)            Each Member’s distributive share of the income, gain, loss, deductions and credit with respect to any Asset which has a Book Value which differs from its adjusted tax basis shall be allocated among the Members in a manner which takes into account such difference in accordance with Section 704(c) of the Code, and the principles thereof, in a manner determined by the Manager.

(c)            The tax allocations made pursuant to this Section E.7 are solely for tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items of income, gain, loss, or deduction, or distributions pursuant to any provision under this Agreement.

Schedule E - Page 7

SCHEDULE 7.1

DISTRIBUTIONS OF AVAILABLE CASH

(i)            first, one hundred percent (100%) to the Investor Member, until the Investor Member has received the Investor Member Initial Distribution Amount in full; and

(ii)            second, (A) ninety-five percent (95%) to the TPH Member, and (B) five percent (5%) to the Investor Member.

Schedule 7.1 - Page 1

EXHIBIT C

AMENDED & RESTATED CREDIT AGREEMENT1

dated as of [●], 2024

among

[●],
as Borrower,

CERTAIN SUBSIDIARIES OF [●]
FROM TIME TO TIME PARTY HERETO,
as Guarantors,

THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders,

and

[__]
as Administrative Agent

1 NTD: Subject to Administrative Agent review.

-i-

(continued)

-ii-

-iii-

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Eligibility Criteria
Schedule III	-	Existing Debt
Schedule IV	-	Material Contracts
Schedule V	-	[Reserved]
Schedule VI	-	Release Price
Schedule VII	-	Excluded Subsidiaries
Schedule VIII	-	[Reserved]
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(p)	-	Real Estate
Part I	-	Restatement Effective Date Real Estate Property
Part I	-	Owned Real Estate
Part II	-	Leased Real Estate
Schedule 4.01(q)	-	Environmental Concerns
Schedule 4.01(v)	-	Insurance
Schedule 4.01(w)	-	Plans and Welfare Plans
Schedule 4.01(bb)	-	Condemnation Proceedings
Schedule 4.01(ff)	-	Trade Names and Principal Places of Business
Schedule 5.02(f)	-	Investments
Schedule 9.02		Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A-1	-	Form of Term Note
Exhibit A-2	-	Form of Incremental Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Guaranty Supplement
Exhibit E-1	-	Form of Assignment and Acceptance
Exhibit E-2	-	Form of Administrative Questionnaire
Exhibit F	-	Form of Notice of Loan Prepayment
Exhibit G	-	Form of Restatement Effective Date Certificate
Exhibit H	-	Form of Solvency Certificate
Exhibit I	-	Form of Permitted Real Estate Certificate

AMENDED & RESTATED CREDIT AGREEMENT

AMENDED & RESTATED CREDIT AGREEMENT, dated as of [●], 2024 (this “Agreement”) among TPHGreenwich Holdings, LLC, a Delaware limited liability company (the “Borrower”), certain Subsidiaries from time to time party hereto, as Guarantors, TPHS Lender LLC, as a lender (the “Initial Lender”) and [●], as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lenders (as hereinafter defined).

WHEREAS, reference is made to that certain Credit Agreement, dated as of December 19, 2019 (as amended by Amendment No. 1 to Credit Agreement, dated as of January 30, 2020, as further amended by Amendment No. 2 to Credit Agreement, dated as of December 22, 2020, as further amended by Amendment No. 3 to Credit Agreement, dated as of October 22, 2021, as further amended by Amendment No. 4 to Credit Agreement, dated as of November 10, 2021, as further amended by Amendment No. 5 to Credit Agreement, dated as of November 30, 2022, as further amended by Amendment No. 6 to Credit Agreement, dated as of April 21, 2023, as further amended by Amendment No. 7 to Credit Agreement, dated as of June 9, 2023, as further amended by Amendment No. 8 and Incremental Agreement, dated as of December 1, 2023, and as otherwise supplemented or waived prior to the date hereof, the “Existing Credit Agreement”), by and among Trinity Place Holdings Inc., a Delaware corporation (“TPH”), as borrower (in such capacity, the “Initial Borrower”), certain subsidiaries of the Initial Borrower, as guarantors, the lenders party thereto from time to time (the “Existing Lenders”), and TPHS Lender LLC, as administrative agent (as successor to Trimont Real Estate Advisors, LLC), pursuant to which the Existing Lenders extended certain commitments and made certain loans to the Initial Borrower;

WHEREAS, pursuant to the Borrower Assignment Agreement, the Initial Borrower has assigned all of its rights and obligations under the Existing Credit Agreement to the Borrower.

WHEREAS, the Loan Parties desire to amend and restate the Existing Credit Agreement and to make certain changes, including extending the maturity date and making certain other modifications to the Existing Credit Agreement as incorporated herein;

WHEREAS, the Existing Lenders and the Administrative Agent are willing to make such changes to the Existing Credit Agreement upon the terms as subject to conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree that, effective as of the Restatement Effective Date, the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.            Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“77 Greenwich Mezzanine Loan Agreement” means that certain [Amended and Restated Mezzanine Loan Agreement, dated as of [__], 2023, by and between TPHGreenwich Subordinate Mezz LLC, as borrower, the lenders party thereto and TPHS Lender II LLC, as administrative agent,] as amended, restated, modified, supplemented, refinanced or replaced from time to time in accordance with the terms of this Agreement.

“77 Greenwich Property” means that certain real property located at 77 Greenwich Street (also known as 67 Greenwich Street and 28-42 Trinity Place) designated as Block 19, Lots 11 and 13 in the New York City tax map in New York City, New York.

“77 Greenwich Property Loan” means Indebtedness evidenced by:

(a)            (i) that certain Master Loan Agreement, dated as of December 22, 2017 (as amended by (1) that certain letter agreement, dated as of March 20, 2019, (2) that certain letter agreement, dated as of July 12, 2019) and (3) that certain First Amendment to Master Loan Agreement, dated as of December 22, 2020, (ii) that certain Building Loan Agreement dated as of December 22, 2017 (as amended by (1) that certain First Amendment to Building Loan Agreement, dated as of September 30, 2019, and (2) that certain Second Amendment to Building Loan Agreement, dated as of December 22, 2020), and (iii) that certain Project Loan Agreement, dated as of December 22, 2017 (as amended by that certain First Amendment to Project Loan Agreement, dated as of December 22, 2020), in each case, by and between TPHGreenwich Owner LLC, as borrower, Massachusetts Mutual Life Insurance Company, as lender and administrative agent and, as applicable, Borrower, in each case, as affected by that certain Forbearance Agreement, dated September 30, 2019, and as further amended, restated, modified or otherwise supplemented from time to time in accordance with the terms of this Agreement; and

(b)            the 77 Greenwich Mezzanine Loan Agreement.

“Additional Guarantor” has the meaning specified in Section 7.05.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Advance” means a Term Loan Advance or an Incremental Term Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise. Notwithstanding the foregoing, (x) TPH and [__]1 shall each constitute an Affiliate of the Loan Parties and (y) the Initial Lender or its Affiliates shall not be an Affiliate of the Loan Parties for any purpose hereunder.

“Aggregate Interest Rate” has the meaning specified in Section 2.07(a).

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“All PIK Interest Rate” means a rate equal to the Aggregate Interest Rate, in each case, which shall accrue to principal and compound on a quarterly basis as set forth in Section 2.07(a).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Appraisal” means an appraisal that (x) is prepared in accordance with FIRREA and otherwise in form and substance reasonably satisfactory to the Required Lenders and (y) is prepared by an independent appraisal firm holding an MAI designation that is selected by (i) the Required Lenders or (ii) Borrower so long as such independent appraisal firm is reasonably acceptable to the Required Lenders and the Required Lenders have received a reliance letter in form and substance reasonably acceptable to the Required Lenders from such independent appraisal firm, in each case, setting forth the estimated “as-is” going concern value of Real Estate Property.

“Appraised Value” means the “as-is” value of an Eligible Real Estate Property (or Real Estate Property which will become an Eligible Real Estate Property) determined by the most recent applicable Appraisal of such Eligible Real Estate Property (or Real Estate Property which will become Eligible Real Estate Property), obtained pursuant to this Agreement or, if more recent, the most recent Appraisal of such Property provided by Borrower to the Administrative Agent; provided however, that with respect to the 77 Greenwich Property, the “Appraised Value” of such property shall be the sum of (x) the lesser of (i) $[299,209,000] and (ii) the Appraised Value of such Property based on the most recent Appraisal of such Property obtained pursuant to this Agreement or, if more recent, the most recent Appraisal of such Property provided by Borrower to the Administrative Agent plus (y) with respect to each of the retail unit and the school unit at the 77 Greenwich Property, the Borrower’s good faith determination (in consultation with the Required Lenders) of the then fair market value of the retail unit and the school unit, respectively, at such property.

1NTD: To insert a description of subsidiaries of Trinity Place Holdings, Inc., other than the Borrower and its subsidiaries.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Management Agreement” means that certain asset management agreement, by and between the Asset Manager and the Borrower, as amended, restated, or otherwise modified from time to time in accordance with the terms thereof.

“Asset Manager” means TPH Asset Manager LLC, a [__] limited liability company.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit E-1 hereto or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Beneficial Ownership Certification” means, if the Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, a certification of beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower Assignment Agreement” means that certain [borrower assignment agreement], dated as of the Restatement Effective Date, by and among the Borrower, as assignee, TPH, as assignor, and the Administrative Agent.3

“Borrower Documents” means, collectively, (i) the Borrower’s Organizational Documents as in effect on the Restatement Effective Date, and (ii) [__].4

“Borrower Materials” has the meaning specified in Section 9.11.

“Borrower Stock Repurchase” means the repurchase(s) of up to $2.0 million of the Borrower’s common stock in accordance with the Board-approved parameters.

“Borrowing” means a borrowing consisting of simultaneous Term Loan Advances or Incremental Term Advances made by the Lenders.

“Budget” means the 13-week cash flow forecast delivered to the Administrative Agent and the Lenders on or before the Restatement Effective Date, which sets forth on a line-item, cumulative, and aggregate basis, the Borrower’s projections for all weekly receipts and disbursements/expenditures (including debt service costs and operating disbursements) expected to be collected, incurred or made (as applicable) by the Borrower and its Subsidiaries, in each case, during the period beginning with the calendar week ending on Friday of the week in which the Restatement Effective Date occurs, which report is in all respects in form and substance satisfactory to TPHS.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capitalized PIK” has the meaning set forth in Section 2.07(a).

3NTD: To include release of applicable parties in the Borrower Assignment Agreement.

4NTD: To be updated to reflect transaction documents and structure, once final.

“Cash Equivalents” means any of the following, to the extent owned by the applicable Loan Party or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, which issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“Cash Pay Interest” has the meaning specified in Section 2.07(a).

“Cash Pay Interest Rate” means 4.875% per annum, which shall be calculated on an actual 360-day convention and be on each Payment Date in cash.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” or other similar term referred to in the Security Agreement that is required under the terms of the Loan Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Combined Trinity Loan Amount” means the amount equal to the sum of (x) the Loan Amount (as defined under the 77 Greenwich Mezzanine Loan Agreement) plus (y) the amount equal to the sum of (i) the Term Loan Commitment plus (ii) the amount of any drawn Incremental Term Advances pursuant to this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commitment” means a Term Loan Commitment or an Incremental Term Loan Commitment, as the context may require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C signed by a Responsible Officer of the Borrower.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Indebtedness” means, at any time, the Indebtedness of the Borrower and its Consolidated Subsidiaries as of such date; provided, however, that Consolidated Indebtedness shall also include, without duplication, the JV Pro Rata Share of Indebtedness for each Joint Venture.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliates” shall mean Affiliates of the JV Controlling Member who are (i) under the control of the JV Controlling Member (whether through contractual control, management or the ability to direct investment decisions) or with respect to which, by contract or otherwise, the JV Controlling Member has the right to control the voting of all Capital Stock of the Borrower held, directly or indirectly, by such Affiliate and (ii) organized for the purpose of making debt or equity investments in one or more portfolio companies.

“Core Business Activities” means the real estate holding, investment and asset management business, including activities and businesses related to or ancillary to real estate holding, investment and asset management business and the current operations of the Borrower and its Subsidiaries, which, as of the Restatement Effective Date, includes, holding, investment and asset management of the Core Business Assets. For the avoidance of doubt, the acquisition, sale, financing, development, construction, leasing, maintenance, repair and management of real estate, direct or indirect interests therein and/or direct or indirect debt and/or equity interests with respect thereto shall constitute Core Business Activities.

“Core Business Assets” means all investments, owned or leased, directly or indirectly, in whole or in part, by the Borrower and/or any of its Subsidiaries, primarily consisting of multifamily assets and mixed-use assets, including in each case the Real Estate Property and improvements thereon and the tangible personal property located thereon and any direct or indirect ownership interest in the above referenced asset classes. Included in this definition is any direct or indirect investment in Persons that provide property management, asset management, construction, development, leasing or similar fee-based services with respect to such types of asset classes.

“Customary Recourse Exceptions” means exclusions from the exculpation provisions with respect to such Indebtedness for fraud, misapplication of funds, waste, environmental indemnities, prohibited transfers, failure to pay taxes, non-compliance with “separateness” covenants, voluntary bankruptcy, collusive involuntary bankruptcy, willful misconduct, misrepresentation or breach of a warranty, distributions in violation of the applicable loan documents, incurrence of debt or encumbrance of the applicable property in violation of the applicable loan documents and other exceptions to non-recourse liability that are either customarily excluded by lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate or approved by the Required Lenders (which approval shall not be unreasonably withheld or delayed).

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Borrower and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture.

“Debtor Relief Laws” means any Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means a rate equal to 2.00% per annum above the rate required to be paid on Advances.

“Designated Person” has the meaning specified in Section 4.01(x).

“Designee” has the meaning set forth in Section 5.01(v).

“Disclosure Information” has the meaning specified in Section 4.01(i).

“Disposition” has the meaning specified in Section 5.02(e).

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“ECP” means an eligible contract participant as defined in the Commodity Exchange Act.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means with respect to the Facility: (i) a Lender; (ii) an Affiliate of a Lender or an Approved Fund; and (iii) any other Person consented to by the Borrower, such consent under this clause (iii) not to be unreasonably withheld, delayed or conditioned; provided that, such consent (A) shall not be required while an Event of Default has occurred and is continuing and (B) shall be deemed given if the Borrower shall not have objected within five (5) Business Days following its receipt of notice of such assignment; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Eligible Real Estate Property” means (i) on the Restatement Effective Date, the Restatement Effective Date Real Estate Property and (ii) any other Real Estate Property that is acquired from time to time pursuant to Section 5.02(f)(v) of this Agreement.

“Eligibility Criteria” has the meaning set forth on Schedule II.

“Environmental Action” means any enforcement action, suit, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or legally binding, judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of or exposure to Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization or the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (g) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the existence with respect to any Plan of a non-exempt Prohibited Transaction; or (k) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Subsidiary” means any Subsidiary of the Borrower that is either:

(a)            prohibited from becoming a Guarantor by the terms of any agreement governing Permitted Property Indebtedness owed to a non-affiliate (or by the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Permitted Property Indebtedness);

(b)            a Foreign Subsidiary for which providing a Guaranty of the Obligations would (i) violate applicable laws (including corporate benefit, financial assistance, fraudulent preference, thin capitalization rules and similar laws or regulations which limit the ability to provide credit support on local assets or properties) or (ii) reasonably be expected to violate or conflict with any fiduciary duties of officers or directors of such Foreign Subsidiary(c) a Foreign Subsidiary that is not otherwise an “Excluded Subsidiary” with respect to which the Required Lenders reasonably determine that the cost of obtaining a Guaranty from such Foreign Subsidiary exceeds the practical benefit to the Lenders afforded thereby (including in the nature of stamp duties, notarization, registration or other costs that are disproportionate to the benefit afforded thereby, or that cause such benefit to be otherwise unavailable in a practicable manner);

(c)            any Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary); or

(d)            the entities listed on Schedule VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) Taxes imposed as a result of current or former connections between such Recipient and the jurisdiction imposing such Tax (other than such connections arising from such Recipient’s having executed, delivered, became a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced any Loan Documents, or sold or assigned any interest in any Obligations or Loan Document), (b) in the case of a Lender, U.S. federal withholding Tax imposed on amounts payable to or for the account of any Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date, including [the Original Closing Date or] the Restatement Effective Date, on which such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.10(g)) or designates a new Lending Office (other than pursuant to a request by the Borrower under Section 2.10(g)), except in each case to the extent that, pursuant to Section 2.12(a) or Section 2.12(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Person became a party hereto or to such Lender immediately before it changed its Lending Office, (c) any U.S. federal withholding tax imposed pursuant to FATCA and (d) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (g).

“Existing Credit Agreement” has the meaning specified in the recitals of this Agreement.

“Existing Debt” means Indebtedness of each Loan Party and its Subsidiaries outstanding on the Restatement Effective Date and listed on Schedule III.

“Existing Lenders” has the meaning specified in the recitals of this Agreement.

“Exit Fee” has the meaning set forth in Section 2.08(a).

“Facility” means, at any time, the sum of (x) the aggregate amount of each Lenders’ Term Loan Commitments at such time plus (y) the aggregate amount of each Lender’s Incremental Term Loan Commitments at such time.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

[“Fee Letter” means that certain Fee Letter, dated as of the Original Closing Date, executed and delivered by TPH in favor of the Initial Lender, in each case, as the same may be amended, restated or replaced from time to time.]

“First Payment Date” has the meaning specified in Section 2.07(a).

“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31 in any calendar year.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied.

“Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.

“Governing Body” shall mean, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, managing member, sole member, controlling member or other governing members or board of such Person, (c) in the case of any partnership, the general partner or the board of directors of the general partner of such Person, in each case of the foregoing clauses (a) through (c), or equivalent or comparable governing body with respect to any Person incorporated, formed or otherwise domiciled in a non-U.S. jurisdiction or (d) in any other case, the functional equivalent of the foregoing.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” means the applicable Loan Party that is a party to the Security Agreement.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantor” means, collectively, each Subsidiary other than Excluded Subsidiaries.

“Guarantor Deliverables” means each of the items set forth in Section 5.01(j).

“Guarantor and Collateral Release Agreement” means that certain [guarantor and collateral release agreement, dated as of the Restatement Effective Date, by and among TPH Inc., each other released guarantor and the Administrative Agent and the Collateral Agent].5

5NTD: TPH 250 N 10 Investor LLC, TPH 223 N 8th Investor LLC, TPH IP LLC, Filene’s Basement, LLC, TPH Merrick LLC and TPH Forest Hill LLC are the existing guarantors to be released.

“Guarantors” means, collectively, each Subsidiary other than Excluded Subsidiaries.

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements required to be delivered pursuant to Section 5.01(j) or Section 7.05.

“Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit D hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, lead-based paint, polychlorinated biphenyls, radon gas, per and polyfluoroalkyl substances and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Holdco Pledge Agreement” means that certain Holdco Pledge Agreement, dated as of the Restatement Effective Date, by and between [__]6 and the Collateral Agent

“Increase Date” has the meaning specified in Section 2.17(a).

“Increasing Lender” has the meaning specified in Section 2.17(b).

“Incremental Lender” means (a) at any time prior to the applicable Increase Date, any Lender that has an Incremental Term Loan Commitment at such time and (b) at any time after such Increase Date, any Lender that holds Incremental Term Advances at such time.

“Incremental Term Advance” has the meaning specified in Section 2.01(b).

“Incremental Term Loan Commitment” means, as to each Incremental Lender with respect to any Incremental Term Loan Increase, its obligation to make Incremental Term Advances to the Borrower pursuant to Section 2.17 in an aggregate principal amount not to exceed the amount set forth opposite such Incremental Lender’s on the updated Schedule I hereto under the caption “Incremental Term Loan Commitment” delivered in connection with any Incremental Term Loan Increase or opposite such caption in the Assignment and Acceptance pursuant to which such Incremental Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Incremental Term Loan Increase” has the meaning specified in Section 2.17(a).

“Incremental Term Note” means a promissory note made by the Borrower in favor of an Incremental Lender evidencing Incremental Term Advances made by such Lender, substantially in the form of Exhibit A-2.

6NTD: To be Trinity Place Holdings Inc., or any other TPH-held entity that is the TPH member of the Borrower.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements);

(c)            [reserved];

(d)            all obligations of such Person to pay the deferred purchase price of property or services as reflected on the balance sheet in accordance with GAAP (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)            Capitalized Leases, Synthetic Lease Obligations, Synthetic Debt and Off-Balance Sheet Arrangements;

(f)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (other than any such obligation of such Person if such Person, in its sole discretion, may satisfy such obligation by delivering (or causing to be delivered) common equity interests in the Borrower or a Subsidiary thereof that is not a Loan Party);

(g)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(h)            all Guarantees of such Person in respect of any of the foregoing, excluding Non-Recourse Debt Guarantees.

For all purposes hereof: (a) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person, (b) the Indebtedness of the Borrower and its Consolidated Subsidiaries shall include, with respect to the foregoing items and components thereof attributable to Indebtedness of non-wholly owned Subsidiaries, only the Borrower’s Ownership Percentage thereof, and (c) the amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning specified in Section 9.11.

“Initial Borrower” has the meaning specified in the recitals of this Agreement.

“Initial Lender” has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Investment” means (a) any loan or advance to any Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of any Person, any capital contribution to any Person or any other direct or indirect investment in any Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (iii) or (iv) of the definition of “Indebtedness” in respect of any Person, and (b) the purchase or other acquisition or lease, as lessee, of any real property.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership or otherwise) in which the Borrower or any of its Subsidiaries or other entity in which Borrower holds (directly or indirectly) Equity Interests but less than 100% of the Equity Interests.

“JV Controlling Member” means the Person who is the controlling member of the Borrower on the Restatement Effective Date.

“JV Pro Rata Share” means, with respect to any Subsidiary of a Person (other than a wholly-owned Subsidiary) or any Joint Venture of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Joint Venture or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Joint Venture, in each case determined in accordance with the applicable provisions of the Organization Documents of such Subsidiary or Joint Venture.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Initial Lender and each Person that shall become a Lender hereunder pursuant to Section 9.06 or each Lender having a Commitment, whether funded or unfunded for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement or have such Commitment.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity” means, as of any date of determination, the sum of (x) Unrestricted Cash and Cash Equivalents, plus (y) lines of credit in favor of Borrower or its Subsidiaries (to the extent undrawn on such date and to the extent such lines of credit do not prohibit the Borrower or such Subsidiaries to draw thereon to pay any Obligations).

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Guaranty Supplement (e) the Security Agreement, (f) each Control Agreement (as defined in the Security Agreement) and (g) each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement; in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrower and the Guarantors.

“Loan to Value Ratio” means, as of any date of determination, the ratio of (x) Consolidated Indebtedness of the Borrower and its Subsidiaries (including any Permitted Property Indebtedness) as of such date divided by (y) the Total Asset Value.

“Loans” means Advances.

“Loss Proceeds” means, to the extent same is not being used, and will not be used, to repair or restore such Real Estate Property substantially in accordance with the provisions of the Property Loan Documents relating to such Real Estate Property, amounts, awards or payments paid to Borrower or any Subsidiary (but with respect to any such amounts, awards or payments received by any Subsidiary that is not a Loan Party, only if (i) the amounts, awards or payments such Subsidiary receives are not restricted or prohibited from being paid (or distributed to the Borrower to make a payment) pursuant to Section 2.06 and (ii) the restriction relating to such payment or distribution is included in the Property Loan Documents and/or any Restrictive Agreements permitted pursuant to Section 5.02(k) and which restrictions (other than in the case of Existing Debt) have been (or at the time of, or a reasonable time after, receipt of such cash proceeds are) disclosed to the Lenders) in respect of all or any portion of any Real Estate Property, as applicable, in connection with a casualty event thereof or condemnation proceeds with respect thereto, less (a) costs of collection with respect thereto and (b) the amounts described in clauses (i) through (iv) of the definition of “Net Cash Proceeds”.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries (taking into account the extent of the Borrower’s direct or indirect interest therein), taken as a whole. Notwithstanding anything to the contrary, changes in general market conditions shall not be taken into account in determining whether a Material Adverse Change has occurred unless such general market conditions have a disproportionate impact on the Core Business Activities of the Borrower and its Subsidiaries relative to other Persons whose primary business consists of conducting Core Business Activities (as conducted by Borrower and its Subsidiaries at the time in question).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries (taking into account the extent of the Borrower’s direct or indirect interest therein), taken as a whole, (b) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent or any Lender under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party or to pay any of the Obligations in accordance with the terms hereof or any other Loan Document or (d) the Administrative Agent’s security interest in the Collateral. Notwithstanding anything to the contrary, changes in general market conditions shall not be taken into account in determining whether a Material Adverse Effect has occurred unless such general market conditions have a disproportionate impact on the Core Business Activities of the Borrower and its Subsidiaries relative to other Persons whose primary business consists of conducting Core Business Activities (as conducted by Borrower and its Subsidiaries at the time in question).

“Material Asset” means the (i) Collateral, (ii) any Restatement Effective Date Real Estate Property, (iii) any other Property not described in clauses (i) or (ii) (whether tangible or intangible) of Borrower or any of its Subsidiaries the aggregate Value of Borrower’s interest in which assets (including, without limitation, the assets of any Subsidiary the stock of which is so transferred) equals or exceeds 3.00% of Total Asset Value.

“Material Contract” means (i) those agreements that are material to the business or operations of the Borrower or any Subsidiary of the Borrower which requires an aggregate amount of payments in excess of $5,000,000, (ii) the Property Loan Documents, (iii) the Shared Services Agreement and (iv) those other agreements identified on Schedule IV, including as each such agreement may be amended, restated or otherwise modified from time to time in accordance herewith.

“Material Debt” means (i) Indebtedness under any Property Loan Documents and (ii) Indebtedness or Guarantees (other than Indebtedness hereunder) of the Borrower or any of its Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of $5,000,000.

“Maturity Date” means June 30, 2026.

“MOIC Amount” means (a) if no Event of Default shall have occurred and be continuing, at any time prior to [__], the amount equal to (1) the product of (x) the Combined Trinity Loan Amount, multiplied by (y) thirty percent (30%), less (2) the amount equal to the sum of (i) all Capitalized PIK (as defined in the 77 Greenwich Mezzanine Loan Agreement) previously paid in cash, paid concurrently with such repayment (whether as interest or principal) or reasonably expected to be paid, (ii) the Commitment Fee (as defined in the Fee Letter (as defined in the 77 Greenwich Mezzanine Loan Agreement)), (iii) all interest payments at the Cash Pay Interest Rate or the PIK Interest Rate previously paid in cash or paid currently with such repayment (whether as interest or principal) by Borrower to the Administrative Agent or the Lenders pursuant to this Agreement and (iv) the Commitment Fee (as defined in the Fee Letter), (v) the amount of the Exit Fee previously paid or paid concurrently with such repayment by Borrower to the Administrative Agent or the Lenders pursuant to this Agreement; provided, that, notwithstanding anything herein to the contrary, in connection with payment of the MOIC Amount (as defined herein) or the MOIC Amount (as defined in the 77 Greenwich Mezzanine Loan Agreement), whichever occurs later, the parties to this Agreement and the 77 Greenwich Mezzanine Loan Agreement shall adjust such MOIC Amount (or if none is payable, the applicable party shall make a payment to the applicable payee) so that the MOIC Amount (as defined herein) and the MOIC Amount (as defined in the 77 Greenwich Mezzanine Loan Agreement) actually paid reflects all of the interest and fees actually paid pursuant hereto and pursuant to the 77 Greenwich Mezzanine Loan Agreement or (b) if an Event of Default shall have occurred and be continuing, or from and after [__], the Term Loan Commitment (i.e., [$35,750,000.00]) plus the amount of any drawn Incremental Term Advances (i.e., $[__] as of the Restatement Effective Date) multiplied by thirty percent (30%) less (i) all interest payments at the Cash Pay Interest Rate or the PIK Interest Rate previously paid in cash or paid concurrently with such repayment (whether as interest or principal), (ii) the Commitment Fee (as defined in the Fee Letter) and (iii) the amount of the Exit Fee previously paid or paid concurrently with such repayment by Borrower to the Administrative Agent or the Lender pursuant to this Agreement.7

7NTD:  Amount not to change from Credit Agreement currently in effect; updates will be made only to refresh dates and amounts of principal / incremental loans outstanding after giving effect to the amendment and restatement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions or as to which any Loan Party or any ERISA Affiliate has any obligation or liability (whether by contract, indemnification or otherwise).

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or as to which any Loan Party or any ERISA Affiliate has any obligation or liability (whether by contract, indemnification or otherwise) or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by the Borrower and its Subsidiaries (but with respect to any such cash proceeds received by any Subsidiary that is not a Loan Party, only if (i) the cash proceeds such Subsidiary receives are not restricted or prohibited from being paid (or distributed to the Borrower to make a payment) pursuant to Section 2.06 and (ii) the restriction relating to such payment or distribution is included in the Property Loan Documents and/or any Restrictive Agreements permitted pursuant to Section 5.02(k) and which restrictions (other than in the case of Existing Debt) have been (or at the time of, or a reasonable time after, the receipt of such cash proceeds are) disclosed to the Lenders) from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction or event), less (i) any out-of-pocket expenses, and fees, underwriter’s discounts or similar payments owed to Persons that are not Affiliates of the Borrower and its Subsidiaries, in each case reasonably incurred by such Person in connection therewith, including, without limitation, brokerage commissions and legal fees and disbursements, (ii) the amount of any payments by the Borrower and its Subsidiaries of any Indebtedness or other obligation that is secured by a Lien on the related asset or any interest therein or with respect thereto (including any Property Loan Document), (iii) any taxes (including, without limitation, transfer taxes and mortgage recording taxes) paid or payable by such Person in respect of such transaction or event and (iv) any amounts required to be maintained as a reserve (aa) in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such transaction or event or (y) any other liabilities retained by the Borrower and its Subsidiaries associated with such transaction or event (provided that, to the extent and at the time any such amounts are released from such reserve to Borrower or its Subsidiaries for their own account, such amounts shall constitute Net Cash Proceeds) or (bb) if the transaction or event in question is a financing permitted under this Agreement, under any loan documentation related thereto (provided that, to the extent and at the time any such amounts are released from such reserve to Borrower or its Subsidiaries for their own account, such amounts shall constitute Net Cash Proceeds).

“Net Cash Rental Proceeds” means, with respect to any Tenancy Lease, an amount equal to the cash proceeds received by the Borrower and its Subsidiaries (but with respect to any such cash proceeds received by any Subsidiary that is not a Loan Party, only (i) if the cash proceeds such Subsidiary receives are not restricted or prohibited from being paid (or distributed to the Borrower to make a payment) pursuant to Section 2.06 and (ii) the restriction relating to such payment or distribution is included in the Property Loan Documents and/or any Restrictive Agreements permitted pursuant to Section 5.02(k) and which restrictions (other than in the case of Existing Debt) have been (or at the time of, or a reasonable time after, receipt of such cash proceeds are) disclosed to the Lenders) (from or in respect of such Tenancy Lease (including proceeds of any non-cash proceeds of such transaction or event)), less (i) any out-of-pocket expenses, and fees, underwriter’s discounts or similar payments owed to Persons that are not Affiliates of the Borrower and its Subsidiaries, in each case reasonably incurred by such Person in connection therewith, including, without limitation, brokerage commissions and legal fees and disbursements, and (ii) [the amount of any debt service payments by the Borrower and its Subsidiaries that are due and payable within thirty (30) days pursuant to the Property Loan Documents related to the 77 Greenwich Property Loan].

“Non-Recourse Debt Guarantees” means Guarantees in respect of Permitted Property Indebtedness Debt, where liability of the guarantor is limited to Customary Recourse Exceptions.

“Note” means a Term Note or an Incremental Term Note, as the context may require.

“Notice of Borrowing” means a notice of a Borrowing, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, reasonable and documented expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning specified in the definition of Sanctions.

“Off-Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Borrower is a party, under which a Loan Party has:

(a)            any obligation under a guarantee contract that has any of the characteristics identified in FASB ASC 460-10-15-4;

(b)            a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;

(c)            any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the Borrower’s own stock and classified in stockholders’ equity in the Borrower’s statement of financial position, as described in FASB ASC 815-10-15-74; or

(d)            any obligation, including a contingent obligation, arising out of a variable interest (as defined in the FASB ASC Master Glossary) in an unconsolidated entity that is held by, and material to, the Borrower, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Borrower or its Subsidiaries

“Original Closing Date” means December 19, 2019.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Principal Balance” means, with respect to any date of determination, the aggregate principal amount of Advances outstanding and payable by the Borrower to the Lenders in accordance with this Agreement. For the avoidance of doubt, the Outstanding Principal Balance shall include all PIK Interest that is capitalized and added to the Outstanding Principal Balance on and as of a Payment Date pursuant to Section 2.07.

“Ownership Percentage” means, as to any Subsidiary of the Borrower, the Borrower’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary, in each case determined in accordance with the applicable provisions of the applicable Organization Document of such Subsidiary.

“Participant” has the meaning specified in Section 9.06(d).

“Participant Register” has the meaning specified in Section 9.06(d).

“Patriot Act” has the meaning specified in Section 9.13.

“Payment Date” shall mean the last Business Day of each calendar quarter.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Single Employer Plans or Multiple Employer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Berkley/11th Street Refinancing” has the meaning specified in Section 2.14.

“Permitted Encumbrances” means: (a) Liens for taxes, assessments or governmental or quasi-governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, and the other exceptions to title expressly set forth in Schedule B of the owner’s title policy for the property; (b) such state of facts as are or as may be shown on an accurate and current survey of the property and by inspection of the property; (c) easements, zoning restrictions, rights of way and similar encumbrances on real property that are either (i) imposed by law or (ii) do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary thereof; (d) carriers’, warehouseman’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or are being contested in good faith and by appropriate actions or proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; and (e) the rights of tenants under Tenancy Leases so long as such Tenancy Leases are not prohibited pursuant to the terms of this Agreement. Notwithstanding anything to the contrary herein, all Liens encumbering the Restatement Effective Date Real Estate Property and/or permitted under Property Loan Documents shall be deemed to be Permitted Encumbrances.

“Permitted Property Indebtedness” means Indebtedness of one or more Subsidiaries of the Borrower that is unsecured or secured by Liens on Eligible Real Estate Properties or entities used (directly or indirectly) to hold Eligible Real Estate Property and is (i) Restatement Effective Date Property Indebtedness or (ii) Permitted Property Loan Refinancing Indebtedness.

“Permitted Property Loan Refinancing” means a debt or preferred equity (any such debt or equity, “Permitted Refinancing Property Indebtedness”) refinancing of any Eligible Real Estate Property pursuant to which, in each case:

(a)            the outstanding principal amount of the replacement financing Indebtedness does not increase the Loan to Value Ratio above 75% (the calculation of which Loan to Value Ratio will not take into account transaction costs incurred in connection with such replacement refinancing);

(b)            [reserved];

(c)            the documentation governing such replacement financing Indebtedness shall not contain any restriction on the ability of the Borrower or any of its Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents;

(d)            the Borrower has, and has caused its applicable Subsidiaries to, endeavor in good faith to cause the documentation governing such replacement financing Indebtedness not to contain any (i) restrictions on the ability of the Borrower or any Loan Party to guarantee the Loans or to pledge the equity of its direct Subsidiaries to secure the Loans (to the extent such pledge would not have an adverse impact on Borrower’s or any Subsidiary’s ability to obtain such financing or refinancing or materially impair the terms thereof) or (ii) non-customary prepayment (or distributions to a Loan Party to make a prepayment) restrictions that would constitute a Restrictive Agreement (other than any such restrictions that are applicable after a default or event of default occurs under such loan documentation and subject to cash management provisions contained in such loan documentation) (to the extent including such prepayment and distribution rights would not have an adverse impact on Borrower’s or any Subsidiary’s ability to obtain such financing or refinancing or materially impair the terms thereof), and in connection therewith and the Administrative Agent and the Lenders have either (A) received evidence reasonably acceptable to the Administrative Agent which may, at Borrower’s option, be a certification by Borrower of such good faith efforts or (B) approved, in its reasonable discretion, the documents and arrangements governing, securing and/or evidencing the replacement financing, including, if applicable, documentation relating to the pledge of equity or cash flow pledge to be provided as Collateral pursuant to the Loan Documents;

(e)            such Indebtedness does not prohibit repayment of the Obligations prior to repayment of such Indebtedness; and

(f)            such Indebtedness is otherwise on commercially reasonable terms (or otherwise on terms and conditions reasonably satisfactory to the Required Lenders).

“Permitted Real Estate Acquisition” means Investments in, or directly or indirectly relating to, Real Estate Property so long as (x)(1) the relevant Eligibility Criteria with respect to such Investment is satisfied (as set forth in a certificate substantially in the form of Exhibit I, accompanied by calculations and supporting documentation, to the effect that the Eligibility Criteria has been satisfied (it being understood that such certificate shall be deemed to amend Schedule 4.01(p)) and (2) the Borrower has provided the Required Lenders at least ten (10) Business Days prior written notice of such Investment (it being understood and agreed that the terms of such Investment may change after such notice is given and/or Borrower may elect not to consummate such Investment) or (y) such Investment is approved by the Required Lenders (which approval shall not be unreasonably withheld or delayed).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“PIK Interest” has the meaning specified in Section 2.07(a).

“PIK Interest Rate” means a rate equal to 5.45% per annum, in each case, which shall accrue to principal and compound on a quarterly basis as set forth in Section 2.07(a).

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.11.

“Post Petition Interest” has the meaning specified in Section 7.07(c).

“Potential Event of Default” means any event or occurrence with respect which Administrative Agent has provided Borrower with written notice that Borrower’s failure to take all corrective action prior to the expiration of an applicable cure period would be or become an Event of Default under any Loan Document.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prohibited Transaction” means any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Sections 4975(c)(1)(A)-(D) of the Code.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Property Loan Documents” means, collectively, each agreement, document or instrument executed and delivered in connection with any Permitted Property Indebtedness to a Subsidiary of the Borrower, including without limitation, each loan or credit agreement, note, security or pledge agreement, together with all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.

“Proposed Increased Amount” has the meaning specified in Section 2.17(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 9.11.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Real Estate Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies, personal property and all other rights and property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person, including without limitation the Eligible Real Estate Property.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Register” has the meaning specified in Section 9.06(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing, dispersing, or migrating into or through the environment or within any building, structure, facility or fixture (including the abandonment or discarding of any barrels, containers or other closed receptacles containing any Hazardous Materials)

“Release Price” means, with respect to (a) each Restatement Effective Date Real Estate Property, the amount set forth on Schedule VI and (b) each Property that constitutes Eligible Real Estate Property (other than any Restatement Effective Date Real Estate Property), a reasonable amount proposed by Borrower and approved in writing by the Required Lenders (which consent shall not be unreasonably withheld or delayed)

“Removal Effective Date” has the meaning specified in Section 8.07(b).

“Required Lenders” means, (i) for so long as the Initial Lender has not assigned or transferred any of their interests in the Facility, the Initial Lender, or (ii) at any time from and after the Initial Lender has assigned or transferred any interest in the Facility, Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate unused Commitments at such time; provided that at all times when there are two or more Lenders, the term “Required Lenders” shall in no event mean less than two Lenders.

“Resignation Effective Date” has the meaning specified in Section 8.07(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief investment officer, chief accounting officer, vice president, treasurer, assistant treasurer, controller, secretary, or general counsel of a Loan Party or any entity authorized to act on behalf of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party, or entity authorized to act on behalf of such Loan Party, shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means [●], 2024.

“Restatement Effective Date Certificate” means a certificate in the form of Exhibit G.

“Restatement Effective Date Property Indebtedness” means the Permitted Property Indebtedness with respect to the Restatement Effective Date Real Estate Property and as set forth on Part I of Schedule 4.01(p).

“Restatement Effective Date Real Estate Property” means the Property listed on Part I of Schedule 4.01(p) owned by Borrower and its Subsidiaries as of the date of this Agreement.

“Restatement Effective Date Transaction Documents” means (i) the Loan Documents, (ii) the Borrower Documents and (iii) [__].8

“Restatement Effective Date Transactions” means, collectively, the transactions to occur on the Restatement Effective Date pursuant to the Restatement Effective Date Transaction Documents, including (i) the execution and delivery of this Agreement and the other Loan Documents, the creation of or reaffirmation of, as applicable, the Liens pursuant to the Security Agreement and other related documents and the Loans remaining outstanding hereunder, (ii) the execution and delivery of the Borrower Documents, (iii) the payment of all fees, costs and expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the foregoing clauses (i) and (ii), and (iv) [__].9

“Restricted Payments” has the meaning specified in Section 5.02(g).

“Restrictive Agreement” has the meaning specified in Section 5.02(k).

“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial, Inc., and any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of any Real Estate that has been sold or transferred or is to be sold or transferred by the Borrower or such Subsidiary, as the case may be, to such Person.

“Sanctions Laws” has the meaning specified in Section 4.01(x).

“Sanctions” means any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 8.06, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended to the Restatement Effective Date and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the Restatement Effective Date and from time to time hereafter, and any successor statute.

8NTD: To be updated to reflect all transaction documents.

9NTD: To be updated to reflect the transactions as structure and documentation is confirmed.

“Security Agreement” has the meaning specified in Section 3.01(a)(iii).

“SEMs” means the Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.

“Shared Services Agreement” means [__].10

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or as to which any Loan Party or any ERISA Affiliate has any obligation or liability (whether by contract, indemnification or otherwise) or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvency Certificate” means the solvency certificate in the form of Exhibit H.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, taking into account the timing and amounts of cash to be received by it or any Subsidiary and the timing and amounts of cash to be payable in respect of its Indebtedness or the Indebtedness of any of its Subsidiaries and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Cause Event” means any occurrence that is set forth in the definition of “Cause” in the Asset Management Agreement.

“Stock Purchase Agreement” means that certain stock purchase agreement, between TPH, TPHS Lender LLC, and TPHS Investor LLC, dated [—], 2024.

“Subordinated Obligations” has the meaning specified in Section 7.07.

10NTD: To describe shared services agreement between Borrower and TPH Inc./its other subsidiaries.

“Subsidiary” of any Person means (x) any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 51% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (y) any other corporation, partnership, joint venture, limited liability company, trust or estate of which, is at the time both (a) directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries and (b) required to be consolidated with such Person’s financial statements in accordance with GAAP and (z) any other joint venture of which such Person (a) directly or indirectly owns at least 10% of the interests in such joint venture and is, directly or indirectly, the managing member, manager, general partner or the like of such joint venture and (b) controls the day-to-day management of such joint venture (subject to “major decisions” and other rights that an institutional investor making 90% of the capital contributions to a joint venture would reasonably expect to have).  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Buy-Sell and Similar Provisions” has the meaning specified in Section 5.02(e)(i).

“Supplemental Agent” has the meaning specified in Section 8.01(b).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenancy Leases” means leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity with a third party as the lessee, licensee or other counterparty (excluding any lease entered into in connection with a Sale and Leaseback Transaction); provided, that (w) with respect to residential leases, such leases shall be on customary market terms (subject to the requirements of applicable law) as of the time of execution and delivery thereof (as determined by Borrower in good faith), (x) with respect to commercial leases for 15,000 square feet or less (or, in the case of the 77 Greenwich Property, 4,700 square feet or less), such Tenancy Lease shall be on customary market terms as of the time of execution and delivery thereof (as determined by Borrower in good faith) and (y) with respect to commercial leases for more than 15,000 square feet (or, in the case of the 77 Greenwich Property, more than 4,700 square feet) and residential leases of units at the 77 Greenwich Property, such lease is approved by the Required Lenders (which approval shall not be unreasonably withheld or delayed).

“Term Loan Advance” has the meaning specified in Section 2.01(a).

“Term Loan Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Loan Commitment” or (b) if such Lender has entered into or one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.06(d) as such Lender’s “Term Loan Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate Term Loan Commitments of the Initial Lender on the Restatement Effective Date shall be $[__].11

“Term Note” shall mean a promissory note of the Borrower payable to the order of any Term Loan Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender under the Facility.

“Term Sheet” means that certain Indicative Term Sheet, dated as of December 1, 2023, by and among TPH, TPHS Lender LLC and TPHS Lender II LLC.

“Test Date” means (a) the last day of each fiscal quarter of the Borrower for which financial statements are required to be delivered pursuant to Section 5.03(c) or (d), as the case may be, (b) the date of each Advance and (c) the effective date of any merger permitted under Section 5.02(d).

“TPH” has the meaning specified in the recitals of this Agreement.

“TPHS” means TPHS Lender LLC and its Affiliates.

“Total Asset Value” means, as of any date of determination, the sum of (without duplication) (a) the aggregate Value of all of Borrower’s, the Loan Parties’ and their Subsidiaries’ Eligible Real Estate Property, plus (b) the carrying value of other real estate-related investments (such as loans receivable) plus (c) the amount of any cash and Cash Equivalents, including restricted deposits of the Borrower, its Subsidiaries of the type previously disclosed in writing to the Initial Lender but excluding tenant security deposits (except to the extent same were forfeited by the applicable tenants).

11NTD: To be updated to reflect the aggregate amount of Term Loans outstanding as of the Restatement Effective Date, including any PIK interest that has accrued under the existing Credit Agreement.

“Trading with the Enemy Act” means the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Cash and Cash Equivalents” means, with respect to any Person, cash and Cash Equivalents of such Person that are free and clear of all Liens and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of such Person.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12(g).

“Value” means the sum of the following: (a) for each (i) Restatement Effective Date Real Estate Property and (ii) other Eligible Real Estate Property for which the Borrower or the Administrative Agent, as applicable, has obtained an Appraisal, the Appraised Value set forth in the most recent appraisal obtained by either the Borrower or the Administrative Agent (whichever is the most recent at the time in question), and (b) for all other Eligible Real Estate Property, the undepreciated cost basis of such Real Estate Property.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Bi-weekly Budget” means each 13-week cash flow forecast setting forth on a line-item, cumulative, and aggregate basis, the TPH and Borrower’s projections for all weekly receipts and disbursements/expenditures (including debt service costs and operating disbursements) expected to be collected, incurred or made (as applicable) by TPH and its Subsidiaries, duly certified by a Responsible Officer of the Borrower.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability under applicable law.

“Wholly Owned Subsidiary” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) directors qualifying shares and (y) shares issued to third parties, in each case in a de minimis amount and to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.            Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03.            Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 4.01(g), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements referenced in Section 4.01(g)(i) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

SECTION 1.04.            Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05.            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06.            [Reserved].

SECTION 1.07.            Other Interpretative Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II.
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.            The Advances.

(a)            The Term Loan Advances. The Initial Lender made Advances under the Existing Credit Agreement in the aggregate principal amount of $[__]. The Borrower may prepay Term Loan Advances pursuant to Section 2.06(a). The Borrower shall not have the right to reborrow any portion of the Facility that is repaid or prepaid. Each Term Loan Lender’s Term Loan Commitments have terminated in accordance with the terms of the Existing Credit Agreement.

(b)            Incremental Term Advances. Subject to the option of the Lenders to provide Incremental Term Loan Commitments pursuant to Section 2.17 and to the extent that the Lenders agree to provide such Incremental Term Loan Commitments in accordance with Section 2.17, each Incremental Lender severally agrees to make one or more advances (each, an “Incremental Term Advance”) to the Borrower from time to time on any Business Day in an amount not to exceed such Lender’s Incremental Term Loan Commitment; provided, however, that (x) after giving effect to any Borrowing of Incremental Term Advances, the aggregate amount of Incremental Term Advances outstanding shall not exceed the aggregate Incremental Term Loan Commitment and (y)  no more than five (5) Incremental Term Advances shall be made during the term of this Agreement. Each Borrowing shall consist of Incremental Term Advances made simultaneously by the Incremental Lenders ratably according to their Incremental Term Loan Commitments, as applicable. The Borrower may prepay Incremental Term Advances pursuant Section 2.06(a). The Borrower shall not have the right to reborrow any portion of any Facility that is repaid or prepaid. Each Incremental Lender’s Incremental Term Loan Commitment shall (1) be reduced upon the making of an Incremental Term Advance by such Incremental Lender, by the amount of such Incremental Term Advance and (2) terminate immediately and without further action on the Maturity Date. Notwithstanding anything to the contrary herein, in no case shall any Incremental Term Loan Commitments or Incremental Term Advances be provided by any Person who is not a Lender hereunder prior to giving effect to any such Incremental Term Loan Commitments or Incremental Term Advances.

SECTION 2.02.            Borrowings.

(a)            Each Borrowing, shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Administrative Agent not later than 12:00 noon three (3) Business Days prior to the requested date of any Borrowing. Each Borrowing shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Notice of Borrowing shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the Facility to which such Borrowing relates, (iii) the proposed use of proceeds with respect to such Borrowing and (iv) the principal amount of Advances to be borrowed.

(b)            Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly (and in any event, no later than 11:00 a.m. two (2) Business Days prior to the requested date of Borrowing set forth in the applicable Notice of Borrowing) notify (which may be done electronically) each Lender of the amount of its pro rata share of the applicable Advances. In the case of a Borrowing, each Lender shall make the amount of its Advance available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 P.M. on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing is made on the Restatement Effective Date, Section 3.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)            [Reserved].

(d)            [Reserved].

(e)            Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of, and at the time of, such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount; provided that the Administrative Agent shall have no obligation to make any Advance using its own funds. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)            The obligations of the Lenders hereunder to make Advances and to make payments pursuant to Section 8.05 are several and not joint. The failure of any Lender to make the Advance to be made by it as part of any Borrowing or to make any payment under Section 8.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make its Advance or to make its payment under Section 8.05.

(g)            If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided in the provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Advance set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

SECTION 2.03.            [Reserved].

SECTION 2.04.            Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date in respect of the Facility the aggregate outstanding principal amount of the Advances then outstanding.

SECTION 2.05.            Termination or Reduction of the Commitments. Each Lender’s Term Loan Commitment has terminated in accordance with the terms of the Existing Credit Agreement. Each Incremental Lender’s Incremental Term Loan Commitment shall (1) be reduced upon the making of an Incremental Term Advance by such Incremental Lender, by the amount of such Incremental Term Advance and (2) terminate immediately and without further action on the Maturity Date.

SECTION 2.06.            Prepayments.

(a)            Optional. The Borrower may, upon three (3) Business Days’ notice in the form of a Notice of Loan Prepayment received by the Administrative Agent no later than 11:00 AM on such date, stating the proposed date and the aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided that any notice of prepayment in full may be conditioned upon the consummation of any financing or sale or similar transaction and, to the extent such condition is not satisfied by the effective date specified therein, such notice of prepayment may be revoked or the effective date specified therein may be delayed; provided, however, that each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof or, if less, the amount of the Advances outstanding (or such other minimum amounts as the Required Lenders may agree). The Administrative Agent will promptly notify (which may be done electronically) each Lender of its receipt of each such notice (and in any event, no later than one (1) Business Day after the receipt of such notice), and of the amount of such Lender’s pro rata share of such prepayment. Subject to Section 9.10, each such prepayment shall be applied to the Advances of the Lenders in accordance with their respective pro rata shares in respect of the relevant Facility.

(b)            Mandatory.

(i)            Dispositions with respect to the 77 Greenwich Property. Within five (5) Business Days after each date on or after the Restatement Effective Date upon which the Borrower or any of its Subsidiaries receives any proceeds from:

(I)            So long as the 77 Greenwich Property Loan is outstanding, Dispositions of the residential condominiums or other residential units at the 77 Greenwich Property, an amount equal to 100.00% of the Net Cash Proceeds therefrom shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below;

(II)            After the 77 Greenwich Property Loan has been paid in full (other than pursuant to a refinancing which shall be subject to clause (ii) below), the Disposition (other than under a Tenancy Lease which shall be subject to clause (V) below) of the residential condominiums or other residential units at the 77 Greenwich Property, an amount equal to 90.00% of the Net Cash Proceeds therefrom shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below;

(III)            After the 77 Greenwich Property Loan has been paid in full (other than pursuant to a refinancing which shall be subject to clause (ii) below), the Disposition (other than under a Tenancy Lease) of the retail condominium units at the 77 Greenwich Property, an amount equal to 70.00% of the Net Cash Proceeds therefrom shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below;

(IV)            After the receipt by the Borrower or any of its Subsidiaries of any Loss Proceeds with respect to the 77 Greenwich Property, an amount equal to 100.00% of the Loss Proceeds thereof shall be applied as a mandatory repayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below; and

(V)            The Disposition under a Tenancy Lease of the residential condominiums or other residential units at the 77 Greenwich Property, an amount equal to 100.00% of the Net Cash Rental Proceeds therefrom shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below;

(ii)            Refinancing of the 77 Greenwich Property. Within five (5) Business Days after the date on which the Borrower or any of its Subsidiaries receives any proceeds from any refinancing of the 77 Greenwich Property Loan, an amount equal to 100.00% of the Net Cash Proceeds therefrom shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below;

(iii)            Permitted Berkley/11th Street Refinancing. On any date after which (x) the Borrower and its Subsidiaries have completed a Permitted Berkley/11th Street Refinancing and (y) the Borrower or such Subsidiary subsequently conducts a Permitted Property Loan Refinancing with respect to such Indebtedness, within five (5) Business Days after the date on which the Borrower or any of its Subsidiaries receives any proceeds from such subsequent refinancing, an amount equal to the lesser of (x) the amount Advances used in connection with such Permitted Berkley/11th Street Refinancing and (y) the aggregate Net Cash Proceeds of such subsequent refinancing, shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below; provided, that the Borrower or such Subsidiary shall not be required to make any such prepayment so long as (A) after giving pro forma effect to such subsequent refinancing (1) no Event of Default shall have occurred, be continuing, or have resulted from such subsequent refinancing, (2) [reserved], and (3) Borrower shall have certified to the Administrative Agent compliance with the foregoing conditions, as applicable, along with reasonably detailed calculations of compliance with clause (2), (B) the Borrower has delivered to the Administrative Agent on or prior to such date a written notice of its intent to reinvest such proceeds in Investments that satisfy the Eligibility Criteria and such proceeds shall be reinvested (or committed to be reinvested) within 365 days following the date of receipt of such proceeds (or, if the Borrower or the applicable Subsidiary enters into a legally binding commitment to reinvest such proceeds within 365 days following the receipt thereof, within 90 days after such original 365 day period) and (C) upon receipt of any such proceeds, the Borrower or the applicable Subsidiary shall deposit such proceeds into a Controlled Account (as defined in the Security Agreement) and such proceeds shall remain in such Controlled Account until reinvested or applied to prepay the Advances, in each case in accordance with this Section 2.06(b)(i)(iii)); provided further that, (I) if all or any portion of such proceeds are not so reinvested within the time period indicated (or such earlier date, if any, as the Borrower or the applicable Subsidiary determines not to reinvest the proceeds from such subsequent refinancing as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.06(b)(i)(ii) and (II) the proceeds shall be applied as a mandatory prepayment of the Obligations in accordance with Sections 2.06(c) and 2.06(d) below.

(iv)            Indebtedness. Within five (5) Business Days after each date on which the Borrower or any of its Subsidiaries issues or incurs any Indebtedness (other than Indebtedness permitted to be issued or incurred pursuant to Section 5.02(b)), an amount equal to 100.00% of the Net Cash Proceeds thereof shall be applied as a mandatory repayment of the Obligations.

(c)            All prepayments under Section 2.06 shall include Cash Pay Interest and PIK Interest through and including the date of such prepayment on the principal amount being prepaid and shall be applied first, to accrued and unpaid interest on the principal amount being prepaid, second, to the Exit Fee in connection with to the principal amount being prepaid, and third, the balance to the principal amount of the Advances.

(d)            Exit Fee; MOIC Amount.

(i)            Prepayment, Repayment in Full. In connection with prepayment or repayment of the entire Outstanding Principal Balance, the Borrower shall pay to the Administrative Agent, for the benefit of all Lenders, the MOIC Amount. It is expressly agreed and understood that the payment of the MOIC Amount shall be due under any and all circumstances where the entire Outstanding Principal Balance is paid prior to the scheduled payment date therefor, whether such payment is voluntary or involuntary, even if such payment results from the Lenders’ acceleration (and, if the Advances are accelerated by the Lenders, the MOIC Amount will be calculated as of the date of such acceleration) of the Maturity Date upon an Event of Default (and irrespective of whether foreclosure proceedings have been commenced), and shall be in addition to any other sums due hereunder or under any of the other Loan Documents. Any tender of funds by Borrower characterized as a prepayment may be allocated by the Lenders to such outstanding amounts due under this Agreement as the Lenders may elect, including, without limitation, an application first to any costs or expenses as may then be owing by Borrower to the Lenders.

(ii)            Notwithstanding anything herein (or in any other Loan Document) to the contrary, if all or any portion of the Loan is paid or prepaid (or is required to be paid or prepaid) pursuant to the terms and provisions of this Agreement or otherwise for any reason (including, but not limited to, any scheduled payment (including at maturity), optional prepayment or mandatory prepayment, and distribution in respect thereof, and any refinancing thereof), whether in whole or in part, voluntary or involuntary, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any voluntary or involuntary bankruptcy or similar proceeding, or in the event of (x) the acceleration of the Debt for any reason (whether or not such acceleration occurs automatically), including acceleration as a result of any Event of Default, including, without limitation, the commencement of any voluntary or involuntary bankruptcy or similar proceeding or any Event of Default under Section 6.01(f) of this Agreement, (y) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Indebtedness in any voluntary or involuntary bankruptcy or similar proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or assignment in lieu of foreclosure or the making of a distribution of any kind in any voluntary or involuntary bankruptcy or similar proceeding to the Lenders in full or partial satisfaction of the Indebtedness, or (z) the termination of Agreement for any reason, the Lenders shall be paid, as an inducement for making the Loans (and not as a penalty) the Exit Fee and the MOIC Amount. The MOIC Amount and Exit Fee, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding) or by exercise of remedies after an Event of Default. THE BORROWER AND LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MOIC AMOUNT OR EXIT FEE IN CONNECTION WITH ANY ACCELERATION. The Borrower and Loan Parties expressly agree that (a) the MOIC Amount and Exit Fee are reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (b) the MOIC Amount and Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (c) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the MOIC Amount and Exit Fee are, (d) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this 2.06, (e) their agreement to pay the MOIC Amount and Exit Fee is a material inducement to the Lenders to provide the Commitments and make the Advances, and (f) the MOIC Amount and Exit Fee are represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any event triggering the prepayment of the Advances.

SECTION 2.07.            Interest.

(a)            Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until the date such Advance has been paid in full at (x) at the All PIK Interest Rate, or (y) at the Borrower’s election with the prior written consent of each Lender, at the Cash Pay Interest Rate and the PIK Interest Rate (collectively, and as applicable, the “Aggregate Interest Rate”), in each case as set forth in this Section 2.07. The interest payable at the Cash Pay Interest Rate, if applicable, shall be payable in arrears commencing on December 31, 2023 (the “First Payment Date”), on each Payment Date thereafter and upon the Maturity Date (the “Cash Pay Interest”). The interest payable at the PIK Interest Rate or the All PIK Interest Rate, as applicable, shall not be payable in cash on the First Payment Date, on each other Payment Date or on the Maturity Date but shall instead automatically be added to the unpaid principal amount on the First Payment Date, each other Payment Date and upon the Maturity Date (collectively, the “PIK Interest”) and shall thereafter constitute principal for all purposes of this agreement (collectively, the “Capitalized PIK”). For the avoidance of doubt, the Capitalized PIK will accrue interest (x) in the case of All PIK Interest, at the All PIK Interest Rate, and (y) in all other cases, at the PIK Interest Rate and not the Aggregate Interest Rate. Any accrued interest which for any reason has not theretofore been paid shall be due and payable in full on the Maturity Date. All payments and other amounts due under this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims. The principal amount of the Loans increased by the addition of any Capitalized PIK may be evidenced in writing only by the Administrative Agent, which writing shall be deemed to be correct absent manifest error.

(b)            Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall, on demand, pay interest on (i) the unpaid principal amount of each Advance owing to each Lender at a rate per annum equal at all times to the lesser of the maximum rate permitted by applicable law and the Default Rate and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due at a rate per annum equal at all times to the Default Rate.

(c)            Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.08.            Fees.

(a)            As consideration of the Initial Lender’s making of the Term Advances to the Borrower, Borrower agrees to pay a deferred financing fee (the “Exit Fee”) to the Initial Lender in an amount equal to one percent (1.00%) of (without duplication) the amount of all, or any portion of Advances, prepaid, repaid, or required to be repaid, as applicable (including on the Maturity Date). Although the Exit Fee is earned in full on the Restatement Effective Date, the Initial Lender hereby agrees to defer payment of the Exit Fee until the earlier of (i) the date of any prepayment or repayment of all or any portion of the Advances (or upon the date any such prepayment or repayment is required to be paid) and the (ii) the Maturity Date.

(b)            Other Fees.

(i)            The Borrower shall pay to TPHS for its own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and the Administrative Agent or TPHS. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)            The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(iii)            On the Restatement Effective Date, the Borrower shall pay to the Administrative Agent a one-time set up fee of $2,250. Such fee shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(iv)            On the Restatement Effective Date and on the last day of each calendar month, the Borrower shall pay to the Administrative Agent an administrative agency fee in an amount equal to $1,250. Such fee shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(v)            The Borrower shall pay to the Administrative Agent $250 per payoff quote and $250 to coordinate any collateral release.

(vi)            To the extent that the Administrative Agent exercises remedies after an Event of Default or acts as a special servicer in any other manner, the Administrative Agent shall be entitled to special servicing fees to be negotiated by the Administrative Agent and the Borrower and paid by the Borrower.

(c)            Extension Fee. As a condition to the extension of the Maturity Date pursuant to Section 2.16, the Borrower shall pay to the Administrative Agent on or prior to the applicable Initial Extension Effective Date for the ratable account of each Lender, an extension fee in an amount equal to (i) with respect to the Initial Extension Option, 0.50%, multiplied by the aggregate amount of Advances of the Lenders outstanding on the applicable Initial Extension Effective Date immediately upon giving effect to such extension (the “Initial Extension Fee”) and (ii) with respect to the Additional Extension Option, 0.75% multiplied by the aggregate amount of Advances of the Lenders outstanding on the applicable Additional Extension Effective Date immediately upon giving effect to such extension (the “Additional Extension Fee”).

SECTION 2.09.            [Reserved].

SECTION 2.10.            Increased Costs; Illegality; Mitigation Obligations.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.10(e));

(ii)            subject any Lender to any Taxes (excluding, for purposes of this Section 2.10, any increased costs resulting from (x) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, Indemnified Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state or political subdivision under the laws of which such Lender is organized, has its Lending Office or otherwise has current or former connections (other than such connections arising from such Lender’s having executed, delivered, become a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced any Loan Documents, or sold or assigned any interest in any Obligations or Loan Document) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender any other condition, cost or expense affecting this Agreement or any Advance;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines in its reasonable discretion that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in clauses (a) or (b) of this Section 2.10 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)            [Reserved].

(f)            [Reserved].

(g)            Designation of a Different Lending Office. Each Lender may make any Advance to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Advance in accordance with the terms of this Agreement. If any Lender requests compensation under Section 2.10(a) or 2.10(b), or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 2.10(f), then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12, 2.10(a) or 2.10(b), as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.10(f), as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.11.            Payments and Computations.

(a)            General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 P.M. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 P.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)            The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender any amount so due.

(c)            Computations of Interest and Fees. All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Interest shall accrue on each Advance for the day on which the Advance is made, and shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid, provided that any Advance that is repaid on the same day on which it is made shall, subject to clause (a) above, bear interest for one day. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume (without any obligation to do so) that the Borrower has made such payment in full to the Administrative Agent on such date in accordance herewith and the Administrative Agent may, in reliance upon such assumption (without any obligation to do so), cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender; provided that the Administrative Agent has no obligation to advance its own funds for such purpose. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender severally agrees to repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error.

SECTION 2.12.            Taxes.

(a)            Any and all payments by any Loan Party to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction or withholding for any and all Taxes, except as required by Applicable Law. If any Loan Party or the Administrative Agent shall be required by Applicable Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Administrative Agent, (i) such withholding agent shall make all such deductions and withholdings (ii) such withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deductions and withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)            In addition, each Loan Party shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Without duplication of Sections 2.12(a) or 2.12(b), the Loan Parties shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Indemnified Taxes and Other Taxes, and for the full amount of Indemnified Taxes and Other Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or the Administrative Agent (as the case may be), or required to be withheld or deducted from a payment to such Lender or the Administrative Agent and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. This indemnification shall be made within 10 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)            Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such receipt is issued therefor, or other evidence of payment thereof reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (e) and (g) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in section 7701 of the Code.

(f)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)            Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with (i) executed copies of IRS Forms W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the IRS, certifying that such Lender is exempt from or entitled to a reduced rate of United States federal withholding Tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender claiming the benefit of the exemption for portfolio interest under section 881(c) of the Code (x) a certificate reasonably acceptable to the Borrower and the Administrative Agent to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of an IRS Form W-8BEN or W-8BEN-E, (ii) to the extent such Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner and (iii) executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made. On or about the date that any Lender that is a United States person becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), such Lender shall deliver to the Borrower and the Administrative Agent executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption from or reduction of Taxes.

(h)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has received an indemnification payment pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. No party shall have any obligation to pursue, or any right to assert, any refund of Taxes or Other Taxes that may be paid by another party.

(i)            For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form or other document described, and required to be provided, in subsection (f) or (g) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (f) or (g) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request, and at the expense of such Lender, to assist such Lender to recover such Taxes.

(j)            Without prejudice to the survival of any other agreement of any party hereunder or under any other Loan Document, the agreements and obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent, the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 2.13.            Sharing of Payments, Etc.If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Advances made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Advance and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 2.14.            Use of Proceeds. The proceeds of the Advances made before the Restatement Effective Date were used solely for the purposes permitted under Section 2.14 of the Existing Credit Agreement,

SECTION 2.15.            Evidence of Debt.

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that one or more promissory notes or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note or Notes, in substantially the form of Exhibit A-1 or Exhibit A-2 (as applicable) hereto, payable to the order of such Lender in a principal amount equal to the Term Loan Commitment or Incremental Term Loan Commitment, respectively, of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder. To the extent no Note has been issued to a Lender, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.

(b)            The Administrative Agent shall maintain the Register in accordance with Section 9.06(c). In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error.

(c)            Entries made in good faith by the Administrative Agent in the Register, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16.            [Reserved].

SECTION 2.17.            Increase in the Term Loan Commitments.

(a)            The Borrower may, at any time, by written notice to the Administrative Agent, request an increase in the aggregate amount of the Facility (each such increase, an “Incremental Term Loan Increase”) by not more than $25,000,000 to prior to the Incremental Increase Maturity Date (the date of such increase, the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate principal amount of the Facility at any time exceed $95,000,000 in the aggregate, and (ii) on the date of any request by the Borrower for an Incremental Term Loan Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.

(b)            The Administrative Agent shall promptly make available to the Lenders the Borrower notice for an Incremental Term Loan Increase, which notice shall include (i) the proposed amount of such requested Incremental Term Loan Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the an Incremental Term Loan Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Increase Date”). Each Lender that is willing to participate in such requested Incremental Term Loan Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Increase Date of the amount by which it is willing to increase its Commitment in respect of the Facility (the “Proposed Increased Amount”). If the Lenders notify the Administrative Agent in writing that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Incremental Term Loan Increase, the requested Incremental Term Loan Increase shall be allocated to each Lender willing to participate therein in an amount equal to the Incremental Term Loan Increase multiplied by the ratio of each Lender’s Proposed Increased Amount to the aggregate amount of Proposed Increased Amounts.

(c)            Promptly following each Commitment Increase Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Incremental Term Loan Increase.

(d)            On each Increase Date, the Commitment of each Increasing Lender for such requested Incremental Term Loan Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(b)) as of such Increase Date; provided, however, that the following conditions precedent shall have been satisfied on or prior to such Increase Date:

(i)            The following statements shall be true, and the Administrative Agent shall have received, for the account of each Lender, a certificate signed by a Responsible Officer of the Borrower, dated the Increase Date, stating that:

(A)            the representations and warranties of each Loan Party contained in Article IV or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of the Increase Date, before and after giving effect to such Incremental Term Loan Increase and the application of the proceeds, if any, therefrom, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.17(d), the representations and warranties contained in Section 4.01(g) shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c), respectively, of Section 5.03; and

(B)            no Default or Event of Default has occurred and is continuing, or would result from the Incremental Term Loan Increase;

(ii)            the Administrative Agent shall have received, each in form and substance reasonably satisfactory to the Administrative Agent:

(A)            [reserved];

(B)            confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing reasonably satisfactory to the Borrower and the Administrative Agent, together with an amended Schedule I hereto as may be necessary for such Schedule I to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower;

(C)            a certificate as to each Loan Party signed by a Responsible Officer of the Borrower (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, as of the Increase Date the conditions specified in clause (d)(i) above have been satisfied;

(D)            if not previously delivered to the Administrative Agent, copies certified by the secretary or assistant secretary (or other individual performing similar functions) of (x) all corporate, partnership, member or other necessary action taken by the Borrower to authorize such Incremental Term Loan Increase and (y) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such Incremental Term Loan Increase;

(E)            a supplement to this Agreement executed by the Borrower and any Lender providing such Incremental Term Loan Increase which supplement may include such amendments to this Agreement as the Administrative Agent and each Increasing Lender deems reasonably necessary or appropriate to implement the transactions contemplated by this Section 2.17, together with the consent of the Guarantors thereto;

(F)            if requested by the Administrative Agent or any Increasing Lender, officer’s certificates of the type delivered on the Restatement Effective Date and opinions of counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders, covering such matters as reasonably requested by the Administrative Agent;

(G)            if requested by any Increasing Lender, a Note executed by the Borrower, payable to such Lender in the amount of its applicable Commitment; and

(iii)            upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, all necessary information in connection with the Patriot Act, the Beneficial Ownership Regulation (including a Beneficial Ownership Certification), “know your customer” requirements, and other customary requirements, not later than five (5) Business Days prior to the Increase Date to the extent such information is requested not later than ten (10) Business Days prior to such date.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders and the Borrower of the occurrence of the Incremental Term Loan Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender on such date and shall update Schedule I to reflect the Incremental Term Loan Commitments of each Increasing Lender.

(e)            [Reserved].

(f)            [Reserved].

(g)            On each Increase Date, each Increasing Lender shall make the amount of its Incremental Term Loan Increase available in accordance with the conditions and procedures set forth in Section 2.02. Notwithstanding anything to the contrary in Section 9.01, the Borrower, each Increasing Lender and the Administrative Agent may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Increasing Lenders, to effect the provisions of this Section 2.17. Each Incremental Term Loan Increase and the related Incremental Term Advances (including, without limitation, with respect to interest rate, fees, use of proceeds, covenants and events of default) shall be identical to terms of the existing Facility.

(h)            This Section shall supersede any provisions in Section 2.13 or 9.01 to the contrary.]

ARTICLE III.
CONDITIONS OF EFFECTIVENESS AND CREDIT EXTENSIONS12

SECTION 3.01.            Conditions Precedent to the Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions has been satisfied, in the sole discretion of the Initial Lender:

(a)            The Initial Lender shall have received on or before the Restatement Effective Date the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date) (unless otherwise specified), in form and substance reasonably satisfactory to the Initial Lender (unless otherwise specified):

(i)            Counterparts of this Agreement, executed and delivered by the Administrative Agent, the Borrower, the Guarantors and the Initial Lender.

(ii)            A Term Note executed by the Borrower in favor of the Initial Lender, to the extent requested.

12NTD: To be updated/confirmed upon final structure.

(iii)          Counterparts of the following agreements in form and substance reasonably satisfactory to the Initial Lender, each executed and delivered by the parties thereto:

(A)            the Holdco Pledge Agreement;

(B)            the Borrower Assignment Agreement; and

(C)            the Guarantor and Collateral Release Agreement.

(iv)          [Reserved].

(v)           In each case, solely with respect to Collateral required to be granted or to be affirmed on the Restatement Effective Date, an amended and restated security and pledge agreement (together with each joinder or supplement delivered pursuant to Section 5.01, the “Security Agreement”), duly executed by the applicable Grantors, together with:

(A)            certificates or instruments, if any, representing the Collateral pledged thereunder accompanied by all endorsements and/or powers required by the Security Agreement,

(B)            evidence that (x) all proper financing statements have been or contemporaneously therewith will be duly filed under the Uniform Commercial Code of all applicable jurisdictions and (y) all applicable perfection requirements that the Initial Lender reasonably may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement, and

(C)            completed requests for information listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Grantor as debtor, together with (x) copies of such other financing statements and (y) if any such financing statement covers Collateral, termination statements (or similar documents) for filing in all applicable jurisdictions as may be necessary to terminate any such effective financing statements (or equivalent filings), and

(D)            evidence that all other actions, recordings and filings that the Initial Lender may deem reasonably necessary or desirable in order to perfect the Liens created under the Security Agreement have been taken.

(vi)           A Solvency Certificate.

(vii)          A Restatement Effective Date Certificate, together with all attachments thereto.

(viii)          Certified copies of the resolutions of the board of directors of the Borrower and/or of the board of directors or other equivalent governing body of each other Loan Party for which it is the ultimate signatory, in each case, unanimously approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(ix)            A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (C) long-form certificate(s) of good standing, existence or its equivalent (including tax status if available) with respect to each Loan Party from such Loan Party’s state of incorporation or organization and in each other jurisdiction in which qualification is necessary in order for such Loan Party to own or lease its property and conduct its business, each as of a date within 20 days prior to the Restatement Effective Date.

(x)            Such documents and certifications as the Initial Lender may reasonably require to evidence that in each jurisdiction in which any Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, such Loan Party is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.

(xi)            A certificate of each Loan Party signed on behalf of such Loan Party, by any two of its Responsible Officers, dated the Restatement Effective Date (the statements made in which certificate shall be true on and as of the Restatement Effective Date), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party since the date of the certificate referred to in Section 3.01(xii), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(xi) were adopted and on the Restatement Effective Date, (C) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Restatement Effective Date and (D) the absence of any event occurring and continuing, or resulting from the Borrowing on the Restatement Effective Date, that constitutes a Default.

(xii)           A certificate of a Responsible Officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(xiii)          A certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by all Loan Parties and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(xiv)         Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, insurance, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, historical operating statements (if any), financial statements of the Borrower and/or the Restatement Effective Date Real Estate Property, and financial projections for the Borrower’s consolidated operations.

(xv)          [Reserved].

(xvi)         (1) The modification of that certain mortgage loan by MPF Greenwich Lender LLC (as successor-in-interest to Macquarie PF Inc.) in favor of TPHGreenwich Owner LLC, dated on or before the Restatement Effective Date, pursuant to, among other documents, that certain Third Amendment to Master Loan Agreement and Loan Documents; (2) the modification of that certain mezzanine loan by TPHS Lender II LLC in favor of TPHGreenwich Subordinate Mezz LLC, dated on or before the Restatement Effective Date, pursuant to, among other documents, that certain Second Amendment to Amended and Restated Loan Agreement and Loan Documents and (3) the [describe amendment to Paramus loan], dated on or before the Restatement Effective Date, by and among [__].

(xvii)        Such other assurances, certificates, documents, consents or opinions as the Initial Lender reasonably may request.

(b)            The Initial Lender shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them, and shall have completed all due diligence with respect to the Borrower and its Subsidiaries, and their respective business, operations, assets and liabilities, including, without limitation, the satisfactory review (i) by a construction and/or development consultant of the Properties, (ii) of any applicable shareholder agreements or registration rights agreements and (iii) the existing Property Loan Documents, in each case, in scope and substance reasonably satisfactory to the Initial Lender.

(c)            Before and after giving effect to the transactions contemplated by the Loan Documents, since December 31, 2022, there shall have occurred no Material Adverse Change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Loan Parties.

(d)            There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to materially and adversely affect the Borrower and its Subsidiaries or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

(e)            All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes conditions upon the transactions contemplated by the Loan Documents.

(f)            [Reserved].

(g)            The Borrower shall have paid all reasonable and documented fees and expenses that are not legal fees or disbursements of the Administrative Agent and Initial Lender incurred in connection with any of the Loan Documents and the transactions contemplated thereby prior to the Restatement Effective Date and invoiced at least three (3) Business Days prior to the Restatement Effective Date.

(h)            [Reserved].

(i)            The Initial Lender and the Administrative Agent shall have received the financial statements of the Borrower and its Subsidiaries described in Section 4.01(g).

(j)            (i) The Borrower and each Guarantor shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent or any Lender to comply with its “know your customer” requirements and to confirm compliance with all applicable Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws, the Trading with the Enemy Act and the Patriot Act and (ii) completed background and reference checks with respect to each Loan Party’s senior management, in each case received by each requesting Person at least five (5) Business Days prior to the Restatement Effective Date to the extent such information is requested at least ten (10) Business Days prior to the Restatement Effective Date.

(k)            The Borrower and each Subsidiary shall have provided to the Administrative Agent and the Initial Lender the (i) results of a search of the UCC filings (or equivalent filings), tax Liens, judgment Liens, bankruptcies and litigations made with respect to the Borrower and each Subsidiary, together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence satisfactory to the Initial Lender that the Liens indicated in all such financing statements and other filings (or similar document) are permitted pursuant to Section 5.02(a) or the discharge of such Liens on or prior to the Restatement Effective Date pursuant to documentation satisfactory to the Initial Lender and (ii) results of searches of ownership of intellectual property of the Loan Parties in the United States Patent and Trademark Office and the United States Copyright Office.

(l)            The Initial Lender and the Administrative Agent shall have received evidence of the insurance coverage required to maintained pursuant to Section 5.01(d), which insurance shall have been reviewed by one or more of the Initial Lender’s risk managers and be satisfactory to the same. All insurance shall be subject to satisfactory endorsements in favor of the Administrative Agent.

(m)            The Administrative Agent and the Lenders shall be satisfied with and shall have completed all due diligence with respect to the Borrower and its Subsidiaries’ Restatement Effective Date Real Estate Property including (i) satisfactory review by a construction and/or development consultant of the Restatement Effective Date Real Estate Property and (ii) satisfactory review of the Property Loan Documents and other material agreements relative to the Restatement Effective Date Real Estate Property.

(n)            The Initial Lender shall have received Appraisals of each of the Restatement Effective Date Real Estate Properties included in the Total Asset Value in form and substance satisfactory to the Initial Lender, reflecting the Appraised Value for such Restatement Effective Date Real Estate Property.

(o)            The Borrower shall have delivered to the Initial Lender the Budget.

SECTION 3.02.            Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including, if requested, on the Restatement Effective Date), shall be subject to the satisfaction of the conditions set forth in Section 3.01 (to the extent not previously satisfied or waived (the consummation of the closing hereunder being deemed to constitute the waiver of all conditions set forth in Section 3.01 that were not satisfied) and such further conditions precedent that on the date of such Borrowing:

(a)            The Administrative Agent shall have received a Notice of Borrowing in accordance with the terms hereof.

(b)            The following statements shall be true:

(i)            the representations and warranties of each Loan Party contained in Article IV or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing, before and after giving effect to such Borrowing and the application of the proceeds therefrom, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date, except to the extent that failure of a representation or warranty to be true and correct does not result from a breach of a covenant hereunder, and except that for purposes of this Section 3.02, the representations and warranties contained in Section 4.01(g) shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c), respectively, of Section 5.03 and the items listed on any schedule shall be reasonably acceptable to the Required Lenders; and

(ii)            no Default or Event of Default has occurred and is continuing, or would result from (A) such Borrowing, extension or increase or (B) in the case of any Borrowing, from the application of the proceeds therefrom.

Each Notice of Borrowing submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 3.02(b) have been satisfied on and as of the date of the applicable Borrowing.

SECTION 3.03.            Determinations Under Section 3.01 and 3.02. Without limiting the generality of the provisions of the last paragraph of Section 8.03, each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, consent to, and/or approved of, each document, agreement, instrument or other item required to be delivered to, consented to, and/or approved by, the Administrative Agent or any Lender, as applicable, pursuant to Section 3.01 or 3.02 and to have acknowledged that each of the conditions set forth in this Section 3.01 or 3.02 have been satisfied to its satisfaction (or otherwise waived by the Lenders).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.            Representations and Warranties of the Loan Parties. Except as otherwise described in reports and statements filed by TPH or any of its Subsidiaries with the SEC on a non-confidential basis, each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:

(a)            Organization and Powers; Qualifications and Good Standing. Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and is licensed and, as applicable, in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to (x) own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and (y) execute, deliver and perform its obligations under the Loan Documents to which it is a party.

(b)            Subsidiaries. Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the Restatement Effective Date (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the number of shares (or the equivalent thereof) of each class of its Equity Interests authorized, and the number outstanding, on the Restatement Effective Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares (or the equivalent thereof) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Restatement Effective Date. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and to the extent owned by such Loan Party or one or more of its Subsidiaries, and with respect to the Guarantors are owned by such Loan Party or Subsidiaries free and clear of all Liens, except for Liens created under the Loan Documents or any Permitted Encumbrance. As of the Restatement Effective Date, the Borrower and each of its Subsidiaries do not own any Equity Interests of any Joint Venture.

(c)            Due Authorization; No Conflict. The execution and delivery by each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder and the other transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene Organization Documents of such Loan Party, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any Material Contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to result in a Material Adverse Effect.

(d)            Authorizations and Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party or for the consummation the transactions contemplated by the Loan Documents, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Security Agreement, (iii) the perfection or maintenance of the Liens created under the Security Agreement (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Agreement; except for (i) the filing of UCC financing statements and continuations or amendments thereof, (ii) filings with the United States Patent and Trademark Office and the United States Copyright Office, (iii) filings with the Securities and Exchange Commission and (iv) such authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e)            Binding Obligation. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party, in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(f)            Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, Governmental Authority or arbitrator that (i) either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

(g)            Financial Condition.

(i)            The audited Consolidated balance sheet of TPH and its Subsidiaries as at December 31, 2022 and the related audited Consolidated statements of income and cash flows for such Fiscal Year, reported on by and accompanied by a report from BDO USA, LLP, copies of which have heretofore been furnished to the Initial Lender, present fairly in all material respects the Consolidated financial position of Borrower and its Subsidiaries as at such date and the Consolidated results of operations and cash flows of Borrower and its Subsidiaries for such Fiscal Year then ended.

(ii)            Borrower has furnished to the Initial Lender complete and correct copies of the interim consolidated balance sheet and the related statements of income of TPH and its Subsidiaries on a Consolidated Basis for the fiscal quarter ending [September 30, 2023]13. All such financial statements have been certified by a Responsible Officer of [TPH] and fairly present the financial position of TPH and its Subsidiaries as of the respective dates indicated and the Consolidated results of their operations and cash flows for the respective periods indicated, in all material respects, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which shall be material. TPH and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Restatement Effective Date after giving effect to the incurrence of Advances hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of TPH and its Subsidiaries.

(iii)            Since December 31, 2022, there has been no Material Adverse Change.

13NTD: To be updated to align with what has been delivered as of the closing date. Although TPH is the reporting entity, Borrower will still need to deliver those financials to Agent.

(h)            Forecasts. The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 3.01(a)(xii) are or were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s good faith estimate of its future financial performance.

(i)            Full Disclosure.

(i)            All written information (other than projections, estimates and information of a general economic nature or general industry nature) (the “Disclosure Information”) concerning Borrower, the Subsidiaries and the transactions contemplated by this Agreement prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Disclosure Information was furnished to the Lenders and as of the Restatement Effective Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(ii)            The projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lender or the Administrative Agent in connection with the transactions contemplated by this Agreement (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such projections and estimates), as of the date such projections and estimates were furnished to the Lenders and as of the Restatement Effective Date, and (ii) as of the Restatement Effective Date, have not been modified in any material respect by the Borrower.

(j)            Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)            Certain Governmental Regulations. Neither any Loan Party nor any of its Subsidiaries, as applicable, is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries, as applicable: (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l)            Materially Adverse Agreements. Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that could reasonably be expected to result in a Material Adverse Effect (absent a material default under a Material Contract).

(m)            No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(n)            Tax Returns and Payments. All federal, state income and other Tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all federal, state income and other Taxes due and payable and all material assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid (other than any Taxes the amount or validity that is the subject of a Good Faith Contest. There is no proposed written tax assessment against the Borrower or any of its Subsidiaries that is not being actively contested by a Good Faith Contest.

(o)            Intellectual Property. The Borrower and each of its Subsidiaries owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present conduct of its business, without any known conflict with the rights of others.

(p)            Real Estate.

(i)            Set forth on Part I of Schedule 4.01(p) hereto is (x) a list of the Restatement Effective Date Real Estate Property, showing as of the Restatement Effective Date, the street address, state, record owner and book value thereof and (y) a complete and accurate list of all Restatement Effective Date Property Indebtedness. Each Restatement Effective Date Real Estate Property is owned in fee by any Loan Party or any of its Subsidiaries and such Loan Party or Subsidiary has good insurable fee simple title to such Real Estate, free and clear of all Liens, other than existing Liens and Liens permitted under Section 5.02(a).

(ii)            Set forth on Part II of Schedule 4.01(p) hereto is a complete and accurate list of all Real Estate owned in fee by any Loan Party or any of its Subsidiaries, showing as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, record owner and book value thereof. Each such Loan Party or Subsidiary has good, insurable fee simple title to such Real Estate, free and clear of all Liens, other than existing Liens and Liens permitted under Section 5.02(a).

(iii)            Set forth on Part III of Schedule 4.01(p) hereto is a complete and accurate list of all leases of Real Estate under which any Loan Party or any of its Subsidiaries is the lessee showing as of the Restatement Effective Date, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is, to the knowledge of Borrower, the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(iv)            The Borrower or a Subsidiary of the Borrower has good, record and insurable title to, or a valid and enforceable leasehold interest in, all of the Properties owned or leased by the Borrower or any Subsidiary of the Borrower, in each case free and clear of all Liens other than Liens expressly permitted under Section 5.02(a). For each Eligible Real Estate Property, a policy of title insurance approved for use in the applicable jurisdiction has been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the applicable Subsidiary of the Borrower in such Real Estate Property or, as appropriate, a policy of leasehold insurance has been issued insuring, as of the effective date of each such insurance policy, the leasehold interest held by the applicable Subsidiary of the Borrower in such Real Investment, in each case free and clear of all Liens other than Liens expressly permitted under Section 5.02(a). Such title policies are in full force and effect, all premiums thereon have been paid, no claims have been made by Borrower or its Subsidiaries thereunder and no claims have been paid thereunder by Borrower or its Subsidiaries.

(v)            Each Real Estate Property (excluding any Real Estate Property that is being developed or redeveloped) has rights of access to public ways and is served by water, sewer, sanitary sewer, storm drain facilities, gas, heat, drainage, storm, telecommunication, electrical systems and fire protection, in each case as is necessary for the conduct of the businesses at such Real Estate Property as currently conducted, and to Borrower’s knowledge, such services are available and operable in adequate capacity to permit the use of such Real Estate Property for its current purpose, except where the failure of the foregoing to be true would not have a Material Adverse Effect.

(vi)           As of the Restatement Effective Date, none of the Borrower or the Borrower’s Subsidiaries have received any written notice to the effect that (a) any condemnation, expropriation, requisition or similar proceedings or rezoning proceedings are pending or threatened with respect to any of the Properties, or (b) any applicable laws, including, without limitation, any zoning regulation or ordinance (including with respect to parking), rules, building, fire, health or similar law, code, ordinance, order or regulation has been violated in any material respect for any Real Estate Property.

(vii)          [Reserved].

(viii)         Except as would not have a Material Adverse Effect, all real property leases under which any of the Borrower or its Subsidiaries is a lessee are valid and subsisting (other than those which terminate in accordance with their terms) and are in full force and effect. Neither the Borrower nor any of its Subsidiaries has received written notice of any material default by the Borrower or its Subsidiaries from any other party to such leases. The leases for land or space under which any of the Borrower and its Subsidiaries is a lessor are valid and subsisting and are in full force and effect except to the extent that any invalidity or non-subsistence thereof would not result in a Material Adverse Effect, and, neither the Borrower nor any of its Subsidiaries is in default in any respect with respect to such leases except where the failure of the foregoing to be true would not result in a Material Adverse Effect.

(q)            Environmental Matters.

(i)            Except as otherwise set forth on Part I of Schedule 4.01(q) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and, to the knowledge of each Loan Party and its Subsidiaries, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)            Except as otherwise set forth on Part II of Schedule 4.01(q) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of each Loan Party and its Subsidiaries, proposed for listing on the NPL or on the SEMs or any analogous foreign, state or local list or is adjacent to any such listed property; there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material or lead-based paint on any property currently owned or operated by any Loan Party or any of its Subsidiaries except for any non-friable asbestos-containing material or lead-based paint in good condition that is being managed pursuant to, and in compliance with, an operations and maintenance plan that has been prepared by a qualified environmental engineer or consultant in accordance with industry standards and that does not currently require removal, remediation, abatement or encapsulation under Environmental Law and for which all legally required warnings have been made or given; and no Hazardous Materials have been Released nor has any Person been exposed to Hazardous Materials on any property currently owned or operated by any Loan Party or any of its Subsidiaries in any material amount or nature or which could reasonably be expected to materially adversely affect the value of any such property or in material violation of any Environmental Law or Environmental Permit by any Loan Party or any of its Subsidiaries, or, to the knowledge of each Loan Party and its Subsidiaries, by any other Person or during the period of their ownership or operation thereof, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.

(iii)           Except as otherwise set forth on Part III of Schedule 4.01(q) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any property, site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in compliance in all material respects with all applicable Environmental Laws and in a manner not reasonably expected to result in a Material Adverse Effect; and, with respect to any property formerly owned or operated by any Loan Party or any of its Subsidiaries, all Hazardous Materials generated, used, treated, handled, stored or transported by or, to the knowledge of each Loan Party and its Subsidiaries, on behalf of any Loan Party or any of its Subsidiaries have been disposed of in compliance in all material respects with all applicable Environmental Laws and in a manner that could not reasonably be expected to result in a Material Adverse Effect.

(r)            Compliance with Laws. Each Loan Party and each Subsidiary is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business and properties, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

(s)            Force Majeure. Neither the business nor the Property of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to result in a Material Adverse Effect.

(t)            Loan Parties’ Credit Decisions. Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(u)            Solvency. The Borrower and its Subsidiaries are and, upon the incurrence of any Advance, will be Solvent on a Consolidated basis.

(v)            Insurance. The properties of each Loan Party and each Subsidiary of each Loan Party are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, against loss and damage in such amounts, with such deductibles and covering such risks, as are customarily carried by Persons of comparable size and of established reputation engaged in the same or similar businesses and owning similar properties in the general locations where such Loan Party operates. Such insurance in effect on the Restatement Effective Date is described on Schedule 4.01(v). As of the Restatement Effective Date, all premiums with respect thereto that are due and payable have been duly paid, no Loan Party or Subsidiary of a Loan Party has received or is aware of any notice violation or cancellation thereof, and each Loan Party and each Subsidiary of each Loan Party has complied in all material respects with the requirements of each such policy, except where the failure of the foregoing to be true would not have a Material Adverse Effect. No Borrower or any Subsidiary of the Borrower has knowingly done, by act or omission, anything which would materially impair the coverage of any such policy.

(w)            ERISA Matters. (i) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Plans and Welfare Plans as of the Restatement Effective Date. Except as would not reasonably be likely to result in a Material Adverse Effect:

(i)            No ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan.

(ii)            Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the IRS and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii)           Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(iv)           Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to Borrower’s knowledge, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(v)            Each Plan and each Welfare Plan subject to ERISA is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on a favorable opinion letter, from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of each Loan Party, nothing has occurred that would reasonably be likely to prevent or cause the loss of such tax-qualified status.

(vi)           (A) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (B) as of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and none of any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such Plan to drop below 60% as of the most recent valuation date; (C) none of any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (D) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (E) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan that has resulted or could reasonably be expected to result in material liability to any Loan Party.

(vii)          Each Loan Party represents and warrants as of the Restatement Effective Date that it is not a Benefit Plan.

(x)            Sanctioned Persons. None of the Loan Parties or any of their respective Subsidiaries nor, to the knowledge any Responsible Officer of the Borrower, any director, officer, agent, employee or Affiliate of any Loan Party or any of its respective Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any successor to OFAC carrying out similar function or any sanctions under similar laws or requirements administered by the United States Department of State, the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions Laws”); and the Borrower will not, in violation of Sanctions, directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or other Sanctions Laws (each such person a “Designated Person”). Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws.

(y)            Anti-Corruption Laws; Anti-Money Laundering Laws. The Loan Parties and their respective Subsidiaries and, to the knowledge of any Responsible Officer of the Borrower, all directors, officers, employees, agents or Affiliates of any Loan Party or any of its respective Subsidiaries, are in compliance in all material respects with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, the Trading with the Enemy Act and the Patriot Act.

(z)            EEA Financial Institution. Neither any Loan Party nor any of its Subsidiaries, as applicable, is an EEA Financial Institution.

(aa)          Covered Party. No Loan Party is a Covered Party (as defined in Section 9.18).

(bb)         Condemnation.            Except as set forth on Schedule 4.01(bb), there is no pending condemnation or eminent domain proceeding affecting any of the Real Estate Property and no Loan Party has received a written notice that the same is contemplated.

(cc)          Security Agreement. The provisions of the Security Agreement are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Encumbrances) on all right, title and interest of the respective Grantors in the Collateral described therein. Except as contemplated by the Security Agreement, no filing or other action will be necessary to perfect or protect such Liens.

(dd)         Guarantors. Each Subsidiary of the Borrower, other than Excluded Subsidiaries and other Subsidiaries that are not yet required to become Guarantors pursuant to the terms hereof, is a Guarantor.

(ee)          Utilities. Each Real Estate Property has adequate water, gas and electrical supply, storm and sanitary sewage facilities, other required public utilities, and means of access between such Property and public roads, subject to intermittent temporary outages that also affect nearby properties, except for any failure that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ff)           Trade Names and Principal Place of Business. Schedule 4.01(ff) sets forth a correct and complete list of all trade names used by any Loan Party or any of its Subsidiaries as of the Restatement Effective Date. The principal place of business of each Loan Party and each of its Subsidiaries as of the Restatement Effective Date is set forth on Schedule 4.01(ff).

(gg)         [Reserved].

(hh)         [Reserved].

(ii)            Swap Agreements. As of the Restatement Effective Date, none of the Borrower and its Subsidiaries are parties to any Swap Obligation.

(jj)            Additional Real Estate Property Representations.

(i)            There are no pending or proposed (in writing) special or other assessments for public improvements or otherwise affecting any Real Estate Property, except where the same would not reasonably be expected to have a Material Adverse Effect.

(ii)            None of the improvements on any Eligible Real Estate Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the Borrower has obtained commercially reasonable flood insurance and such insurance is in full force and effect.

(iii)            Each of the property surveys of the Eligible Real Estate Properties delivered or made available to the Initial Lender prior to the Restatement Effective Date, show all buildings located on the Real Estate Properties and there are no (i) other material improvements located on the Eligible Real Estate Properties not shown on such surveys nor (ii) material buildings or other improvements on adjacent properties that are not shown on such surveys and that materially encroach onto any of the Eligible Real Estate Properties, in each case, as of the respective dates of such surveys and, in each case, except where the same would not reasonably be expected to have a Material Adverse Effect.

(iv)            [Reserved].

(v)            No material issues with the physical condition of the Real Estate Properties exist except where the same would not reasonably be expected to have a Material Adverse Effect.

(vi)           All (a) real estate taxes, water charges, sewer rents, assessments or other similar outstanding governmental charges and governmental assessments that became due and owing prior to the Restatement Effective Date in respect of each Eligible Real Estate Property (excluding any related personal property), and that if left unpaid, would be, or might become, a Lien on such Real Estate Property having priority over the related mortgage and (b) insurance premiums or ground rents that became due and owing prior to the Restatement Effective Date in respect of each Eligible Real Estate Property (excluding any related personal property), have been paid, or if any such items are disputed, an escrow of funds in an amount sufficient (together with escrow payments required to be made prior to delinquency) to cover such taxes and assessments and any late charges due in connection therewith has been established or same is otherwise being contested in accordance with the provisions of the applicable Property Loan Documents. Each Eligible Real Estate Property consisted of one or more separate and complete tax parcels. For purposes of this representation and warranty, the items identified herein shall not be considered due and owing until the date on which interest or penalties would be first payable thereon.

(vii)          No Eligible Real Estate Property (while such Eligible Real Estate Property is owned by a Subsidiary of Borrower) has suffered material damage by fire, wind or other casualty (excluding any ordinary course wear and tear), which damage has not either been fully repaired or fully insured (excluding the deductible), or for which escrows or reserves have not been established.

(viii)         As of the Restatement Effective Date, each Real Estate Property is owned by a direct or indirect Subsidiary of the Borrower, and such Subsidiary shall own 100% of the fee interest in such Real Estate Property.

(kk)         Indebtedness.

(i)            None of the Borrower nor its Subsidiaries has received any written notice from any Lender of any breach, default or an Event of Default under any Property Loan Documents which breach, default or Event of Default has not been cured to the satisfaction of the lender with respect to such Permitted Property Indebtedness (and such lender has reinstated such Permitted Property Indebtedness).

(ii)            As of the Restatement Effective Date, no Loan Party and no Subsidiary of any Loan Party has any Indebtedness other than Indebtedness permitted by Section 5.02(b).

ARTICLE V.
COVENANTS OF THE LOAN PARTIES

SECTION 5.01.            Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will do the following:

(a)            Compliance with Laws, Etc. (i) Comply, and cause each of its Subsidiaries to (x) comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 to which each of them and their respective property and assets are subject and all applicable restrictions imposed on each of them and their property or assets by any governmental and regulatory authority, except where any non-compliance could not reasonably be expected to have a Material Adverse Effect, and (y) comply with all Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws, the Trading with the Enemy Act and the Patriot Act and (ii) obtain and maintain in effect all governmental or regulatory authorizations that are necessary (A) to own or lease and operate their respective property and assets and to conduct their respective businesses as presently conducted or (B) for the due execution, delivery, filing or performance by the Borrower or any Loan Party of any Loan Document or for the consummation of any of the other transactions contemplated hereby, except, in each case, where a failure to obtain such authorizations could not reasonably be expected to have a Material Adverse Effect.

(b)            Payment of Taxes and Claims Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property or assets; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such Tax that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and (ii) all lawful claims that, if unpaid, might by law become a Lien upon any Collateral (in each case, other than Permitted Encumbrances).

(c)            Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits, except where non-compliance could not reasonably be expected to have a Material Adverse Effect; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties, except where the failure to obtain any such Environmental Permit could not reasonably be expect to have a Material Adverse Effect; comply with all applicable operations and maintenance plans and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove, abate and clean up all Hazardous Materials at or from any of its properties required by and in compliance with the requirements of all Environmental Laws, except where non-compliance could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

(d)            Maintenance of Insurance. Maintain, and/or cause each of its Subsidiaries to maintain, (x) insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate or otherwise approved by the Required Lenders (which approval shall not be unreasonably withheld or delayed) and (y) the insurance coverage required pursuant to their respective Property Loan Documents. With respect to any insurance maintained by any Loan Party, the insurance against loss or damage to the Collateral shall name the Administrative Agent as sole loss payee with respect to the Collateral, shall not be invalidated by any action of or breach of warranty by such Loan Party of any provision thereof and shall waive subrogation against the Administrative Agent. With respect to any liability policy(ies) maintained by any Loan Party, such liability policy(ies) shall name the Administrative Agent as an additional insured in the full amount of such Loan Party’s liability coverage limits (or the coverage limits of any successor to such Loan Party or such successor’s parent which is providing coverage), be primary and without contribution as respects any insurance carried by the Administrative Agent and contain severability of interest clauses. All policies of insurance maintained by any Loan Party shall provide that the Administrative Agent shall be given thirty (30) days’ notice of cancellation of coverage as per policy provisions. On or prior to the Restatement Effective Date and prior to each policy renewal, the Borrower shall furnish to the Administrative Agent, certificates of insurance or other evidence reasonably satisfactory to the Administrative Agent that insurance maintained by any Loan Party complies with all of the above requirements is in effect.

(e)            Preservation of Existence, Etc.

(i)            Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except, in the case of Subsidiaries of the Borrower that are not Loan Parties only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such existence, legal structure, legal name, rights, permits, licenses, approvals, privileges and franchises and such failure is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of any transaction by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(d) or (e) below).

(ii)            Shall, and shall cause each of its Subsidiaries to, duly qualify and to remain duly qualified as a foreign corporation or other entity, and to be and remain in good standing, in each jurisdiction in which the ownership, lease or operation of its property and assets or the conduct of its business requires such qualification, except where the failure to so qualify is not reasonably likely to result in a Material Adverse Effect.

(f)            Visitation Rights. Upon reasonable prior notice, at reasonable times and from time to time, permit, subject to the rights of tenants under any Tenancy Leases and other occupants, any of the Administrative Agent or Lenders, or any agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party or any of its Subsidiaries, and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors and with their independent certified public accountants; provided that (i) Administrative Agent, Lender and/or their respective agents or representatives shall use commercially reasonable efforts to minimize interference with the business operations at such property during any such visit, (ii) Borrower shall have the right to have a representative of Borrower present during any such visitation, (iii) so long as no Event of Default has occurred and is continuing, no more than one (1) such visit and inspection by the Administrative Agent or the Lender during any year shall be at the expense of the Borrower and (iv) when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Without limiting the generality of the foregoing, the each Loan Party shall, and shall cause each of its Subsidiaries to permit the Administrative Agent, any Lender and any of their respective agents or representatives thereof, upon reasonable notice and during normal business hours: (a) to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries, including significant business activities and business and financial developments of the Borrower and its Subsidiaries, with the officers, employees and directors of the Borrower or its Subsidiaries; and (b) to provide such other financial statements, operating reports, forecasts, projections, budgets and other financial reports of the Borrower or its Subsidiaries and such other information with respect to the business, financial condition or operations of the Borrower or its Subsidiaries as the Lender may reasonably request.

(g)            Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h)            Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its Properties (excluding any Real Estate Property that is being restored, developed or redeveloped) in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

(i)            [Reserved].

(j)            Covenant to Guarantee Obligations. Prior to the (i) formation or acquisition of any new direct or indirect Subsidiary of a Loan Party or (ii) time that any Excluded Subsidiary is no longer an Excluded Subsidiary, cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty Supplement, or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents (collectively, the “Guarantor Deliverables”).

(k)            Information Regarding Collateral. The Borrower shall, and shall cause each Grantor to, provide the Administrative Agent not less than ten (10) Business Days’ prior written notice (in the form of certificate signed by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, before effecting any change (i) in any Grantor’s legal name, (ii) in any Grantor’s identity or organizational structure, (iii) in any Grantor’s U.S. taxpayer identification number, or (iv) in any Grantor’s jurisdiction of organization or incorporation (in each case, including by a Disposition, merger with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction). Such notice shall clearly describe such change and provide such other information in connection therewith as the Administrative Agent may reasonably request. In addition, prior to any such change, the Borrower shall, and shall cause each Grantor to, take all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. The Borrower hereby agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described above in this section. Notwithstanding the foregoing or anything else to the contrary contained herein or in any other Loan Document, the Borrower agrees that it will, and will cause each other Grantor to, at all times maintain its jurisdiction of organization in one of the States within the United States of America or the District of Columbia.

(l)            Further Assurances.

(i)            Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)            Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, file, and re-file such certificates, assurances and take such other actions as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ (other than Excluded Subsidiaries) properties, assets, rights or interests to the Liens now or hereafter intended to be covered by the Security Agreement, (C) to perfect and maintain the validity, effectiveness and priority of the Security Agreement and any of the Liens intended to be created thereunder and (D) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries (other than Excluded Subsidiaries) is or is to be a party, and cause each of its Subsidiaries (other than Excluded Subsidiaries) to do so.

(m)          Performance of Material Contracts. Perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, in each case, except to the extent same will not result in a Material Adverse Effect.

(n)           [Reserved].

(o)           [Reserved].

(p)           Senior Debt. The Obligations shall, and Borrower shall take all necessary action to ensure that the Obligations shall at all times rank either pari passu or prior in right of payment to all other Indebtedness of Borrower.

(q)           Maintenance of Ratings. Upon the request of the Administrative Agent, the Borrower shall cooperate in obtaining a public credit rating issued by either Moody’s or S&P with respect to the Advances.

(r)           Lenders Meetings. At the request of the Administrative Agent, Borrower will participate in a meeting of the Administrative Agent and Lenders once during each fiscal year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and Administrative Agent) or via teleconference call once during each fiscal year at such time as may be agreed to by the Borrower and Administrative Agent; provided that, upon the occurrence and during the continuance of an Event of Default, Borrower will participate in lender meetings at any time at the reasonable request of the Administrative Agent.

(s)           Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Maintain in effect policies and procedures designed to promote compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and Anti-Corruption Laws, Anti-Money Laundering Laws, the Trading with the Enemy Act and the Patriot Act, and promptly upon the written request of the Administrative Agent, furnish to the Administrative Agent and the Lenders any information that the Administrative Agent or any Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti-Corruption Laws, Anti-Money Laundering Laws, the Trading with the Enemy Act and the Patriot Act.

(t)           Beneficial Ownership. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Corruption Laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(u)           [Reserved].

(v)           [Reserved].

(w)           Appraisal Rights.

(i)            The Required Lenders may, for the purpose of determining the current Appraised Value of the Eligible Real Estate Property, obtain new Appraisals or an update to existing Appraisals with respect to such Real Estate Property, or any of them, as the Required Lenders shall determine (i) in connection with the acceptance of such Real Estate as a Eligible Real Estate Property, (ii) once annually unless an Event of Default shall be in existence, (iii) in connection with any requested extension of the Maturity Date, or (iv) at any time while an Event of Default is in existence. The reasonable expense of such Appraisals and/or updates performed pursuant to this Section 5.01(w) shall be borne by the Borrower and payable to the Lenders within ten (10) days of demand and upon request from the Borrower, accompanied by reasonable evidence that Lenders incurred the costs in question.

(ii)            The Borrower acknowledges that the Required Lenders have the right to reasonably approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and the Administrative Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property. Borrower shall provide a copy of any Appraisal it obtains to the Administrative Agent.

(x)            Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan and each Welfare Plan in compliance in all respects with the applicable provisions of ERISA, the Code and other applicable laws; (b) cause each Plan which is qualified under section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan, except, with respect to clauses (a)-(c), to the extent that the failure to take such actions would not reasonably be likely to result in a Material Adverse Effect.

SECTION 5.02.            Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party will, at any time, do any of the following:

(a)            Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

(i)            Permitted Encumbrances;

(ii)           Liens pursuant to any Loan Document;

(iii)          the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or other similar transactions;

(iv)           Liens arising pursuant (a) to purchase money mortgages securing Indebtedness representing the purchase price (or financing of the purchase price within 180 days after the respective purchase) of property or other assets acquired by Borrower or any of its Subsidiaries (including, without limitation, Liens arising under capital leases) or (b) mortgages or security agreements securing financing incurred to refurbish, renovate or otherwise improve existing assets, provided, in any event, that any such Liens attach only to the assets so purchased, refurbished, renovated or improved;

(v)            judgment Liens in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such Liens are being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party or Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor (exclusive of obligations in respect of the payment of borrowed money);

(vi)           Liens (other than Liens imposed under ERISA) on cash deposited in the ordinary course of business to secure a Loan Party’s or a Subsidiary’s obligations in connection with worker’s compensation or other unemployment insurance, or to secure obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money or Liens on cash deposited to secure its reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;

(vii)          non-exclusive licenses of copyrights and other intellectual property rights in the ordinary course of business and only covering the assets so licensed;

(viii)        Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer in each case securing insurance premium financings permitted under Section 5.02(b)(ix);

(ix)          security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; provided that, such Liens do not materially impair (i) the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business or (ii) the Administrative Agent’s or the Lender’s right and remedies under the Loan Documents;

(x)            [reserved];

(xi)            [reserved];

(xii)          rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(xiii)         Liens existing on specific tangible assets at the time acquired (including by acquisition, merger or consolidation) by Borrower or any of its Subsidiaries or on assets of a Person at the time such Person first becomes a Subsidiary of Borrower; provided that (a) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or Person by Borrower or any of its Subsidiaries and (b) such Investment was otherwise permitted pursuant to this Agreement; and

(xiv)        Liens securing Permitted Property Indebtedness.

(b)            Indebtedness. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:

(i)            Indebtedness under the Loan Documents;

(ii)            unsecured trade payables incurred in the ordinary course of business;

(iii)            unsecured Indebtedness owing to the Borrower or a Guarantor by a Subsidiary of the Borrower;

(iv)            [reserved];

(v)            [reserved];

(vi)          Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit and unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(vii)          Indebtedness of a Loan Party or a Subsidiary in respect of bid, payment and performance bonds, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, or guarantees of the foregoing types of Indebtedness, pursuant to reimbursement or indemnification obligations of such Person in the ordinary course of business and consistent with current practices as of the Restatement Effective Date;

(viii)         Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or any cash management or related services;

(ix)           Indebtedness consisting of the financing of insurance premiums for the insurance of the Borrower and its Subsidiaries in the ordinary course of business so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(x)            [reserved];

(xi)            Guarantee obligations arising under guaranties made in the ordinary course of business of obligations of any Loan Party, which obligations do not constitute Indebtedness and are otherwise not prohibited hereunder; provided, that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(xii)          [reserved];

(xiii)          [reserved];

(xiv)          Indebtedness consisting of Swap Obligations, interest rate caps or other hedge products entered into with respect to Permitted Property Indebtedness; and

(xv)          Restatement Effective Date Property Indebtedness.

(c)            Change in Nature of Business. Engage in, or permit any of its Subsidiaries to engage in, any business other than business as carried on at the Restatement Effective Date and the Core Business Activities and other business activities incidental thereto.

(d)            Mergers, Etc. Except as permitted by Section 5.02(e), merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions or pursuant to a Division) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or Divide, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary may merge or consolidate with or into, or dispose of assets to (including pursuant to a Division) any other Subsidiary (provided that if one or more of such Subsidiaries is a Loan Party, a Loan Party shall be the surviving entity) and (ii) any Subsidiary that is not a Loan Party may merge with any Person that is not a Loan Party, in each case so long as no Event of Default shall have occurred and be continuing at the time of such execution and delivery of the merger agreement and no Event of Default would result from consummation of such merger. Notwithstanding any other provision of this Agreement, any Subsidiary of the Borrower (other than any such Subsidiary that is the direct owner of any Property) may liquidate, dissolve or Divide if the Borrower determines in good faith that such liquidation, dissolution or Division is in the best interests of the Borrower and the assets or proceeds from the liquidation, dissolution or Division of such Subsidiary are transferred to the Borrower or a Guarantor, provided that no Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(e)            Sales, Etc. of Assets. Sell, lease (other than by entering into Tenancy Leases), transfer or otherwise dispose of (including pursuant to a Division or merger or sale of Equity Interests), or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of (including pursuant to a Division), or grant any option or other right to purchase, lease or otherwise acquire any Property (each such action, including, without limitation, any Sale and Leaseback Transaction, being a “Disposition”), except any Property which does not constitute a Material Asset to the extent such Disposition is an arm’s-length transaction.

(f)            Investments. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment other than:

(i)            Investments by the Loan Parties and their Subsidiaries in their Subsidiaries outstanding on the Restatement Effective Date as set forth on Schedule 5.02(f);

(ii)            Investments in Cash Equivalents;

(iii)           Investments consisting of intercompany Indebtedness permitted under Section 5.02(b)(iii);

(iv)           [reserved];

(v)            with the prior written consent of the Required Lenders in their sole and absolute discretion, Permitted Real Estate Acquisitions;

(vi)           [reserved];

(vii)          so long as not otherwise prohibited under this Agreement, guarantees of performance by the Borrower or any Subsidiary of any other Subsidiary that is not a Loan Party in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money (other than Non-Recourse Debt Guarantees);

(viii)         [reserved];

(ix)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business in an aggregate amount for all Loan Parties and Subsidiaries not to exceed at any time $750,000; and

(x)            Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

(g)            Restricted Payments. In the case of the Borrower, without the prior consent of the Required Lenders, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, including, in each case, by way of a Division (collectively, “Restricted Payments”), except any transactions permitted pursuant to Section 5.02(t)(i).

(h)            Amendments of Organization Documents. Amend, or permit any of its Subsidiaries to amend, in each case in any material respect, any of its Organization Documents, provided that (1) any amendment to any such constitutive document that would be adverse to any Lender or would materially impair the rights or interests of the Administrative Agent or any Lender in any Collateral shall be deemed “material” for purposes of this Section 5.02(h)); (2) any amendment to any such constitutive document that would designate such Subsidiary that is not a Loan Party as a “special purpose entity” or otherwise confirm such Subsidiary’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section; and (3) in the case of Subsidiaries of the Borrower only that are borrowers under Property Loan Documents (or a manager, general partner, managing member thereof of the like), a Subsidiary may amend its Organization Documents if required under any Property Loan Document and/or in the reasonable business judgment of such Subsidiary it is in its best economic interest to do so and such amendment is not otherwise prohibited by this Agreement (excluding this paragraph (h)) and could not reasonably be expected to result in a Material Adverse Effect; provided further, in the case of (3), the Administrative Agent and the Required Lenders are provided no less than 5 Business Days’ notice of such proposed amendment accompanied by an explanation of the requirement therefor.

(i)            Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j)            Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(k)            Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise) (any such agreement or arrangement, a “Restrictive Agreement”), except (A) pursuant to the Loan Documents, and (B) in connection with any Permitted Property Indebtedness; provided that the terms of such Indebtedness, and of such agreement or instrument, do not restrict distributions in respect of Equity Interests in Subsidiaries other than those that are borrowers or guarantors of the applicable Permitted Property Indebtedness or that are otherwise party to a Property Loan Document or are entities that hold no material assets other than direct or indirect interests in the borrowers.

(l)            Amendment, Etc. of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof (other than any expiration of such Material Contract in accordance with its terms), amend or otherwise modify any Material Contract to the extent that such action could reasonably be expected to have a Material Adverse Effect.

(m)            Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any Negative Pledge upon any of its property or assets, except (i) pursuant to the Loan Documents or (ii) in connection with (A) any Permitted Property Indebtedness; provided that other than the Restatement Effective Date Property Indebtedness the terms of such Permitted Property Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, do not provide for or prohibit or condition the creation of any Lien on any Real Estate Property other than the Real Estate Property financed pursuant to such Permitted Property Indebtedness (provided, further that any restriction of the type described in the proviso in the definition of “Negative Pledge” shall not be deemed to violate the foregoing restriction) or (B) any Capitalized Lease permitted by Section 5.02 solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.

(n)            Use of Proceeds. Use the proceeds of any Advances except as set forth in Section 2.14.

(o)            Payments of Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to utilize their funds to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness of any Joint Venture. For the avoidance of doubt, this subparagraph (o) shall not restrict or prohibit the use of third-party funds.

(p)            Multiemployer Plans. Neither any Loan Party nor any ERISA Affiliate will contribute to or be required to contribute to any Multiemployer Plan, other than the continued payment of Withdrawal Liability referenced in the audited financial statements and the interim financial statements that are to be delivered pursuant Section 5.03(c) and Section 5.03(d). No Loan Party will be or become a Benefit Plan.

(q)            Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.

(r)            Formation of Subsidiaries and Joint Ventures. Create or permit any of its Subsidiaries to create, any new Subsidiary or Joint Venture.

(s)            Sanctioned Persons. In violation of Sanctions, directly or indirectly use or permit or allow any of its Subsidiaries to directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person for the purpose of financing the activities of any Designated Person or in any manner that would cause any of such persons to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of the Loan Parties that are used to pay any amount due pursuant to this Agreement or the other Loan Documents shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of comprehensive territorial sanctions under applicable Sanctions Laws.

(t)            Affiliate Transactions. Enter into or be a party to any agreement or transaction or series of related transactions with any Affiliate (other than a Loan Party), except to the extent such agreement or transaction or series of transactions (i) is permitted pursuant to the Shared Services Agreement and (ii) occurs upon fair and reasonable terms that, taken as a whole, are no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate of such Borrower Party or such Subsidiary.

SECTION 5.03.            Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will furnish or cause to be furnished to the Administrative Agent and the Lenders such notices and communications in accordance with Section 9.02(b):

(a)            Default Notice. As soon as possible and in any event within three (3) Business Day of the Borrower’s knowledge of the occurrence of each Default, Event of Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect, a statement of the Chief Financial Officer (or other Responsible Officer) of the Borrower setting forth details of such Default, such Event of Default, or such event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b)            Monthly Reports. As soon as available and in any event within thirty (30) days after the end of each calendar month, (i) profit and loss statements with respect to each Eligible Real Estate Property, (ii) leasing and sales updates with respect to each Eligible Real Estate Property and (iii) construction progress reports with respect to the 77 Greenwich Property, which shall include, without limitation, reports that address the progress and expenditures of such date as compared to the budget, inspection updates and a marketing and sales report for the residential condominiums and leasing report for the retail, in each case, in form and substance reasonably satisfactory to the Required Lenders.

(c)            Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for TPH and its Consolidated Subsidiaries, including therein Consolidated balance sheets of TPH and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of TPH and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, in each case prepared in accordance with GAAP, accompanied by a report of BDO USA, LLP or other certified independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which report shall not be subject to any “going concern” or like qualifications or exceptions or any qualifications or exceptions as to the scope of the audit), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of TPH and its Consolidated Subsidiaries for such period, together with customary management discussion and analysis and certified by a financial officer of TPH and the Borrower.

(d)            Quarterly Financials. As soon as available and in any event within 45 days after the end of the first three fiscal quarters of each Fiscal Year of TPH (commencing with the fiscal quarter ending [March 31, 2024]), Consolidated balance sheets of TPH and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of TPH and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of TPH and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes), together with customary management discussion and analysis and certified by a financial officer of TPH and the Borrower.

(e)            Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.03(b), (c) and (d) (commencing with the delivery of the financial statements for the Fiscal Year ending [December 31, 2023]), a duly completed Compliance Certificate.

(f)            Property Loan Documents. Concurrently with the delivery of such information and documents under the Property Loan Documents, any annual, quarterly or monthly financial statements, monthly profits and loss statements with respect to each Eligible Real Estate Property, or any other information or reports required to be delivered under the Property Loan Documents.

(g)            Annual Budgets; Cash Flow Analysis. Promptly upon the request of the Administrative Agent or any Lender (and in any event not later than sixty (60) days following such request), (i) an annual budget for Borrowers and its Subsidiaries on a Consolidated basis for the succeeding Fiscal Year and (ii) and a projected cash flow analysis of each Eligible Real Estate Property prepared by management of the Borrower, including an operating expense and capital expenditures budget for such Eligible Real Estate Property for the next succeeding 12 consecutive months.

(h)            Material Events. Prompt notice to the Administrative Agent (i) promptly upon obtaining knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving any Loan Party or any Subsidiary or any of their respective properties and any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect; (iii) the commencement of, or any development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, which could reasonably be expected to result in a Material Adverse Effect; or (iv) any tax liabilities which could reasonably be expected to result in a Material Adverse Effect.

(i)            Changed in Accounting or Financial Reporting. Prompt notice to the Administrative Agent of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

(j)            Real Estate. As soon as available and in any event within 45 days after the end of each fiscal quarter of each Fiscal Year, a report supplementing Schedule 4.01(p) hereto, including an identification of all owned and leased real property acquired or disposed of by any Loan Party or any of its Subsidiaries during such fiscal quarter and a description of such other changes in the information included in Section 4.01(p) as may be necessary for such Schedule to be accurate and complete.

(k)            ERISA. Prompt Notice to the Administrative Agent of the occurrence of any ERISA Event or of any Loan Party becoming a Benefit Plan.

(l)            Environmental Conditions. Notice to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Real Estate Property or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known Release of or exposure to any Hazardous Materials at, from, or into any Real Estate Property which it reports in writing or is legally required to report in writing to any Governmental Authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Real Estate Property, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material Release of or exposure to Hazardous Materials in violation of or that would reasonably be expected to result in liability pursuant to any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any Governmental Authority) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any Real Estate Property in compliance with Environmental Laws, (B) Hazardous Materials contamination or exposure on, from or into any Real Estate Property, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party could reasonably be expected to incur material liability or for which a Lien may be imposed on any Real Estate Property; provided that notice is required only for any of the events described in clauses (i) through (iv) above that could reasonably be expected to result in a Material Adverse Effect, could reasonably be expected to result in a material Environmental Action with respect to any Real Estate Property or could reasonably be expected to result in a Lien against any Real Estate Property.

(m)            Bi-weekly Budget. By no later than [3.00] p.m. New York City time on the Friday of each two-week period, a Bi-weekly Budget for the applicable 13-week period.

(n)            Eligible Real Estate Property Criteria. Concurrently with the delivery of the financial statements referred to in Section 5.03(c) and (d), to the extent that Borrower has actual knowledge of any condition or event which causes any Eligible Real Estate Property to fail to continue to satisfy any of the Eligibility Criteria (other than those Eligibility Criteria, if any, that have theretofore been waived by the Administrative Agent and the Required Lenders with respect to any particular Eligible Real Estate Property, to the extent of such waiver), notice to the Administrative Agent and the Lenders thereof.

(o)            [Reserved].

(p)            Reconciliation Statements. If, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements referred to in Section 4.01(g) and forecasts referred to in Section 4.01(h), the Consolidated and consolidating financial statements and forecasts of the Borrower and its Subsidiaries delivered pursuant to Section 5.03(c), (d), (e) or (g) will differ in any material respect from the Consolidated and consolidating financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements or forecasts pursuant to Section 5.03(c), (d) or (g) following such change, Consolidated and consolidating financial statements and forecasts of the Borrower and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if requested by Administrative Agent or any Lender, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Borrower setting forth the differences which would have resulted if such financial statements and forecasts had been prepared without giving effect to such change.

(q)            Material Contract. As soon as available, a copy of any Material Contract entered into with respect to any Property after the Restatement Effective Date.

(r)            KYC Documentation.

(i)            As soon as practicable and in any event within ten (10) Business Days following Administrative Agent’s or any Lender’s written request therefor after the Restatement Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(ii)            As soon as practicable and in any event within ten (10) Business Days following Administrative Agent’s or any Lender’s written request (which may be via email) therefor after the Restatement Effective Date in connection with any Permitted Acquisition or change in ownership of any Loan Party, a Beneficial Ownership Certification in relation to any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;

(s)            Other Information. Promptly, such other information respecting, and which is reasonably foreseeable to be material to, the business, condition (financial or otherwise), operations, performance, properties, including with respect to the Properties or Collateral, or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

(t)            Other Reports. Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other reports and statements filed by TPH or any of its Subsidiaries with the SEC on a non-confidential basis; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (t) shall be deemed delivered for purposes of this Agreement when posted to the website of TPH or any website operated by the SEC containing “EDGAR” database information.

Notwithstanding the foregoing, the obligations in Section 5.02(c) and (d) may be satisfied with respect to financial information of TPH and its Consolidated Subsidiaries by furnishing Administrative Agent written notice that such financial information has be filed with the SEC and has been posted to the website operated by the SEC containing “EDGAR” database information.

ARTICLE VI.
EVENTS OF DEFAULT

SECTION 6.01.            Events of Default. Any of the following shall constitute an event of default (“Events of Default”):

(a)            Failure to Make Payments When Due. (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within three (3) Business Days after the same becomes due and payable or (iii) or any Loan Party shall fail to make any other payment under any Loan Document within five (5) Business Days after the same becomes due and payable.

(b)            Breach of Representations and Warranties. Any representation or warranty made by any Loan Party under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)            Breach of Certain Covenants. (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e)(i), (f), (i), (p), (s), (t), (v) or (z), 5.02, 5.03(a), (b), (c), (d), (e), (g), (m) or (r)  or 5.04, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), 5.01(e)(ii), (j) or (r)  Section 5.03(f), (h), (k), (l) or (p) if such failure described in this clause (ii) shall remain unremedied for five (5)  Business Days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Agent or any Lender or (iii) any Grantor fails to perform or observe any term, covenant or agreement contained in Sections 4.1(b)(i), (v), (vi), 4.3(b)(iv), (v), 4.4.1(a)(ii), 4.4.1(c)(ii), 4.4.2(b)(iii), 4.4.4(b)(i) and (ii) of the Security Agreement to which it is a party; or

(d)            Other Defaults under Loan Documents. Any Loan Party shall fail to perform or observe any other term, covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e)            Cross Defaults. (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable which failure continues after the giving of any applicable notice and expiration of the applicable cure period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the lender with respect thereto does not waive same or grant forbearance; or (ii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable prior to the stated maturity thereof as a result of a default which continues after the giving of the applicable notice and expiration of the applicable cure period and the lender with respect thereto does not waive same of grant forbearance.

(f)            Insolvency Events. Any Loan Party or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)            Monetary Judgments. Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $5,000,000 shall be rendered against any Loan Party or any Wholly Owned Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party or Subsidiary and the insurer covering full payment of such unsatisfied amount (excluding the deductible) and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)            Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any Loan Party or Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect on the Borrower and its Subsidiaries, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, in the case of any of the foregoing; or

(i)            Unenforceability of Loan Documents. (i) Any Loan Document shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so assert; or (ii) any Loan Party shall contest the validity or enforceability of any Loan Document or deny that it has any further liability, including with respect to future Advances by the Lenders, under any Loan Document to which it is a party or shall contest the validity of or perfection of any Lien in any Collateral granted or purported to be granted pursuant to the Security Agreement; or

(j)            Security Agreement. The Security Agreement shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Encumbrances) on the Collateral purported to be covered thereby or any such Loan Party shall so assert; or

(k)            [Reserved].

(l)            ERISA Events. (i) Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) would reasonably be expected to result in a Material Adverse Effect, (ii) an ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates under Title IV of ERISA, which liability individually or in an aggregate would reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA, which liability in the aggregate would reasonably be expected to result in a Material Adverse Effect, or (iii) any Loan Party shall be or become a Benefit Plan; or

(m)            Cause Event. A Specified Cause Event shall occur.

SECTION 6.02.            Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts (including without limitation the MOIC Amount and Exit Fee payable pursuant to Section 2.06(d)) payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law, (y) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (z) the Advances, all such interest and all such amounts (including without limitation the MOIC Amount and Exit Fee payable pursuant to Section 2.06(d)) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Parties. The parties hereto acknowledge and agree that the MOIC Amount and Exit Fee referred to in this Section 6.02 (i) is additional consideration for providing the Advances, (ii) constitutes reasonable liquidated damages to compensate the Lenders for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an acceleration of the Advances (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when the Advances might otherwise be repaid and (y) future changes in interest rates which are not readily ascertainable on the Restatement Effective Date), and (iii) is not a penalty to punish the Borrower for its early prepayment of the Advances or for the occurrence of any Event of Default or acceleration.  The MOIC Amount and Exit Fee shall be payable upon an acceleration of any Obligations, whether before, during or after the commencement of any proceeding under the Bankruptcy Code involving the Borrower or any other Loan Party.  The Lenders and the Administrative Agent shall have all other rights and remedies available at law or in equity or pursuant to this Loan Agreement or any other Loan Document.

SECTION 6.03.            Application of Funds. After the exercise of remedies provided for in Section 6.02 (or after the Advances have automatically become immediately due and payable as set forth in the proviso to Section 6.02, any amounts received on account of the Obligations shall, subject to the provisions of Section 9.10, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.09, 2.10, 2.12, or 9.04(c)) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Sections 2.09, 2.10, 2.12, or 9.04(c)), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid (or with respect to PIK Interest, prior to such interest being added to the unpaid principal amount of the Advances) interest on the Advances and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, ratably to the Lenders to pay any MOIC Amount and Exit Fee payable pursuant to this Loan Agreement, and any other applicable premiums in respect of the Loans;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE VII.
GUARANTY

SECTION 7.01.            Guaranty; Limitation of Liability.

(a)            Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such guaranteed Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable and documented expenses (including, without limitation, fees and expenses of one counsel for all parties) incurred by the Administrative Agent or any other Lender in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is and constitutes a guaranty of payment and not merely of collection.

(b)            Each Guarantor, the Administrative Agent and each other Lender and, by its acceptance of the benefits of this Guaranty, each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Voidable Transactions Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lenders and, by their acceptance of the benefits of this Guaranty, the other Lenders hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)            Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.

SECTION 7.02.            Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)            any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c)            any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)            any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)            any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)            any failure of the Administrative Agent or any other Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Lender (each Guarantor waiving any duty on the part of the Administrative Agent and each other Lender to disclose such information);

(g)            the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)            any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03.            Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(a)            Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(b)            Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(c)            [Reserved].

(d)            Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Lender.

(e)            Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04.            Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the termination in whole of the Commitments, such amount shall be received and held for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the termination in whole of the Commitments shall have occurred, the Administrative Agent and the other Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05.            Guaranty Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06.            Indemnification by Guarantors. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Lenders under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of one counsel for all parties) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(a)            Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

SECTION 7.07.            Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(a)            Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless required pursuant to Section 7.07(d), no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)            Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)            Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)            Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.08.            Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the termination in whole of the Commitments, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Lenders and their successors, transferees and assigns.

SECTION 7.09.            Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Guaranteed Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.09, or otherwise in respect of the Guaranteed Obligations, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 7.09 constitute, and this Section 7.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII.
THE ADMINISTRATIVE AGENT

SECTION 8.01.            Appointment and Authority. Each of the Lenders hereby irrevocably appoints TPHS Lender LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02.            [Reserved].

SECTION 8.03.            Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; provided further, that the Administrative Agent may seek instruction or clarification from the Lenders prior to the exercise of any action it may be or is required to take hereunder and until it has received satisfactory responses from the Lenders, the Administrative Agent may take any reasonable action or refrain from taking any action, without liability pursuant to Section 8.05(a).

(c)            shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)            shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 6.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.            Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.            Indemnification by Lenders.

(a)            Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b)            [Reserved].

(c)            For purposes of this Section 8.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to their respective Commitments at such time. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.06.            Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.07.            Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            The Required Lenders may by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, so long as no Event of Default has occurred and is continuing, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.12(f) and (g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.07). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

SECTION 8.08.            Non-Reliance on the Administrative Agent and the Other Lenders. Each Lender expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 8.09.            [Reserved].

SECTION 8.10.            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 9.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.11.            Guaranty and Collateral Matters. Without limiting the provisions of Section 8.10, each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Term Loan Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.01; and

(b)            to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary, in each case, as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any item of Collateral or any Guarantor from its obligations under the Guaranty pursuant to this Section 8.11. In each case as specified in this Section 8.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Agreement or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.11.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE IX.
MISCELLANEOUS

SECTION 9.01.            Amendments, Etc.

(a)            Subject to Section 9.01(b), no amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and the applicable Loan Parties, as the case may be, and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i)            modify the definition of Required Lenders or otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(ii)            release the Borrower with respect to the Obligations or (ii) except to the extent expressly permitted under this Agreement, reduce or limit the obligations of any Guarantor under Article VII or release any Guarantor or otherwise limit any Guarantor’s liability with respect to the Guaranteed Obligations,

(iii)           permit the Loan Parties to encumber any of the Collateral or release all or substantially all of the Collateral in any transaction or series of transactions, except, in each case, as expressly permitted in the Loan Documents,

(iv)           amend this Section 9.01,

(v)            increase the Commitments of the Lenders or subject the Lenders to any additional obligations (except as set forth in Section 2.17),

(vi)           forgive or reduce the principal of, or interest on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder,

(vii)          postpone or extend any date fixed for any payment of principal of, or interest on, any of the Advances or any fees or other amounts payable hereunder, or

(viii)         extend the Maturity Date in respect of any Facility (except as provided by Section 2.16);

(ix)           change Section 2.13 or Section 6.03 in a manner that would alter the pro rata sharing of payments required thereby;

provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (y) the Fee Letter may only be amended, and the rights or privileges thereunder may only be waived, in a writing executed by each of the parties thereto.

Notwithstanding the fact that the consent of all of the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Advances, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

(b)           Notwithstanding anything to the contrary herein,

(i)            the Administrative Agent and the Borrower may, with the consent of the other (but without the consent of any Lender or other Loan Party), amend, modify or supplement this Agreement and any other Loan Document (and such amendment, modification or supplement shall become effective without any further action or consent of any other party to this Agreement);

(I)            if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement, or

(II)            to add a “Guarantor” in accordance with the applicable provisions of this Agreement and the other Loan Documents; and

(ii)            this Agreement may be amended with the written consent of the Administrative Agent and the Borrower (i) to add one or more Incremental Facilities to this Agreement subject to the limitations in Section 2.17 and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing Advances and Commitments hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing Advances and Commitments hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Increasing Lenders to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

SECTION 9.02.            Notices, Etc. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below, shall be effective as provided in such clause (b).

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent by the sender, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of communications through the Platform and understands and assumes the risks of such distribution. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)            Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)            The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.03.            No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.            Costs and Expenses; Indemnification.

(a)            Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Initial Lender in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation), (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable and documented fees and expenses of one counsel for the Initial Lender and the Administrative Agent, collectively (and (y) if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and (x) solely in the case of an actual or potential conflict of interest, (A) one additional counsel to all affected Persons, taken as a whole, and (B) one additional local counsel in each relevant jurisdiction to all affected Persons, taken as a whole), with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising the Administrative Agent or the Initial Lender as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable and documented fees and expenses of one counsel for the Lenders and the Administrative Agent collectively (and (y) if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and (x) solely in the case of an actual or potential conflict of interest, (A) one additional counsel to all affected Persons, taken as a whole, and (B) one additional local counsel in each relevant jurisdiction to all affected Persons, taken as a whole), with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to any of the Loan Documents, and (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, and each Lender in connection with any work-out or the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable and documented fees and expenses of one counsel for the Administrative Agent and the Lenders with respect thereto, collectively (and (y) if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and (x) solely in the case of an actual or potential conflict of interest, (A) one additional counsel to all affected Persons, taken as a whole, and (B) one additional local counsel in each relevant jurisdiction to all affected Persons, taken as a whole)).

(b)            Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of one counsel for all parties) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence or Release of or exposure to Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each Loan Party also agrees not to assert any claim against the Administrative Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)            [Reserved].

(d)            If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, reasonable and documented fees and expenses of one counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(e)            Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.09, 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05.            Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower or any other party to a Loan Document against any and all of the Obligations of the Borrower or such other party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or any Note or Notes and although such obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Borrower or such other party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

SECTION 9.06.            Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 9.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 9.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in clause (b)(i)(A) of this Section 9.06, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $1,000.000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not apply to prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by clause (iii) of the defined term “Eligible Assignee”.

(iv)            Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made to any Person that is not an Eligible Assignee.

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of the Borrower or the Administrative Agent but with prior written notice to the Borrower, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (v) through (viii) of the first proviso to Section 9.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.12 and 9.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.10(g) and 9.01(b) as if it were an assignee under clause (b) of this Section 9.06 and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.12, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 2.10(g) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than the Borrower except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.07.            Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.08.            Execution in Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.09.            Integration. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Without limiting the foregoing: THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 9.10.            Recourse. There shall be full recourse to the Borrower and to all of its assets for the liabilities of the Borrower under this Agreement and the other Loan Documents, and in no event shall any employee, officer, director, advisor, consultant, agent or representative of the Borrower or its Subsidiaries, be personally liable or obligated for such liabilities and obligations of the Borrower or its Subsidiaries as the case may be. Nothing contained herein shall affect or diminish any rights of any Person against any other Person for such other Person’s fraud, willful misrepresentation, gross negligence or willful misconduct. The limitations set forth in this Section shall survive the termination of this Agreement and the full payment and performance of the Obligations.

SECTION 9.11.            Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.11, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or (z) is independently discovered or developed by a party hereto without utilizing any Information received from a Loan Party or violating the terms of this Section 9.11. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 9.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective properties or businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Subject to the prior written consent of TPHS, any Loan Party may publish the name and logo of TPHS and the amount of the Facility provided hereunder in any “tombstone”, press release or comparable advertisement or marketing materials which such Loan Party elects to publish.

SECTION 9.12.            Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender, and (y) covenants, from the date such Person became a Lender to the date such Person ceases being a Lender, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement, or

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender, and (y) covenants, from the date such Person becomes a Lender to the date such Person ceases being a Lender, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 9.13.            Patriot Act Notification. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 9.14.            Jurisdiction, Etc.(a)            (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in City, County and State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)            Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.15.            Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.16.            WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.17.            Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.18.            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)            As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.19.            No Defaults. As of the Restatement Effective Date, Lender and Administrative Agent acknowledge and agree there is no existing Event of Default or Potential Event of Default by Borrower under the Loan Documents.

SECTION 9.20.            Amendment and Restatement. On the Restatement Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except to evidence (i) the incurrence by the Initial Borrower of the obligations under the Existing Credit Agreement (whether or not such obligations are contingent as of the Restatement Effective Date or released pursuant to and in accordance with the terms of the Borrower Assignment Agreement), (ii) the representations and warranties made by the Initial Borrower and the guarantors from time to time party to the Existing Credit Agreement prior to the Restatement Effective Date and (iii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Restatement Effective Date (including any failure, prior to the Restatement Effective Date, to comply with the covenants contained in such Existing Credit Agreement). It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated hereunder so as to preserve the perfection and priority of all Liens securing the Secured Obligations under the Loan Documents and that all Secured Obligations of the Initial Borrower as assigned to the Borrower pursuant to the Borrower Assignment Agreement and the Guarantors hereunder shall continue to be secured by Liens granted under and evidenced by the Security Agreement or any other Loan Document, and that this Agreement does not constitute a novation or termination of the Indebtedness and Obligations existing under the Existing Credit Agreement. The terms and conditions of this Agreement and the Administrative Agent’s and the Lenders’ rights and remedies under this Agreement and the other Loan Documents shall apply to all of the obligations incurred under the Existing Credit Agreement. This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, unless specifically amended hereby or by any other Loan Document, each of the Loan Documents shall continue in full force and effect and, from and after the Restatement Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

[Signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

[●], as Borrower

By:
Name:
Title:

TPH 470 4TH AVENUE INVESTOR LLC, as a Guarantor

By:
Name:
Title:

Signature Page to Amended & Restated Credit Agreement

TPHS LENDER LLC, as Administrative Agent

By:
Name:
Title:

Signature Page to Amended & Restated Credit Agreement

TPHS LENDER LLC, as Initial Lender

By:
Name:
Title:

Signature Page to Amended & Restated Credit Agreement

EXHIBIT D

ASSET MANAGEMENT AGREEMENT

THIS ASSET MANAGEMENT AGREEMENT (this “Agreement”) is made as of the [____] day of [_____________], 2024 (the “Effective Date”), between TPH ASSET MANAGER LLC, a [______] limited liability company (“Manager”), and TPHGREENWICH HOLDINGS LLC, a Delaware limited liability company (“Company”).

W I T N E S S E T H:

WHEREAS, the Company is the direct or indirect owner of one hundred percent (100%) of the limited liability company interests in each of (i) TPHGreenwich Owner LLC, a Delaware limited liability company (“77 Greenwich Owner”), and (ii) 470 4th Avenue Fee Owner, LLC, a Delaware limited liability company (“237 11th Owner” and together with 77 Greenwich Owner, individually and/or collectively, as the context may require, “Owner”);

WHEREAS, 77 Greenwich Owner is the owner of those certain residential condominium units and the retail condominium unit relating to that certain residential condominium building known as 42 Trinity Place Condominium, located at 75 and 77 Greenwich Street, in the Borough of Manhattan, County of New York, City and State of New York, and more particularly described on Exhibit A-1 attached hereto and made a part hereof (such condominium units together with the related common interests, the “77 Greenwich Property”) and (ii) 237 11th Owner is the owner of that certain real property, located at 237 11th Street, in the Borough of Brooklyn, County of New York, City and State of New York, and more particularly described on Exhibit A-2 attached hereto and made a part hereof, together with that certain mixed-use building located thereon containing residential apartment units, retail/commercial space and a parking garage, and other improvements erected thereon (the “237 11th Property” and together with the 77 Greenwich Property, collectively, the “Property”);

WHEREAS, 237 11th Owner is a plaintiff under (i) that certain litigation captioned 470 4th Avenue Fee Owner, LLC et al. v. Adam America LLC, having index number 656506/2018, and (ii) that certain litigation captioned 470 4th Avenue Fee Owner, LLC v. Wesco Insurance Co., having index number 651184/2020, each regarding, among other things, the 237 11th Property (collectively, the “237 11th Litigation”); and

WHEREAS, the Company desires to obtain the services of Manager in connection with the construction (with respect to the 77 Greenwich Property), management, operation, supervision and maintenance of the Property (including, without limitation, the management and supervision of the Property Manager and the management of the 237 11th Litigation) (all of the foregoing being hereinafter referred to as “Manager’s Obligations”) and Manager desires to render such services, as more fully described herein, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings set forth on Exhibit B attached hereto and made a part hereof and, if not defined in such Exhibit B, shall have the meanings set forth in the Company’s Operating Agreement.

ARTICLE II
APPOINTMENT OF MANAGER; DUTIES OF MANAGER

SECTION 2.1.        Appointment of Manager. Subject to the provisions of this Agreement (including, without limitation, Section 6.2) and during the Term, the Company hereby appoints Manager, and Manager hereby accepts such appointment, as the asset manager for the Company, and Manager agrees to perform all of Manager’s Obligations so as to cause the Company and the Property to be operated, managed, maintained and renovated in an orderly and efficient manner as applicable to buildings of a nature similar to the Property in the markets where the Property is located.

SECTION 2.2.        General Duties and Powers of Manager. Without limiting the generality of the provisions of Section 2.1 of this Agreement, subject to Section 6.2 below, Manager agrees, and is hereby granted the authority to do the following:

SECTION 2.2.1     Employ Personnel. Manager agrees to hire, pay, supervise and discharge all Personnel. Unless otherwise agreed to by the Company, all Personnel shall in every instance be the employees or independent contractors of Manager and not of the Company or Owner. At the expense of Manager, Personnel of Manager shall be charged with the performance of Manager’s Obligations under this Agreement and with the general supervision, direction and control of all other Personnel. Manager shall (a) pay all Wages and other benefits properly payable to Personnel, (b) maintain adequate payroll records, (c) remit to the proper authorities all required income and social security withholding taxes, unemployment insurance payments, workers’ compensation payments and such other amounts with respect to the Wages and other benefits payable to such Personnel as may be required under applicable laws, together in each case with all required reports or other filings, (d) obtain, maintain and administer all medical, disability and other insurance benefits, and other fringe benefits as may, from time to time, be required under any union or other agreements or arrangements pertaining to Manager’s employment of Personnel, and (e) comply with any federal or state withholding tax, Social Security or unemployment laws existing or enacted in the future for the benefit of, or other laws affecting or respecting, the employment of Personnel. Subject to reimbursement by the Company, to the extent provided in the Operating Budget, the Wages of Personnel shall be negotiated and paid by Manager. The Company shall have the right to approve and request that Manager replace any Personnel providing services with respect to the Property and/or the Company. In no event shall Manager enter into an employment or engagement contract for Property Personnel except in accordance with the approved Operating Budget. In furtherance of the foregoing, Manager shall indemnify, defend and hold harmless the Company, Owner and all Company Exculpated Parties from and against any and all Employee Claims. Manager shall (i) cause the Key Manager Employee to be directly involved in the day-to-day operations of Manager in connection with the services provided by Manager to the Company pursuant to the Agreement and (ii) retain the Key Manager Employee during the term of this Agreement. Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, in no event shall the breach by Manager of the immediately preceding sentence constitute “Cause” hereunder, and the Company’s sole and exclusive remedy in connection therewith shall be a right to terminate this Agreement pursuant to Section 10.2(d) below.

SECTION 2.2.2     Books and Records. Manager agrees to maintain separate and complete Records for the Company and the Property. Records shall be kept in a safe and secure manner, and shall be sufficient to respond to the Company’s reasonable requirements for financial information, including, without limitation, reasonable financial requirements of Owner’s, the Company’s and any other Subsidiary’s lender(s). All such Records shall be maintained at Manager’s address set forth herein. Manager shall exercise such control over accounting and financial transactions as is reasonably required to protect the Company’s direct and indirect assets from theft, error or fraudulent activity on the part of Personnel, Manager’s other employees or Manager’s agents. Manager shall, at the Company’s expense, preserve all Records for at least thirty-six (36) months after the close of the calendar year to which they relate. Manager shall make the Records available to the Company and its representatives at Manager’s principal office at all reasonable times upon reasonable notice for examination, audit, copying, inspection and transcription. Upon the Company’s request and expense, Manager shall deliver to the Company copies of any source materials utilized by Manager in preparing the Records. All Records shall at all times be the property of the Company. Upon termination of this Agreement, Manager shall deliver copies of all such Records to the Company.

SECTION 2.2.3     General Operations. Manager shall, at the sole cost and expense of the Company but subject to the constraints set forth in the Budgets (subject to Permitted Variances), operate the Company and the Property and all facilities and services in the Property in a manner applicable to buildings of a nature similar to the Property and in compliance with all Requirements and provide such services at the Property as are normally provided by operators of similar buildings of comparable class and size. Upon request of the Company, Manager shall draft and, upon receipt of the Company’s approval thereof, implement, all operating procedures and emergency, contingency and security plans for the Property.

SECTION 2.2.4     Assistance with Proposed Sale or Financing. Manager agrees to reasonably cooperate with and reasonably assist the Company in any attempt(s) by Owner or any Subsidiary (x) to sell or otherwise transfer any or all of its interest in all or any portion of the Property or (y) to obtain financing in connection with its ownership of all or any portion of the Property. Such cooperation shall include, without limitation, as reasonably requested by the Company: answering prospective purchasers’ and lenders’ questions about the Tenants, the Leases or any other matter involving the Property; preparing a list of all personal property used at the Property or in its operation; using commercially reasonable efforts to obtain estoppel certificates and subordination agreements from Tenants with respect to any such transfer or financing; and taking such actions as are outlined in connection with the foregoing in Section 11.18 hereof. Without limiting the generality of the foregoing, upon request made by the Company, at the Company’s expense and for an additional fee acceptable to Manager and the Company in their sole discretion, Manager shall assist the Company in negotiating with third party lenders for the financing of the Property and shall assist in concluding such financing arrangements subject to approval thereof by the Company. In so doing, Manager shall, among other things, (i) diligently work to source and secure the most advantageous debt reasonably obtainable, (ii) assemble informational packages and other necessary financial information to be presented to potential lenders, (iii) provide a list of potential financing sources and submit informational packages to such financing sources, (iv) make presentations on behalf of the Company to such financing sources, and (v) negotiate the applicable loan documents with the financing source ultimately selected by the Company. After obtaining any such financing, Manager shall take such actions as are reasonably necessary to comply with the requirements of the applicable loan documents.

SECTION 2.2.5     Hazardous Substances. If, during the Term, Manager becomes aware of the existence or the likely existence at the Property of any Hazardous Substances in violation of applicable law, then Manager shall immediately notify the Company of the condition and recommend a course of action to be taken in connection therewith.

SECTION 2.2.6     Duties Under Company’s Operating Agreement. Upon request made by Company’s Manager, Manager will perform such duties as are the obligation of Company’s Manager under the Company’s Operating Agreement that may reasonably be performed by Manager, including, without limitation, the obligation of Company’s Manager to render reports to the members of the Company and the obligation to act as, or on behalf of, the tax matters partner under the Company’s Operating Agreement.

SECTION 2.2.7     Additional Provisions. Manager shall provide all advisory, consultation and asset management services as are customarily provided in asset management agreements between owners and asset managers for properties similar in type and location to the Property, including, without limitation, providing advisory, consultation and management services in accordance with this Agreement, and working with the Company to achieve the expeditious leasing and disposition of the Property in a manner which maximizes the net present value of the proceeds derived from the Property while minimizing the risks associated therewith. Manager’s asset management duties shall include, without limitation, advising the Company on managing, holding, making collections from, resolving any matters regarding, and disposing of, the Property, to take such actions in respect of the Property as are reasonably requested by the Company, and to use all reasonable efforts to cause the Property to be operated consistently with the approved Budgets (subject to Permitted Variances).

SECTION 2.3.        Property Management Duties and Powers of Manager. Without limiting the generality of the provisions of Section 2.1 of this Agreement, subject to Section 6.2 below, Manager agrees, and is hereby granted the authority to do the following:

SECTION 2.3.1     Leasing of Space. Manager agrees to use its reasonable and good faith efforts to have the Property fully rented under leases (“Leases”) to tenants (“Tenants”) consistent with current practices or such other practices from time to time directed by the Company. Owner shall have the right to (x) approve the persons engaged by Manager to perform the leasing functions under Section 2.3 and (y) after any such approval, to revoke any such approval on a reasonable basis in accordance with the terms of the applicable Exclusive Listing Agreement. In connection with the foregoing, Manager shall act as leasing supervisor for the 237 11th Property and shall perform the following services:

(a)            Manager shall advise the Company regarding the retention of an Exclusive Listing Agent and, if requested by the Company, Manager shall assist the Company in the negotiation of an Exclusive Listing Agreement with the Exclusive Listing Agent. Upon retention of an Exclusive Listing Agent, Manager shall supervise such Exclusive Listing Agent (and Manager’s obligation under this Section 2.3.1 shall be limited to the supervision, coordination and monitoring of the Exclusive Listing Agent or third-party Property Manager, as applicable, and ensuring that the duties set forth in this Section 2.3.1 are carried out by such Exclusive Listing Agent and/or third-party Property Manager, as applicable), reasonably cooperate with such Exclusive Listing Agent, and provide such Exclusive Listing Agent with all relevant information regarding the Property and space therein available for lease in the possession of Manager and its affiliates. Manager shall supervise the actions of the Exclusive Listing Agent in advertising space in the Property for rent, by means of periodicals, signs, plans, brochures and other means and media, including, without limitation, listing the rentable space at such listing price(s) as the Company shall direct from time to time (the “Listing Price”). Manager shall obtain the Company’s approval (not to be unreasonably withheld, conditioned or delayed) as to the marketing program and all written materials and advertisements to be adopted with respect to the leasing of the Property and any modifications thereto from time to time.

(b)            Manager shall keep the Company reasonably informed as to the progress of all relevant lease negotiations and shall promptly advise the Company in writing of any and all bona fide offers received for any rentable space, whether or not consistent with the current Listing Price, if any. Manager shall cause to be prepared and submitted to the Company for its approval, each Form Lease (the parties acknowledging that the Company shall be responsible for the payment of attorneys’ fees incurred in connection with the preparation of each Form Lease and all lease negotiations).

(c)            Manager shall negotiate (or supervise the Exclusive Listing Agent in negotiating) Leases and renewals of Leases at appropriate times (and references of prospective Tenants shall be investigated by Manager or its representatives consistent with past practices). All residential Leases and all commercial and retail Leases shall be prepared and negotiated using the applicable Form Lease except for variations (i) approved by the Company in its sole discretion or (ii) consistent with guidelines to be recommended by Manager and agreed upon by the Company and Manager in writing from time to time. Except for terms and conditions that are required by applicable law, all terms and conditions of all Leases that are not consistent with the approved Form Lease (subject to the variations described above), and all renewals and amendments thereof (excluding renewals of residential Leases at the 237 11th Property that are entered into in the ordinary course of business and consistent with past practices), shall be approved in writing by the Company in its sole discretion; provided that, to the extent the applicable Lease or the amendment or renewal thereof is not subject to the prior written consent of a Third Party Lender, then the Company agrees that its consent shall not be unreasonably withheld, conditioned or delayed. Manager acknowledges that the Company shall be free, without any liability to Manager whatsoever, to accept or reject any offer, to refuse to permit Manager to execute any Lease, renewal or amendment on behalf of the Company, to withdraw all or any portion of space in the Property from the market and to otherwise refuse to enter into, pursue or consummate any Lease, renewal or amendment for any reason or no reason. If Manager knows that it has a prospective Tenant reference from another property in which Manager or any Affiliate of Manager has a beneficial interest or that Manager or any Affiliate of Manager manages or is a leasing agent, Manager shall declare its potential conflict of interest to the Company, and the Company shall determine if negotiations shall be undertaken by Manager, the Company, or an appointed third party.

(d)            All Leases, and all renewals, modifications and amendments to Leases, shall be executed by Owner, provided that the Company shall have the right to determine that Leases (and renewals, modifications and amendments thereof) be executed by Manager (in which event Manager shall execute the Leases (and renewals, modifications and amendments thereof) on behalf of Owner in compliance with the restrictions contained herein). Subject to the immediately preceding sentence and except as otherwise expressly set forth in this Agreement, Manager acknowledges and agrees that Manager shall have no authority of any kind or nature whatsoever to commit Owner to any Lease or other transaction or to bind Owner in any manner whatsoever. Upon request made by the Company, Manager shall deliver to the Company copies of all Leases (and renewals, modifications and amendments thereof).

SECTION 2.3.2     Manager’s Enforcement of and Compliance with Lease Terms.

(a)            Unless advised by the Company to the contrary, Manager shall require compliance with the Leases on the part of the Tenants thereunder consistent with past practices and, at the direction of the Company, shall otherwise take such actions as may be necessary to exercise the Company’s rights under any such Lease. If a Tenant’s Lease requires that such Tenant maintain any insurance coverage, Manager shall use its reasonable efforts to obtain such certificates of insurance annually from each such Tenant and review same for compliance with the Lease.

(b)            Manager shall notify the Company of material breaches or defaults by Tenants under their Leases and shall consult with the Company regarding such material breaches or defaults. Manager may, at the Company’s expense, with the Company’s prior written approval, engage counsel and cause such legal proceedings to be initiated and prosecuted as may be necessary to enforce the Leases and tenant obligations in connection with a Tenant’s failure to pay Rent or other material Tenant defaults as is standard in the ordinary course of business of property managers similarly situated. In this regard, with respect to a Tenant’s failure to pay Rent or breaches of a Tenant’s Lease beyond applicable grace and cure periods therefor, Manager, after obtaining the prior written approval of the Company, shall, to the extent permitted under applicable law, cancel the applicable Lease, terminate the tenancy and occupancy, serve in the name of Owner such notices as are appropriate to institute and prosecute causes of action, evict such Tenant and recover Rents and other sums due, and/or compromise disputes with such Tenant involving set-offs or damage claims; provided, however, Manager shall not be authorized to execute any document or instrument that would have the effect of compromising or settling any material dispute or modifying in any material respect any Lease in connection with any of the foregoing (and, unless otherwise determined by the Company, only Owner shall have the power to execute any document or instrument in connection with the foregoing).

SECTION 2.3.3     Collections; Disbursements. Manager shall monitor, calculate, and collect: (a) the Rents, including the timely billing for such Rents and the calculation and timely billing of all escalations, pass-throughs, percentage rent, electricity charges, charges for work or services, and any and all other sums payable by Tenants, (b) any and all other charges that may from time to time be due and payable to Owner from Tenants, licensees, the public or any other third party with respect to the Property, including parking income, storage income, income from coin-operated machines, and so on, and (c) any other revenues, receipts, and payments made in respect of the Property, including, without limitation, Insurance Proceeds and Condemnation Awards, and cause all such funds to be deposited in accordance with the provisions of Article VI of this Agreement.

SECTION 2.3.4     Hours; Tenant Complaints. At all times during Normal Business Hours, and with respect to emergencies, during all other hours, Manager agrees to be available to, or cause a representative of Manager to be available to, Tenants consistent with past practices. Manager shall submit to the Company promptly upon receipt, any notice of any alleged default of the Company received from any Tenant at the Property. Manager agrees to handle complaints and requests from Tenants and to notify the Company of any material complaint made by any Tenant.

SECTION 2.3.5     Third Party Contracts; Service Contracts; and Contract Provisions.

(a)            Manager shall advise the Company as to the necessity or desirability of entering into agreements at the Company’s sole cost and expense and in form and substance acceptable to the Company, with third parties, to perform the duties that Manager reasonably deems necessary with respect to the Property. Manager shall include in the Operating Budget estimated costs it has established for any such third party contracts.

(b)            Manager agrees to review, evaluate and negotiate all Service Contracts and, if requested by the Company, any supply, maintenance, repair, construction or other contract with respect to the Property, provided, however, Manager shall not execute any such Service Contract or other contract without the prior written consent of the Company except as specifically provided in this Agreement.

(c)            Manager shall submit any prospective Service Contracts (including renewals and amendments) required for the Property involving in excess of $100,000 during any twelve (12) month period to a competitive bidding process, accepting bids, if any, from parties that are not Affiliates of Manager. Any Service Contract or any supply, maintenance, repair, construction or other contract shall be subject to the prior written approval of the Company and, unless otherwise agreed to by the Company, (i) be in the name of Owner, (ii) except as specifically provided in Section 3.2, be signed by Manager on behalf of Owner, (iii) contain a provision by which the contractor, subcontractor or supplier provides a customary indemnity with respect to the contractor’s, subcontractor’s or supplier’s negligence, fraud, willful misconduct and/or criminal acts, (iv) include a provision for cancellation, without penalty, by Owner upon not more than thirty (30) days’ written notice, and (v) require that the contractor or subcontractor provide evidence of sufficient insurance as set forth in Section 8.5. In addition, Manager shall use commercially reasonable efforts to make Owner, each applicable Subsidiary and each of their respective lenders an additional beneficiary of any applicable insurance or indemnity provision that is provided in any such contract.

SECTION 2.3.6     Contracts with Affiliates. Manager shall not contract with any entity in which Manager, the Key Manager Employee or any Affiliate of Manager or the Key Manager Employee, shall have a financial interest, without the Company’s prior written approval.

SECTION 2.3.7     Emergency Expenditures. Upon Manager acquiring actual knowledge thereof, Manager agrees to give prompt notice to the Company of any emergency requiring material repairs or expenditures and to make reasonable efforts to secure the Company’s prior written approval before making same. If, after Manager’s unsuccessful attempts to notify or contact the Company in a timely manner, in the reasonable good faith judgment of Manager, any capital improvement must be undertaken immediately, or any operating expense must be incurred immediately that, in either case, is required (a) to correct a condition that if not corrected would endanger imminently the preservation or safety of the Property (or any portion thereof) or the safety of Tenants or other persons, (b) to avoid the imminent suspension of any necessary service in or to the Property, or (c) to prevent Owner or any of the beneficial owners or managers of Owner from being subjected imminently to criminal or substantial civil penalties or damages, then Manager shall be permitted to make such capital improvement or to incur such operating expense, not in excess of $50,000, without regard to the approved Budgets and without first obtaining the approval of the Company, provided the Company is informed of any such expenditure before the end of the Business Day on which the same is incurred or if such notification is impracticable under the circumstances as soon thereafter as is reasonably practicable.

SECTION 2.3.8     Taxes and Assessments. Manager shall obtain and verify bills for real estate and personal property taxes, improvement assessments and other similar charges that are or may become liens against the Property and shall recommend payment (or, if reasonable, appeal as in its reasonable judgment it may decide). Manager shall include the obligation to make such payment in the Operating Budget and otherwise use reasonable efforts to cause such bills to be paid in such time as to avoid penalty for late payment or to permit the Company and Owner to take advantage of discounts. If the Company directs Manager to make payment, Manager shall pay, at the sole cost and expense of the Company, all real estate and personal property taxes and assessments levied or assessed against the Property or personal property used in connection therewith, such payments to be made in each case so as to avoid the imposition of additional interest, penalties or other charges for the late payment thereof (or if the Company directs, so as to obtain any available discount), and shall furnish the Company with receipted bills therefor, if received by Manager. Manager agrees to pursue appeals of real estate and personal property taxes and assessments affecting the Property, if so directed by the Company.

SECTION 2.3.9     Business License. Manager shall promptly notify the Company of, and at the Company’s sole cost and expense, cause the issuance of, any necessary business licenses and permits in the name of Owner or the Property, provided, however, the foregoing shall not apply to any license or permit required to be obtained or maintained by Manager, to permit Manager to perform its obligations hereunder, which license or permit shall be obtained by Manager at Manager’s sole cost and expense.

SECTION 2.3.10   Inventories and Supplies. Manager agrees to supervise and purchase, or arrange for the purchase of, at the Company’s sole cost and expense (subject to the approved Budgets (subject to Permitted Variances)), all inventories, provisions, supplies and operating equipment that, in the normal course of business, are necessary and proper to maintain and operate the Property in a manner applicable to buildings of a nature similar to the Property. Manager shall pass through to Owner all “bulk” discounts (or Owner’s pro rata share, if applicable) received by Manager in connection with such purchases.

SECTION 2.3.11   The Condominium Unit Sales. Manager shall oversee the marketing and sale of Condominium Units at the 77 Greenwich Property in accordance, in all material respects, with the terms of the Budget (subject to Permitted Variances), the Condominium Documents and any applicable loan documents encumbering the 77 Greenwich Property. In connection therewith, Manager shall advise the Company regarding the retention of an Exclusive Listing Agent and, if requested by the Company, Manager shall assist the Company in the negotiation of an Exclusive Listing Agreement with such Exclusive Listing Agent. Upon retention of an Exclusive Listing Agent, Manager shall supervise such Exclusive Listing Agent (and Manager’s obligation under this Section 2.3.11 shall be limited to supervision, coordination and monitoring of such Exclusive Listing Agent). All agreements in respect of Condominium Unit sales shall comply with the terms of the Condominium Documents and applicable Requirements. Any material modification to any Condominium Unit sale agreement shall require the Company’s prior written consent; provided, however, any modifications or amendments to any Condominium Unit sale agreement expressly permitted under the 77 Greenwich Mortgage Loan Documents without the consent of the related Third Party Lender shall not require the consent of the Company hereunder. Without limiting the foregoing, Manager shall (a) not permit the modification of the Exclusive Listing Agreement without the Company’s prior written consent (such consent to be granted or withheld by the Company in its sole and absolute discretion), and (b) terminate the Exclusive Listing Agreement upon the Company’s request (subject to the terms of the Exclusive Listing Agreement).

SECTION 2.3.12   Repairs and Maintenance. At the sole cost and expense of the Company, and in accordance with the approved Budgets (subject to Permitted Variances), Manager agrees to use commercially reasonable efforts to keep the Property, including all equipment and systems, in good order and repair, in a manner applicable to buildings of a similar nature to the Property, in clean and sightly condition, and in compliance with all Requirements, and to supervise the making of, all repairs that are the obligations of Owner to Tenants and all repairs, maintenance, decorations, replacements, substitutions, improvements and additions to the Property necessary or desirable for keeping the Property in such condition. Where appropriate for the work required, or as otherwise required hereunder, Manager shall submit proposed expenditures to a competitive bidding process. The applicable provisions of Section 2.3.13 shall apply to all repairs, maintenance, decorations, replacements, substitutions, improvements and additions to the Property.

SECTION 2.3.13   Construction and Renovation. Manager acknowledges and agrees that (i) Work may from time to time be required to be performed at the Property or be requested to be performed thereat by Owner and (ii) subject to payment by Owner to Manager of an additional fee agreed to by the Company and Manager in their sole discretion (excluding the current ongoing 77 Greenwich Construction Work), Manager shall coordinate such Work pursuant to this Agreement. In connection with the Work, Manager shall monitor the design and construction of such Work, including, but not limited to, in each case, consistent with past practice: scheduling meetings between space planners and Tenants (or prospective Tenants); to the extent required, obtaining the Company’s or Tenants’ written approval of working drawings; coordinating and directing pre-bid conferences with contractors; establishing a project time schedule; administering and coordinating job site construction meetings as necessary to ensure the timely flow of information among Tenants, space planners and contractors (as applicable); obtaining and reviewing all necessary lien releases; reviewing all payment requests pursuant to the contract documents; inspecting the construction of the improvements; assisting contractors in obtaining notices of completion, certificates of occupancy, or equivalent documents; conducting final walk-throughs with Tenants, space planners and contractors; obtaining Tenants’ written acceptance and acknowledgment of the substantial completion date of the improvements; assisting in the preparation of a final punchlist which itemizes all work needed to be completed or requiring repair or adjustment; and obtaining from contractors, subcontractors, material suppliers or other consultants all such guarantees, instructions, equipment manuals, warranties and all other pertinent documents relating to the tenant improvements. Without limiting the generality of the foregoing, in connection with any Work (other than the current ongoing 77 Greenwich Construction Work), Manager shall, consistent with past practice:

(a)            cause to be prepared, and review, plans and specifications (at the Company’s sole cost and expense to the extent Manager incurs any out-of-pocket, third-party expenses in connection with such plans and specifications);

(b)            obtain the Company’s prior written approval for all Work, except for Work expressly contemplated by the then-approved Budgets and that does not require the consent of any lender of the Owner or any other Subsidiary (it being acknowledged that, as a convenience to both Manager and the Company, Manager may request that the Company waive approval of drawings and other details in respect of any particular Work);

(c)            review, negotiate and advise the Company on Construction Agreements; provided, however, all Construction Agreements, and all renewals, modifications and amendments to Construction Agreements, and all change orders in connection therewith, shall, unless otherwise determined by the Company, be executed by Owner and Manager shall have no power or authority to execute or approve any of the foregoing; provided, further, however, Manager shall have the right to approve change orders if (i) such change order does not change the general intent of the Work, and (ii) such change order does not result in an increase in the cost of the applicable Work by more than the greater of $25,000 or five percent (5%) (for the purpose of this five percent (5%) calculation, such calculation to include all previous change orders approved by Manager without the Company’s consent) and upon request made by the Company, Manager shall deliver to the Company copies of all Construction Agreements and any modifications or renewals thereof or change orders issued thereunder;

(d)            if the cost of any contract for Work that is to be performed is expected to exceed $50,000, require competitive bidding for the performance of such Work (in a manner consistent with general industry standards), accept third-party bids therefor, and review the bids with the Company and advise the Company which bid to accept;

(e)            if requested, prepare loan disbursement requests with all requisite back-up documentation in order to obtain payment for the Work;

(f)            be responsible for, and obtain the Company’s approval for, all filings and applications for permits, certificates and other similar approvals or documentation with all authorities having jurisdiction over the Property or Work;

(g)            consult with and advise the Company about, and obtain the Company’s approval with respect to, the types and coverage limits of insurance to be required of the Professionals, which coverage shall comply with the provisions of Article VIII;

(h)            act as construction manager (as such term is commonly understood in the construction industry), but in any case including the following responsibilities: assist the Company in defining the scope of work; assist in preparing and reviewing plans and specifications, including attendance at meetings with architects and engineers; solicit bids; coordinate schedule, ordering, and deliveries; supervise job; regularly inspect work; review draw requests and make recommendations for payment; keep the Company informed of the status of the job; and make recommendations regarding payment) and supervise and monitor the performance of the Professionals and the overall progress of the Work;

(i)            during the performance of any Work, certify to the Company, when requested, that, to Manager’s knowledge, such Work is being performed in accordance with the provisions hereof and, if applicable, in compliance with the plans and specifications therefor;

(j)             inform the Company of the commencement of any Work, provided, however, Manager may undertake minor Work at the Property without notification to the Company if (i) the cost of such Work does not exceed $10,000, (ii) such Work is minor in nature, and (iii) the expenditure by Manager is included within an approved Budget; and

(k)            use commercially reasonable efforts to obtain waivers of lien from all contractors, subcontractors, and materialmen involved in the performance of any Work and the materials furnished in connection therewith, as soon as same may be obtained under applicable Requirements.

Notwithstanding the foregoing provisions of this Section 2.3.13, in the event that a third party retained by or with the approval of the Company (it being understood that Gilbane Residential Construction, LLC is approved by the Company with respect to the 77 Greenwich Construction Work that is ongoing as of the Effective Date) is then responsible for any or all of the foregoing construction management obligations, then Manager’s obligation under this Section 2.3.13 shall be limited to the supervision, coordination and monitoring of the party performing such construction management duties and in such event Manager shall be obligated to perform such supervisory, coordination and monitoring services in a manner commensurate with the supervision, coordination or monitoring standards as would be adopted by a prudent asset manager.

With respect to the current ongoing 77 Greenwich Construction Work, Manager shall be required to obtain the prior written consent of the Company prior to (i) making any amendment, modification or other change to the scope of the 77 Greenwich Construction Work or any applicable Construction Agreements which would require the Manager, the Company or the Owner to enter into a change order in connection therewith, (ii) any amendment, modification or other change to the plans and specifications with respect to such 77 Greenwich Construction Work that would increase the applicable budget for such work by more than $50,000, or (iii) taking any action with respect to the matters described in that certain letter, dated December 14, 2023, from the 77 Greenwich Owner to Gilbane Residential Construction, LLC and Westchester Fire Insurance Company regarding the 77 Greenwich Property and certain breaches of the construction management agreement and surety bonds described therein, and any potential rights and remedies of the 77 Greenwich Owner in connection with such matters.

SECTION 2.3.14     Notification of Significant Events or Circumstances. After obtaining actual knowledge thereof, Manager shall promptly notify the Company and the Company’s and Owner’s insurer as required (which notice shall be accompanied by copies of supporting documentation to the extent in Manager’s possession) of any material fire, accident or other casualty, any notice of any material Violations, condemnation proceedings, any material defect in the Property known to Manager, rezonings, lawsuits or material violations of the terms of any Lease, insurance policy, security agreement or other agreement affecting the Property. After obtaining actual knowledge thereof, Manager shall investigate and make a customary written report as to all accidents or claims for damages relating to the ownership, operation and maintenance of the Property.

SECTION 2.3.15     Damage and Destruction. Manager will promptly report and forward to the Company information regarding any casualty affecting the Property of which Manager is aware. In connection with any such casualty, Manager will take such actions in connection therewith as are reasonably approved or reasonably requested by the Company. Manager agrees to notify, after Manager has obtained actual knowledge thereof, (a) the Company and any applicable insurance carrier of insurance required under Section 8.2 of any personal injury or property damage occurring to or claimed by any Tenant or third party with respect to the Property and (b) the Company of any disclaimer of coverage by any insurance carrier, and to promptly forward to the Company any summons, subpoena, or legal document served upon Manager relating to actual or alleged potential liability of Owner, the Company, any Subsidiary, Manager or the Property promptly upon Manager’s receipt thereof.

SECTION 2.3.16     Condemnation Proceedings. After Manager’s receipt thereof, Manager will promptly report and forward to the Company any notices or pleadings received by Manager in connection with any condemnation or eminent domain proceedings with respect to the Property or any other action or proceedings affecting the Property. Manager shall not have any authority to agree to any settlement with any condemning authority or other governmental body in connection with any condemnation or eminent domain proceeding or to endorse any settlement document or instrument with any such condemning authority or governmental body issuing any award in connection therewith.

SECTION 2.3.17     Insurance Proceeds and Condemnation Awards. After the Company receives notice from Manager of a casualty or a condemnation affecting the Property, the Company will advise Manager of the Company’s requirements in connection with such casualty or condemnation, including, without limitation, whether the Company desires to use the Insurance Proceeds and/or Condemnation Awards arising therefrom for the restoration of the Property or whether the Company desires to retain such Insurance Proceeds and/or Condemnation Awards, and give direction for the handling of such funds on a case by case basis. If the Company determines to use Insurance Proceeds and/or Condemnation Awards for restoration, then Manager shall make arrangements for the restoration of the Property as specified below. If the Company determines to retain such Insurance Proceeds and/or Condemnation Awards, then same shall be deposited in a Property Account in accordance with the provisions of Article VI of this Agreement. Unless and until the Company determines to dispose of any such Insurance Proceeds and/or Condemnation Awards, Manager shall have no authority to enter into any agreement with respect to restoration or rehabilitation of the Property. Without limiting the generality of the foregoing, in connection with a condemnation or casualty affecting the Property, Manager shall use commercially reasonable efforts to:

(a)            secure a report of such casualty or condemnation as soon as practicable and provide a copy of such report to the Company with a recommendation for action;

(b)            if the Insurance Proceeds and/or Condemnation Awards are to be disbursed for restoration of the affected asset, enter into an agreement with a third party to cause such restoration to be completed, which agreement will generally provide for such third party to cause the work to be completed on terms that provide for inspection of progress as the work is completed, customary retainage, confirmation that authorized restoration has been completed before disbursement is made, and confirmation that all bills for labor and materials in restoration have been, or will be paid, out of the Insurance Proceeds and/or Condemnation Awards; and

(c)            do such other things, subject to the Company’s prior written approval, as Manager reasonably determines are necessary or appropriate to administer and resolve such claims.

Manager shall not have any authority to agree to any settlement with any insurance company in connection with any casualty or to endorse any casualty loss draft or other settlement document or instrument with the insurance company issuing any proceeds in connection therewith.

SECTION 2.3.18     Intentionally Omitted.

SECTION 2.3.19     Responsible Contractor Policy. If requested by the Company, Manager shall use commercially reasonable efforts to solicit proposals from Responsible Contractors with respect to (a) Service Contracts, (b) any supply, maintenance, repair, construction or other contract with respect to the Property, and (c) contracts or agreements in connection with the performance of any Work, that, in each such instance, involve $25,000 or greater, individually or annually, as applicable (with such dollar amount referring to the total project value of the services being contracted for pursuant to the applicable contract or agreement (and not disaggregation by trade or task)). Upon request made by the Company, Manager shall (i) maintain a list of Responsible Contractors (e.g., names, addresses and telephone numbers) in the market where the Property is located, and (ii) maintain a list of Responsible Contractors that have been retained in accordance with this Agreement and all documentation related to such retention. To the extent that a Responsible Contractor is retained in accordance with this Agreement, Manager shall provide in the contract or agreement entered into with such Responsible Contractor that such Responsible Contractor shall provide such documentation related to the Responsible Contractor as is reasonably required by the Company, including, without limitation, a Responsible Contractor self-certification on a form reasonably approved by the Company.

SECTION 2.3.20     237 11th Litigation. Manager shall use commercially reasonable efforts to diligently assist the Company and its Affiliates in connection with the prosecution of the 237 11th Litigation with a view towards maximizing the recovery of the Company’s and its affiliates’ damages incurred in connection with the facts that resulted in such litigation. No compromise or settlement of the 237 11th Litigation shall be entered without the Company’s prior written consent, such consent to be granted or withheld in the Company’s sole and absolute discretion. Manager shall promptly report and forward to the Company any notices, pleadings, filings, or other communications of any type or nature received by Manager in connection with the 237 11th Litigation. Without limiting the foregoing, Manager shall: (a) consult with and seek the Company’s prior written approval (such approval to be granted or withheld in the Company’s sole discretion) in connection with (i) any material action to be taken in connection with the 237 11th Litigation, including, without limitation, the preparation, delivery, service, and/or filing of any material pleadings, briefs, motions, memoranda, agreements or stipulations; (ii) any material determinations regarding legal strategy in the 237 11th Litigation; and (iii) any expenditure that is not contemplated by the 237 11th Litigation Budget; (b) adhere in all respects to the 237 11th Litigation Budget (it being agreed that any modification thereto shall require the Company’s prior written consent, such consent to be granted or withheld in the Company’s sole discretion); (c) provide the Company with an opportunity to be present at all depositions and/or court appearances relating to the 237 11th Litigation; and (d) upon the Company’s request replace counsel with attorneys acceptable to the Company in its sole and absolute discretion.

SECTION 2.3.21     Property Manager. Notwithstanding the foregoing provisions of this Article II, in the event that a third party Property Manager retained by or with the approval of the Company is then responsible for any or all of the obligations described in this Article II, then Manager’s obligation under this Article II shall be limited to the supervision, coordination and monitoring of such Property Manager and in such event Manager shall be obligated to perform such supervisory, coordination and monitoring services in a manner commensurate with the supervision, coordination or monitoring standards as would be adopted by a prudent asset manager.

SECTION 2.4.        Restrictions on Duties. Notwithstanding anything to the contrary contained in this Agreement, the Manager and the Company agree that, to the fullest extent permitted by the Delaware Limited Liability Company Act, Del Code, title 6, Sections 18-101, et. seq., as amended from time to time, the Manager shall not have any duties or obligations (including fiduciary duties) to the Company, its members, or any other Person except as expressly set forth in this Agreement.

ARTICLE III

LIMITATIONS ON AUTHORITY OF MANAGER

SECTION 3.1.       General Construction of Agreement. Manager and the Company agree that the authority of Manager to act on behalf of the Company is to be construed so that unless such authority is specifically granted pursuant to the terms and provisions of this Agreement, then it is the intention of the parties for Manager not to have authority to act on behalf of the Company or to bind the Company to any obligation to any third party. Any action taken by Manager that purports to bind the Company in contravention of the foregoing, shall be void and without effect. To the fullest extent permitted by law, no third party shall be entitled to take a position that the Company is bound to or obligated to such third party based on the actions of Manager purporting to act on the Company’s behalf unless this Agreement specifically grants Manager the ability to so act.

SECTION 3.2.        Specific Limitations on Authority. Without limiting the generality of the foregoing provisions of this Article III, listed below are specific authorities that the Company is withholding from Manager unless superseded by written permission from the Company:

(a)            The execution of any Service Contract or other contract or agreement, or any amendment or modification of any Service Contract or other contract or agreement.

(b)            The expenditure of any sum by Manager not specifically included within the approved Budgets (subject to Permitted Variances), except as provided in Section 2.3.7.

(c)            The making of any political contribution in the name of the Company or any Subsidiary, on behalf of the Company or any Subsidiary, or in connection with the Property.

(d)            Without limiting the terms of Section 2.3.20, the taking of any action in connection with the 237 11th Litigation.

SECTION 3.3.        Effectiveness of Approval not to be Implied. Manager specifically acknowledges that, except as expressly set forth herein, in no event shall the failure of the Company to respond to any request for approval made by Manager be deemed to be the Company’s approval of such matter.

ARTICLE IV

EXPENSES AND OTHER OBLIGATIONS OF THE COMPANY

SECTION 4.1.       General Expenses of Manager to be Paid by Company. Except as otherwise expressly provided herein, the Company shall pay all reasonable out-of-pocket expenses incurred by Manager in connection with the performance of its obligations under this Agreement (it being understood and agreed, without limiting the generality of the foregoing, that expenses set forth in the approved Budgets (subject to Permitted Variances) shall be deemed to be “reasonable”). To the extent expenses of the Property can be passed on to Tenants, considering Lease terms, Manager shall so pass on such expenses and the amounts so collected shall be treated as Rents.

SECTION 4.2.       Specified Expenses to be Paid by Manager. Notwithstanding the foregoing provisions of this Article IV, the following expenses or costs incurred by Manager shall be at the sole cost and expense of Manager and shall not be reimbursable or paid by the Company or Owner:

(a)            cost of gross salary and wages, payroll taxes, insurance, worker’s compensation, union dues, vacation and other benefits of Personnel not covered in the approved Operating Budget (subject to Permitted Variances);

(b)            general accounting, bookkeeping and reporting services required hereunder to be provided by Manager in the normal course of its business in connection with its management of properties;

(c)            political or charitable contributions;

(d)            cost of advances made to Personnel, which advances at any time exceed repayments thereof theretofore made by Personnel;

(e)            the cost of travel and meals of Personnel;

(f)            any expenses not specifically approved in the approved Operating Budget (subject to Permitted Variances) or the approved Capital Budget (subject to Permitted Variances), or otherwise specifically approved by the Company as an expense of the Company, either herein or elsewhere, in writing;

(g)            Manager’s overhead, general and administrative costs and expenses, other than such costs incurred in connection with Personnel covered in the approved Operating Budget (subject to Permitted Variances); or

(h)            any expenses of Manager incurred by reason of, arising out of, or in connection with, any grossly negligent or bad faith act or omission or any willful misconduct of Manager, any Personnel, or Manager’s representatives or other employees, or any action taken by Manager, any Personnel, or Manager’s representatives or other employees outside the scope of the authority granted hereunder or in breach of Manager’s obligations hereunder or with respect to which Manager is obligated to indemnify the Company pursuant to Section 8.6 below.

ARTICLE V

BUDGETS AND REPORTS

SECTION 5.1.        Budgets.

(a)            Manager agrees to prepare at least annually, and submit to the Company for its approval on or before (x) December 15 with respect to the 237 11th Property and (y) August 15 with respect to the 77 Greenwich Property, of each calendar year, a proposed budget for the operation of the Property for the succeeding calendar year (the “Budget”). The Budget shall consist of an operating budget (the “Operating Budget”) and a capital improvements budget (the “Capital Budget”). The Operating Budget shall show, on a month-by-month basis, in reasonable detail, each line item of anticipated income and expense (on a GAAP basis). The Capital Budget shall show, on a month-by-month basis, in reasonable detail, each line item of anticipated capital expenditures (actual expenses for improvements, repairs, replacements and alterations which, according to generally accepted accounting principles, consistently applied, are required or permitted to be capitalized and amortized over time, rather than expenses in the year paid or incurred).

(b)            Manager agrees not to make expenditures for the operation and maintenance or improvement of, or otherwise relating to, the Property in any fiscal year except within the categories and amounts contained in the Budgets for that year previously approved in writing by the Company, unless (i) such expenditure constitutes a Permitted Variance, (ii) such expenditure is specifically authorized under any of the other provisions of this Agreement or (iii) Manager first obtains the Company’s written approval of such expenditure. In addition, during each calendar year, upon obtaining actual knowledge thereof, Manager shall inform the Company of any significant increases or decreases in costs and expenses or revenues that were not foreseen during the Budget preparation period and thus were not reflected in the Operating Budget or the Capital Budget.

(c)            If the Company shall fail to approve an Operating Budget and/or a Capital Budget for any calendar year before the first day of such year, then Manager shall continue to manage, maintain, supervise, direct and operate the Property in accordance with the Operating Budget or the Capital Budget for the immediately preceding calendar year until the Company approves the new Operating Budget and/or Capital Budget; provided, however, the existing approved Budgets will automatically be adjusted for such ensuing calendar year to properly account for changes in real estate taxes, insurance premiums and utility charges, and with respect to all other expenditures, be adjusted by multiplying the amount set forth in such portion of the Budgets by the then-applicable CPI Increase, subject to a maximum annual increase of five percent (5%) in the aggregate.

(d)            Manager reasonably promptly shall prepare or provide other or further information, reports, projections or documents relating to the management, operation or maintenance of the Property as the Company may from time to time reasonably request.

(e)            Manager shall submit to the Company from time to time, but not less frequently than quarterly by the date which is thirty (30) days after the end of each calendar quarter, proposed revisions to the Budgets for the Company’s approval.

(f)            Notwithstanding anything herein to the contrary, the Company shall have the right from time to time to require Manager to amend the then-applicable Operating Budget (and any line item contained therein) in order to reflect any revisions to such Operating Budget as are required by the Company in its sole discretion, including, without limitation, revisions intended to reduce general and administrative expenses of the Company, the Owners, any other Subsidiaries, and the Property.

SECTION 5.2.        Reports.

(a)            Within fifteen (15) days after the end of each month (commencing on the fifteenth (15th) day of the first full calendar month after the Effective Date), Manager shall furnish to Owner management reports in the format shown on Exhibit D attached hereto and made a part hereof or such other format as the Company may reasonably request (the “Monthly Statements”).

(b)           Additionally, Manager shall (i) on or before January 15 of each calendar year provide to the Company and the Company’s accountants a completed reporting template in the form shown on Exhibit E attached hereto and made a part hereof for the immediately prior calendar year together with the information required to be submitted pursuant to such reporting template (the “Year-End Reporting Template”), and (ii) reasonably assist the Company, the Company’s accountants, and a firm of certified public accountants or other auditors approved by the Company (the “Approved Auditor”) in obtaining the final sign-off by such Approved Auditor on or before January 30 of such calendar year of such completed Year-End Reporting Template (including, without limitation, providing information to the Company’s accountants and the Approved Auditor as is requested to assist them in granting such final sign-off, making any year-end audit adjustments to such completed Year-End Reporting Template that are determined to be necessary or appropriate by the Company’s accountants and/or the Approved Auditor and otherwise taking such steps and providing such information as is reasonably requested by the Company, the Company’s accountants, or the Approved Auditor in connection with their review and approval of the Year-End Reporting Template and any adjustments thereto). In addition, Manager shall cooperate with the Company’s accountants in the preparation of annual financial statements in a manner acceptable to the Company.

SECTION 5.3.       Annual Audits. Manager shall, within ninety (90) days (or such shorter period as is required under any applicable loan documents to which the Company, any Owner or any other Subsidiary is subject) after the end of each fiscal year, have an audit of the books and records of the Property made by the Approved Auditor, which audit shall be certified as to the fairness of the presentation of such financial statements and notes and the preparation thereof in accordance with an accrual basis of accounting used for U.S. GAAP purposes, unless otherwise determined by the Company. Manager shall (a) reasonably assist the Company, at the Company’s request, in obtaining information necessary for the Company’s tax advisors to prepare the Company’s tax returns and (b) furnish the Company with a report setting forth in such detail all data and information regarding the business of the Property as shall be required to enable the Company to prepare its federal, state and local income tax returns. The expense of the annual audit and tax return preparation shall be an expense of the Company.

SECTION 5.4.       Additional Audit. For each calendar year during the Term, the Company shall have the right to cause the Company’s auditors to prepare a written report (“Audit Report”) and internal control letter at the Company’s sole cost and expense, stating whether the statement of the various fees payable to Manager hereunder and/or costs incurred under third-party contracts paid for by Manager during the fiscal year was inaccurate in any respect, and if so, specifying the inaccuracies and the effect of such inaccuracies on any amounts previously paid to Manager. If any Audit Report reflects any inaccuracies which reveal that Manager is entitled to receive greater or lesser amounts from the Company, within thirty (30) days after receipt of such Audit Report, Manager will pay the Company, or the Company will pay Manager, as the case may be, the amount required to restore the parties to the position they would have been in absent such inaccuracies, excluding amounts under dispute.

ARTICLE VI

BANK ACCOUNTS AND DISBURSEMENT OF FUNDS

SECTION 6.1.        Creation and Maintenance of Operating Account and Reserve Account. Concurrently with the execution and delivery of this Agreement, (i) Manager shall cause to be established the Operating Account and (ii) the Company shall have the right, but not the obligation, to cause to be established the Reserve Account. The Company shall have the right from time to time to (x) direct Manager to change the Operating Account Institution to another institution selected by the Company (in which event Manager shall promptly comply with the Company’s direction) and/or (y) change the Reserve Account Institution. Manager shall inform the Operating Account Institution in writing that any funds in the Operating Account are held in trust for the Company. The Operating Account shall not be commingled with any other funds of Manager. Manager shall notify the Company of the establishment, title, and number of the Operating Account. The following provisions shall apply with respect to the Property Accounts:

(a)            The Company and Manager shall be signatories on the Operating Account; provided, however, that the following provisions shall apply with respect to the Operating Account and signatories therefor:

(i)            Manager shall draw on the Operating Account solely to pay for expenses in amounts that are included within an approved Budget with Permitted Variances therefrom or as otherwise expressly permitted hereunder;

(ii)           Manager shall not draw on the Operating Account to reimburse itself for any payment advanced by Manager or to pay itself or any of its Affiliates any fee or compensation without first obtaining the prior written consent of the Company; provided, however, Manager may withdraw funds to pay itself fees and compensation that is due and payable hereunder so long as Manager accounts for such payments in the Monthly Statements;

(iii)          Manager shall have the right to execute checks, withdrawals or wire transfers in an amount equal to or less than Ten Thousand Dollars ($10,000) without prior authorization of the Company (provided (x) such amounts are used for purposes consistent with this Agreement, (y) such right shall be subject to an annual aggregate cap equal to One Hundred Thousand Dollars ($100,000) and (z) notwithstanding anything herein to the contrary, the Company’s approval and authorization shall not be unreasonably withheld, conditioned or delayed in the event Manager is executing checks, withdrawing or transferring wires for expenditures expressly set forth on the approved Budget (subject to Permitted Variances));

(iv)          Manager shall obtain prior written authorization from the Company’s Designated Representative (subject to subclause (iii)(z) above) for any checks, withdrawals or wire transfers (A) that are, individually, in an amount greater than Ten Thousand Dollars ($10,000) or (B) that are, in the aggregate with all prior checks, withdrawals or wire transfers executed by Manager in the applicable calendar year, in an amount greater than One Hundred Thousand Dollars ($100,000), and, in each case, shall follow the following procedures in order to obtain such approval:

(A)            Manager shall send an email to the Company’s Designated Representative, which email shall include (x) the amount of the check, withdrawal or wire transfer requested, (y) when such funds are being paid; and (z) the purpose(s) for which the funds shall be used (including, without limitation, to whom and for what services such funds are being paid);

(B)            if the Company’s Designated Representative (x) approves such request, Manager shall have the right to execute such checks, withdrawals or wire transfers in the amount requested and for the purpose(s) requested, (y) approves an amount different from what was requested by Manager, then Manager shall have the right to execute such checks, withdrawals or wire transfers up to the amount approved by the Company’s Designated Representative and for the purpose(s) requested or (z) disapproves such request, Manager shall not have the right to execute such checks, withdrawals or wire transfers; and

(C)            in no event may Manager rely on any verbal authorization from the Company’s Designated Representative or any other person in connection with obtaining approval under this clause (iv);

(v)           there shall not be any restriction on the right of the Company to draw on any Operating Account;

(vi)          all Manager Signatories shall be covered by the fidelity bond or Commercial Crime Insurance policy required to be obtained by Manager pursuant to Section 8.4 hereof;

(vii)         The Company shall have the right to pay any third parties directly based on invoices received by Manager or the Company;

(viii)        In connection with any wire transfers permitted to be initiated by Manager in accordance with the terms and conditions of this Article VI, Manager agrees that, prior to any such initiation, Manager shall be required to independently verify and confirm with the intended recipient of such wire transfer such intended recipient’s written wire instruction account details, which verification shall require that the Manager contact such intended recipient via telephone and memorialize such conversation in writing, including the name of the person the Manager spoke to and the date and time of the such conversation;

(ix)          The Company shall have the right to terminate Manager’s authority to draw checks on the Operating Account (1) pursuant to Section 10.3 hereof or (2) at any time following the occurrence of a Cause event by delivering notice of such termination to Manager; and

(x)            upon request by the Company, Manager shall promptly inform the Company of the amounts contained in the Operating Account.

(b)            The Company shall be the sole signatory on the Reserve Account and Manager shall have no right to draw on such account or take any other action in connection therewith.

(c)            Manager shall cause all Income, to the extent such Income is actually received by Manager, to be deposited into the Operating Account no later than the Business Day following the receipt thereof by Manager. On the last day of each calendar month or at any other date determined by Owner from time to time, Manager shall cause the Reserve Account Funds to be transferred to the Reserve Account.

(d)            Manager shall cause all Insurance Proceeds and Condemnation Awards, to the extent any such Insurance Proceeds or Condemnation Awards are received by Manager, to be deposited into the Reserve Account (or in the absence of a Reserve Account, such other account as is directed by the Company) no later than the Business Day following the receipt thereof by Manager.

SECTION 6.2.        Insufficient Cash Flow. Manager shall report monthly the cash flow of the Property. If at any time the receipt of cash received by or on behalf of Owner from the Property shall be projected to be or is insufficient to pay expenditures for the Property, then Manager shall notify the Company promptly upon obtaining knowledge thereof. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Manager be obligated to advance any of its own funds to or for the account of the Company, nor to incur any liability except to the extent that the Company shall have furnished Manager with funds necessary for the discharge thereof and Manager fails to use such funds for such discharge. In addition to the foregoing, in the event that there is ever insufficient cash flow for Manager to operate the Property in accordance with the provisions of this Agreement, then neither the Company nor any other Subsidiary including Owner shall have any obligation to provide additional funds for such operation; provided, however, if the Company determines not to provide such additional funds for such operation, then Manager shall be relieved from its obligations under this Agreement to the extent that such unavailability of funds reasonably makes Manager unable to perform such obligations.

SECTION 6.3.        Lockbox Requirement. Notwithstanding the foregoing provisions of this Article, Manager acknowledges that Owner, in connection with a mortgage or other loan made to Owner, may be required to enter into a “lockbox” or similar agreement governing the collection, deposit and disbursement of all funds referred to in this Article VI. If Owner enters into such an agreement and so notifies Manager, Manager agrees to comply with the provisions of such agreement and, to the extent required by the lender making such loan to Owner, to execute such agreement, provided that such compliance and execution by Manager shall not expose Manager to costs or liabilities in excess of those which Manager is otherwise required to incur hereunder. The Company hereby agrees, notwithstanding anything to the contrary contained in this Agreement, that with respect to the 237 11th Property, Manager may delegate its ability to draw checks on the Operating Account to the applicable Property Manager, and such Property Manager may draw checks on the Operating Account, subject to, and in compliance with, the terms and provisions of this Agreement applicable to Manager, and the cash management provisions of the applicable loan documents relating to the 237 11th Property, and the Company shall reasonably cooperate with Manager’s requests regarding the foregoing.

ARTICLE VII

COMPLIANCE WITH REQUIREMENTS

SECTION 7.1.        Operation in Compliance with Requirements. Manager agrees, subject to the approved Budget (subject to Permitted Variances) and to Manager’s rights in the event of an emergency as set forth in Section 2.3.7, to use commercially reasonable efforts to operate the Property in such a manner as to comply with and abide by all applicable Requirements in all material respects. In addition, Manager shall, subject to Manager’s receipt of sufficient funds therefor, comply in all material respects with all terms and conditions contained in all Leases, Service Contracts, agreements, contracts, loan documents and other binding obligations of Owner, the Company and each Subsidiary relating to the Property, of which Manager is aware.

SECTION 7.2.        Violations of Requirements. Subject to the approved Budget (subject to Permitted Variances) and to Manager’s rights in the event of an emergency as set forth in Section 2.3.7, Manager shall promptly use commercially reasonable efforts to remedy any Violation that comes to its attention. As and when directed by the Company, and at the expense of the Company, Manager shall institute, in the name of the Company or Owner and using counsel approved by the Company, appropriate actions or proceedings to contest any Requirement to which such Violation relates. Expenses incurred in remedying or contesting Violations may be paid by Manager out of the Operating Account without the Company’s approval provided such expenses do not exceed $5,000 in any one instance.

SECTION 7.3.        Non-Discrimination. Neither Manager nor anyone authorized to act for Manager, shall, in the leasing of space at the Property, the provision of service thereto, or in any other manner, discriminate against any person on the grounds of race, color, creed, religion, disability, sex or national origin. Manager shall comply with all applicable Requirements and all laws, regulations and ordinances pertaining to the foregoing.

ARTICLE VIII

INSURANCE AND INDEMNIFICATION

SECTION 8.1.       Workers’ Compensation, Commercial General Liability, Automobile and Umbrella Insurance. Manager agrees to maintain, pay for (subject to reimbursement by the Company) and keep in full force and effect:

(a)            all Workers’ Compensation affording coverage under the workers’ compensation laws of the State of New York, Employer’s Liability coverage subject to a limit of no less than $1,000,000 each employee, $1,000,000 each accident and $1,000,000 policy limit, or similar insurance required with respect to Personnel who are employed in connection with the performance of its obligations under this Agreement;

(b)            a policy of Commercial General Liability insurance with a limit for bodily injury and property damage of $1,000,000 per occurrence, products/completed operations coverage with limits of $1,000,000 per occurrence/aggregate, personal injury coverage with the limit of $1,000,000 per occurrence and $2,000,000 general aggregate per location;

(c)            a policy of Automobile Liability insurance for Bodily Injury and Property Damage in the amount of $1,000,000 combined and covering all owned (if applicable), non-owned and hired vehicles; and

(d)            a policy of Umbrella Liability insurance for the total limit purchased by Manager but not less than the $5,000,000 limit excess coverage over Employer’s Liability, Commercial General Liability & Automobile Liability limits requested above.

The above policies shall be written on an occurrence basis. Any deductibles or self-insured retention shall be the responsibility of Manager, such insurance shall be excess of and not contribute with any coverage provided by the Company or Owner; and such other insurance, in such forms and amounts as may be reasonably requested by the Company. Manager shall furnish the Company with certificates evidencing such insurance, which certificates shall have attached thereto endorsements that the Company shall be given at least thirty (30) days’ prior written notice of cancellation of such policies (or ten (10) days’ prior written notice for non-payment of premium). The Company, all Company Exculpated Parties and all representatives and lender(s) of Owner or any applicable Subsidiary shall be covered as an Additional Insured in all such insurance policies (except Workers’ Compensation) maintained by Manager with respect to the Property. All above policies shall be written with insurance companies authorized to do business in the State in which the Property is located and rated no lower than A:X in the most current edition of A.M. Best’s Property-Casualty Key Rating Guide.

SECTION 8.2.        Casualty, Commercial General Liability and Other Insurance; Insurance Requirements. If requested in writing by the Company, to the extent reasonably available, Manager agrees to provide and maintain, at the Company’s sole cost and expense, insurance sufficient in the Company’s sole judgment to furnish to the Company coverage as determined by the Company for the Property. Such insurance shall include, but may not be limited to the insurance set forth on Exhibit F attached hereto and made a part hereof .

SECTION 8.3.        Insurance Requirements. All insurance maintained pursuant to this Article VIII shall be in compliance with the provisions of Exhibit F attached hereto and made a part hereof, and Manager shall use commercially reasonable efforts to take such actions and perform such services with respect to such insurance as is set forth on such Exhibit F.

SECTION 8.4.        Fidelity Bond/Commercial Crime; Real Estate Managers Errors and Omissions and Employment Practices Liability. Manager agrees to maintain, at Manager’s sole cost and expense, and keep in full force and effect, (a) either fidelity bond coverage or Commercial Crime Insurance on all Personnel, and all of Manager’s employees, agents, officers and directors who are involved in, or employed in connection with, the performance of Manager’s Obligations, which coverage shall, in either case, be in a dollar amount no less than $1,000,000, (b) a Real Estate Managers Errors and Omissions policy of insurance in form reasonably satisfactory to the Company and in a dollar amount no less than $1,000,000 and (c) an Employment Practices Liability policy including third party liability in a dollar amount no less than $1,000,000 with the Company, Owner and each Subsidiary included as an additional insured.

SECTION 8.5.        Third Party Insurance. Manager shall monitor the insurance coverage of all Professionals, which shall be, at the Professional’s expense, of the following types and minimum amounts, if applicable to the activities of such Professional:

(a)            Workers’ Compensation insurance in accordance with all applicable laws;

(b)            Employer’s Liability insurance in a minimum amount of $1,000,000 each accident; $1,000,000 disease, policy limit; $1,000,000 disease, per employee;

(c)            Commercial general liability insurance naming the Company, Owner, each Subsidiary and their respective lender and Manager as additional insureds. Contractors, except as noted below, will provide coverage in an amount of at least $5,000,000 per occurrence and aggregate; provided, however, in the event that such coverage is unobtainable, Contractor shall provide coverage in such other amount as approved by Manager, but in no event shall such amount be less than $3,000,000 all contractors’ policies to be broad form, include contractual liability, personal injury protection and completed operations coverage. Umbrella/Excess liability insurance may be utilized to achieve the above limits;

(d)            Automobile Liability in a minimum amount of $1,000,000 for all vehicles owned, hired and non-owned by the contractor or subcontractor and brought onto the Property;

(e)            Property insurance coverage for tools and equipment brought onto and/or used on the Property by the contractor or subcontractor in an amount equal to the replacement cost of all such tools and equipment;

(f)            If applicable, professional liability in an amount not less than $1,000,000 per occurrence and in the aggregate; and

(g)           If applicable, environmental liability in an amount not less than $1,000,000 per occurrence and in the aggregate.

The above policies, except professional liability, shall be written on an occurrence basis and be primary and non-contributory with any coverage provided by the Company, any Subsidiary or Owner, whether collectible or not. The Professional shall furnish the Company with certificates evidencing such insurance, which certificates shall have attached thereto an additional insured endorsement. All above policies shall be written with insurance companies authorized to do business in the state in which the Property is located with a rating by Best’s Insurance Rating Guide of at least A-:VIII. Manager must obtain the Company’s prior consent in the event that it decides to waive any of the above requirements. Manager shall obtain and keep on file a certificate of insurance and the additional insured endorsement which shows that each Professional, if required, is so insured.

SECTION 8.6.     Indemnification. Manager agrees to indemnify, defend, and save the Company and each Company Exculpated Party harmless from and against all loss, cost, liability and expense, including, but not limited to, reasonable counsel fees and disbursements that result from (i) a claim by any third party broker for the Property or any other broker, finder or any other person, corporation or other entity asserting any claim for a commission, finder’s fee or other compensation on account of having procured a Tenant under any Lease provided that it is established in a court of law that such claim is due, in whole or in primary part, to the actions or omissions of Manager, (ii) any acts constituting theft, fraud, willful misconduct or gross negligence on the part of Manager or willful misconduct or gross negligence of Personnel and Manager’s employees, agents and/or representatives, (iii) any action by Manager in breach of this Agreement beyond any applicable notice and/or cure periods, if any, or (iv) any representation or warranty of Manager contained herein being false in any material respect. Except for the matters covered by Manager’s indemnity set forth in this Section 8.6, the Company shall indemnify, defend and hold harmless Manager from any loss, cost, liability and expense, including, but not limited to, reasonable counsel fees, relating to the Property that results from Manager’s performance of Manager’s Obligations hereunder in accordance with the terms hereof, provided Manager:

(a)            notifies the Company and any insurance carrier (as required) reasonably promptly after Manager receives notice of any such loss, damage or injury;

(b)            takes no action (such as admission of liability) that bars the Company, Owner or any Subsidiary from obtaining any protection afforded by any insurance policy the Company, Owner or such Subsidiary may hold or that prejudices the Company, Owner or such Subsidiary in its defense of a claim based on such loss, damage or injury, unless failing to take such action would reasonably be expected to have a material adverse effect on Manager; and

(c)            agrees that the Company shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit; provided further, that, without the prior written consent of Manager, the Company may not settle a claim against Manager on terms that (x) provide for a criminal sanction or fine against Manager, (y) admit to material liability on the part of Manager or (z) provide for injunctive or similar relief against Manager.

Nothing contained herein shall be construed as indemnifying Manager against its own theft, fraud, willful misconduct or gross negligence.

SECTION 8.7.        Survival of Indemnifications. The indemnifications set forth in this Article VIII shall survive the expiration or earlier termination of this Agreement.

SECTION 8.8.        Waiver of Subrogation. Any insurance carried by either party with respect to the Property or any occurrence thereon shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured hereunder prior to the occurrence of injury or loss. Each party, notwithstanding any provisions of this Agreement to the contrary, hereby waives any right or recovery against the other of injury or loss due to hazards covered by such insurance containing such waiver of subrogation.

ARTICLE IX

COMPENSATION

As its sole compensation and payment for the performance of Manager’s Obligations and duties under this Agreement, Manager shall be entitled to receive the fees set forth on the Fee Schedule attached as Exhibit C attached hereto and made a part hereof as well as any reimbursable amounts expressly provided for in this Agreement.

ARTICLE X

TERM OF AGREEMENT

SECTION 10.1.     Term of Agreement. This Agreement shall continue in force until the earliest to occur of (a) both consummation of a sale, transfer, conveyance or other disposition of the Property by Owner and the final resolution of the 237 11th Litigation, or (b) the earlier termination of this Agreement pursuant to the terms hereof.

SECTION 10.2.     Termination.

(a)            Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms of this Section 10.2, at any time after the Effective Date, the Company shall have the right, in the Company’s sole and absolute discretion, to terminate this Agreement with or without Cause. In order to exercise any termination right under this Agreement, the Company shall deliver a written notice of termination or removal (each, a “Termination Notice”) to Manager stating (x) that the Company has taken such action, (y) whether such termination is with Cause or without Cause and (z) the date upon which such termination shall become effective.

(b)            If a Termination Notice is delivered to Manager (i) without Cause and (ii) not in connection with an End of Term Event, then this Agreement shall terminate no earlier than the date upon which Manager receives such notice; provided, however, if such termination occurs prior to the eighteen (18) month anniversary of the Effective Date, then, in addition to all amounts payable to Manager with respect to the period occurring prior to such termination date, Manager shall receive a termination payment equal to seventy-five (75) days’ payment of the Asset Management Fee, calculated based on the average Asset Management Fee paid to Manager during the immediately prior twelve (12) months.

(c)            If a Termination Notice is delivered to Manager with Cause, then this Agreement shall terminate on the date specified in the Termination Notice, which date shall be no earlier than the date upon which Manager is deemed to have received such notice.

(d)            If a Termination Notice is delivered to Manager and, as of the date of such Termination Notice, Matthew Messinger, or an individual or individuals with reasonably equivalent skills and abilities (as determined by Investor Member on behalf of the Company, in its reasonable discretion), shall not be employed by Manager and providing the asset management services required to be performed by Manager pursuant to this Agreement, then this Agreement shall terminate on (i) the date that is thirty (30) days after receipt of such notice or (ii) such later date as is designated by the Company in the Termination Notice.

(e)            If a Termination Notice is delivered to Manager in connection with an End of Term Event, then this Agreement shall terminate on (i) the date that is thirty (30) days after receipt of such notice; provided that, if the End of Term Event is a sale of the Property and Manager was previously informed of the execution by Owner of the related purchase and sale agreement in connection with such sale, then this Agreement shall terminate concurrently with the closing of such sale, or (ii) such later date as is designated by the Company in the Termination Notice;

(f)            If a Termination Notice is delivered, then Manager shall not have the right to assert that such termination is ineffective or invalid (even if Manager disputes whether or not an event of Cause exists). For the avoidance of doubt, except as expressly set forth in this Section 10.2, Manager shall not be entitled to the payment of any compensation of any kind or nature under this Agreement for the period from and after the termination of this Agreement in accordance with the terms hereof. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, this subsection (f) shall not prevent Manager from seeking or obtaining damages in connection with any dispute with the Company with respect to the existence of an event of Cause.

(g)           At any time after the date that is eighteen (18) months following the Effective Date, Manager shall have the right, in its sole and absolute discretion, to terminate this Agreement upon not less than seventy-five (75) days’ prior written notice to the Company.

Notwithstanding anything in this Agreement to the contrary, if an End of Term Event occurs with respect to some, but not all, of the Properties, or an individual Property is otherwise no longer owned (directly or indirectly) by the Company or a Subsidiary of the Company (individually and/or collectively, a “Dropped Property”), then this Agreement shall automatically terminate solely with respect to such Dropped Property. In such event, the provisions of this Agreement shall continue in full force and effect with respect to all Property other than the Dropped Property, except that the Asset Management Fee shall be reduced proportionately in an amount reasonably determined by the Company to be allocable to any Dropped Property.

SECTION 10.3.     Obligations Upon Termination. Upon termination of this Agreement for any reason or the expiration of the Term according to the terms of this Agreement, the relationship created hereby shall immediately cease and Manager shall have no further right to act for the Company or draw checks on the Operating Account or pursue any of the activities described in this Agreement and Manager shall have no further obligations under this Agreement, subject to the remainder of this Section 10.3. In the event of termination, Manager agrees, for a reasonable period of time not to exceed ninety (90) days, to fulfill all reporting, bookkeeping and related functions hereunder (including, without limitation, continuing to (i) maintain separate and complete Records for the Property, and (ii) provide the Company and its advisors with any information and data (including a detailed report) necessary for such parties to prepare and file the Company’s federal, state and/or local income tax returns) through the period for which the Company agrees to pay Manager a management fee acceptable to Manager, which management fee shall in no event be greater than the Asset Management Fee paid hereunder (and shall be prorated, if applicable, for the number of days of any month in which Manager provides such services). Upon termination, for a reasonable period of time not to exceed ninety (90) days, Manager shall, at the sole cost and expense of the Company, also forthwith (i) deliver to the Company, as received, any monies due the Company under this Agreement but received after such termination, (ii) to the extent in Manager’s possession, deliver to the Company (or in accordance with the Company’s reasonable instructions) all materials and supplies, keys, copies of contracts, agreements and documents, and copies of such other accounting papers, books and records pertaining to the operation of the Property and the Company as the Company may request, (iii) assign any right Manager may have in and to any existing contracts and guarantees relating to the operation and maintenance of the Property as the Company shall require, (iv) to the extent in Manager’s possession, deliver to the Company or the Company’s duly appointed agent all records, contracts, Leases, Service Contracts, receipts for deposits, unpaid bills, summary of all Leases, in existence at the time of termination and all other papers or documents that pertain to the Property or the Company, and (v) perform any other actions, or deliver any other documents, reasonably required hereunder upon termination of this Agreement, including, without limitation, for a reasonable period of time not to exceed ninety (90) days, facilitate an orderly transition of management to a new asset manager for the Company. This Section 10.3 shall survive the expiration or earlier termination of this Agreement.

SECTION 10.4.     Payment of Compensation After Termination. Except to the extent expressly provided for in Sections 10.2(b) and 10.3 of this Agreement, Manager shall not be entitled to the payment of any Asset Management Fee or any other fee or other compensation payable after this Agreement is terminated for any reason, other than any accrued and unpaid Asset Management Fees or such other fee or other compensation with respect to the period prior to such termination.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1.     Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

SECTION 11.2.     Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York (without regard to conflict of laws principles which would cause another state’s law to apply).

SECTION 11.3.     Assignability; Successors. This Agreement and all rights hereunder shall not be assigned by the Company or Manager nor shall Manager permit a Change in Control to occur; provided, however, the Company may assign its rights under this Agreement to any Subsidiary of the Company. This Agreement shall be binding upon and inure to the benefit of Manager and the Company and their respective permitted assigns.

SECTION 11.4.     Estoppel Certificate. Manager shall deliver to the Company within ten (10) Business Days after request from the Company, a certificate signed by a duly authorized signatory of Manager stating that this Agreement remains in full force and effect, that, to Manager’s actual knowledge, Owner has performed its obligations under this Agreement in all material respects (or, if not, Manager shall specify the obligations that Owner has failed to perform), that Manager has performed all of its obligations under this Agreement in all material respects, and such other statements reasonably requested by the Company or any potential or existing lender.

SECTION 11.5.     No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed to constitute the Company and Manager as partners or joint venturers.

SECTION 11.6.     Disclosure. Notwithstanding anything contained herein to the contrary, other than as expressly set forth herein or in the Company’s Operating Agreement, none of (a) Manager, (b) TPH Member, (c) any Affiliate of Manager or TPH Member, (d) any direct or indirect partner, officer, director, shareholder, member, manager, employee, agent or Affiliate of Manager and/or TPH Member (including, without limitation, any Personnel), (e) any immediate family member (parent or parent-in-law, spouse, child, brother, sister, brother-in-law or sister-in-law or step-parent) of any of the foregoing parties and/or (f) any business or entity in which any of the foregoing parties holds a direct or indirect ownership interest (collectively, the “Restricted Parties” and individually a “Restricted Party”) shall receive any payment, fee, compensation or other form of consideration or remuneration of any kind or nature, either directly or indirectly, from Owner, the Company, Manager or any third party relating to the providing of materials, products and/or services to the Property and/or the Company and/or Owner, without in each instance obtaining the prior written consent of the Company (which consent may be withheld in the sole and absolute discretion of the Company). In connection with the foregoing, Manager shall disclose to the Company for its approval any payment, fee, compensation, consideration, remuneration and/or agreement proposed to be made or entered into with any Restricted Party in writing, at least ten (10) days prior to the proposed making of such payment and/or entering into of such agreement.

SECTION 11.7.     Time. Time is of the essence with respect to this Agreement.

SECTION 11.8.     Intentionally Omitted.

SECTION 11.9.     Interpretation. All headings are inserted in this Agreement only for convenience and ease of reference and are not to be considered in the construction or interpretation of this Agreement. Unless the context clearly requires otherwise: (a) words such as “include,” “including,” or “such as” shall be interpreted as if followed by the words “without limitation”; and (b) any reference to an Article, Section, or other subdivision, or Exhibit or Schedule, is intended to refer to an Article, Section, or other subdivision, or Exhibit or Schedule, of this Agreement. In the event of any inconsistency between the text of this Agreement and any Exhibit or Schedule attached hereto, the text of this Agreement shall govern.

SECTION 11.10.     Representations. In order to induce the Company to enter into this Agreement with Manager, Manager hereby represents, warrants and covenants to and in favor of the Company as follows:

(a)            Manager is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of its formation and the state in which the Property is located.

(b)            Manager has the requisite legal power and authority to enter into and perform the terms of this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Manager, and no other corporate or other action on the part of Manager is necessary in order to permit Manager to consummate this Agreement or the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Manager, enforceable in accordance with its terms.

(c)            No approval, consent, order or authorization of or designation, registration or declaration with any governmental agency or authority is required in connection with the valid execution and delivery of and compliance with this Agreement by Manager.

(d)            Neither the execution, delivery or performance by Manager of this Agreement nor any of the transactions contemplated hereby will conflict with, or will result in a breach of, or will constitute a default under, (i) the certificate of incorporation or bylaws of Manager (if Manager is a corporation), the partnership agreement or certificate of Manager (if Manager is a partnership), or the certificate of formation or operating agreement of Manager (if Manager is a limited liability company), (ii) any judgment, statute, rule, order, decree, writ, injunction or regulation of any governmental agency or authority, or (iii) any written agreement by which Manager may be bound.

(e)            Manager has not, as of the Effective Date or at any time prior thereto, (i) made a general assignment for the benefit of its creditors or (ii) admitted in writing its inability to pay its debts as they mature. As of the Effective Date, there is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Manager or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property. As of the Effective Date, there are no material claims, litigations or proceedings existing or threatened against Manager.

SECTION 11.11.     Further Assurances. The Company and Manager, at no material cost or additional material liability to Manager beyond the terms and provisions set forth in this Agreement, agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Agreement.

SECTION 11.12.     Third Parties. Except as set forth in Article XII, neither this Agreement nor any provision hereof nor any service, relationship or other matter alluded to herein shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants of such an estate.

SECTION 11.13.     Waiver of Lien. Manager does hereby forever waive and release, and agrees to defend, hold harmless and indemnify the Company against, any lien or claim or right to lien with respect to the Property under the statutes of the state in which the Property is located relative to mechanics’ liens, on account of labor, material or services furnished by Manager. This Agreement does not constitute an interest in or lien upon real property. It shall not be recorded in the public records of where the Property is located and shall not constitute or establish any basis, for claim, for filing of a lis pendens or any other notice of pendency or claim of lien. Any such lien filed by Manager shall be null and void and without effect and Manager hereby indemnifies the Company and Owner and holds the Company and Owner harmless from any liability that the Company or Owner may incur as a result of the filing of any such lien by Manager.

SECTION 11.14.     No Sales Agreement. Subject to Section 2.3.11, Manager is not authorized to list the Property for sale or to negotiate with prospective purchasers of the Property; however, Manager shall deliver to the Company any unsolicited offers to purchase all or any portion of the Property that Manager receives. If Owner should sell the Property or enter into an agreement with a prospective purchaser with respect to a sale of the Property, subject to Section 2.2.4, Manager shall not be entitled to any sales brokerage commission, finder’s fee or any other compensation.

SECTION 11.15.     Confidentiality. Except as may be required by applicable law, Manager shall keep confidential all information pertaining to the leasing, operation and management of the Property and all financial information pertaining to the Property and the Company and the partners or members of the Property, the Company or Owner (direct and indirect) and their Affiliates. Except as may be required by law, Manager shall not disclose any such information without Owner’s prior written consent, which consent may be granted or denied in the Company’s sole discretion. Notwithstanding anything to the contrary contained in this Section 11.15, Manager may disclose such confidential information (i) to the extent necessary (as reasonably determined by Manager) in connection with the provision of services under this Agreement and in all events in a manner consistent with the employee manual used by Manager, (ii) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (iii) to any lender or prospective lender providing financing to Owner, but only to the extent such information relates to the Property and/or the business and operations of Owner, (iv) in connection with the sale of all or any portion of the Property or the interests in Owner to a potential buyer, but only to the extent that such buyer has itself executed and delivered a confidentiality agreement in favor of Owner, in form and substance reasonably acceptable to Owner, (v) as necessary or appropriate for Manager or its Affiliates to comply with the Securities Act or the Exchange Act and applicable state securities laws, (vi) as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange, or (vii) to the extent that Manager or its Affiliate is a public company making such disclosures consistent with Manager’s or such Affiliate’s past practices that are customary for public companies; provided that, in the case of any disclosure described in the foregoing clauses (i) through (vii) made (or to be made) by Manager and/or its Affiliates: (x) neither Davidson Kempner Capital Management LP nor any of its Affiliates other than TPHS Investor LLC, the Company, the Owners and any other Subsidiary, shall be named in such disclosure without the prior written approval of the Company (which shall not be unreasonably withheld, in the case of clauses (v) and (vi)) and Manager shall deliver to the Company not less than three (3) Business Days’ prior written notice of any such disclosure that names TPHS Investor LLC, the Company, the Owners or any Subsidiary.

SECTION 11.16.     No Waiver. No consent or waiver, express or implied, by either party to any breach or default by the other party in the performance of any of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in performance by such other party of such obligation or of any party of such obligation or of any other obligation under this Agreement. To be effective, any waiver must be in writing and be signed by the party intended to be bound thereby.

SECTION 11.17.     Limitation of Recourse. Notwithstanding anything to the contrary contained herein (i) no Company Exculpated Party shall have any liability hereunder and (ii) no Manager Exculpated Party shall have any liability hereunder.

SECTION 11.18.     Special Provision Governing Owner’s Lender(s). Notwithstanding any provision to the contrary, the Company shall have the right to collaterally assign this Agreement to a lender to secure the Company’s or Owner’s obligation to repay a loan from such lender to the Company or Owner. Upon request, at no material cost to Manager, Manager shall provide to such lender such assurances regarding this Agreement and the Property as the lender shall reasonably request (including the subordination of this Agreement to any such loan and/or the confirmation that upon the occurrence of an event of default under any such loan, at the option of such lender, either (A) Manager will continue to perform its obligations hereunder for the benefit of such lender in accordance with the terms hereof or (B) this Agreement will be terminated by such lender without liability to such lender) and shall agree to such modifications to this Agreement as shall be reasonably requested by any such lender or by any rating agency asked to issue a rating with respect to interests relating to or secured by the Property; provided that such assurances and/or modifications do not affect the rights, obligations or liabilities of Manager under this Agreement in any material adverse respect, and do not modify the provisions of this Agreement relating to the fees or reimbursements payable to Manager in any respect adverse to Manager.

SECTION 11.19.     Additional Remedies. The rights and remedies of the parties under this Agreement shall not be mutually exclusive. The exercise of one or more of the remedial provisions of this Agreement shall not preclude the exercise of any other remedial provisions hereof.

SECTION 11.20.     Company’s Approval, Consent, Direction and Authorization. Any reference to Company’s approval, consent, direction or authorization in this Agreement shall mean the written approval, consent, direction or authorization of the Company, which may (unless expressly provided otherwise herein) be granted or withheld in the Company’s sole discretion.

SECTION 11.21.     Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent be invalid, unenforceable or violate a party’s legal rights, then such term, covenant, condition or provision shall be deemed to be null and void and unenforceable; however, all other provisions of this Agreement, or the application of such term or provision to persons or circumstances other than those to which are held invalid, unenforceable or violative of legal rights, shall not be affected thereby, and each and every other term, condition, covenant and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

SECTION 11.22.     Prevailing Party Fees.  In the event of any litigation arising out of this Agreement, the Prevailing Party (as hereinafter defined) shall be entitled to receive from the losing party an amount equal to the Prevailing Party’s costs incurred in such litigation, including, without limitation, the prevailing party’s attorneys’ fees, costs and disbursements. For purposes of this Section 11.22, (a) the term “Prevailing Party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and (b) the term “attorneys’ fees” shall include, without limitation, the actual attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal and any other legal proceeding, including mediation and arbitration. The provisions of this Section 11.22 shall survive the termination of this Agreement.

SECTION 11.23.     VENUE; JURISDICTION. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE COMPANY MAY, AT ITS SOLE DISCRETION, ELECT EITHER THE STATE OF NEW YORK, NEW YORK COUNTY, OR THE UNITED STATES OF AMERICA, SOUTHERN DISTRICT OF NEW YORK, AS THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM. THE PROVISIONS OF THIS SECTION 11.23 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

SECTION 11.24.     WAIVER OF JURY TRIAL. THE PARTIES HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER PARTY, AS APPLICABLE. THE PROVISIONS OF THIS SECTION 11.24 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

SECTION 11.25.     Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) upon the date of personal delivery (if notice is delivered by personal delivery), (ii) on the date of delivery, as confirmed by electronic answerback (if notice is delivered by email), (iii) on the day one (1) Business Day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), or (iv) on the fifth (5th) Business Day following mailing from within the United States by first class United States mail, postage prepaid, certified mail return receipt requested (if notice is given in such manner), and in any case addressed to the parties at the addresses set forth on Schedule I attached hereto (or to such other addresses as the parties may specify by due notice to the other):

SECTION 11.26.     Counterparts; Execution by Electronic Format. This Agreement may be executed in counterpart originals, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tie” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The parties hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of the signature, and hereby agree that such electronically transmitted or signed signatures shall be conclusive proof, admissible in judicial proceedings, of the parties’ execution of this Agreement.

ARTICLE XII

INVESTOR MEMBER’S AUTHORITY

SECTION 12.1.     Actions Taken by Investor Member. Subject to the terms of the Company’s Operating Agreement, without limiting or impairing the rights of the Company hereunder, the Company and Manager hereby agree that any and all actions to be taken by the Company hereunder, including, without limitation, all decisions and determinations (including, without limitation, any determination related to a replacement Key Manager Employee) to be made by the Company, all directions and approvals to be provided by the Company, all information rights granted to the Company (including such information rights granted pursuant to Section 2.2.2 and Article V) and the right of the Company to terminate Manager pursuant to Section 10.2, may be taken independently by Investor Member in lieu of the Company. Subject to the terms of the Company’s Operating Agreement, Investor Member shall (a) be entitled to exercise the rights and remedies of the Company under this Agreement and (b) not be required to consult with the Company or obtain the pre-approval of the Company prior to exercising any of its rights or remedies. Subject to the terms of the Company’s Operating Agreement, Manager shall be entitled to rely upon any actions taken by Investor Member without the need for further inquiry, and Manager and the Company shall each be fully bound by all actions taken by Investor Member pursuant to the authority of this Section 12.1. Notwithstanding the provisions of Section 11.12, it is intended that Investor Member shall be entitled to obtain enforcement of this Article XII.

SECTION 12.2.     No Modification. The provisions of this Article XII may not be modified without the written consent of Investor Member and any purported modification to which Investor Member is not a party shall be null and void.

SECTION 12.3.     Controlling Agreement. To the extent the terms of this Article XII conflict with any other provisions of this Agreement, the terms of this Article XII shall control.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company and Manager have executed this Agreement as of the Effective Date.

Company:

TPHGREENWICH HOLDINGS LLC, a Delaware limited liability company

By:	TPHS Investor LLC, a Delaware limited liability company, its Manager

	By:	Madave Management LLC, its Manager

By:
Name:
Title:

Manager:

TPH ASSET MANAGER LLC, a [____] limited liability company

By:
Name:
Title:

EXHIBIT B

Defined Terms

The following terms (whether or not underscored) when used in this Agreement, including its preamble, recitals, exhibits, and schedules, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“237 11th Litigation Budget” means that certain budget with respect to the 237 11th Litigation, a copy of which is attached hereto as Exhibit G, together with any modification thereto which has been approved by the Company in its sole and absolute discretion.

“77 Greenwich Construction Work” means construction of the improvements at the 77 Greenwich Property in accordance with the plans and specifications therefor, which plans and specifications are described on Exhibit H attached hereto, together with any modification thereto made in accordance with the terms and conditions of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Agreement” is defined in the preamble.

“Approved Auditor” is defined in Section 5.2(b).

“Asset Management Fee” is defined in Exhibit C.

“Audit Report” is defined in Section 5.4.

“Budget” is defined in Section 5.1(a).

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a public holiday or (iii) a day on which banks are not required to be open for business in the state of New York.

“Capital Budget” is defined in Section 5.1(a).

“Cause” shall mean any of the following occurrences: (a) the TPH Member (or a Subsidiary, in the event the TPH Member transfers its limited liability company interests in the Company to such Subsidiary in accordance with the terms and conditions of the Company’s Operating Agreement) ceases to be a “member” under Company’s Operating Agreement; (b) Manager transfers or assigns any of its rights or obligations under this Agreement in violation of the terms of this Agreement, without the prior written consent of Owner; (c) Manager files a voluntary petition in bankruptcy or insolvency, or a petition for reorganization under any bankruptcy law or regulation; (d) Manager consents to an involuntary petition in bankruptcy with respect to Manager, or fails to cause the same to be vacated within sixty (60) days from the date of entry thereof; (e) Manager, any Key Manager Employee or any Affiliate of any of the foregoing is convicted of fraud or is determined by a court of competent jurisdiction pursuant to a final judgment to have committed an act of fraud; (f) any misappropriation of funds, gross negligence or willful misconduct by Manager, any Key Manager Employee or any Affiliate of any of the foregoing; provided, however, if a non-senior level employee of any of the foregoing shall misappropriate any funds of the Owner or any other Subsidiary, or commit fraud, gross negligence or willful misconduct in connection with the Manager’s duties hereunder, then, a maximum of one (1) time during the term of this Agreement, such act shall not result in a “Cause” event if all of the following conditions are satisfied: (i) Manager and Key Manager Employee had no prior knowledge of the events or circumstances giving rise to the potential Cause; (ii) such acts or events were caused by a non-senior level employee of Manager and such employee is promptly discharged (as and when permitted under applicable law); (iii) Manager promptly makes full monetary restitution to the Company or Owner, as applicable; and (iv) with respect to any non-monetary breach, Manager uses commercially reasonable efforts to diligently pursue and complete a cure within thirty (30) days after discovery by Manager (or if such remedy, notwithstanding the exercise of diligent efforts by Manager, cannot reasonably be effected within such thirty (30) day period, such longer period (not to exceed an additional thirty (30) days after expiration of the initial thirty (30) day period) as may be required to effect the same with the exercise of diligent, good faith efforts); provided that, in no event shall Manager have a longer period to cure such non-monetary breach than the applicable cure period (if any) provided to the applicable Owner under the applicable third-party loan documents, to the extent such non-monetary breach is a breach of or default under such loan documents; (g) any of TPH Member, Manager or the Key Manager Employee is convicted of a felony crime or a crime of moral turpitude (excluding misdemeanor crimes for driving under the influence); (h) any representation or warranty made by Manager pursuant to Section 11.10 hereof is untrue in any material respect and the same is not cured within thirty (30) days of receipt of written notice from the Company thereof; (i) the breach, in any material respect, by Manager of any of the terms of this Agreement, to the extent not otherwise described in the foregoing provisions, which breach has a material adverse effect on the Company or any Owner and is not cured within thirty (30) days after notice of such breach is delivered to Manager (provided, however, if Manager is exercising good faith efforts to remedy such breach, the aforesaid thirty (30) day period shall be reasonably extended for so long as Manager is exercising such good faith efforts, such extension not to exceed a total of thirty (30) additional days after expiration of the initial thirty (30) day period; provided that, in no event shall Manager have a longer period to cure such breach than the applicable cure period (if any) provided to the applicable Owner under the applicable third-party loan documents, to the extent such breach is a breach of or default under such loan documents; or (j) the breach or failure to comply by the Company, any Owner or any other Subsidiary with any applicable terms and provisions of any loan documents to which the Company, such Owner or such Subsidiary is a party (other than, in the case of any loan documents in respect of which an Affiliate of Investor Member is a lender, with respect to any “Key Person” or similar provisions relating to Matthew Messinger or a replacement “Key Person”), but in each case, only in the event such breach or failure to comply is caused by the actions of TPH Member, Manager, any Key Manager Employee or any Affiliate of any such Person and continues after the giving of any applicable notice and expiration of any applicable cure period and which is not the subject of a forbearance or waiver from the applicable lender, whether first occurring prior to the Effective Date or otherwise.

“Change in Control” has the meaning given to such term in the Company’s Operating Agreement.

“Company Accounts” means the Operating Account, the Reserve Account and any other account established by Manager pursuant to this Agreement or at the request of the Company.

“Company Exculpated Party” means any and all direct and indirect officers, directors, shareholders, members, managers, beneficial owners, trustees, partners, Affiliates, employees, participants or agents of Owner.

“Company’s Designated Representative” means [***], or such other person as is designated by the Company from time to time.

“Company’s Manager” means, as of the Effective Date, Investor Member, in its capacity as managing member of the Company pursuant to the Company’s Operating Agreement, and subsequent to the Effective Date, the manager of the Company appointed from time to time pursuant to Company’s Operating Agreement.

“Company’s Operating Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of the Effective Date, as same may be amended or otherwise modified from time to time.

“Condemnation Awards” means any and all awards received or receivable by Owner as a result of a partial or complete taking or condemnation with respect to the Property or any part thereof.

“Condominium” means 42 Trinity Place Condominium, located at 42 Trinity Place (also having the address 75 and 77 Greenwich Street), New York, New York.

“Condominium Documents” means that certain Declaration of 42 Trinity Place Condominium, dated as of September 27, 2019, made by TPH Greenwich Owner LLC (including the condominium by-laws annexed to the Declaration (the “By-Laws”), and recorded in the Office of the Register of The City of New York (the “City Register’s Office”) on March 19, 2020, as 2020000099654 (collectively, with the By-Laws and all exhibits thereto, the “Original Declaration”), which Original Declaration was amended and restated pursuant to the terms of that certain Amended and Restated Declaration of the 42 Trinity Place Condominium dated June 9, 2021, recorded on September 20, 2021, in the City Register’s Office as CRFN 2021000370641.

“Condominium Unit” means any unit in the Condominium held for sale by the Company or its affiliates in accordance with, and as described in, the Condominium Documents.

“Construction Agreements” means any and all contracts, agreements or other instruments entered into or to be entered into in connection with the performance of Work.

“Construction Management Fee” is defined in Exhibit C.

“Control”, “Controlled by” and “under common Control with”, as used with respect to any Person or group of Persons, means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“CPI Increase” means an amount that shall initially be equal to one (1) and shall be adjusted as of each applicable anniversary of the Effective Date, to an amount equal to the greater of (a) one (1) or (b) a fraction, the numerator of which is the Price Index most recently published prior to the applicable anniversary of the Effective Date and the denominator of which is the Price Index most recently published prior to the Effective Date.

“Dropped Property” is defined in Section 10.2.

“Effective Date” is defined in the preamble.

“Employee Claims” means any and all claims arising out of Manager’s hiring or other engagement, payment, supervision or termination of any Personnel or arising out of the terms of any such employment or engagement, including, without limitation, any obligation to make payments under clauses (a) through (e) of Section 2.2.1.

“End of Term Event” means any of the following occurrences: (i) if the Property, or any substantial portion thereof, shall be taken or condemned by a governmental authority or damaged by fire or any other casualty and, in any such case, Owner elects not to restore the Property; (ii) if the Property (or the interest therein or one hundred percent (100%) of the direct or indirect membership interests in Owner) shall be sold, transferred or conveyed (other than to an Affiliate of the Company); or (iii) if a third-party lender that provides mortgage financing with respect to the Property requires Owner to terminate Manager other than as a result of an act, event or occurrence that would otherwise constitute a “Cause” event under this Agreement.

“Exclusive Listing Agent” means an exclusive listing agent or sales agent (as applicable) for the Property approved by the Company, in its sole and absolute discretion. The Company hereby agrees that each of Compass, CORE, Corcoran, Douglas Elliman, Reuveni, Reuveni/Christie’s, RIPCO and Winick are pre-approved as Exclusive Listing Agents hereunder, subject to the Company’s receipt and approval of the applicable Exclusive Listing Agreement with such Exclusive Listing Agent and provided that, other than the Exclusive Listing Agent(s) retained for each Property as of the Effective Date, the Company shall make the final determination as to which Exclusive Listing Agent is retained for each Property.

“Exclusive Listing Agreement” means an exclusive listing or sale agreement, between Owner, and the Exclusive Listing Agent, subject to such terms and conditions as Owner may require and approve, in its sole and absolute discretion.

“Form Lease” means a form of residential lease and a form of commercial/retail lease, in each case, prepared by Manager and approved by the Company.

“Hazardous Substances” means any and all hazardous and/or toxic, dangerous and/or regulated, substances, solvents, wastes, materials, pollutants or contaminants, petroleum, tremolite, anthlophylie or actinolite or polychlorinated biphenyls (including, without limitation, any raw materials which include hazardous constituents) and any other substances, materials or solvents which are included under or regulated by any local, state, federal or other governmental authority, statute, ordinance, code, order, decree, law, rule or regulation pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and any state super-lien and environmental clean-up statutes.

“Income” means any and all Rents (including, without limitation, subject to Section 6.4 of this Agreement, payments in the nature of security deposits), revenues, receipts, lease payments, and all other payments, cash or income of any kind, type or nature, arising from or in any way related to the Property, other than Insurance Proceeds and Condemnation Awards.

“Insurance Proceeds” means any and all proceeds of insurance policies received or receivable by the Company or Owner as a result of an insured casualty or other damage with respect to the Property or any part thereof.

“Investor Member Investment Amount” means, as of any date of determination, the sum of (i) the outstanding principal balance of the Investor Affiliate Holdco Loan, including, without limitation, any PIK interest and accrued interest thereunder to the extent added to the principal balance of such Investor Affiliate Holdco Loan, plus (ii) the outstanding principal balance of the Investor Affiliate 77 Greenwich Mezz Loan, including, without limitation, any PIK interest and accrued interest thereunder to the extent added to the principal balance of such Investor Affiliate 77 Greenwich Mezz Loan, plus (iii) the principal balance of any future fundings of any type or nature provided by the applicable lender under the Investor Affiliate Holdco Loan and/or the Investor Affiliate 77 Greenwich Mezz Loan.

“Key Manager Employee” means Matthew Messinger or a replacement officer or employee of Manager with reasonably equivalent skills and abilities (as determined by the Investor Member on behalf of the Company in its reasonable discretion).

“Leases” is defined in Section 2.3.1.

“Listing Price” is defined in Section 2.3.1(a).

“Manager” is defined in the preamble.

“Manager Exculpated Party” means any and all direct and indirect officers, directors, shareholders, members, managers, beneficial owners, trustees, partners, Affiliates, employees, participants or agents of Manager.

“Manager Signatory” means (x) all signatories of Manager that have the right to draw upon the Operating Account, each of which shall be approved by the Company in writing and (y) designees of Property Manager that have the right to draw upon the Operating Account pursuant to Section 6.3 above. The parties acknowledge that as of the Effective Date, the Company has approved only Matthew Messinger, Steven Kahn and Richard Pyontek (and no other Persons) to be Manager Signatory under this Agreement.

“Manager’s Obligations” is defined in the recitals.

“Monthly Statements” is defined in Section 5.2(a).

“Normal Business Hours” means 8:00 A.M. through 5:00 P.M., Monday through Friday.

“Operating Account” means an interest-bearing account, established by Manager, at the Operating Account Institution, in the name of the Company, or in the name of a party designated by the Company.

“Operating Account Institution” means Webster Bank N.A., CIBC or such other federally insured banking institution approved by the Company in writing, at which the Operating Account is established or such other banking institution as is determined by the Company from time to time.

“Operating Budget” is defined in Section 5.1(a).

“Owner” is defined in the preamble.

“Permitted Variances” means, with respect to any line item on any approved Operating Budget or Capital Budget for a Property and with respect to any monthly period, a deviation that is not greater than either (i) Twenty Thousand Dollars ($20,000) or (ii) five percent (5%) of the amount shown in such line item.

“Person” means any natural person, partnership, corporation, limited liability company and any other form of business or legal entity.

“Personnel” means any and all employees and other personnel necessary or appropriate for the performance of Manager’s Obligations as required hereunder.

“Price Index” means the “Consumer Price Index for All Urban Consumers, All Items (1982-1984=100), U.S. Cities Average (CPI-U),” issued by the Bureau of Labor Statistics of the United States Department of Labor. In the event that the Price Index ceases to use the 1982-1984 average of 100 as the basis of calculation, or if a substantial change is made in the term or number of items contained in the Price Index, then the Price Index shall be adjusted to the figure that would have been arrived at had the change in the manner of computing the Price Index in effect as of the date of this Agreement not been altered. In the event that such Price Index (or a successor or substitute index) is no longer available, a reliable governmental or other non-partisan publication evaluating the information theretofore used in determining the Price Index selected by Company and reasonably approved by Manager shall be used.

“Professionals” means any and all general contractors, construction managers, architects, engineers, sub-contractors and other professionals involved in any Work.

“Property” is defined in the recitals.

“Property Manager” means First Service Residential.

“Property Personnel” means all Personnel hired or engaged specifically to perform services solely on-site at the Property, or otherwise solely in connection with the Property.

“Records” means all books and records in connection with the management and operation of the Property and the Company, including, without limitation, all Leases, Service Contracts, Construction Agreements, litigation files, documents and records, and any contracts, agreements, amendments and modifications to the foregoing, and books of accounts and other documents relating to the Property and the Company.

“Rents” means the rents and all other charges payable by Tenants under the terms of their Leases.

“Requirement” means any and all laws, rules, regulations, requirements, orders, notices, determinations and ordinances of (i) any federal, state or municipal authority, (ii) unless otherwise agreed to by the Company, any applicable board of fire underwriters or similar body, and (iii) any insurance companies covering any of the risks against which the Property are insured, including, without limitation, the Condominium Declaration.

“Reserve Account” means an interest bearing account at the Reserve Account Institution in the name of the Company, or in the name of a party designated by the Company.

“Reserve Account Institution” means Webster Bank N.A., CIBC or such other banking institution as is determined by the Company from time to time as the banking institution at which the Reserve Account is established.

“Responsible Contractor” means a professional who (i) provides high quality building operations services, construction services and/or any other services and (ii) pays its workers a fair wage and fair benefits as evidenced by payroll and employee records (it being acknowledged and agreed that (x) “fair benefits” includes, but is not limited to, employer-paid family health care coverage, pension benefits and training and/or apprenticeship programs and (y) what constitutes a “fair wage” and “fair benefits” shall depend on the wages and benefits paid on real estate projects of a nature similar to the Property in the market where the Property is located, comparable job or trade classifications and the scope and complexity of services provided).

“Restricted Parties” is defined in Section 11.6.

“Service Contracts” means any and all service contracts that are reasonably required in the ordinary course of business of operating the Property in a manner applicable to buildings of a similar nature to the Property and which provide for services that are included in an approved Operating Budget, including, without limitation, contracts for electricity, gas, telephone, cleaning, security, vermin extermination and other services which are required under any of the Leases or to comply with any Requirements. For the avoidance of doubt, an Exclusive Listing Agreement shall not constitute a Service Contract for purposes of this Agreement.

“Subsidiary” means any direct or indirect wholly-owned subsidiary of the Company.

“Tenants” is defined in Section 2.3.1.

“Term” means the term of this Agreement, as determined pursuant to Article X of this Agreement.

“Termination Notice” is defined in Section 10.2(a).

“TPH Member” means Trinity Place Holdings Inc., a Delaware corporation, as member of the Company under Company’s Operating Agreement, which TPH Member is an Affiliate of Manager.

“Violation” means a violation of any Requirement.

“Wages” means the salaries, wages and other compensation and fringe benefits, union dues, insurance, employer’s and employees’ taxes, and vacation of Personnel.

“Work” means any and all repairs, construction, alterations, renovations, replacements or work performed at the Property, including, without limitation, tenant improvements and any construction work necessary or appropriate to complete the 77 Greenwich Construction Work.

“Year-End Reporting Template” is defined in Section 5.2(b).

EXHIBIT C

Fee Schedule

Asset Management Fee. From and after the Effective Date, during the Term of this Agreement, Manager shall receive (collectively, the “Asset Management Fee”) (x) an annual management fee equal to the sum of (x) $400,000, payable in arrears in monthly installments of $33,333.33, and (y) in the event that the monthly installment under clause (x) is less than the amount that is one and one quarter percent (1.25%) of the Investor Member Investment Amount with respect to such month, a payment equal to such difference, in each case, on the first (1st) day of each calendar month (with the first installment thereof to be paid on the first day of the second full calendar month after the Effective Date). With respect to each monthly installment of the Asset Management Fee, the Investor Member Investment Amount shall be determined based upon the Investor Member Investment Amount during the relevant monthly period.

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EXHIBIT F

Insurance Requirements

F.1            If requested in writing by the Company and not otherwise maintained by Owner or by Property Manager, Manager agrees to provide and maintain, at the Company’s sole cost and expense, the following insurance:

(a)            Property insurance for the Property against such perils and in such amounts as the Company in its sole judgment shall deem adequate. The coverage required under this Section F.1(a) shall include, but not be limited to, the following:

(i)            Policies of Property insurance insuring the Premises, Improvements and Chattels against loss or damage by risks embraced by perils of the type now known as “Causes of Loss Special Form” including, but not limited to, collapse, wind/hail, flood, earthquake, and acts of Terrorism. The foregoing policies shall also include insurance for business income/loss of rents, demolition and increased cost of construction, debris removal, off premises power failure coverage and shall also insure against such other risks or hazards as the Company from time to time may designate in an amount sufficient to prevent Owner from becoming a co-insurer under the terms of the applicable policies, but in any event in an amount not less than 100% of the then full replacement cost value of the Premises, Improvements and Chattels without deduction for physical depreciation with either no coinsurance or an agreed amount endorsement and shall have a deductible no greater than $100,000 unless so agreed by the Company. Flood, earthquake, demolition and increased cost of construction, debris removal and off premises power failure coverages may contain a sublimit in an amount acceptable to the Company, in the Company’s sole discretion. The policy shall also contain an Extended Period of Indemnity of 365 days. If the insurance required under this Section F.1(a)(i) is not obtained by blanket insurance policies, the insurance policy shall be endorsed to also provide full replacement cost to the building and such tenant improvements in an amount to be subject to the approval of the Company, in the Company’s sole discretion; and

(ii)           Comprehensive boiler and machinery insurance with no testing exclusions, covering all boilers and all mechanical and electrical equipment against physical damage, business income/loss of rents and covering premises and improvements, including, without limitation, all tenant improvements and betterments that Manager is required to insure pursuant to this Agreement on a replacement cost basis and in the minimum amount of the replacement costs of the building and business income per accident. In the event such policy is written separately from the policy described in Section F.1(a)(i) above, such policy shall include coverage for Demolition and Increased Cost of Construction, Off Premises Power Failure and Debris Removal and shall also include a joint loss agreement endorsement.

As respects coverages required in Sections F.1(a)(i) and (ii) above, Owner shall be cited as a named insured. Business income/loss of rents coverage shall be written on an actual loss sustained basis in an amount not less than the amount or rent payable or business income earned annually with an Extended Period of Indemnity of not less than 365 days, or as otherwise required by the Company;

(b)            Commercial general liability insurance, including bodily injury, personal and advertising injury, and property damage liability and products and completed operations, in connection with the ownership, use or occupancy of the Property in the minimum amount of $1,000,000 per occurrence and $2,000,000 in the annual aggregate per location and products and completed operations with an aggregate limit of $2,000,000;

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(c)            To the extent required (if the Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards), and to the extent available under the Flood Disaster Protection Act of 1973, as amended from time to time, flood insurance policies meeting the requirements of the current guidelines of the Federal Insurance Administration with an insurance carrier generally acceptable to commercial and multifamily mortgage lending institutions for properties similar to the Property, in an amount representing coverage not less than the lesser of (x) the full insurable value of the Property or (y) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended from time to time;

(d)            Automobile Liability insurance covering Owned (if any), Hired and Non-Owned vehicles with a combined single limit of $1,000,000 per accident;

(e)            Umbrella/Excess Liability insurance in excess of primary liability limits for commercial general liability, workers compensation and employers liability insurance, and automobile liability insurance as stated above with coverage including but not limited to Personal Injury, Bodily Injury, Death, Accident and Property Damage, providing in combination no less than $15,000,000 per occurrence and in the annual aggregate on per location basis. If aggregate limits are shared with other locations the amount of Umbrella Liability insurance to be provided shall be not less than $15,000,000 in the annual aggregate; and

(f)            Such other or additional insurance and in such amounts as the Company may deem appropriate or as required by any financing documents secured by the Property.

F.2            All insurance obtained by Manager (whether pursuant to this Exhibit F or as otherwise directed by the Company) shall be in the name of the Company and/or Owner, as applicable. Manager and the Company shall be named as an additional insured in all insurance policies obtained by Owner up to the liability limits stated herein, and each lender of Owner shall be named as a Mortgagee/Loss Payee on the insurance policies described in Sections F.1(a) and (c) and Additional Insured on the insurance policies described in Sections F.1(b) and (e) in such manner as the Company deems appropriate. Manager shall deliver to the Company binders and policies evidencing such insurance placed by Manager on behalf of Owner for the Property. The policies of insurance shall be specifically endorsed to provide that the insurance requirements of this Exhibit F will be deemed primary and non-contributory to any other insurance available to Owner or the Company, whether collectible or not. Manager agrees to report promptly to the property insurance company that insures Owner, and to Owner and the Company, any and all significant accidents, claims or damages or destruction relating to the ownership, operation or maintenance of the Property. Any Insurance Proceeds shall be deposited in accordance with the provisions of Article VI of this Agreement. All such policies shall contain provisions for loss payment to Owner and shall provide (if available) for at least thirty (30) days’ prior written notice to Owner of any cancellation or non-renewal (or, ten (10) days’ prior written notice for non-payment of premium). Manager shall not obtain any of the foregoing insurance policies from insurance companies unless such companies are insurance carriers generally acceptable to commercial mortgage lending institutions for properties similar to the Property, which currently have a general policy rating of A:X or better (or as otherwise acceptable to the Company, in the Company’s sole discretion) in A.M. Best’s Key Rating Guide and are licensed or authorized to do business in the state in which the Property is located. The issuer, policy terms and forms, and coverage with respect to all insurance required pursuant to Article VIII and Exhibit F shall be approved by the Company. Manager agrees to notify the Company, or to cause the Company to be notified, in writing immediately and in no event within more than five (5) days after the notice of cancellation or termination of any such coverage. Manager further agrees to notify the Company in writing within five (5) days after filing a claim related to this Agreement under such coverage. On the Effective Date, Manager shall provide to the Company for approval copies of proposals, policies, certificates of insurance or other proof evidencing its insurance coverage as required hereunder. The Company shall reserve the right to review such evidence and require Manager to provide written assurance that such policies, certificates or other proof of insurance meet with the requirements of this Agreement.

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F.3            Manager shall effect and maintain the insurance as set forth in Section 8.1, Section 8.2 and this Exhibit F with an insurance broker and company approved by the Company if requested in writing to secure and maintain such insurance, and shall take all necessary actions to ensure that such policies shall remain in full force and effect, including the timely payment of the insurance premiums (at the Company’s cost and expense), the timely notification to the Company prior to the expiration of any insurance policy, and the timely renewal of any insurance policy as authorized by the Company. Manager, if instructed in writing by the Company to secure and maintain insurance, shall provide proposals for all insurance to the Company for review and approval at least ten (10) days prior to any effective date or renewal thereof. If instructed in writing to do so by the Company, Manager shall, on the Company’s or Owner’s behalf, (i) make or assert all claims on account of any damage, injury, or loss in or about the Property, (ii) attend any hearings, depositions or other legal proceedings with respect thereto, and (iii) adjust and make settlement of any such claims as approved by the Company. Manager shall provide to the Company a copy of all documents, memoranda and correspondence relating to such claims as soon as practicable. Manager shall monitor the insurance coverage of the Company and Owner and shall annually obtain insurance appraisals of the Property and shall at least annually advise the Company and Owner if, in Manager’s judgment, the Company and/or Owner should change the types or amounts of casualty, liability or other insurance it carries.

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